Exhibit 96.1

North American Lithium DFS Technical Report
Summary – Quebec, Canada

North American Lithium DFS Technical Report Summary – Quebec, Canada
DOCUMENT ISSUES AND APPROVALS

Document Information

Project:	North American Lithium S-K 1300 Technical Report Summary
Document Name:	OMS_2024_Sayona_NAL_TRS_Final_241114
Title:	S-K 1300 Technical Report Summary for Mineral Resource and Mineral Reserves at North American Lithium
Client:	Sayona
Date:	9th December 2024
Report Effective Date:	30th June 2024

Contributors

	Name	Position	Signature
Prepared by:	Tony O’Connell M AusIMM	Principal Mining Engineer	/s/ Tony O’Connell
	Steve Andrews M AusIMM	Principal Consultant - Corporate Advisory	/s/ Steve Andrews
	Alan Hocking M AusIMM	Principal Consultant	/s/ Alan Hocking
	Simon O’Leary M AusIMM	Principal Process Engineer	/s/ Simon O’Leary
Approved by:	Tony O’Connell M AusIMM	Principal Mining Engineer	/s/ Tony O’Connell

North American Lithium DFS Technical Report Summary – Quebec, Canada
TABLE OF CONTENTS

1.	Executive Summary	21
1.1	Introduction	21
1.2	Forward Looking Notice	21
1.3	Background	22
1.4	Property Description and Ownership	23
1.4.1	Surface Rights	26
1.4.2	Property History	26
1.5	Geology and Mineralization	27
1.6	Exploration	27
1.7	Mineral Reserve Estimates	28
1.8	Mineral Resource Estimate	29
1.9	Material Development and Operations	30
1.10	Mine Design	30
1.11	Recovery Methods	32
1.11.1	Metallurgical Testing	33
1.12	Project Infrastructure	33
1.13	Capital and Operating Cost Estimates	35
1.13.1	Capital Costs	35
1.13.2	Operating Costs	35
1.14	Market Studies	36
1.14.1	Market Balance	36
1.14.2	Spodumene Price Forecast	36
1.15	Environmental, Social and Permitting	37
1.15.1	Environmental Studies	37
1.15.2	Status of Negotiations with Stakeholders	37
1.15.3	Permitting	38
1.15.4	Reclamation and Closure	38
1.16	Economic Analysis	38
1.17	ConcLUsions and Recommendations	40
1.17.1	Key Outcomes	40
1.17.2	QP Recommendations	41

North American Lithium DFS Technical Report Summary – Quebec, Canada
1.18	Revision Notes	41
2.	Introduction	42
2.1	Terms of Reference and Purpose of the Report	42
2.2	Qualifications of Qualified Persons/Firms	43
2.2.1	Contributing Authors	43
2.2.2	Site Visit	43
2.3	Source of information	46
2.4	Units of Measure & Glossary of Terms	46
3.	Property Description	52
3.1	Property Location, Country, Regional and Government Setting	52
3.2	Mineral Tenure, Agreement and Royalties	55
3.2.1	Surface Rights	55
3.2.2	Mineral Rights and Permitting	57
3.2.3	Agreements and Royalties	58
3.3	Environmental Liabilities and Other Permitting Requirements	58
3.4	Mineral and Surface Purchase Agreements	60
3.5	Other Significant Factors and Risks	60
4.	Accessibility, Climate, Physiography, Local Resources, and Infrastructure	61
4.1	Accessibility	61
4.2	Topography, Elevation, Vegetation and Climate	62
4.2.1	Physiography	62
4.2.2	Climate	66
4.2.3	Vegetation	66
4.3	Local Infrastructure and Resources	67
4.3.1	Airports, Rail Terminals, and Bus Services	67
4.3.2	Local Workforce	67
4.3.3	Additional Support Services	68
5.	History	69
5.1	General	69
5.2	Historical Production	70
5.2.1	Ownership and Activities	70
5.2.2	Historical Production	72
5.2.3	2021 Acquisition to Present	75

North American Lithium DFS Technical Report Summary – Quebec, Canada
6.	GEOLOGICAL SETTING, MINERALISATION, AND DEPOSIT	76
6.1	Regional Geology	76
6.2	Local Geology	76
6.3	Property Geology	80
6.3.1	Volcanics	81
6.3.2	Granodiorite	82
6.3.3	Pegmatite Dykes	82
6.3.4	Mineralization	84
6.4	Deposit Types	86
6.4.1	Rare-Element Pegmatites of the Superior Province	86
6.4.2	La Corne Pluton Rare-Element Pegmatites	87
7.	EXPLORATION	89
7.1	Exploration Drilling	89
7.1.1	Historical	90
7.1.2	Canada Lithium Corp. (2009 – 2011)	91
7.1.3	North American Lithium Corp. (2016 – 2019)	91
7.1.4	Sayona (2022 – 2024)	92
7.2	Drilling Procedures	93
7.2.1	Collar Surveys	93
7.2.2	Downhole Surveys	93
7.3	Core Logging Procedures	94
8.	SAMPLE PREPARATION, ANALYSES AND SECURITY	98
8.1	Sample Preparation Methods	98
8.2	Analytical Laboratory Procedures	100
8.3	QA/QC (Analytical) Procedures	100
8.4	Qualified Person’s Opinion	101
9.	Data verification	102
9.1	Project Database Validation	102
9.1.1	Drillhole Locations	102
9.1.2	Downhole Surveys	102
9.1.3	Assay Certificates	102
9.2	Site Visit	103
9.2.1	Drilling and Sampling Procedure Validation	105

North American Lithium DFS Technical Report Summary – Quebec, Canada
9.2.2	Log and Core Box Validation	106
9.2.3	Validation of Sample Preparation, Analytical, QA/QC and Security Procedures	106
9.3	Qualified Person’s Opinion	106
10.	MINERAL PROCESSING AND METALLURGICAL TESTING	107
10.1	Introduction	107
10.2	North American Lithium – Historical Process Plant Operations	107
10.2.1	Québec Lithium Concentrator Operations 2013-2014	107
10.2.2	North American Lithium – Operations 2017-2019	108
10.3	Metallurgical Laboratory TestWork Program	110
10.3.1	North American Lithium Testwork Review	110
10.3.2	Optical Ore Sorting Test Program – 2011	111
10.3.3	Historical Plant Operating Data – 2014	113
10.4	NAL 2016 Re-start Metallurgical Testing	114
10.5	Authier Metallurgical Testwork Review	116
10.5.1	Historical Authier Testwork	116
10.5.2	Feasibility-level Authier Testwork (2018)	118
10.6	Blended Ore (NAL and Authier) Testwork review	127
10.6.1	Preliminary Testwork (2019)	127
10.7	Qualified Person’s Opinion	144
11.	MINERAL RESOURCE ESTIMATES	145
11.1	Methodology	145
11.2	Project Database	146
11.3	Geological Interpretation and Domaining	148
11.4	Exploratory Data Analysis	150
11.4.1	Raw Assays	150
11.4.2	Compositing	152
11.4.3	Grade Capping	154
11.5	Density Estimation	155
11.6	Geostatistics and Grade Estimation	156
11.6.1	Variography	156
11.6.2	Block Model	159
11.6.3	Grade Interpolation	160
11.6.4	Block Model Validation	165

North American Lithium DFS Technical Report Summary – Quebec, Canada
11.7	Mineral Resource Classification	169
11.8	RPEEE Consideration and Cut-off Grade	170
11.9	Mineral Resource Statement	172
11.10	Iron Content in the MRE	173
11.11	Uncertainty	174
11.12	Qualified Person’s Opinion	175
12.	Mineral Reserves Estimates	176
12.1	Reserve Estimate Methodology, Assumptions, and Parameters	176
12.2	Mine and Plant Production Scenarios	178
12.2.1	Pit Optimization Methodology	178
12.2.2	Pit Optimization Parameters	178
12.2.3	Analysis of Pit Optimization Results	180
12.2.4	Mine Design and Production	184
12.2.5	Plant Production	189
12.3	Mineral Reserve Estimate	190
12.4	Permitting & Environmental Constraints	192
12.5	Assumptions and Reserve Estimate Risks	192
13.	Mining Methods	193
13.1	Mine Design	193
13.1.1	Pit Phasing Strategy	193
13.1.2	LOM Production Plan	197
13.2	Geotechnical and Hydrological Considerations	203
13.3	Mine Operating Strategy	204
13.4	Mining Fleet and Manning	205
13.4.1	Mine Equipment and Operations	205
13.4.2	Mine Personnel Requirements	206
13.5	Mine Plan and Schedule	207
14.	Processing and Recovery Methods	208
14.1	Process Design Criteria	208
14.2	Process Flowsheet and Description	209
14.2.1	Concentrator Production Schedule	209
14.2.2	Concentrator Operating Design Parameters	210
14.2.3	Concentrator Facilities Description	211

North American Lithium DFS Technical Report Summary – Quebec, Canada
14.2.4	Concentrator Consumables	214
14.2.5	Concentrator Process Water	216
14.2.6	Concentrator Personnel	216
14.2.7	Utilities	217
14.3	Products and Recoveries	218
14.4	Recommendations	218
15.	Infrastructure	220
15.1	Access Roads	221
15.1.1	Public Roads	221
15.1.2	Site Roads	222
15.1.3	Private Radio Antenna	222
15.1.4	Rail	222
15.2	Electrical Power Supply and Distribution	222
15.2.1	Site Electrical Utility Supply	222
15.2.2	Site Electrical Distribution	222
15.2.3	Emergency Power Supply	223
15.3	Fuel Storage	223
15.4	Natural Gas And Propane	223
15.5	Water Supply	224
15.5.1	Water Reclaim System	224
15.5.2	Water for Fire Protection	224
15.5.3	Potable Water	224
15.5.4	Sewage and Waste	224
15.6	Tailings Storage	224
15.6.1	Tailings Management Strategy	224
15.6.2	Tailings Storage Facility No. 2 (TSF-2)	225
15.6.3	Waste Rock Pile 3 and Overburden Stockpiles	228
15.7	Site Water Management	230
15.7.1	Water Management Strategy	230
15.7.2	Watersheds	230
15.7.3	Basins and Ditches Design Criteria	231
15.7.4	Sediment Basins	232
15.7.5	Pumping System	233

North American Lithium DFS Technical Report Summary – Quebec, Canada
15.7.6	Wastewater Treatment	234
15.7.7	Climate Change Adaptation	235
15.7.8	Uncertainties	235
15.8	Communications	236
15.9	Security and Access Point	236
15.10	On-Site Infrastructure	236
15.10.1	Non-mineral Waste Management	236
15.10.2	Explosives Magazines	236
15.10.3	Administration Office	237
15.10.4	Mine Workshop	237
15.10.5	Process Plant Building	237
15.10.6	Assay Lab	237
15.10.7	Filtration building	238
16.	Market Studies and Contracts	239
16.1	Market Balance	239
16.2	Demand Forecast	240
16.3	Supply Forecast	241
16.4	Product Pricing	242
16.5	Contract Sales	243
16.6	Packaging and Transportation	243
16.7	Risks and Uncertainties	243
17.	Environmental Studies, Permitting, Social or Community Impacts	244
17.1	Environmental Baseline and Impact Studies	244
17.1.1	Physical Environment	244
17.1.2	Biological Environment	248
17.1.3	Social Considerations	249
17.2	Project Permitting	253
17.2.1	Ministry of Environment, Fight Against Climate Change, Fauna, and Parks (MELCCFP)	253
17.2.2	Ministry of Natural Resources and Forests (MRNF) - Lands Sector	254
17.2.3	Ministry of Natural Resources and Forests (MRNF) - Forestry Sector	254
17.2.4	Department of Fisheries and Oceans of Canada (DFO)	254
17.3	Other Environmental Concerns	254

North American Lithium DFS Technical Report Summary – Quebec, Canada
17.3.1	Waste Rock, Tailings and Water Management	254
17.3.2	Regulatory Context	255
17.4	Social and Community Impacts	258
17.4.1	Consultation Activities	258
17.4.2	Monitoring Committee	258
17.5	Mine Closure and Reclamation Plan	259
17.5.1	Financial Commitment for Mine Closure	260
18.	Capital and Operating Costs	261
18.1	Summary of Capital Cost Estimate	261
18.2	Mine Capital Expenditure	263
18.2.1	Mine Equipment Capital Cost	263
18.2.2	Mine Development Capital	263
18.3	Plant Capital Expenditure	263
18.4	Infrastructure Capital Cost	263
18.4.1	Pre-Approved Projects	263
18.4.2	Estimated Projects	264
18.4.3	Direct Costs	264
18.4.4	Indirect Costs	269
18.4.5	Closure and Rehabilitation	271
18.5	Summary of Operating Cost Estimate	271
18.6	Mine Operating Cost	273
18.7	Plant Operating Cost	274
18.7.1	Personnel	275
18.7.2	Power	275
18.7.3	Grinding Media	275
18.8	G&A	278
18.9	Product Transport and Logistics	278
19.	Economic Analysis	279
19.1	Economic Inputs, Assumptions & Key Metrics	279
19.2	Products Considered in the Cash Flow Analysis	283
19.2.1	Spodumene Concentrate Production	283
19.3	Taxes, Royalties and Other Fees	284
19.3.1	Royalties	284

North American Lithium DFS Technical Report Summary – Quebec, Canada
19.3.2	Working Capital	284
19.3.3	Salvage Value	284
19.3.4	Taxation	284
19.4	Contracts	285
19.5	Indicative Economics, Base Case Sensitivity Analysis	286
19.5.1	Positive Financials	286
19.5.2	Sensitivity Analysis	286
19.6	Alternative Cases / Sensitivity Models	288
20.	Adjacent Properties	289
21.	Other Relevant Data and Information	291
21.1	Execution Plan	291
21.1.1	Additional Waste and Tailings Management Facilities	291
21.1.2	Project Organization Going Forward	292
21.2	Project Risks	293
21.3	Project Opportunities	295
22.	Interpretation and Conclusions	296
22.1	Project Summary	296
22.1.1	Key Outcomes	296
22.2	Geology and Resources	296
22.2.1	Geology	296
22.3	Mining and Reserves	297
22.3.1	Reserves	297
22.3.2	Mining	297
22.4	Metallurgy and Processing	298
22.5	Infrastructure and Water Management	299
22.6	Market Studies	299
22.7	Project Costs and Financial Evaluation	300
22.7.1	Capital Costs	300
22.7.2	Operating Costs	301
22.7.3	Project Economics	302
23.	Recommendations	304
23.1	Project Summary	304
23.2	Geology and Resources	304

North American Lithium DFS Technical Report Summary – Quebec, Canada
23.3	Mining and Reserves	305
23.4	Metallurgy and Processing	306
23.5	Infrastructure	306
23.6	Environmental and Social Recommendations	307
23.7	Project Costs and Financial Evaluation	307
24.	References	308
24.1	General Project	308
24.2	Geology and Resources	309
24.3	Mining	311
24.4	Mineral Resources and Metallurgy	312
25.	Reliance on Information supplied by Registrant	313
25.1	General	313
25.2	Mineral Claims and Surface Rights	313

North American Lithium DFS Technical Report Summary – Quebec, Canada
LIST OF TABLES

Table 1‑1 – Mining title list and details	25
Table 1‑2 – NAL mineral reserve statement at effective date of June 30, 2024 based on USD $1,352/t Li₂O.	28
Table 1‑3 – NAL Mineral resource estimate, exclusive of mineral reserves as at June 30, 2024	29
Table 1‑4 – Capital costs summary by major area	35
Table 1‑5 – NAL operation including Authier ore supply – financial analysis summary	39
Table 2‑1 – Chapter contributions	43
Table 2‑2 – List of abbreviations and units of measurement	47
Table 3‑1 – Mining titles list and details	56
Table 3‑2 – NAL public land leases	60
Table 5‑1 – Summary of ownership and historic activities	69
Table 5‑2 – Mine production statistics	73
Table 6‑3: Local geologic units (in order of oldest to youngest)	77
Table 6‑4: Pegmatite types in property	82
Table 6‑5: Mineralogical zoning of PEG1 type pegmatites (as intersected in core from top to bottom)	83
Table 7‑1: Summary of Canada Lithium Corp. drillholes	91
Table 7‑2: Summary of North American Lithium Corp holes	91
Table 7‑3: Summary of Sayona drill holes completed in 2023 and 2024	93
Table 7‑4: Summary of Canadian Lithium Corp. core logging procedures	94
Table 7‑5: Summary of North American Lithium Corp. core logging procedures	95
Table 7‑6: Summary of Sayona core logging procedures	97
Table 8‑1: Summary of Canada Lithium Corp. sample preparation methods	98
Table 8‑2: Summary of North American Lithium Corp. sample preparation methods	99
Table 8‑3: Summary of Sayona sample preparation methods	100
Table 9‑1: Percentage of certificates received by drilling programs	103
Table 9‑2: Geological intervals inspected during site visit	106
Table 10‑1 – Example mineralogy of NAL host rock types	111
Table 10‑2 – Example assays of NAL host rock types	111
Table 10‑3 – Recent Authier metallurgical testing programs	117

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑4 – Chemical compositions of the pilot plant feed samples	119
Table 10‑5 – Semi-quantitative XRD results (Rietveld analysis)	119
Table 10‑6 – Summary of grindability results	120
Table 10‑7 – Reagent dosages for selected batch tests	122
Table 10‑8 – Reagent dosages for the locked-cycle batch tests	124
Table 10‑9 – Reagent dosages for selected pilot plant tests	125
Table 10‑10 – Assays of ore samples tested	128
Table 10‑11 – Overview of feed samples tested	129
Table 10‑12 – Final spodumene concentrate grade (3-stages of cleaning)	130
Table 10‑13 – Assays of the pegmatite and host rock samples	130
Table 10‑14 – Mineralogy of the pegmatite and host rock samples	131
Table 10‑15 – Blended ore assays	131
Table 10‑16 – Reagent dosages for optimized tests	132
Table 10‑17 – Final spodumene concentrate assays	132
Table 10‑18 – Composite sample assays of the pegmatite and host rock samples	134
Table 10‑19 – Mineralogy of the pegmatite and host rock samples	135
Table 10‑20 – Blended feed assays	136
Table 10‑21 – Variability sample description	137
Table 10‑22 – NAL Variability sample assays: pegmatite and host rock	137
Table 10‑23 – NAL Variability sample mineralogy: pegmatite and host rock	138
Table 10‑24 – NAL blended variability sample assays	138
Table 10‑25 – Final spodumene concentrate assays	140
Table 10‑26 – Variability test conditions	141
Table 10‑27 – Final spodumene concentrate assays	142
Table 10‑28 – Testwork conditions	143
Table 11‑1: Drilling data used in the geological model and current MRE	147
Table 11‑2: Raw data statistics – Li2O	150
Table 11‑3: Composite data statistics used for estimation – Li2O	153
Table 11‑4: Specific gravity values employed for the MRE	156
Table 11‑5: Search ellipsoids	159
Table 11‑6: Variogram parameters used for each pegmatite dyke	159

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 11‑7: Block model parameters used in Leapfrog Edge™	160
Table 11‑8: Summary of the suggested parameters from the KNA analysis	160
Table 11‑9: Summary of parameters used for Li2O grade interpolation	161
Table 11‑10: Comparison of global grades for estimation method by mineralized zones	168
Table 11‑11: Reasonable extraction factors	171
Table 11‑12: NAL mineral resource estimate, exclusive of mineral reserves – June 30, 2024	172
Table 11‑13: Iron content used for MRE	174
Table 12‑1 – Deswik.SO input parameters	177
Table 12‑2 – Open pit optimization parameters	179
Table 12‑3 – Pit optimization results (red line is maximum NPV pit, yellow line is RF=1.0 pit)	182
Table 12‑4 – Discounted cash flows	183
Table 12‑5 – Ultimate pit design parameters	186
Table 12‑6 – Haul road design criteria	187
Table 12‑7 – COG calculation parameters	190
Table 12‑8 – NAL mineral reserve statement at effective date of June 30, 2024 based on USD $1,352/t Li₂O.	191
Table 12‑9 – Environmental and permitting constraints affecting mineral reserves	192
Table 13‑1 – Material quantities by phase[1]	194
Table 13‑2 – LOM production plan and material movement	198
Table 13‑3 – Typical blast patterns	204
Table 13‑4 – Mining equipment description and maximum number of units	206
Table 14‑1 – Grade and recoveries over LOM	209
Table 14‑2 – General process design criteria – concentrator	210
Table 14‑3 – Concentrator reagents	215
Table 14‑4 – Grinding media	215
Table 14‑5 – Concentrator salaried manpower	216
Table 14‑6 – Concentrator hourly manpower	217
Table 14‑7 – Grade and recoveries over LOM	218
Table 15‑1 – Typical dimensions of pumping basins	233
Table 15‑2 – OURANOS projections for temperature and precipitation	235
Table 17‑1 – Provincial and federal acts and regulations	256

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 18‑1 – Capital cost estimate contributors	261
Table 18‑2 – Capital costs summary by major area ($M CAD)	261
Table 18‑3 – Capital costs over LOM ($M CAD)	262
Table 18‑4 – Design growth	267
Table 18‑5 – Labor rate summary (Phase 2)	268
Table 18‑6 – Labor productivity factors (Phase 2)	269
Table 18‑7 – NAL operating costs per year ($M CAD)	272
Table 18‑8 – General rate assumptions	273
Table 18‑9 – Mine operating costs	273
Table 18‑10 – Concentrator operating costs	274
Table 18‑11 – Average LOM media wear and consumption rates	276
Table 18‑12 – Tailings operating costs	277
Table 19‑1 – NAL operation including Authier ore supply – financial analysis summary	281
Table 19‑2 – NAL operation including Authier ore supply – cashflow over LOM	282
Table 21‑1 – Internal project risks	293
Table 21‑2 – Project opportunities	295
Table 22‑1 – Major plant upgrades	298
Table 22‑2 – Projected metallurgical recoveries	299
Table 22‑3 – NAL CAPEX Summary	300
Table 22‑4 – Operating cost summary by area	301
Table 22‑5 – NAL operation including Authier ore supply - financial analysis summary	301

North American Lithium DFS Technical Report Summary – Quebec, Canada
TABLE OF FIGURES

Figure 1‑1 – NAL property location	23
Figure 1‑2 – Map showing NAL mineral titles	24
Figure 1‑3 – Multiple exposure of pegmatite dykes in the pit (face looking west)	27
Figure 1‑4 – NAL ultimate pit design – plan view.	31
Figure 1‑5 – NAL project site layout at end of life of mine	34
Figure 1‑6 – Lithium products price forecast 2026-2040	37
Figure 2‑1 – View of the phase 1 open cut operations	44
Figure 2‑2 – View of phase 2 open cut operations	44
Figure 2‑3 – View of phase 3 open cut operations	45
Figure 3‑1 – NAL property location	52
Figure 3‑2 – NAL regional property location	53
Figure 3‑3 – Property overview map	54
Figure 3‑4 –NAL mineral titles	57
Figure 4‑1 – Location of the NAL property	61
Figure 4‑2 – General arrangement of existing and planned infrastructure at the mine site	63
Figure 4‑3 – View looking northwesterly across the plant and mine site	64
Figure 4‑4 – View looking southeasterly showing the plant facilities in the foreground of the tailings impoundment area	65
Figure 4‑5 – Val D’or weather normals (Source: climat.meteo.gc.ca)	66
Figure 5‑1 – Québec Lithium project open pit mine operations at peak in 2014	74
Figure 6‑1: Local geology of NAL property	78
Figure 6‑2: Stratigraphy of NAL property	79
Figure 6‑3 – History of La Motte and La Corne plutons	79
Figure 6‑4 – Geology of NAL property, centered on the currently interpreted mineralized system	80
Figure 6‑5 – Geological cross-section of mineralized system, looking northwest	81
Figure 6‑6 – Coarse-grained pegmatite dyke in hole NAL-16-16	83
Figure 6‑7 – Spodumene megacrystals perpendicular to PEG2 contact zone in hole QL-S09-026	83
Figure 6‑8 – Preferential orientation of spodumene crystals in hole NAL-16-024	84
Figure 6‑9 – Multiple exposure of pegmatite dykes in the pit (face looking west)	85

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 6‑10 – Coarse- to fine-grained spodumene mineralization in hole NAL-16-024	85
Figure 6‑11 – Pegmatite dyke zoning and alteration in hole NAL-16-036	86
Figure 6‑12 – Chemical evolution of lithium-rich pegmatites over distance (London, 2008)	88
Figure 7‑1 Property map showing location of drill holes incorporated within the MRE	90
Figure 7‑2 Infill and extension drilling program (late 2016)	92
Figure 7‑3: Core logging facilities at RNC exploration office in Amos (35km from site)	96
Figure 7‑4: Core storage sheds and facilities at the NAL’s mine site	96
Figure 9‑1 – View of the open pit visited during the site tour	104
Figure 9‑2 – Core storage facility at the Project site	104
Figure 9‑3 – Core review at the core storage facility	105
Figure 10‑1 – Monthly spodumene concentrate production	109
Figure 10‑2 – Concentrate grade and lithium recovery (monthly averages)	109
Figure 10‑3 – Ore sorting test program material (pegmatite upper left, granodiorite upper right, basalt lower)	112
Figure 10‑4 – Example images of sorted products	113
Figure 10‑5 – Magnetic and non-magnetic fractions from test conducted at 8,000 gauss	113
Figure 10‑6 – Iron rejection and Li loss to magnetic concentrate for pegmatite with 10% granodiorite (left) and 10% basalt (right)	115
Figure 10‑7 – Optimized flotation test results	115
Figure 10‑8 – Drillhole locations for the various metallurgical testing samples	118
Figure 10‑9 – Optimized batch flowsheet	121
Figure 10‑10 – Batch test grade-recovery curves	123
Figure 10‑11 – Locked-cycle flowsheet (Composite 1)	124
Figure 10‑12 – Pilot plant flowsheet (PP-06)	126
Figure 10‑13 – Grade – recovery curves	128
Figure 10‑14 – Fe2O3 vs. Li2O in the concentrate	129
Figure 10‑15 – Grade – recovery curves	132
Figure 10‑16 – Comparison of WHIMS performance with basalt vs. granodiorite host rock	133
Figure 10‑17 – Composite samples – Effect of grind size	139
Figure 10‑18 – Effect of collector (FA-2) dosage on flotation performance	140
Figure 10‑19 – Example of the impact of dilution on flotation performance	141
Figure 10‑20 – Example of the impact of dilution on flotation performance	142

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 10‑21 – Testwork analysis: grade-recovery correlation	143
Figure 11‑1: MRE mineralized zone locations	145
Figure 11‑2 – 3D view looking north showing pegmatite dykes and drillhole locations	147
Figure 11‑3 – 3D Interpretation of pegmatite domains	148
Figure 11‑4 – Lithology model for volcanics, granodiorite and gabbro	149
Figure 11‑5 – Historical mining voids adjusted to fit pegmatite domains, shown with semi-transparent pegmatite domains	149
Figure 11‑6 – Distribution of the length before (left) and after (right) compositing	152
Figure 11‑7 – Capping analysis for Dyke A; capping at 2.3% Li2O	155
Figure 11‑8 – Variography study in edge (example from one zone)	157
Figure 11‑9 – Variography study in Supervisor (example from one zone)	158
Figure 11‑10 – Cross-section looking west	166
Figure 11‑11 – Swath plot for mineralized pegmatite dyke A - direction Y	167
Figure 11‑12 – Classification distribution on a longitudinal section looking northwest	170
Figure 12‑1 – Cross section illustrating stope solids in various geological settings	177
Figure 12‑2 – Cross-section view – 10m envelope surrounding underground workings for pit optimization	180
Figure 12‑3 – Pit optimization results	184
Figure 12‑4 – Single-lane in-pit haul ramp design	188
Figure 12‑5 – Dual-lane in-pit haul ramp design	188
Figure 12‑6 – Ultimate pit – plan view	189
Figure 13‑1 – Isometric view of Phase 1	194
Figure 13‑2 – Isometric view of Phase 2	195
Figure 13‑3 – Isometric view of Phase 3	195
Figure 13‑4 – Isometric view of Phase 4	196
Figure 13‑5 – Isometric view of Phase 5	196
Figure 13‑6 – Isometric view of Phase 6	197
Figure 13‑7 – LOM summary	199
Figure 13‑8 – 2023 mined area isometric view	200
Figure 13‑9 – 2024 mined areas isometric view	200
Figure 13‑10 – 2025 mined areas isometric view	201
Figure 13‑11 – 2030 mined areas isometric view	201

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 13‑12 – 2035 mined areas isometric view	202
Figure 13‑13 – 2040 mined areas isometric view	202
Figure 13‑14 – Ultimate Pit isometric view	203
Figure 13‑15 – Section view of mining method	205
Figure 14‑1 – Simplified process flowsheet – concentrator	211
Figure 15‑1 – NAL project site layout at end of life of mine	221
Figure 15‑2 – Tailings Storage Facility No. 2 (TSF-2) layout	226
Figure 15‑3 – General cross-section of the tailings and waste rock facility	227
Figure 15‑4 – Project watersheds under present conditions	231
Figure 15‑5 – Project watersheds in updated conditions	233
Figure 15‑6 – Flow Diagram at NAL site – current operating conditions	234
Figure 16‑1 – Lithium market balance forecast 2026 - 2040	240
Figure 16‑2 – Lithium products price forecast 2026-2040	243
Figure 17‑1 – Location of lakes around NAL operations	246
Figure 17‑2 – Provincial and regional routes around NAL operations	251
Figure 18‑1 – Concentrator operating costs	275
Figure 18‑2 – Tailings operating cost breakdown	278
Figure 19‑1 – Production of spodumene concentrate of the LOM	283
Figure 19‑2 – NAL open pit production profile and Authier ore supply	283
Figure 19‑3 – Average annual spodumene price sensitivities	287
Figure 19‑4 – DFS sensitivity analysis on NPV @ 8%	287
Figure 20‑1 – Local metallic deposits and showings	289
Figure 20‑2 – Claim map of adjacent properties (Supplied by Sayona, March 27, 2023).	290

North American Lithium DFS Technical Report Summary – Quebec, Canada
1.	EXECUTIVE SUMMARY

1.1	INTRODUCTION

This S-K 1300 compliant Technical Report Summary was prepared at the request of Sayona, based on an existing S-K 1300 compliant Technical Report Summary, which has been previously published and filed by Piedmont Lithium Inc (“Piedmont”) with an effective date of December 31, 2023.

The North American Lithium (“NAL”) property is wholly owned and operated by Sayona Quebec Inc., with Sayona owning 75% and Piedmont 25% of Sayona Quebec in a Joint Venture agreement.

The purpose of this TRS was to present the mineral resources estimate and mineral reserves estimate as at June 30th 2024, based on the previously completed Definitive Feasibility Study (DFS). The DFS was based on developing NAL over a 20-year production period, using conventional open-pit truck and shovel methods and concentration of the ore in the NAL concentrator facility that was re-started in March 2023 with substantial upgrades to produce a spodumene concentrate (5.40% to 5.82% Li2O). The project is being mined through surface mining methods by the sole proprietor, Sayona Quebec.

The DFS includes the concentration of the Authier site ore material.  The Authier run-of-mine (ROM) ore will be transported to the NAL site, blended with the NAL ore material, and fed to the crusher.

Sayona Quebec Inc. serves as the registrant of this S-K §229.1300 compliant Technical Report Summary. The statement is based on information provided by Sayona Quebec and reviewed by various professionals and Qualified Persons.

Qualified professionals who contributed to the drafting of this report meet the definition of Qualified Persons (QPs), consistent with the requirements of the SEC.   The information in this Report related to mineral resources and Mineral reserves is based on, and fairly represents, information compiled by the QPs as of the effective date of the report.

The NAL property is considered material to Sayona Quebec Inc.

This report has an effective date of June 30th, 2024.

1.2	FORWARD LOOKING NOTICE

Sections of the report contain estimates, projections and conclusions that are forward-looking information within the meaning of applicable securities laws.  Forward-looking statements are based upon the responsible QP’s opinion at the time that they are made but, in most cases, involve significant risk and uncertainty.  Although the responsible QP has attempted to identify factors that could cause actual events or results to differ materially from those described in this report, there may be other factors that cause events or results to not be as anticipated, estimated, or projected.  None of the QPs undertake any obligation to update any forward-looking information.  There can be no assurance that

North American Lithium DFS Technical Report Summary – Quebec, Canada
forward-looking information in any section of the report will prove to be accurate in such statements or information.

Accordingly, readers should not place undue reliance on forward-looking information.

This report also includes methodologies behind the derivation of mineral resources and ore reserves, as defined under the United States Securities and Exchange Commission (SEC), through the consideration of geological, mining, and environmental factors. Proven and probable Mineral reserves, derived from measured and indicated resources respectively, both of which are assessed in this report, ultimately contribute to revenues and profits in a hypothetical business plan which aligns with Sayona Quebec’s mining plan of the subject property as of June 30th 2024, the effective date of this report.  Certain information set forth in this report contains “forward-looking information”, including production of reserves, associated productivity rates, operating costs, capital costs, sales prices, and other assumptions.  These statements are not guarantees of future performance and undue reliance should not be placed on them.  The assumptions used to develop the forward-looking information and the risks that could cause the actual results to differ materially are detailed in the body of this report.

IMPORTANT NOTICE

This document is not for filing or distribution in Canada.

1.3	BACKGROUND

Sayona Quebec Inc.  a joint venture between Sayona Mining Limited (ASX code: SYA; OTCQB: SYAXF) (75%) and Piedmont Lithium Inc. (Nasdaq: PLL, ASX: PLL) (25%) acquired the North American Lithium Inc.  mine and concentrator in La Corne, Québec, in August 2021.  The operation, which was placed on care and maintenance in 2019, and has restarted since Fall 2022, includes an open pit hard rock mine, exploiting lithium-bearing pegmatite dykes, with mineral processing and lithium carbonate production facilities.

This report (the Report) has been prepared at the request of Sayona, the registrant, to present the Definitive Feasibility study outcomes for the North American Lithium Project .

The Project’s property (the “Property”) has seen historic production from an underground mine (1950s-1960s) with production of spodumene concentrate and lithium chemicals.  More recently the mine and concentrator operated under Québec Lithium (2013-2014) and North American Lithium (2017-2019).  Since acquisition August 26, 2021, Sayona Quebec has undertaken considerable work in an effort to resume open-pit mining and restart concentrator operations, which occurred respectively in Fall 2022 and Q1-2023.

North American Lithium DFS Technical Report Summary – Quebec, Canada
1.4	PROPERTY DESCRIPTION AND OWNERSHIP

The Property is situated in La Corne Township in the Abitibi-Témiscamingue region, approximately 38km southeast of Amos, 15km west of Barraute and 60km north of Val-d’Or in the Province of Québec, Canada (Figure 1‑1).  The site is approximately 550km north of Montréal and is serviced by road, rail, and air. As of March 27, 2023, the North American Lithium Property consists of a contiguous group of 42 mineral titles including 1 mining lease and 41 claims, covering 1,493 ha. The Property is centered near coordinates 292,500m E and 5,365,600m N (48°24'24"N, 77°49'50W), Zone 18N as located on the NTS map sheet 32C05.

Figure 1‑1 – NAL property location

The author has not verified the legal titles to the Property or any underlying agreement(s) that may exist concerning the licenses or other agreement(s) between third parties.

North American Lithium DFS Technical Report Summary – Quebec, Canada
A Canadian National (CN) railway line runs through Barraute, a CN section town, and passes approximately 11km to the north of the Property, but there is no spur line running to the site.

There are no royalties applicable to any mineral substances extracted from the lands subject to the aforementioned mining titles.  The author did not verify the legality or terms of any underlying agreement(s) that may exist concerning the Project ownership, permits, offtake agreements, license agreements, royalties, or other agreement(s) between NAL / Sayona Québec and any third parties.

Table 1‑1 and Figure 1‑2 present the mining titles of interest.

Figure 1‑2 – Map showing NAL mineral titles

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 1‑1 – Mining title list and details

Claim Name	Claim Status	Issue Date	Expiry Date	Area (ha)	Owner	Work Required for Renewal
BM 1005	Active	29 May,2012	28 May,2032	116.39	Lithium Amérique du Nord Inc. 100%	$0
CDC 2145325	Active	17 March,2008	24 November,2026	31.25	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2145326	Active	17 March,2008	24 November,2026	32.12	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2145327	Active	17 March,2008	24 November,2026	42.85	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2145328	Active	17 March,2008	24 November,2026	41.64	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2145329	Active	17 March,2008	24 November,2026	16.76	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145330	Active	17 March,2008	24 November,2026	23.81	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145331	Active	17 March,2008	24 November,2026	15.29	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145332	Active	17 March,2008	24 November,2026	22.753	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145333	Active	17 March,2008	24 November,2026	46.938	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2145334	Active	17 March,2008	24 November,2026	17.59	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145335	Active	17 March,2008	24 November,2026	1.53	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145336	Active	17 March,2008	24 November,2026	35.92	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154760	Active	26 May,2008	25 May,2025	41.71	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154761	Active	26 May,2008	25 May,2025	41.64	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154987	Active	26 May,2008	02 February,2025	42.15	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154988	Active	26 May,2008	02 February,2025	42.15	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154989	Active	26 May,2008	02 February,2025	42.68	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154990	Active	26 May,2008	02 February,2025	42.65	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154991	Active	26 May,2008	02 February,2025	42.67	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154992	Active	26 May,2008	02 February,2025	21.45	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2154993	Active	26 May,2008	02 February,2025	21.31	Lithium Amérique du Nord Inc.100%	$1,000
CDC 2167933	Active	28 July,2008	27 July,2025	43.07	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2167934	Active	28 July,2008	27 July,2025	42.63	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2167935	Active	28 July,2008	27 July,2025	42.67	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2167936	Active	28 July,2008	27 July,2025	42.71	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2167937	Active	28 July,2008	27 July,2025	42.71	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2167938	Active	28 July,2008	27 July,2025	42.71	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2444462	Active	11 May,2016	10 May,2025	21.66	Lithium Amérique du Nord Inc.100%	$750
CDC 2444463	Active	11 May,2016	10 May,2025	13.53	Lithium Amérique du Nord Inc.100%	$750
CDC 2490652	Active	25 April,2017	24 April,2026	4.21	Lithium Amérique du Nord Inc.100%	$750
CDC 2490653	Active	25 April,2017	24 April,2026	10.67	Lithium Amérique du Nord Inc. 100%	$750
CDC 2490654	Active	25 April,2017	24 April,2026	37.72	Lithium Amérique du Nord Inc. 100%	$1,800
CDC 2490655	Active	25 April,2017	24 April,2026	26.5	Lithium Amérique du Nord Inc. 100%	$1,800
CDC 2490656	Active	25 April,2017	24 April,2026	44.59	Lithium Amérique du Nord Inc. 100%	$1,800
CDC 2520959	Active	19 July,2018	18 July,2025	42.99	Lithium Amérique du Nord Inc. 100%	$1,200
CDC 2521244	Active	20 July,2018	19 July,2025	57.2	Lithium Amérique du Nord Inc. 100%	$1,200
CDC 2521245	Active	20 July,2018	19 July,2025	57.2	Lithium Amérique du Nord Inc. 100%	$1,200
CDC 2521246	Active	20 July,2018	19 July,2025	57.2	Lithium Amérique du Nord Inc. 100%	$1,200
CDC 2521247	Active	20 July,2018	19 July,2025	37.03	Lithium Amérique du Nord Inc. 100%	$1,200
CDC 2569722	Active	23 June,2020	22 June,2025	20.53	Lithium Amérique du Nord Inc. 100%	$500
CDC 2569723	Active	23 June,2020	22 June,2025	21.78	Lithium Amérique du Nord Inc. 100%	$500
Total				**1,493**		**$70,900**

North American Lithium DFS Technical Report Summary – Quebec, Canada
1.4.1	Surface Rights

The NAL property consists of a contiguous group of 42 mineral titles (41 claims, 1 mining lease).  The mining lease was granted to Quebec Lithium Corp. (QLI) on 29 May 2012, on the basis of a PFS filed at the time in support of the application to be granted such a lease.  The mining lease has an initial term of 20 years, expiring on May 28th, 2032.

1.4.2	Property History

The original discovery of spodumene-bearing pegmatite on the Property was made in 1942; the site was first put into production in 1955 by QLI, who had acquired the Property in 1954.  At the end of 1955, two stopes were in operation that contained approximately 136,000 metric tonnes of ore grading 1.2% Li2O.  The original mine ran from 1955 until 1959, and intermittently after that until 1965, with altogether 938,292 t of ore milled from 1,084,738 t mined from underground operations.  In the first few years of operation, QLI sold spodumene concentrate to Lithium Corporation of America Inc., but by mid-1959, this contract had been cancelled and refining facilities were built and operated at site, producing lithium chemicals, including lithium carbonate, lithium hydroxide monohydrate and lithium chloride; however, owing to the combination of a strike and depressed market conditions, the operation was finally shut down in 1965, but not for a lack of resources.

The Property underwent a number of changes in ownership, but in 1987, Cambior Inc. acquired all assets of QLI.  Through 1990-1991 the site underwent rehabilitation, and the mining facilities were once again sold.

In May 2008, Canada Lithium Corp. (CLC) acquired the Property.  Under their ownership, a program of metallurgical testwork was completed to produce battery-grade lithium carbonate and in 2010, a pre-feasibility study was completed for the development of an open-pit mine and lithium carbonate plant that was intended to operate for 15 years.  In December 2010, CLC issued a feasibility study to further advance the Project, with a decision taken to proceed to construction that would begin in September 2011.

The Project operated from late 2012 until September 2014, when it faced commissioning issues and mounting commercial and financial difficulties.  The plant was placed on care and maintenance in November 2014 and remained so until July 2016, when it was acquired by NAL, who proceeded to carry out additional infill diamond drilling and updated studies, along with engineering works to recommission the Project to resume production in 2017.

NAL operated from 2017 to 2019 and was put on care and maintenance in March 2019 due to poor market conditions.

Following Sayona’s acquisition of the NAL project in La Corne, Québec, in August 2021, historical geological, mining and process data was reviewed to fully evaluate the project.  The data review process allowed for the update of the mineral reserves estimate and increased concentrator mill

North American Lithium DFS Technical Report Summary – Quebec, Canada
throughput, from 3,800 tonnes per day (tpd) to 4,200 tpd to produce a 6.0% Li2O spodumene concentrate.

1.5	GEOLOGY AND MINERALIZATION

NAL Property contains more than 49 spodumene-bearing pegmatite dykes, these are mainly hosted within granodiorite and mafic volcanic rocks, as shown in Figure 1‑3.

The mineralized system extends more than 2km in the NW-SE direction with a width of 800m and remains largely open at depth.

Individual spodumene-bearing pegmatite dykes are relatively continuous where exposed over long distances and across several benches in NAL pit.  Spodumene-bearing pegmatite dykes vary in width from tens of centimeters, up to 90m and are interpreted to extend for several hundred meters in length.  Most of the dykes greater than 3m in width are spodumene-bearing.

Figure 1‑3 – Multiple exposure of pegmatite dykes in the pit (face looking west)

1.6	EXPLORATION

The Project database used in the MRE includes drillhole and sample information collected from the 2009, 2010, 2011, 2016, and 2019 programs and resampling of drill core during 2022.

The Project database comprises 600 surface-collared and 652 underground-collared diamond drillholes (DDH) with a cumulative length of 119,328 m.  A subset of 247 DDH were used to create the MRE.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Quality assurance and quality control (QA/QC) procedures that conform to current industry standards were developed and implemented for all of the drilling and sampling programs.

1.7	MINERAL RESERVE ESTIMATES

The Mineral reserve estimate considers the open-pit constrained portion of the mineral resources. The previous Mineral reserves estimate was completed at 31st December 2023, and is based on the block model used to report the mineral resources presented in Chapter 11 of this Report.  For the filing of this S-K 1300 compliant report, the original MRE was reviewed by Tony O’Connell, P.Eng., whom is the responsible QP for this section of the report. The estimate reserves from December 31st 2023 where then depleted by Tony O’Connell, P. Eng., using surveyed topographic surfaces to calculate the reserve estimates as at June 30th 2024.

The North American Lithium  Mineral reserves have been estimated for a total of 19.7 Mt of proven and probable Mineral reserves at an average grade of 1.08% Li2O, which is comprised of 0.2 Mt of proven Mineral reserves at an average grade of 1.04% Li2O and 19.6 Mt of probable Mineral reserves at an average grade of 1.08% Li2O, as shown in Table 1‑2.

Table 1‑2 – NAL mineral reserve statement at effective date of June 30, 2024 based on USD $1,352/t Li₂O.

North American Lithium Project Mineral Reserve Estimate (0.60% Li2O cut-off grade)
Category	Tonnes (Mt)	Grades (%Li2O)	Cut-off Grade % Li2O	Met Recovery %
Proven Mineral Reserves	0.2	1.04	0.60	73.6
Probable Mineral Reserves	19.6	1.08	0.60	73.6
Total Mineral Reserves	19.7	1.08	0.60	73.6

1.	Mineral reserves are measured as dry tonnes at the crusher above a diluted cut-off grade of 0.60% Li2O.
2.
Mineral reserves result from a positive pre‐tax financial analysis based on a variable 5.4% to 5.82% Li2O spodumene concentrate average selling price of US$1,352/t and an exchange rate of 0.75 US$:1.00 C$.  The selected optimized pit shell is based on a revenue factor of 0.6 applied to a base case selling price of US$1,352/tonne of concentrate.

3.	Topographic surface as of June 30, 2024, was used to adjust from December 31, 2023.
4.	The reference point of the mineral reserves estimate is the NAL crusher feed.
5.
In-situ mineral resources are converted to mineral reserves based on pit optimization, pit design, mine scheduling and the application of modifying factors, all of which support a positive LOM cash flow model.  According to SEC Definition Standards on mineral resources and reserves, inferred resources cannot be converted to mineral reserves.

6.	The waste and overburden to ore ratio (strip ratio) is 8.3.
7.	The mineral reserves for the Project was originally estimated by Mélissa Jarry, P.Eng. OIQ #5020768, and subsequently reviewed by Tony O’Connell, P.Eng., who serves as the QP under S-K §229.1300.
8.	Mineral reserves are valid as of June 30, 2024.
9.	Totals may not add up due to the rounding of significant figures.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The mineral reserves estimates have been classified according to the underlying classification of the mineral resource estimates and the status of the Modifying Factors.  The status of the Modifying Factors is generally considered sufficient to support the classification of proven mineral reserves when based upon measured mineral resources, and probable mineral reserves when based upon indicated mineral resources.

1.8	MINERAL RESOURCE ESTIMATE

The mineral resource estimate (MRE) was originally prepared by BBA Inc and subsequently reviewed by Measured Group and Optimal Mining. The effective date for the MRE is 30 June 2024.  The mineral resource estimate, which is exclusive of the mineral reserves, has been tabulated in Table 1‑3.

Table 1‑3 – NAL Mineral resource estimate, exclusive of mineral reserves as at June 30, 2024

NAL – Total Open Pit and Underground Constrained Mineral resource Statement
Category	Tonnes (Mt)	Grade (% Li2O)	Cut-Off Grade % Li2O	Met Recovery %
Measured	0.7	1	0.60	73.6
Indicated	6.5	1.15	0.60	73.6
Measured and Indicated	7.3	1.14	0.60	73.6
Inferred	33	1.23	0.60	73.6
1.
The information presented in this table was previously published by Sayona in a NI 43-101 Technical Report titled “Definitive Feasibility Study Report for the North American Lithium Project, La Corne, Quebec, Canada” dated April 20, 2023.

2.	The effective date of the MRE is June 30, 2024.
3.	The mineral resource estimate is exclusive of mineral reserves.
4.	Mineral resources are 100% attributable to NAL Property. Sayona has 100% interest in North American Lithium.
5.
These mineral resources are not mineral reserves as they do not have demonstrated economic viability.  The quantity and grade of reported inferred resources in this MRE are uncertain in nature and there has been insufficient exploration to define these resources as indicated or measured; however, it is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration.

6.
Resources are presented undiluted, pit constrained and within stope shapes, and are considered to have reasonable prospects for eventual economic extraction.  Although the calculated cut-off grade is 0.15% Li2O for open pit, a cut-off grade of 0.60% Li2O was used for the MRE due to processing limitations.  The pit optimization was done using Deswik mining software.  The constraining pit shell was developed using pit slopes of 46 to 53 degrees.  The open-pit cut-off grade and pit optimization were calculated using the following parameters (amongst others): 5.40% Li2O concentrate price = $1,273 USD per tonne; CAD:USD exchange rate = 1.32; Hard Rock and Overburden Mining cost = $5.12/t mined; Mill Recovery of 73.6%; Processing cost = $23.44/t processed; G&A = $6.00/t processed; Transportation cost = $118.39/t conc; Tailing Management Cost = $2.86/t processed, and Water treatment $0.18/t processed. The cut-off grade for underground resources was calculated at 0.62% Li2O but rounded to 0.60% Li2O; it used identical costs and recoveries, except for mining costs being at $100/t. Cut-off grades will be re-evaluated in light of future prevailing market conditions and costs.

7.
The MRE was prepared using Leapfrog Edge™ and is based on 247 surface drillholes.  The Project database was validated before proceeding to the resource estimation.  Grade model resource estimation was interpolated from drillhole data using OK and ID2 interpolation methods within blocks measuring 5m x 5m x 5m in size and subblocks of 1.25 m.

8.	The model comprises 49 mineralized dykes (which have a minimum thickness of 2 m, with rare exceptions between 1.5m and 2m).

North American Lithium DFS Technical Report Summary – Quebec, Canada
9.	High-grade capping was done on the composited assay data. Capping grades was fixed at 2.3% Li2O. A value of zero grade was applied in cases where core was not assayed.
10.
Fixed density values were established on a per unit basis, corresponding to the median of the specific gravity data of each unit ranging from 2.70 g/cm3 to 3.11 g/cm3.  A fixed density of 2.00 t/m3 was assigned to the overburden.

11.
The MRE presented herein is categorized as measured, indicated and inferred resources.  The measured mineral resource is limited to 10m below the current exposed pit.  The indicated mineral resource is defined for blocks that are informed by a minimum of two drillholes where drill spacing is less than 80 m.  The inferred mineral resource is defined where drill spacing is less than 150 m.  Where needed, some materials have been either upgraded or downgraded to avoid isolated blocks and spotted-dog effects.

12.	The number of tonnes (metric) and contained Li2O tonnes were rounded to the nearest hundred thousand.
13.
The QPs are not aware of any known environmental, permitting, legal, title-related, taxation, socio-political, marketing, or other relevant issues that could materially affect the mineral resources estimate other than those disclosed in this report.

1.9	MATERIAL DEVELOPMENT AND OPERATIONS

NAL's mining site restarted the pit operations with a first mass blasting in November 2022. The processing plant restarted in March 2023.

1.10	MINE DESIGN

The Project will be mined using a conventional open-pit drill-blast-load-haul cycle, with a 10m bench height, for delivery of run-of-mine (ROM) ore from the open pit to the crusher.  The Project has been operational since November 2022 using the same mining practices.  Historical underground openings are within the proposed open pit and mining in these areas will take place in the near term, necessitating particular consideration in detailed mine planning and operations.

To maximize the Project net present value (NPV), a series of six mining phases were developed, including the ultimate pit design shown in Figure 1‑4 . A set of pit shells were obtained from the optimization process inside the ultimate pit design, and they were used as a basis to guide the designs of the phases.  Special attention was given to the historical underground openings when setting the physical limits for every phase, resulting in phase limits not precisely following the pit optimization shells.  Additional care was taken to ensure that phase walls do not intersect these old workings.  These phase designs were developed to define the mining sequence.  The following criteria were used in the mine phase designs:

•	Minimum mining width of 60m considered between phases on the surface and 40m at the phase bottoms.
•	The Phase 1 design corresponds to the continuation of the previous mining operations in the southeastern part of the pit. In 2019, that area had already been mined to elevation 360 m.
•	Ease of access to different mining areas.
•	Mining and processing production rate.
•	Physical constraints posed by historical underground workings.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 1‑4 – NAL ultimate pit design – plan view.

Local modifications to the short-term design will be required for safe and stable excavations in areas where old underground stopes intersect the pit phases wall or floor, or drifts run parallel to the pit wall.  Slopes in these areas should be developed with care to ensure the safety of personnel and prevent equipment damage due to collapsing stopes and drifts.

Investigation and evaluation of hazards relating to those underground workings should be initiated during the detailed engineering design phase of the project and continued through the operating life of the mine.  The total volume of the underground stopes, drifts and shaft is less than 1% of the total final pit volume, so these historical workings affect a relatively small portion of the overall operation.

North American Lithium DFS Technical Report Summary – Quebec, Canada
1.11	RECOVERY METHODS

After having been placed on care and maintenance in early 2019, NAL recently restarted concentrator operations in Q1 2023.  The plant will initially process lithium-bearing pegmatite ore from the NAL mine.  When the Authier mine comes into operation in 2025, the NAL concentrator will process a blend of ore from the NAL deposit and the Authier mine to produce a spodumene concentrate ranging in grade from 5.40 to 5.82% Li2O.

The run of mine ore from Authier will be transported to NAL and processed through the NAL mill during the 18 years of Authier mine operation.  During the Authier life of mine (LOM), the NAL crushing plant will be fed based on a 33% Authier / 67% NAL blend ratio. The crushing plant has a design production throughput of 4,588 tpd of blended ore.  The crushing plant will process approximately 1.56 Mtpy of ROM ore and the concentrator will process approximately 1.43 Mtpy of ore at the rod mill.  The optical sorters will reject roughly 132,000 tpy of waste material.  The crushing circuit availability is estimated at 65%, while concentrator availability is estimated at 93%.

Several process improvements were incorporated into the crushing plant and concentrator flowsheets in the past year with the objectives of increasing throughput and ensuring production of high quality spodumene concentrate.  Modifications to the plant include:

•	Modifications to the dump pocket and installation of an apron feeder ahead of the primary crusher.
•	The addition of an optical sorter in parallel to the existing secondary sorter.
•	The installation of two additional stack sizer screens.
•	The addition of a low-intensity magnetic separator (LIMS) prior to wet high-intensity magnetic separation (WHIMS).
•	The addition of a second WHIMS in series with the existing unit prior to flotation.
•	Upgrading the existing high-density/intensity conditioning tank.
•	Installing a higher capacity spodumene concentrate filter.
•	The addition of a crushed ore storage dome to increase ore retention capacity. The crushed ore pile will feed the rod mill feed conveyor during periods of crushing circuit maintenance.

The designed concentrate production is estimated to be 184,511 tpy (dry) at 5.82% Li2O, or the equivalent of 22.65 tph.  The lithium recovery is estimated to be 66.3%.  Concentrate will be trucked to Val-d’Or; from there it will be transloaded onto rail cars and transported by train to the Port of Québec, where it will be stored prior to being sold.

North American Lithium DFS Technical Report Summary – Quebec, Canada
1.11.1	Metallurgical Testing

In recent history, the NAL concentrator operated from March 2013 to September 2014 (Québec Lithium Inc.), and June 2017 to March 2019 (North American Lithium Inc.).

Extensive metallurgical testwork has been undertaken on ore from the NAL deposit since 2008.  More recent testwork (2016 and 2022) focused on the impact of host rock type and the impact of dilution on metallurgical performance.

Historical metallurgical testwork for the Authier project was undertaken as part of feasibility studies carried out for the mine and concentrator project in 2018 and 2019.

Once the Authier mine begins production, the NAL concentrator will be fed with blended ore comprising 33% Authier and 67% NAL run-of-mine ROM ore.  Recent metallurgical testing has investigated the processing of blended feed combining the two ore types.  As part of the DFS, two composite samples and five variability samples were tested.  The variability samples were selected from NAL drill core (quarter core).  The samples were selected to represent early years of production (years 1-10) and to include each major type of host rock (i.e., granodiorite, gabbro and volcanics).

The NAL concentrator mass balance was produced based on historical production data, testwork results, and the selected flowsheet with recent upgrades.

1.12	PROJECT INFRASTRUCTURE

The North American Lithium property is located 60km to the north of the city of Val-d’Or and 35km to the southeast of the city of Amos.  The Project is readily accessible by the national highway and a high-quality rural road network.

Current site infrastructure includes:

•	Open pit.
•	Processing plant and ROM ore pad.
•	Waste rock and overburden storage areas.
•	Conventional tailings pond (TSF-1).
•	Administration facility, including offices and personnel changing area (dry).
•	Workshop, tire change, warehouse, and storage areas.
•	Fuel, lube, and oil storage facility.
•
Reticulated services, including power, lighting and communications, raw water and clean water for fire protection, process water and potable water, potable water treatment plant, sewage collection, treatment, and disposal.

•	Crushed ore dome.
•	Access roads.
•	Water management infrastructures.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Proposed new site infrastructure includes:

•	Expansion of the open pit.
•	Additional tailings management facilities including dry-stacked tailings area and tailings filter plant.
•	Additional waste stockpile area.
•	Relocation of the fuel, lube, and oil storage facility.

Figure 1‑5 shows the proposed infrastructure at NAL at the end of mine life.

Figure 1‑5 – NAL project site layout at end of life of mine

North American Lithium DFS Technical Report Summary – Quebec, Canada
1.13	CAPITAL AND OPERATING COST ESTIMATES

1.13.1	Capital Costs

The total estimated capital cost (+/-20%) of the Project facilities is estimated at $363.5M which includes a provision of $35M for closure and rehabilitation activities.  A breakdown of capital expenditure is provided in Table 1‑4.

Table 1‑4 – Capital costs summary by major area

Cost Item	Capital Expenditures ($M)
Mining Equipment	$105.6
Dry Stack Mobile Equipment	$19.6
Pre-Approved Projects	$26.9
Tailings Filtration Plant and access Roads	$80.6
Various Civil Infrastructures	$37.6
Tailings Storage Facilities	$53.4
Truck Shop Expansion	$4.9
Reclamation & Closure	$34.9
Total CAPEX	$363.5

1.13.2	Operating Costs

The NAL DFS is based on an annual ore feed of circa 1.4 Mtpy to the process plant to deliver average annual output (steady state) of 184,511 tonnes annually of spodumene concentrate containing 5.82% Li2O.  The current LOM plan is based on a multi-stockpile strategy (low-grade, high-grade and Authier) to enable optimal blending of ore.

Operating cost estimates were generated for each of the major disciplines:

•	Mining,
•	Processing,
•	Tailings,
•	General and Administrative, and
•	Product transport and logistics.

The operating cost estimate was based on Q1 2023 assumptions.  The estimate has an accuracy of ±15-15% and does not include any contingency.  Mining, process, and tailings management are generally itemized in detail; however, General and Administration (G&A) items, such as training, are calculated estimates and have been included as an allowance.  Many items of the operating cost estimate are based on firm supply quotations, budgetary quotations, NAL supplied costs and

North American Lithium DFS Technical Report Summary – Quebec, Canada
allowances based on in-house data.  The overall estimate combined inputs from BBA and Sayona Quebec.

All mine site staff and administration personnel work 10-hour shifts on a 4 on / 3 off basis.  Contracted mine operations work 12-hour shifts.  For the processing plant, operations crews work two 12-hour shifts.  There are four shift crews rotating on a 7 on / 7 off schedule.  The majority of the process plant maintenance personnel will work 8-hour shifts on a 5 on / 2 off basis.

More details on the final operating costs for the NAL LOM is provided in chapter 0.

1.14	MARKET STUDIES

Market studies have been based on the “Lithium Forecast Report” prepared by Benchmark Materials for Sayona Quebec dated Quarter 2, 2024.

1.14.1	Market Balance

Lithium prices declined sharply in 2023, due to a combination of lower than expected EV sales, build-up of in-process inventories and rising supply, which created an oversupplied market. In 2024, prices levelled off during the first half of the year. However, oversupply in China has been exerting continued downward pressure on prices. Forecast higher demand in the second half of the year, particularly in Q3, will establish support levels for prices. Overall, supply is projected to grow by 24% in 2024, while demand is expected to grow at a faster pace of 31% thereby creating a nearly-balanced market for the year.

In 2025, prices are expected to remain subdued as an oversupplied market emerges from increasing supply in several countries. Although demand is projected to grow by approximately 23% in 2025, this increase will not be sufficient to counterbalance supply growth of nearly 32%.

The lithium market is projected to enter a deficit from 2030 onwards. From this point onwards there is an ever-growing deficit which will lead to either demand destruction or yet-to-be identified new supply coming online to bridge the supply gap.

1.14.2	Spodumene Price Forecast

Forecast lithium product sale prices calculated by BMI are shown in Figure 1‑6. The average sale price of 6% spodumene concentrate is approximately US$1,860/t between 2026 and 2040.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 1‑6 – Lithium products price forecast 2026-2040

1.15	ENVIRONMENTAL, SOCIAL AND PERMITTING

1.15.1	Environmental Studies

Over the past few years, several environmental studies were conducted, and regulatory monitoring of operations was instituted. Since the restart of operation, the site is staffed with a complete environmental team that ensure compliance, regulatory and site activities monitoring as per required.

Results from the geochemical studies showed that waste rocks are not acid rock drainage (ARD) or metals leaching (ML).  Therefore, no special requirements are required by the Ministry of Environment, Fight Against Climate Change, Fauna, and Parks (MELCCFP) for stockpiling and water management.  MELCCFP also allows use of waste rocks for mine construction purposes (road, lay-down areas, etc.).

At the end of 2017 and the beginning of 2018, only seven samples of tailings produced by the spodumene concentrate production have been analyzed.  The results showed that tailings from spodumene concentrate production are not ARD nor ML.

1.15.2	Status of Negotiations with Stakeholders

A public communication and consultation program was developed in 2009 and consisted of two separate phases; the first one being to provide regional representatives, as well as the general population, with information on the Project, and to invite them to share their concerns and expectations.  The next step, which took place from January to May 2010, consisted of 18 meetings with stakeholders from various groups, i.e., representatives from the government, municipalities, the

North American Lithium DFS Technical Report Summary – Quebec, Canada
Council of the Abitibiwinni First Nation of Pikogan, recreational and tourism groups, and the general public.

The second phase of the consultation program was held to notify stakeholders of the Project’s progress and to learn more about regional concerns and expectations.  This second phase was carried out between October 2010 and March 2011.  Thirty or so meetings were held with 27 stakeholder groups and, more specifically, representatives from governments, municipalities, the councils of the Abitibiwinni First Nation of Pikogan and the Anishnabe First Nation of Lac Simon, recreational and tourism groups, local and regional development agencies, environmental groups, and the public. The stakeholders’ concerns were considered during Project planning.

Continuous communication is in place with main stakeholders of the project such as La Corne municipality and First Nations. A working group with 5 citizens from Lac Legendre, the nearest residential area, have been put in place in 2024 to discuss preoccupation about noise, vibration and water quality.

1.15.3	Permitting

The Project is operational and all steps for obtaining the necessary permits from federal and provincial regulatory authorities have been completed to accommodate operations.

Submissions for additional authorizations have also been sent to the relevant agencies for new infrastructure which will be required in the short and medium term.  Strong planning of long-term development authorization is in progress to ensure continuous operation while site expansion.

1.15.4	Reclamation and Closure

A closure plan has been sent to MRNF at the beginning of December 2022.  Since then, several exchanges have been made between the NAL team and the ministry and it is anticipated that the closure plan will be accepted, which will ensure that an update of the financial provision will be made. Currently, the amount assessed for closure is CA$36.5m.

1.16	ECONOMIC ANALYSIS

The project shows positive financials, the evaluation is as follows:

•
The DFS’s NPV and IRR were calculated based on the production of spodumene concentrate at a grade of 5.4% Li2O over the first four years, then at 5.82% Li2O for the following 16 years, for a 20‐year life‐of‐mine.

•	Pre-tax NPV (8% discount) estimated at $2,001M CAD with pre-tax IRR of 4,701%.
•	Post-tax NPV (8% discount) estimated at $1,367M CAD with post-tax IRR of 2,545%.

The major inputs and assumptions used for the development of the financial model and the results of the economic analysis are presented in Table 1‑5.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 1‑5 – NAL operation including Authier ore supply – financial analysis summary

Metrics	Unit	Value
Life of Mine	year	20
Processing: Average Annual Ore Feed to Plant	Mtpa	1.4
Mining: Total Material Mined	Mt	201.1
LOM - Mill daily throughput	tonne/day	4,200
Years 1-4 average[1] concentrate production	tonne	226,000
After year 5 to end of LOM average[2] concentrate production	tonne	185,814
LOM average annual concentrate production	tonne	190,039
Years 1-4 recovery[3]	%	70.2
Years 5-20 recovery[3]	%	66.3
Average LOM recovery	%	67.4
Average Blended Crusher Feed Grade	% Li2O	1.0
Average LOM strip ratio	waste: ore	8.3
LOM Spodumene Concentrate Market Price	USD/t	1,352
CAD / US$ assumption	CAD / USD	0.75
5 years Cumulative FCF	$ million	1,005
Project Total LOM Capital Cost	$ million	363.5
Total Net Revenue	$ million	6,818
Project EBITDA	$ million	3,318
Mining cost	$/t mined	4.75
Milling cost	$/t milled	27
AISC	$/t conc	987
Total Cash Cost	$/t conc	817
Pre‐Tax Net Present Value (NPV)	$ million	2,001
Pre‐Tax Internal Rate of Return (IRR)%		4,701
Discount Rate	%	8
Pre‐Tax Project payback period	year	N/A
After‐tax NPV	$ million	1,367
After‐tax payback period	year	N/A
After‐tax IRR	%	2,545
Notes:
1.	Excluding ramp up time of 6 months. Producing spodumene concentrate @ 5.4%

North American Lithium DFS Technical Report Summary – Quebec, Canada
1.17	CONCLUSIONS AND RECOMMENDATIONS

The DFS which this TRS is based, indicates that the Project is technically feasible and commercially viable based. Given the technical feasibility and positive economic results of this Report, it is recommended to continue to operate the North American Lithium mine complex.

1.17.1	Key Outcomes

1.17.1.1	Mining

Key mining outcomes include:

•
Development of a mine plan that provides sufficient ore to support an annual production rate of approximately 912kt at the rod mill coming from NAL.  The remaining portion comes from Authier, (~530kt), for an average total annual feed to the NAL Rod Mill of 1,425kt.

•	Development of a dilution model to ensure that potential run-of-mine (ROM) ore feed respects final product specifications.

•	Detailed mine designs, including pit phasing and waste pile plans.

•	Development of a life-of-mine (LOM) plan that results in a positive cash flow for the Project, which permits conversion of resources to reserves.

1.17.1.2	Mineral Processing

There is no capital expenditure expected for the processing plant given that all the preproduction costs for processing have already been spent prior to the publication of this Technical Report Summary.

1.17.1.3	Marketing and Sales

According to Benchmark Materials’ “Lithium Forecast Report” (dated Quarter 2, 2024), the average sale price of 6% spodumene concentrate is approximately US$1,860/t between 2026 and 2040.

1.17.1.4	Capital Cost

At the time of writing this report, the plant commissioning is complete and ramp-up in production to 3,800tpd has been achieved.  As planned, some elements of the Project approved by Sayona Quebec as part of the NAL restart continue beyond the start of operations.  These projects include the following:

•	Additional main substation transformer.
•	Miscellaneous refurbishing activities.

The estimated value for these projects is inclusive of direct, indirect, related owner’s costs, pre-operational verification, commissioning, operational readiness, and contingencies.

North American Lithium DFS Technical Report Summary – Quebec, Canada
1.17.1.5	Operating Cost

Operating costs have been calculated based on detailed schedules, equipment hour calculations and factors for ancillary and personnel requirements. A summary of the operating costs are provided below:

•	Mining costs for combined ore and waste are $4.75 CAD /t mined.
•	The total on-site operating cost to produce spodumene concentrate is estimated to be $27.00 CAD/t crushed ($220.27 CAD/t concentrate).
•	Authier ore purchased for the process plant is $269.82 CAD/t concentrate.
•	Selling costs, which are the Transport and Logistics of concentrate costs, are $102.44 CAD/t concentrate.

1.17.1.6	Project Economics

Positive DFS shows the value of NAL, confirming technical and financial viability over the 20-year life of mine as summarized below:

•
The DFS’s NPV and IRR were calculated based on the production of spodumene concentrate at a grade of 5.4% Li2O over the first four years, then at 5.82% for the following 16 years, for a 20‐year life‐of‐mine.

•	Pre-tax net present value (8% discount rate) estimated at $2,001M CAD with pre-tax internal rate of return (IRR) of 4,701%.
•	Post-tax NPV (8% discount rate) is estimated to be $1,367M CAD with post-tax IRR of 2,545%.

1.17.2	QP Recommendations

Despite current low commodity prices, it is recommended to continue to operate the North American Lithium mine complex due to its strong long-term economic outlook.

1.18	REVISION NOTES

An initial S-K §229.1300 compliant TRS was previously published and filed by Piedmont Lithium Inc (“Piedmont”) with an effective date of December 31, 2023.

North American Lithium DFS Technical Report Summary – Quebec, Canada
2.	INTRODUCTION

2.1	TERMS OF REFERENCE AND PURPOSE OF THE REPORT

This S-K 1300 compliant Technical Report Summary (“TRS” or “the report”) was prepared at the request of Sayona (“Sayona”), based on an existing S-K 1300 compliant Technical Report Summary, which has been previously published and filed by Piedmont Lithium Inc (“Piedmont”) with an effective date of December 31, 2023.

The North American Lithium (“NAL”) property is wholly owned and operated by Sayona Quebec Inc (“Sayona Quebec”), with Sayona owning 75% and Piedmont 25% of Sayona Quebec in a Joint Venture agreement.

The purpose of this TRS was to present the mineral resources estimate and mineral reserves estimate as at June 30th 2024, based on the previously completed Definitive Feasibility Study . The DFS was based on developing NAL over a 20-year production period, using conventional open-pit truck and shovel methods and concentration of the ore in the NAL concentrator facility that was re-started in March 2023 with substantial upgrades to produce a spodumene concentrate (5.40% to 5.82% Li2O).

The DFS includes the concentration of the Authier site ore material.  The Authier run-of-mine (ROM) ore will be transported to the NAL site, blended with the NAL ore material, and fed to the crusher.

The economic analysis presented in this report is based on proven and probable mineral reserves, which contain measured and indicated mineral resources only. Inferred mineral resources have not been considered in the analysis as these are considered too geologically speculative to have mining and economic considerations applied to them that would enable them to be categorized as mineral reserves.

This report was prepared as a collaborative effort between Optimal Mining Solutions Pty Ltd, Measured Group Pty Ltd (“Measured Group”), Xenco Services Pty Ltd (“Xenco”) and Wave International (“Wave”). Optimal Mining Solutions Pty Ltd is an independent mining engineering consulting firm based in Brisbane Australia. Measured Group Pty Ltd is an independent geological and mining consulting firm based in Brisbane Australia with offices also in Perth and Singleton, Australia. Xenco Services is an independent mining services consulting firm based in Brisbane Australia with an office also in Perth. Wave International Pty Ltd is an independent engineering consultancy based in Perth Australia with offices in Brisbane, Mongolia, South Africa and the Netherlands.

North American Lithium DFS Technical Report Summary – Quebec, Canada
2.2	QUALIFICATIONS OF QUALIFIED PERSONS/FIRMS

2.2.1	Contributing Authors

Table 2‑1 presents the Qualified Persons (QPs) who contributed to each chapter of this Report.  The QPs of this Report are in good standing with the appropriate professional institutions.

The QPs have supervised the preparation of this Report and take responsibility for the contents of the Report as set out in Table 2‑1.  Each QP has also contributed relevant figures, tables, and written information for Chapters 1 (Executive Summary), 21 (Other Relevant Data and Information), 22 (Interpretation and Conclusions), 23 (Recommendations), 24 (References) and 25 (Reliance on Information Supplied by the Registrant).

Table 2‑1 – Chapter contributions

Qualified Person	Company	Role	Contributing Chapters
Tony O'Connell	Optimal Mining	Principal Mining Consultant	All
Steve Andrews	Measured Group	Principal Geological Consultant	1,6,7,8,9,11,21-23,25
Simon O'Leary	Wave International	Principal Process Engineer	1,10,14,18,21-23,25
Alan Hocking	Xenco Services	Mining Principal Consultant	1,15,17,18,21-23,25

2.2.2	Site Visit

Tony O’Connell, QP for several of the chapters, visited the Project and its existing installations between September 10th and 12th 2024 inclusive.

The 2024 site visit included a field tour of the current operating open pit’s phase 1 operations (Figure 2‑1), phase 2 operations (Figure 2‑2) and phase 3 operations (Figure 2‑3). Extensive discussions were held with management, geologists and engineers of Sayona Quebec during the site visit.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 2‑1 – View of the phase 1 open cut operations

Figure 2‑2 – View of phase 2 open cut operations

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 2‑3 – View of phase 3 open cut operations

During a previous site visit undertaken by previous QPs in 2022, selected drillhole collars in the field were validated. Additionally, a review was completed of the sampling and assay procedures, QA/QC program, downhole survey methodologies, and the descriptions of lithologies, alteration and structures

In relation to the current TRS, the QP’s listed in Table 2‑1 are responsible for the content of this Report. The QP’s for the TRS reviewed all data from the DFS upon which the TRS is based and amended, altered, or updated the data for the purposes of currency and accuracy.

North American Lithium DFS Technical Report Summary – Quebec, Canada
2.3	SOURCE OF INFORMATION

The documentation itemized in chapters 24 and 25 were used to support the preparation of this TRS, however the majority of information was sourced from the previously completed TRS dated December 31st 2023. Additional information was sought from Sayona and NAL personnel as required.  Sections from reports authored by other consultants may have been directly quoted or summarized in this report and are so indicated where appropriate.

The report has been completed using the aforementioned sources of information as well as available information contained in, but not limited to, the following reports, documents, and discussions:

•	Technical discussions with NAL and Sayona Quebec personnel.
•	Technical and financial information provided by NAL and Sayona Quebec personnel.
•	Internal unpublished reports received from NAL.
•	Additional information from public domain sources.

2.4	UNITS OF MEASURE & GLOSSARY OF TERMS

Unless otherwise specified or noted, this Report uses the following assumptions and units:

•	All measurements are in metric units.
•	Currency is in Canadian dollars (CAD or $).
•	Metal prices are expressed in Canadian dollars, selling prices are in USD.

A list of the abbreviations and units of measurement used in this Report are provided Table 2‑2. This Report includes technical information that required subsequent calculations to derive subtotals, totals, and weighted averages.  Such calculations inherently involve a degree of rounding and consequently introduce a margin of error.  Where these occur, the authors consider them immaterial.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 2‑2 – List of abbreviations and units of measurement

Abbreviations and Units of Measurement
Abbreviation	Description
3D	Three dimensional
AACE	Association for the Advancement of Cost Engineering
ActLabs	Techni-Lab SGB
Ag	Silver
AGAT	AGAT Laboratories Ltd.
Ai	Abrasion index
AISC	All-in sustaining cost
ALS	ALS Laboratory Group
AMC	AMC Mining Consultants (Canada) Ltd.
ARD	Acid Rock Drainage
ASX	Australian Securities Exchange Ltd.
BBA	BBA Engineering Inc.
BFA	Bench face angles
Bi	Bismuth
BM	Block model
BMI	Benchmark Minerals Intelligence
BO3	Borate
BWi	Ball mill work index
CAD	Canadian Dollar
CAGR	compound annual growth rate
C-ALS	Cavity autoscanning laser system
Cambior	Cambior Inc.
CAPEX	Capital expenditure
CDA	Canadian Dam Association
CEAA	Canadian Environmental Assessment Agency
CIM	Canadian Institute of Mining, Metallurgy and Petroleum
CLC	Canada Lithium Corp.
CN	Cyanide
CN	Canadian National
COG	Cut-off grade
CRM	Certified reference materials
Cs	Cesium
CV	Coefficient of variation
CWI	Crushing work index
DCF	Discounted cash flow
DDH	Diamond drillhole

North American Lithium DFS Technical Report Summary – Quebec, Canada
DFO	Department of Fisheries and Oceans of Canada
DFS	Definitive Feasibility Study
DIL	Diluvio deposit
DMS	Dense media separation
DTM	Digital terrain model
EBITDA	Earnings Before Interest, Taxes, Depreciation, and Amortization
EDF	Environmental Design Flood
EFE	Exceptional forest ecosystem
EGM	Engineering geology model
EOY	End of year
EPCM	Engineering, procurement and construction management
EQA	Environment Quality Act
ESIA	Environmental and Social Impact Assessment
ESR	Excellence in Social Responsibility
ESS	Energy storage systems
EVs	Electric vehicles
Fe	Iron
FEL	Front-end loader
FOB	Freight-on-board
FOS	Factor of safety
FoS	Factor of stability
FS	Feasibility Study
FY	Fiscal year
G&A	General and Administration
Geo Labs	Geoscience Laboratories
GET	Ground engaging tools
GHG	Greenhouse gas
Golder	Golder Associates
GSC	Geological Survey of Canada
Hbl	Hornblende
HDPE	High-density polyethylene
H2O	Water
HLS	Heavy-liquid separation
IBA	Impact Benefit Agreement
ICP-AES	Inductively coupled plasma – atomic emission spectroscopy
ICP-OES	Inductively coupled plasma – optical emission spectrometry
ID	Inverse distance
ID2	Inverse distance squared
ID3	Inverse distance cubed
InnovExplo	InnovExplo Inc.

North American Lithium DFS Technical Report Summary – Quebec, Canada
IRA	Inter-ramp angles
IRR	Internal rate of return
IW	Independent witness
JBNQA	James Bay and Northern Quebec Agreement
JORC	Joint Ore Reserves Committee
JV	Joint venture
KE	Kriging efficiency
KNA	Kriging neighbourhood analysis
KPI	Key production indicator
kt LCE	thousand tonnes lithium carbonate equivalent
LAN	Lithium Amérique du Nord
LCE	Lithium carbonate equivalent
LCT	Li-Cs-Ta (Lithium, cesium, tantalum)
LG	Low grade
Li	Lithium
LIMS	Low-intensity magnetic separator
Li2O	Lithium oxide
LiOH.H2O	Lithium hydroxide monohydrate
LLDPE	Linear low-density polyethylene
LOM	Life of mine
LSB	Loi sur la sécurité des barrages (The Dam Safety Law applied in Québec)
LV	Low voltage
m.a.s.l.	Metres above sea level
MDMER	Metal and Diamond Mining Effluent Regulations
MELCC	Ministère de l’Environnement, et de la Lutte contre les changements climatiques, (now MELCCFP)
MELCCFP	Ministère de l’Environnement, de la Lutte contre les changements climatiques,de la Faune et des Parcs (formerly MELCC)
MFFP	Ministry of Forest, Fauna and Parks
MIBC	Methyl isobutyl carbinol
ML	Metals leaching
Mo	Molybdenum.
MRE	Mineral resource estimate
MRNF	Ministère des Resources naturelles et des Forêts (formerly MERN)
MSO	Mine stope optimisation
MSSO	MineSight Schedule Optimizer
MTOs	Material take-offs
MV	Medium voltage
Na2CO3	Soda ash
NAD	North American Datum
NAG	Non-acid Generating

North American Lithium DFS Technical Report Summary – Quebec, Canada
NAL	North American Lithium
NaOH	Sodium hydroxide
Nb-Y-F (or NYF)	Niobium-yttrium-fluorine
NCF	Net cash flow
NIR	Near infrared
NN	Nearest neighbour
NPV	Net present value
NSR	Net smelter return
OBP-2	Overburden pile 2
OK	Ordinary kriging
OPEX	Operational expenditure
PCBs	Polychlorinated biphenyls
PEA	Preliminary economic assessment
PFS	Pre-feasibility study
PGA	Potential gravity acceleration
PMF	Probable maximum flood
PO4	Phosphate ion
POV	Pre-operational verification
PwC	PricewaterhouseCoopers
Q1	First quarter
Q2	Second quarter
Q3	Third quarter
Q4	Fourth quarter
QA/QC	Quality Assurance / Quality Control
QLC	Quebec Lithium Corporation
Rb	Rubidium
REE	Rare earth elements
RNC	Royal Nickel Corporation
RNC Media	Radio Nord Communications Inc.
ROM	Run of mine
ROMPad	Run of Mine pad
RPA	Roscoe, Postle & Associates
RQD	Rock quality designation
RSB	Régulation sur la sécurité des barrages
RTK	Real time kinematic
SAD	Abitibi RCM’s territory development and activities plan
Sayona	Sayona Québec
SD	Standard deviation
SEC	Study of the environmental character
SG	Specific gravity

North American Lithium DFS Technical Report Summary – Quebec, Canada
SGS	SGS Lakefield
Sn	Tin
Spd	Spodumene
SNC	Surveyor, Nenniger et Chênevert Inc.
std	Standard
ST-H	High-grade standard
ST-L	Low-grade standard
TMF	Tailings management facility
TSF	Tailings storage facility
TSF-1	Tailings Storage Facility 1 (Conventional tailings pond)
TSF-2	Tailings Storage Facility 2 (Dry-stacked tailings area)
TSS	Total suspended solids
UFCF	Unlevered free cash flow
U/G	Underground
URSTM	Unité de Recherche et de Service en Technologie Minérales
USD	United States dollar
WBS	Work breakdown structure
WHIMS	Wet high-intensity magnetic separation
WMP	Water Management Plan
WRP-2	Waste rock pile 2
WRP-3	Waste rock pile 3
XRD	X-ray diffraction

North American Lithium DFS Technical Report Summary – Quebec, Canada
3.	PROPERTY DESCRIPTION

3.1	PROPERTY LOCATION, COUNTRY, REGIONAL AND GOVERNMENT SETTING

The Property is situated in La Corne Township in the Abitibi-Témiscamingue region, approximately 38km southeast of Amos, 15km west of Barraute and 60km north of Val-d’Or in the Province of Québec, Canada (Figure 3‑2).  The site is approximately 550km north of Montréal and is serviced by road, rail, and air. As of March 27, 2023, the North American Lithium  Property consists of a contiguous group of 42 mineral titles including 1 mining lease and 41 claims, covering 1,493 ha. The Property is centered near coordinates 292,500m E and 5,365,600m N (48°24'24"N, 77°49'50W, see Figure 3‑1), Zone 18N as located on the NTS map sheet 32C05 (Figure 3‑3).

Figure 3‑1 – NAL property location

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 3‑2 – NAL regional property location

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 3‑3 – Property overview map

Canada is a North American country with its center of government in Ottawa located in the Province of Ontario.  Canada is a constitutional monarchy which forms part of the British Commonwealth, and it is ruled by a parliamentary democratic government.  The Crown assumes the roles of the executive, as the Crown-in-Council; the legislative, as the Crown-in-Parliament; and the judicial, as the Crown-on-the-Bench.

The country is politically stable, comprised of ten provinces and three territories, of which Québec is one.  The Canadian Federation is currently governed by the elected Liberal Party of Canada, while the province of Québec is governed by the Coalition Avenir Québec.

North American Lithium DFS Technical Report Summary – Quebec, Canada
3.2	MINERAL TENURE, AGREEMENT AND ROYALTIES

3.2.1	Surface Rights

In the province of Québec, the Mining Act governs the management of mineral resources and the granting of exploration rights for mineral substances during the exploration phase.  It also deals with the granting of rights pertaining to the use of these substances during the mining phase.  Finally, the act establishes the rights and obligations of the holders of mining rights to ensure maximum development of Québec’s mineral resources.

Claim status was verified using GESTIM, the Québec government’s online claim management system.  As of June 30, 2024, the North American Lithium  Property consists of a contiguous group of 42 mineral titles (41 claims, 1 mining lease (Table 3‑1 and Figure 3‑4) covering 1,492.56 ha.

On August 26, 2021, Sayona Québec, a joint-venture of subsidiary company of Sayona Mining Limited (75%) and Piedmont Lithium Inc. (25%) Ltd., acquired NAL.  At the time, all claims (19) were registered in the name of NAL for a total area of 583.51 ha.  The mining lease (BM1005) is also under NAL’s name and covers an area of 116.4 Ha.  The mining lease was granted to Québec Lithium on May 29, 2012, on the basis of a prefeasibility study (PFS) pit filed at the time in support of the application to be granted such a lease.  The mining lease has an initial term of 20 years, expiring on May 28, 2032.

Since the acquisition of the Project, NAL acquired 20 claims spanning roughly 750 ha from Resources Jourdan Inc. and two claims with a total area of 42.3 ha from Lise Daigle. A detailed list of the NAL mining titles is presented in Table 3‑1. The author has not verified the legal titles to the Property or any underlying agreement(s) that may exist concerning the licenses or other agreement(s) between third parties.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 3‑1 – Mining titles list and details

Claim Name	Claim Status	Issue Date	Expiry Date	Area (ha)	Owner	Work Required for Renewal
BM 1005	Active	29 May,2012	28 May,2032	116.39	Lithium Amérique du Nord Inc. 100%	$0
CDC 2145325	Active	17 March,2008	24 November,2026	31.25	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2145326	Active	17 March,2008	24 November,2026	32.12	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2145327	Active	17 March,2008	24 November,2026	42.85	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2145328	Active	17 March,2008	24 November,2026	41.64	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2145329	Active	17 March,2008	24 November,2026	16.76	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145330	Active	17 March,2008	24 November,2026	23.81	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145331	Active	17 March,2008	24 November,2026	15.29	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145332	Active	17 March,2008	24 November,2026	22.753	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145333	Active	17 March,2008	24 November,2026	46.938	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2145334	Active	17 March,2008	24 November,2026	17.59	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145335	Active	17 March,2008	24 November,2026	1.53	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2145336	Active	17 March,2008	24 November,2026	35.92	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154760	Active	26 May,2008	25 May,2025	41.71	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154761	Active	26 May,2008	25 May,2025	41.64	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154987	Active	26 May,2008	02 February,2025	42.15	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154988	Active	26 May,2008	02 February,2025	42.15	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154989	Active	26 May,2008	02 February,2025	42.68	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154990	Active	26 May,2008	02 February,2025	42.65	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154991	Active	26 May,2008	02 February,2025	42.67	Lithium Amérique du Nord Inc. 100%	$2,500
CDC 2154992	Active	26 May,2008	02 February,2025	21.45	Lithium Amérique du Nord Inc. 100%	$1,000
CDC 2154993	Active	26 May,2008	02 February,2025	21.31	Lithium Amérique du Nord Inc.100%	$1,000
CDC 2167933	Active	28 July,2008	27 July,2025	43.07	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2167934	Active	28 July,2008	27 July,2025	42.63	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2167935	Active	28 July,2008	27 July,2025	42.67	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2167936	Active	28 July,2008	27 July,2025	42.71	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2167937	Active	28 July,2008	27 July,2025	42.71	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2167938	Active	28 July,2008	27 July,2025	42.71	Lithium Amérique du Nord Inc.100%	$2,500
CDC 2444462	Active	11 May,2016	10 May,2025	21.66	Lithium Amérique du Nord Inc.100%	$750
CDC 2444463	Active	11 May,2016	10 May,2025	13.53	Lithium Amérique du Nord Inc.100%	$750
CDC 2490652	Active	25 April,2017	24 April,2026	4.21	Lithium Amérique du Nord Inc.100%	$750
CDC 2490653	Active	25 April,2017	24 April,2026	10.67	Lithium Amérique du Nord Inc. 100%	$750
CDC 2490654	Active	25 April,2017	24 April,2026	37.72	Lithium Amérique du Nord Inc. 100%	$1,800
CDC 2490655	Active	25 April,2017	24 April,2026	26.5	Lithium Amérique du Nord Inc. 100%	$1,800
CDC 2490656	Active	25 April,2017	24 April,2026	44.59	Lithium Amérique du Nord Inc. 100%	$1,800
CDC 2520959	Active	19 July,2018	18 July,2025	42.99	Lithium Amérique du Nord Inc. 100%	$1,200
CDC 2521244	Active	20 July,2018	19 July,2025	57.2	Lithium Amérique du Nord Inc. 100%	$1,200
CDC 2521245	Active	20 July,2018	19 July,2025	57.2	Lithium Amérique du Nord Inc. 100%	$1,200
CDC 2521246	Active	20 July,2018	19 July,2025	57.2	Lithium Amérique du Nord Inc. 100%	$1,200
CDC 2521247	Active	20 July,2018	19 July,2025	37.03	Lithium Amérique du Nord Inc. 100%	$1,200
CDC 2569722	Active	23 June,2020	22 June,2025	20.53	Lithium Amérique du Nord Inc. 100%	$500
CDC 2569723	Active	23 June,2020	22 June,2025	21.78	Lithium Amérique du Nord Inc. 100%	$500
Total				1,493		$70,900

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 3‑4 –NAL mineral titles

3.2.2	Mineral Rights and Permitting

Permits are required for any exploration program that involves tree cutting (to create access roads or drill pads or, in preparation for mechanical outcrop stripping, for example). Permits are issued by the Ministère des Resources naturelles et des Forêts (MRNF).  Permitting timelines are typically three to four weeks.  Additional permitting requirements are needed when drilling on the historical tailings sites.  Permits are also necessary for the exploitation of the mine.  NAL operations have obtained all necessary permits from government agencies to allow for surface drilling on the NAL Property.  All necessary regulatory permits required for the operation of the NAL mine since its construction are listed below.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Major existing permits and authorizations include:

•	Ore treatment plant (concentrator) and refinery.
•	Construction of tailings accumulation areas.
•	Overburden stockpile #2.
•	Operation of a spodumene surface mine in La Corne.
•	Operation of the concentrator and the refinery.
•	Wastewater treatment system.
•	Open pit mining.

A complete list of permits and authorizations for the Project can be found in Chapter 17.

3.2.3	Agreements and Royalties

There are no royalties applicable to any mineral substances extracted from the lands subject to the NAL mining titles. The author did not verify the legality or terms of any underlying agreement(s) that may exist concerning the Project ownership, permits, offtake agreements, license agreements, royalties, or other agreement(s) between NAL / Sayona Québec and any third parties.

3.3	ENVIRONMENTAL LIABILITIES AND OTHER PERMITTING REQUIREMENTS

The author is not aware of any environmental liabilities, other than those mentioned here, to which the Property is subject, other than the normal licensing and permitting requirements that must be made prior to undertaking certain operations and environmental restrictions as set forth in the Provincial Mining Act and Regulations.

There were no outstanding liabilities on the old mining site prior to the resumption of operations in 2013 as a previous owner of the claims, Cambior Inc., had completed the full rehabilitation to the satisfaction of the MRNF and in conformity with provincial safety standards, as well as received confirmation from the authorities for the completion of the work.  Such rehabilitation of the mine site included the complete removal of all underground and surface plant and equipment, the mine’s head frame, the railway spur connecting to the Canadian National (CN) railway line, and all office buildings and other structures, which was completed from 1975 through 2001.  The crown pillar was fenced off and all openings sealed.

Old tailings were stored within two dams located to the north of the mine area in a west-east trending valley between Lac Lortie and Lac Roy.  There is an estimated 700,000-750,000 t of material stored there, mostly quartz and feldspar sand (Karpoff, 1993).  Rehabilitation included covering the tailings with soil and vegetation.

In 2009, a study of the environmental character (SEC) of the Property was initiated by Genivar Inc. of Amos, Québec, which was then pursued and completed by Project personnel prior to resuming

North American Lithium DFS Technical Report Summary – Quebec, Canada
production mid-2013.  The objective of the SEC was to outline all environmental concerns and constraints for the proposed development of an open-pit mining operation.

An environmental baseline study for the Project, begun in October 2009, was incorporated into the final SEC report.  This was the first step towards obtaining the permits and authorizations from regulatory authorities to permit the construction of new infrastructure and pre-stripping of the deposit in 2012.  New office buildings, sheds, warehouse, and a processing plant, all located about 1km west of the mining pit area, were permitted and constructed prior to launching open-pit operations in mid-2013.  A tailings storage facility (TSF) with a five-year storage capacity was constructed some 500m south of the processing plant, which now has approximately five years’ capacity in its current state for the storage of spodumene tailings.

TSF-1 is currently being raised to 415m, as part of Phase 1C works, for a total capacity of 5,6Mm3 of residue. Detailed engineering of phase 1D will be completed this fall/winter with a +3m raise increasing capacity up to 7.2 Mm3. TSF-1 is ultimately planned for a total capacity of 8.8 Mm3 reached in 2029. This notwithstanding a second TSF will be required in the short- to medium-term for the storage of LOM concentrator tailings.

NAL also has two planned waste storage areas, currently located 1.5km and 2.5km from the pit.  Both areas, as well as the dykes surrounding TSF-2, have the capacity to store the required 172.7 Mt of waste rock over the LOM in their final expansion stage.  Waste storage areas 2 and 3 expansions have been designed to reach the final required capacity and are currently undergoing the permitting process.

The only environmental liabilities are known contaminated soils.  The other infrastructures are covered by the restoration plan and the financial guarantee deposited with the MRNF.

North American Lithium DFS Technical Report Summary – Quebec, Canada
3.4	MINERAL AND SURFACE PURCHASE AGREEMENTS

In addition to the mining rights described above, NAL holds five surface leases on lands of the domain of the State (referred to below as Public Land Leases), which it rents or plans to rent from the Ministère des Resources Naturelles et des Forêts (MRNF) for the utilization and rights shown in Table 3‑2.  Sayona has received an extension of the leases for the waste stockpile 2 and the waste stockpile 3 from MRNF.

Sayona has federal authorization for TSF2, with an authorization request planned to be made at the provincial level in mid-2025 for TSF2.

Table 3‑2 – NAL public land leases

MRNF Lease #	Land Lease Description	Area (ha)
82373700	Public Land Lease – Surface Infrastructures	43.2
824391/41818908	Public Land Lease – Waste Stockpile 3	118.6
82439000	Public Land Lease – Overburden stockpile	30.8
82439400	Public Land Lease – Access Road and Mineral stockpile	96.3
82439200	Public Land Lease – TSF1	104.9
82438600	Public Land Lease – Lac Lortie North well (OW-11-03)	1.0
Total		394.8

3.5	OTHER SIGNIFICANT FACTORS AND RISKS

To the author’s knowledge, there are no significant factors, risks or legal issues that may affect access, title, the right, or ability to perform work on the Property.

North American Lithium DFS Technical Report Summary – Quebec, Canada
4.	ACCESSIBILITY, CLIMATE, PHYSIOGRAPHY, LOCAL RESOURCES, AND INFRASTRUCTURE

4.1	ACCESSIBILITY

The Property is located approximately 60km north of Val-d’Or, Québec, and 38km southeast of Amos, Québec, and is accessible by provincial Highway 111, connecting Val-d’Or and Amos, or alternatively by provincial Highway 397, connecting Val-d’Or and Barraute (Figure 4‑1).  An all-weather secondary road, known as Route du Lithium, connecting the site to the Val-d’Or – Amos highway, which was used to traverse the Property and factually caused constraint to the pit operations, has now been relocated to avoid the mining area.  The site is also accessible from Mont-Vidéo, through an all-weather road that connects further east to the Val-d’Or – Barraute highway.

Val-d’Or and Rouyn-Noranda are serviced daily by regional air carriers, while small craft landing areas are also located in these towns and nearby Amos.  The closest all-weather landing strip and helipad is located at Amos now that the small aircraft landing strip, once located at Mont-Vidéo to the east of the Property, was converted into the new all-weather gravel road circumventing the mine site.

Figure 4‑1 – Location of the NAL property

North American Lithium DFS Technical Report Summary – Quebec, Canada
4.2	TOPOGRAPHY, ELEVATION, VEGETATION AND CLIMATE

4.2.1	Physiography

The Property contains small hills and is located at a mean elevation of 400 masl, but the topography is generally flat with swamps, sand plains and an esker along its edge.

Granitic intrusions, which are part of the La Corne pluton, underlie nearly all of the hilly area.  The volcanic rocks adjacent to this pluton have been altered to hornblende (Hbl) schists, which are very resistant to weathering and now form the highest hills.  In the early 1950s, the hills were covered with dense forest growth consisting mainly of hardwoods.  Most of the outcrops of spodumene-bearing (Spd) pegmatite occur on the top of a ridge that rises to an elevation of approximately 150 ft (~45m) above Lac Lortie.  This ridge can be traced for approximately 2,000 ft (~610m) in an east-west direction.

The region's landscape typically features mixed forest to the south, while boreal forest covers the northern section, notably along the Amos – La Sarre corridor.  Wholesale timber logging activities took place locally during the ‘50s and ‘60s, until the ‘80s, when reforestation was undertaken.  As the mine is a recently reclaimed site and also because all timber had been cut earlier, vegetation is limited to spruce with jack pine and alders in regrowth near the site.

Figure 4‑2 shows the main existing and planned site infrastructure for the Project.  The highlighted features include the fully developed open pit, the existing and expanded tailings management facilities, plant facilities, the waste storage areas, and overburden piles, as well as various other pads associated with the life of mine (LOM) pit plan.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 4‑2 – General arrangement of existing and planned infrastructure at the mine site

Figure 4‑3 and Figure 4‑4 show the relief and vegetation of the property adjacent to the mine site, as well as the location of the mine and tailings facility in relation to the processing plant.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 4‑3 – View looking northwesterly across the plant and mine site

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 4‑4 – View looking southeasterly showing the plant facilities in the foreground of the tailings impoundment area

North American Lithium DFS Technical Report Summary – Quebec, Canada
4.2.2	Climate

The Val-d’Or area experiences a subarctic continental sub-humid climate, characterized by short, cool summers and long, cold winters.  The nearest weather monitoring station with data on climate normals maintained by Environment Canada (climat.meteo.gc.ca) is the Val D’or station, approximately 60km south of the Property.  According to the available data collected at this weather station from 1991-2020, the average daily temperature for January was -16.3 °C and the daily average temperature in July was 17.7 °C.  The record low during this period was -42.7 °C, and the record high was 36.1 °C. Figure 4‑5 summarizes the weather normal for Val D’Or between 1991 and 2020.

Figure 4‑5 – Val D’or weather normals (Source: climat.meteo.gc.ca)

Data collected from the Val D’or weather station from 1991 to 2020 indicates that the total annual precipitation was 868mm, with peak rainfall occurring during September (102mm average), July (101 mm average) and August (93mm average).  Snowfall is light to moderate from October to April, with an annual average of 228 cm.

The climatic conditions at the Property do not significantly impede the Project or hinder exploration or mining activities, beyond seasonal consideration for certain works (e.g., drilling muskeg swamps during winter freeze).

4.2.3	Vegetation

The regional study zone is located within the western balsam fir-yellow birch bioclimatic domain.  The forest landscape is dominated by stands of pine and white spruce, intermingling with white birch trees.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The regional study zone includes several open environments, e.g., farmer’s fields, non-forest wetlands, recent logging areas, etc., but is nonetheless primarily comprised of forest.  Conifer stands predominate, followed by mixed stands.  Hardwood or deciduous stands are less frequent and consist almost solely of young stands or trees undergoing regeneration.  The numerous disturbances of the late ‘70s, e.g., epidemics, logging, plantations, and windfall, all resulted in major occurrences of these types of stands.

According to the Centre de données sur le patrimoine naturel du Québec (CDPNQ), the sector concerned by the Project does not include any plant species designated as threatened, vulnerable or likely to be thus designated.  Any special-status species have been observed in the ESIA baseline studies. The sector contains no exceptional forest ecosystems (EFEs), forest stands with a phytosociological interest or biological refuges.  Furthermore, the past few years have seen considerable logging activity.

4.3	LOCAL INFRASTRUCTURE AND RESOURCES

4.3.1	Airports, Rail Terminals, and Bus Services

The town of Val-d’Or, with a population of approximately 32,750 residents (Canadian Census, 2021), is located 60km south of the Property, along the provincial Highway 111.  Since Val-d’Or was founded in the 1920s, it has been a mining service center.  Val-d’Or is one of the largest communities in the Abitibi region and has all major services, including an airport with scheduled service from Montréal.  Canadian National (CN) railway line is about 49km east of the Property, connecting east through to Montréal and west to the North American rail network.  Val-d’Or is a 6-hour drive from Montréal, and there are daily bus services between Montréal and the other cities and towns in the Abitibi region.

The town of Amos, with a population of roughly 12,675 residents (Canadian Census, 2021), is located roughly 40km northwest of the NAL site.  Amos is served by highways 109, 111, and 395 and the Amos/Magny airport.

4.3.2	Local Workforce

According to the 2021 census prepared by Statistics Canada, the population of the MRC of La Vallée-de-l’Or was 43,347 people, with 63% of the residents aged 15-64, and an average of 42 years old.  Male population accounts for 51% of the population, 49% is female, and 8.7% is Aboriginal.  In 2021, 64.2% of the population participated in the labor force, with 15.2% of the labor force employed in the “mining, quarrying, and oil and gas extraction” category.  This portion of the workforce is experienced in mining operations, as they are currently employed at exploration and gold mines located elsewhere in the Abitibi region.  Local resources also include commercial laboratories, drilling companies, exploration service companies, engineering consultants, construction contractors and equipment suppliers.

North American Lithium DFS Technical Report Summary – Quebec, Canada
4.3.3	Additional Support Services

Additional services within the town of Val-d’Or include the Val-d’Or Hospital, grocery stores, fuel stations, financial institutions, and hotels.  Val-d’Or has a Canada Post office and additional shipping/freight services by several providers.  Landline telephone, mobile service, high-speed internet, and satellite internet are available in town and the vicinity.

A high-voltage power line (120 kV) passes approximately 2km to the west of the Property and a 25 kV electric line, running along the Route du Lithium, services the Mont-Vidéo ski and recreation area.  An Astral Media Inc. radio tower was relocated off-property in 2012.

The Lac Lortie, located immediately to the north of the pit area, has provided some water for drilling, and was once considered for use as a primary water source for the Project; however, most of the water used for production purposes is now planned to be recycled from the TSF.

North American Lithium DFS Technical Report Summary – Quebec, Canada

5.	HISTORY

5.1	GENERAL

There is a large amount of historical information relating to the exploration and mining activities on the Property, which has been summarized in the following reports:

•	Stone, M. and Selway, J., Technical Report of December 2009.

•	Stone, M. and Ilieva, T., Technical Report of April 2010.

•	Lavery, M.E. and Stone, M., Technical Report of November 2010.

•	Hardy, C.A. and al., Technical Report of August 2017 (unpublished).

The compilation work was assisted by published reports, internal reports, drill logs and available assessment files from the Ministère des Ressources naturelles et des Fôrets (MRNF).  Historic annual mine reports are missing for the period of 1958 to 1962.  Drilling information for all historic underground and some surface holes are incomplete or missing.

Table 5‑1 summarizes ownership and historic exploration completed on the Property.  A qualified person has not done sufficient work to classify the historical estimates or to verify their accuracy as presented in Table 5‑1.

Table 5‑1 – Summary of ownership and historic activities

Year	Company/Ownership	Main Activity/Event	Main Result
1942	Sullivan	Prospecting.	Discovery of spodumene pegmatite.
1942-1943	Dumont	Diamond drilling.	17 holes (3,598.9 ft).
1946	Nepheline Products Ltd. and Great Lakes Carbon Corporation	Prospecting, trenching, diamond drilling bulk sampling.	Sufficient material discovered for mining, 6 holes (2,088 ft) - results encouraging.
1947	La Corne Lithium Mines Ltd.	Company was established.
1950	Lakefield Research Ltd.	Nepheline Products Ltd. Changed name to Lakefield Research Ltd.
1952-1953	La Corne Lithium Mines Ltd.	Diamond drilling.	+30,000 ft drilled; several spodumene pegmatites intersected.
1954	Québec Lithium Corp.	Acquires the Property, surface diamond drilling, shaft sinking mine and mill development.
1955	Québec Lithium Corp.	Mine and mill development.	Shaft completed to 560 ft depth.
Three underground levels (150 ft, 275 ft and 400 ft).
		Underground drilling.	118 drillholes (+22,000 ft).
1956	Québec Lithium Corp.	Mining, underground drilling.	1,100 tons/d (~1,000 t/d); 325 drillholes totalling +53,000 ft (+16,150m).
1957	Québec Lithium Corp.	Mining, surface diamond drilling totalling 58,920 ft.	1,250 tons/d (1,135 t/d), total 513,403 tons (465,750 t).
1959	Québec Lithium Corp.	Construction of lithium refinery commences.
1960	Québec Lithium Corp.	Refinery operational.
1963	Québec Lithium Corp.	Production of lithium hydroxide begins.
1963- 1964	Québec Lithium Corp.	Mining and refining.	76,856 tons (69,722 t) of ore hoisted; year-end reserves of broken ore were 198,998 tons (180,528 t).
1965-1966	Québec Lithium Corp.	Mining and refining.	62,479 tons (56,680 t) of ore hoisted; year-end reserves of broken ore were 249,842 tons (226,653 t).

North American Lithium DFS Technical Report Summary – Quebec, Canada
Year	Company/Ownership	Main Activity/Event	Main Result
1974	Sullivan Mining Group	FS on the re-opening of the Québec Lithium mine prepared, mining, processing, historic resource estimate.	LOM is 2 1/2 years at 1,000 t/d, 2,100 ft (640m) of cross-cutting and 3,500 ft (1,067m) of drifting, 17,347,000 t of ore estimated at 1.14% Li2O.
1977	Sullivan Mining Group	1974 resource confirmed.
1979	Sullivan Mining Group	Diamond drilling.	7 holes (5,320 ft (1,621m)).
1985	Sullivan Mining Group	Diamond drilling.	2 holes (504 ft (154m)).
1987	Cambior	Acquired the Property.
1990-1991	Cambior	Mining facilities sold.	Site rehabilitated.
1993	Cambior	Report summarizing historic mining activities (Karpoff, 1993).
2000	Cambior	Report approving the rehabilitation.
2001	Cambior	Grab samples.
2008	Canada Lithium Corp.	Metallurgical testwork to produce battery grade lithium carbonate. Drilling 8 holes.	Metallurgical testing results encouraging.
2009	Canada Lithium Corp.	Mine data digitally compiled, diamond drilling program, twinning and infill.	A first in-house resources estimate from historical compilation; 30-40 Mt at 1.1-1.2% Li2O. Twinning and infill; 38 drillholes (9,648m).
2010	Canada Lithium Corp.	New resource estimate by Caracle Creek, diamond drilling program.
Metallurgical testwork; 67 drillholes (1,010m); Infill and extension drilling 45 drillholes (6,938m); A new resource model and estimate is announced (CCIC): measured & indicated: 46.6 Mt at 1.19% Li2O.

2011	Canada Lithium Corp.	PFS, diamond drilling program, RPA conduct independent review of the resources.	RPA downgrades the resources estimate; Infill and extension drilling 63 drillholes (12,003m); AMC report updated resource estimate: measured & indicated: 32.24 Mt at 1.19% Li2O.
2012	Canada Lithium Corp.	FS completed, construction of mine and plant commences. Production launched late 2012.	Production: 20,600t at 1.07% Li2O mined; 1,316t milled.
2013	Canada Lithium Corp.	Commissioning and ramp up in production.	Production: 303,200 t at 0.99% Li2O mined; 259,834 t milled.
2014	Canada Lithium Corp. (Restructured)	Project delivery delays and financial difficulties; Ownership change: CLQ is restructured and becomes Québec Lithium Corp. (QLI); placed on care and maintenance.	Production: 349,000 t at 0.99% Li2O mined and 278,922 t milled; halts production in September 2014.
2015	Québec Lithium Corp. (Restructured)	Ownership change; company restructuring; engineering studies.	Property placed in receivership; Interim production plan: Two years start-up pit plan; Project scheduling.
2016	North American Lithium Corp.	New ownership and Project management; Infill drilling launched; engineering studies; mill recommissioning.	Interim in-house resources estimate from new model and data; M+I: 34.4 Mt at 1.22% Li2O. Additional infill drilling: 46 (+4 re-drill) drillholes (8,910.5m).
2017	North American Lithium Corp.	Recommissioning of concentrator; engineering studies; Geotechnical drilling campaign.	Phase 1 hot commissioning and ramp-up started June 2, 2017. 22 geotechnical drillholes (956m).
2019	North American Lithium Corp.	Drilling, exploration work and production shutdown.	42 drillholes (11,487m) to define Phase 2 of the pit; Shutdown of production on February 19, 2019; Stripping work in summer 2019 permitted surface mapping of the dykes.
2021	Sayona Québec	Ownership change: Sayona Québec acquires North American Lithium Inc. on August 26, 2021.	Updated resources were published on March 1, 2022.

5.2	HISTORICAL PRODUCTION

5.2.1	Ownership and Activities

The original discovery of spodumene-bearing pegmatite on the Property was made in 1942, when three main spodumene dykes were intersected, along with several thinner ones.  The owner at that time was Sullivan Mining Group and the Property went through several owners before being acquired

North American Lithium DFS Technical Report Summary – Quebec, Canada
by Québec Lithium Corporation (QLC) in 1954.  QLC put the operation into production in 1955, after sinking a three-compartment shaft and establishing three working levels at 150 ft, 275 ft, and 400 ft.  At the end of 1955, two stopes were in operation, which contained approximately 136,000 tons of ore grading 1.2% Li2O.

In mid-1959, the contract for the sale of spodumene concentrate by QLC to Lithium Corporation of America Inc. was terminated.  A refinery capable of producing lithium carbonate, lithium hydroxide monohydrate, and lithium chloride was constructed in Barraute and was operational by 1960.  Production of lithium hydroxide monohydrate (LiOH.H2O) began in June 1963.

In October 1965, operations were suspended on account of a strike and due to unfavorable market conditions.  Altogether, from 1955 until 1965, a total of 938,292 t of ore were milled from 1,084,738 t mined from underground operations at the site.  The production profile for the mine is presented in Section 5.2.2.

In 1974, the Sullivan Mining Group acquired the Property and contracted Surveyor, Nenniger et Chênevert Inc. (SNC), an engineering consulting firm, to table a feasibility report on the rehabilitation of the Québec Lithium mine (SNC, 1974).  They investigated market conditions, alternative mining methods and metallurgical processes.  They also recalculated the mining and property Li2O reserves.

In October 1987, Cambior Inc. (Cambior) acquired all assets of QLC.  In 1990-1991, the mining facilities were sold, infrastructures were demolished, and the site was completely levelled and rehabilitated (Karpoff, 1993).

In May 2008, Canada Lithium Corp. (CLC) acquired the Property and began a metallurgical testing program to produce spodumene concentrate and battery-grade lithium carbonate.  In 2009, the historic mine data was digitally compiled and a 29-30 Mt exploration target for lithium, with a grade range of 1.1% - 1.2% Li2O, was estimated.  This potential tonnage was verified and expanded upon through a number of drill programs completed in 2009 and 2010.  In October 2010, the mineral resource was updated to a measured and indicated resource of 46.6 Mt at 1.19% Li2O.

In April 2010, CLC completed a prefeasibility study for the development of a battery-grade lithium carbonate mining and processing operation that would produce approximately 19,000tpa of lithium carbonate equivalent (LCE) over a 15-year mine life.  The feasibility study was completed in December 2010.

On February 28, 2011, CLC announced the appointment of Roscoe, Postle & Associates (RPA) to undertake an independent review of the mineral resource estimate of October 2010, following an internal review that indicated a material reduction in the resources.  In March 2011, CLC announced that RPA had confirmed that there were significant issues with the geological modelling that had produced the mineral resource estimate announced on October 28, 2010.  CLC then appointed AMC Mining Consultants (Canada) Ltd. (AMC) to independently conduct a resource estimate of the Project and expeditiously prepare a new technical report in accordance with NI 43-101.  AMC completed the first updated resource estimate in May 2011, filed on SEDAR on June 8, 2011 (Shannon et al., 2011).

North American Lithium DFS Technical Report Summary – Quebec, Canada
Between June and August 2011, a 63-hole infill drilling program was carried out at the Project under CLQ, comprising 12,003m of diamond core drilling.  AMC subsequently carried out an updated mineral resource estimate using a rebuilt mineralized domain model, which incorporated the latest drilling data, in addition to data from CLQ’s 2009 and 2010 drill programs, which included a certain amount of historical data.  This updated resource estimate, dated December 5, 2011, reported a measured and indicated resource of 33.24 Mt at 1.19% Li2O, on which BBA estimated a pit reserve of 17.1 Mt at 0.94% Li2O (Shannon et al., 2011).

CLC completed a feasibility study in January 2011 (Hardie et al., 2011) and commenced construction of the Project in September 2011and its successor, Quebec Lithium Corp. (QLC), went on to operate the mine from late 2012 until September 30, 2014, extracting 676,800 t at 0.99% Li2O from the pit.  The concentrator processed some 551,695 t of ore at 1.03% Li2O.  Under CLC, the Project faced commissioning issues and mounting financial difficulties; it finally closed in November 2014 and went into receivership in January 2014.

The Project remained under care and maintenance until July 2016, when it was acquired by North American Lithium Inc., which proceeded to carry out additional infill diamond drilling and produced internal studies to recommission the Project.  Plant upgrades were undertaken, and the mine and concentrator resumed operation in 2017.  During 2018, the concentrator produced roughly 114,000 t of spodumene concentrate that averaged roughly 5.6% Li2O. Due to financial difficulties, the mine and concentrator ceased operations in April 2019.  The concentrator was put into care and maintenance.

5.2.2	Historical Production

Historical underground mine production lasted 10 years from 1955 to 1965 and peaked at 247,000 t hoisted in 1957; however, production was intermittent after 1959, when the contract for the sale of spodumene concentrate to Lithium Corporation of America Inc. was terminated.  Mine production statistics can be seen in Table 5‑2.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 5‑2 – Mine production statistics

Year	Tonnes of ore hoisted	Tonnes of ore milled
1955	10,537	9,570
1956	240,732	216,190
1957	246,946	205,816
1958	170,739	142,511
1959	183,769	150,858
1960	4,765	3,351
1961	21,237	23,013
1962	16,566	12,825
1963	63,044	60,710
1964	69,723	63,614
1965	56,680	49,834
Total	1,084,738	938,292

While it is not known if there were some tonnage reconciliation adjustments contributing to the numbers above, it is noted that hand sorting activities were employed to remove non-dyke material and upgrade the mill feed during the course of historical operations.  The total figures above suggest a difference of 13.5%, but it is postulated that sorting removed about 10% of the hoisted material.

5.2.2.1	2012 – 2014 Production

Open pit mining operations (Figure 5‑1) took place from late 2012 until September 30, 2014, extracting 676,800 t at 0.99% Li2O from the pit, while processing some 551,695 t at 1.03% Li2O through the concentrator.  Planned reserves that were mined were 540,072 t at 1.0% Li2O while the concentrator reported 551,695 t at 1.03% Li2O. Mine operational staff were mindful of grade and quality control, but overall dilution was relatively high at 28%.

CLC officially started concentrator production in November 2012, ramping-up from a modest 20,600 t in late 2012 to 349,000 t in 2014, until September 30, 2014.  The process plant never reached nameplate capacity.  The concentrator struggled to meet concentrate specification and typically produced concentrate grading between 3% and 4% Li2O with iron typically ranging from 2% to 3%.  The conversion plant operated intermittently and in batch mode during 2014 and produced a total of roughly 100 t of lithium carbonate.  Based on the 2012-2014 operation, major challenges included:

•	Higher-than-planned dilution in run-of-mine ore.

•	Mining cost were higher than anticipated due to the narrow vein nature of the deposit.

•	High levels of dilution led to processing issues and production of low-quality concentrate.

•	Competition for skilled labor with other mines in the Abitibi-Témiscamingue region.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 5‑1 – Québec Lithium project open pit mine operations at peak in 2014

5.2.2.2	2017 – 2019 Operations

Plant upgrades were undertaken prior to restarting the mining and concentrator operation in 2017.  Major plant upgrades included installation of a second ore sorter, modifications to the crushed ore silo, and addition of a wet high-intensity magnetic separator.

Efforts were made to improve operational procedures to better understand and manage dilution in the run-of-mine ore.  Mining and processing worked closely together to establish upper specification limits on iron content in the feed to the mill.  Geology, mining, and process teams worked in collaboration both on understanding sources of dilution and on aligning key production indicator (KPI) for operations.

The NAL mine and concentrator operated from June 2017 to March 2019.  The aim was to maintain host rock dilution below 20%.  During operation, roughly 1.5 Mt of ore was fed to the plant.  The concentrator produced roughly 166,000 t of spodumene concentrate, typically ranging in grade from 5.5% to 6.0% Li2O and 0.9% to 1.6% Fe.  The plant never achieved nameplate capacity (3,800 tpd) and due to depressed spodumene concentrate prices, the plant was put into care and maintenance in April 2019.

North American Lithium DFS Technical Report Summary – Quebec, Canada
5.2.3	2021 Acquisition to Present

Sayona Québec acquired the NAL project in August 2021.  A prefeasibility study was completed in May 2022 for the restart of mining and concentrator operations.  Significant process plant upgrades were implemented to ensure production of high-quality chemical-grade spodumene concentrate at nameplate capacity.  Operation of the concentrator commenced in March 2023, with first spodumene concentrate sold in August 2023.

North American Lithium DFS Technical Report Summary – Quebec, Canada
6.	GEOLOGICAL SETTING, MINERALISATION, AND DEPOSIT

This chapter describes the NAL Property geological setting and mineralisation.   Information contained in this chapter was previously published by Sayona in a S-K 1300 compliant Technical Report Summary titled “North American Lithium DFS Technical Report Summary” with an effective date of December 31st 2023.

6.1	REGIONAL GEOLOGY

The Archean Preissac-La Corne batholith is a syn- to post-tectonic intrusion that was emplaced in the Southern Volcanic Zone of the Abitibi Greenstone Belt of the Superior Province of Québec.  The batholith intruded along the La Pause anticline into the ultramafic to mafic lavas of the Kinojevis (2,718 Ma; Corfu 1993) and Malartic groups, and biotite schist of the Kewagama Group.  The batholith is bounded to the north by the Manneville fault and to the south by the Cadillac fault and the eastward extension of the Porcupine-Destor fault.  The batholith is a composite body comprising early metaluminous gabbro, diorite, monzonite, and granodiorite (ca. 2,650-2,760 Ma: Steiger and Wasserburg 1969, Feng and Kerrich 1991) and four late peraluminous monzogranitic plutons (Preissac, Moly Hill, La Motte and La Corne) and associated pegmatites and quartz veins (ca. 2,621-2,655 Ma: Gariépy and Allègre 1985, Feng and Kerrich 1991).  The final intrusive activity in the area was the Proterozoic diabase dykes.  The regional metamorphic grade is greenschist facies and close to the batholith is hornblende hornfels facies contact metamorphism.

6.2	LOCAL GEOLOGY

The geology of La Corne and Fiedmont Townships is described in reports by Tremblay 1950, Dawson 1966 and Mulja et al., 1995 and is shown on the Geological Survey of Canada (GSC) map 999A (Tremblay, 1950) and GSC map 1179A (Dawson, 1966).

Local geological units are summarised in Table 6‑3 and they comprise (from oldest to youngest): basaltic lavas (Malartic and Kinojevis Groups), biotite schist (Kewagama Group), metaperidotite and monzogranite (La Corne pluton).

Local geology and local stratigraphy are shown in Figure 6‑1 and Figure 6‑2.  The geological evolution of the La Corne pluton and its role in the emplacement of spodumene-bearing pegmatite dykes is described in Figure 6‑3.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 6‑3:  Local geologic units (in order of oldest to youngest)

Geologic Unit	Description
Basaltic Lavas Malartic and Kinojevis Groups 2.718 Ma
Volcanic rocks are generally fine-grained and medium to dark green on fresh surfaces.  The units are massive or locally exhibit structures such as pillows, flow breccia or amygdule.  Under the microscope, the volcanic rocks are mainly green hornblende, plagioclase with minor amounts of quartz, epidote, biotite, and chlorite.  Accessory minerals include titanite, apatite, magnetite, pyrite and an alteration product of ilmenite, leucoxene.  The abundant green hornblende shows incipient alteration to chlorite or partial replacement by holmquistite.

Biotite Schist Kewagama Group
The biotite schists are conformably interbedded with the basaltic lavas.  The schists are mainly sedimentary in origin, derived from greywacke, sandstone, and conglomerate.  The biotite schist beds are up to 40 cm thick, fine-grained and are grey to black on fresh surfaces.  They are foliated with the foliation parallel with either the contact or the foliation in the outcrops of the Preissac-La Corne batholith.  Under the microscope, the biotite schist consists mainly of quartz, plagioclase, and biotite.  Hornblende and chlorite are major components in a few beds.  The common accessory minerals are apatite, epidote, tourmaline, pyrite, and magnetite.

Metaperidotite
The metaperidotite is interbedded with basaltic lavas and, less commonly, with biotite schists.  Metaperidotite is fine-grained and black or dark green in color.  The weathered surface is typically brown and exhibits a variety of textures, including polygonal fracture systems, pseudo-pillow structures and a platy structure, which is likely komatiite.  The metaperidotite consists mainly of felted aggregates of chlorite flakes, acicular to prismatic actinolite, fibrous serpentine and talc flakes with accessory magnetite, carbonate, and pyrite.  The platy structure consists of planar concentrations of chlorite and serpentine, alternating with similarly shaped concentrations of actinolite and magnetite.  Primary olivine and/or pyroxene relicts are pseudomorphed by aggregates of chlorite, serpentine, talc, magnetite, and carbonate.

Granodiorite La Corne Pluton 2,621-2,655 Ma
The La Corne pluton has been described by Mulja et al. (1995a).  It is dominated by biotite monzogranite, which gives way inward to two-mica and muscovite monzogranite.  The geology of the La Corne pluton is similar to that of the rest of the Preissac-La Corne batholith.

Gabbro/Diabase Dykes Proterozoic age
There are post-batholithic gabbro/diabase dykes that outcrop in the batholith and nearby as tabular bodies up to 60m wide and several kilometres long, striking either N25º E or N40º E and dipping vertically.  The gabbro is fine- to medium-grained and tends to be ophitic.

North American Lithium DFS Technical Report Summary – Quebec, Canada

290000
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Legend
NAL - Property
Claims
BM (Mining Lease)
CDC (Designated Claim)
Geology
Diorite
Gabbro
Granodiorite
Intrusive felsic rocks
Mafic volcanic rocks
Pegmatite
Ultramafic/Ultrabasic volcanic rocks
Sediment
0
1.2
Km

Figure 6‑1:   Local geology of NAL property

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 6‑2: Stratigraphy of NAL property

  Figure 6‑3 – History of La Motte and La Corne plutons

North American Lithium DFS Technical Report Summary – Quebec, Canada

The Manneville fault, a major strike fault, is occasionally exposed in the basaltic lava outcrops along the north side of the batholith.  As a result of the strike of N80º W, the distance between the fault and the batholith varies from approximately 3.2km north of Preissac to less than 1.6km at Lac Roy.  It contains some base metal sulfides, locally. Many of the lithium-bearing dykes occur within 2.5km SW and roughly parallel with the Manneville fault zone.

6.3	PROPERTY GEOLOGY

Figure 6‑4 shows the Property geology including an interpreted surface projection of spodumene-bearing pegmatite dykes.  Figure 6‑5 presents a representative geological cross-section of the Property.  Property-scale geological units comprising volcanics, gabbro, granodiorite and pegmatite dykes are described below.

Figure 6‑4 – Geology of NAL property, centered on the currently interpreted mineralized system

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 6‑5 – Geological cross-section of mineralized system, looking northwest

6.3.1	Volcanics

Volcanic rocks are represented by dark green mafic metavolcanics and medium grey silicified intermediate volcanics. The mafic metavolcanics range from medium grey to dark grey-green and are cryptocrystalline to very fine-grained. While these rocks are mostly massive, they occasionally display compositional banding with slightly coarser-grained amphibole. Some of the mafic volcanic rocks exhibit weak to moderate foliation, featuring minor dark green amphibole-rich bands and irregular patches that generally follow the foliation. Overall, these mafic volcanic rocks are quite hard and sometimes magnetic.

Both mafic and intermediate volcanic rocks show moderate to strong pervasive silicification, with minor chloritisation and varying degrees of lithium alteration. Green hornblende alteration is observed near the spodumene-bearing pegmatite dykes. Additionally, there are fine-grained, weakly foliated, dark green amphibolites. Locally, a salt-and-pepper appearance is present where plagioclase is more prominent, making the amphibolite difficult to scratch. These amphibolites undergo strong pervasive potassic alteration, which is evident as biotitisation and widespread or patchy lithium alteration.

North American Lithium DFS Technical Report Summary – Quebec, Canada
6.3.2	Granodiorite

The granodiorite is massive, coarse-grained to porphyritic, medium grey to greenish grey in color and exhibits a salt-and-pepper appearance.  Granodiorite locally contains fragments of the same composition or that are slightly enriched in muscovite.  The main mineral constituents of granodiorite are light grey to greenish white plagioclase (40-45 vol%), dark green to black amphibole, most likely hornblende (15-20 vol%), mica (20 vol%), represented by biotite and muscovite, grey quartz (10-15 vol%) and minor epidote, chlorite and disseminated sulfides.  The grain size ranges from 0.5 mm to 5 mm.

Granodiorite has patchy to pervasive lithium and/or chlorite alteration, weak epidote alteration, and locally pervasive potassic alteration.

6.3.3	Pegmatite Dykes

Spodumene-bearing pegmatite dykes within the Property are mainly described by diamond drilling, however pegmatites are exposed in outcrop in a few locations following trenching in 2019. Two of the spodumene-bearing pegmatite dykes exposed in trenches on the hill south of the old mine form part of an original mineralised showing on the Property.

Three different types of pegmatite dykes have been identified based on mineralogy and textures: PEG1, PEG2 and PEG3.  These are described in Table 6‑4 and Figure 6‑6, Figure 6‑7 and Figure 6‑8.  PEG1 textural characteristics are described in Table 6‑5.

The main differences between the three types of pegmatite dykes are the amount of spodumene, feldspar and quartz, the texture of the pegmatite and the presence or absence of zoning.  Spodumene grain size can be highly variable within a zone and overall, through entire intersections.

Table 6‑4: Pegmatite types in property

Pegmatite Type	Description
PEG 1	PEG1 dykes are zoned and contain five mineralogical/textural zones described in Table 6-2.
PEG 2
PEG2 dykes are not zoned and contain coarse- to medium-grained, light grey and with pale yellowish-green crystals of spodumene (5-15 vol%), grey quartz (35-40 vol%), white megacrystals of plagioclase and K-feldspar (40-50 vol% and, most likely, albite and orthoclase), occasional millimeter-sized garnets, light colored mica that is possibly lepidolite, flakes of biotite, specks of molybdenite, very rare chalcopyrite surrounded by brownish anhedral mineral with resinous luster that is possibly sphalerite.  The spodumene mineralization occurs from contact to contact with no apparent zonation; concentration varies from 2-3 vol% to approximately 20 vol%.  Spodumene crystals can be both tabular and needle-shaped within the same intersection.  Euhedral crystals are common, while preferred orientations are exhibited by some spodumene crystals and can form both the matrix or fill the interstices between larger quartz, plagioclase, and K-feldspar grains, as observed in the 2016 drilling program and shown in Figure 6 6.  In Figure 6 7, spodumene megacrystals in PEG2 are shown oriented perpendicular to the contact in drillhole QL-S09-026.  Observed locally, Figure 6 8 shows a preferential orientation for spodumene crystalline clusters.

PEG 3
PEG3 dykes are quartz dominant and contain less than 1% spodumene.  They are medium- to coarse-grained, light pink grey to medium grey creamy pink color, with black or grey patches of mica, i.e., biotite and muscovite.  Megacrystals of mica form up to 40% of the rock.  PEG3 dykes are variable in width from 0.4m to 8.0 m, contain small vugs and very hard to scratch and cut.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 6‑5: Mineralogical zoning of PEG1 type pegmatites (as intersected in core from top to bottom)

Mineralogical Zone	Description
Border zone	2 cm to 10 cm of medium-grained white to pale grey pegmatite, mainly composed of plagioclase and quartz without spodumene.
Spodumene zone
Medium- to coarse-grained pegmatite, with 35-40 vol% quartz and 40-45 vol% plagioclase, and white to pale yellowish-green interstitial crystals of spodumene (5-20 vol%).  Spodumene crystals are typically perpendicular to the dyke walls but can be randomly oriented.  Spodumene content increases towards the center of the dyke.  The width of the zone varies from several centimeters up to 25 m.  Rocks with a medium-grained, aplitic appearance are included in this spodumene-bearing zone; however, this aplitic rock could be a different generation of vein.

Quartz core
5 cm to 50 cm zone of massive, medium- to coarse-grained grey quartz, with very rare plagioclase or spodumene crystals.  Spodumene near the quartz core is white, elongated, and crystals up to 10 cm long and 1 cm wide were observed in the outcrop.

Spodumene zone
Medium- to coarse-grained pegmatite, 35-40 vol% quartz, 40-50 vol% plagioclase, with white euhedral and pale yellowish green interstitial crystals of spodumene (5 20 vol%) and rare aggregates of mica (biotite).  The size of the spodumene crystals varies from 0.2 cm to 14 cm.

Border zone	1 cm to 10 cm fine-grained aplitic zone. Distinct change in grain size and color. The pegmatite becomes fine-grained and uniformly grey, mainly composed of quartz-plagioclase-K-feldspar.

Figure 6‑6 – Coarse-grained pegmatite dyke in hole NAL-16-16

Figure 6‑7 – Spodumene megacrystals perpendicular to PEG2 contact zone in hole QL-S09-026

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 6‑8 – Preferential orientation of spodumene crystals in hole NAL-16-024

6.3.4	Mineralization

More than 49 spodumene-bearing pegmatite dykes have been identified on the Property, some of which can be traced 700m along strike in surface exposures and 70m vertically down pit walls (Figure 6‑9). Pegmatite dykes intrude granodiorite and mafic volcanics.  They are dominantly bearing south easterly and dipping steeply to the SW with splays, splits and bends that can be mapped between benches within the pit.  Spodumene-bearing pegmatite dykes vary in width from tens of centimetres up to 90 m.  Most of the pegmatite dykes greater than 3m in width are spodumene-bearing.  Spodumene crystals are widely and variably spread throughout the dykes, displaying faint greenish shades and sometimes locally displaying centimetric to decametric crystal gradations (Figure 6‑10). Pegmatites display internal zoning (Figure 6‑11).

The currently interpreted mineralised system extends more than 2km in the NW-SE direction with a width of 800m and remains largely open at depth.  A subset of pegmatite dykes strikes obliquely (east westerly) to this main orientation.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 6‑9 – Multiple exposure of pegmatite dykes in the pit (face looking west)

Figure 6‑10 – Coarse- to fine-grained spodumene mineralization in hole NAL-16-024

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 6‑11 – Pegmatite dyke zoning and alteration in hole NAL-16-036

In 1955, Karpoff, chief engineer and geologist for the Québec Lithium mine, stated that almost all of the complex pegmatites display zoning: 1) border zone; 2) wall zone; and 3) intermediate or inner zone, but this zoning is so insignificant and is not always completely revealed that he considered, for mining purposes, that the pegmatite dyke is spodumene-bearing from wall to wall. It was reported in later drilling programs that dykes showed variation in zoning.

6.4	DEPOSIT TYPES

6.4.1	Rare-Element Pegmatites of the Superior Province

Rare-element Li-Cs-Ta (LCT) pegmatites may host several types of minerals with potential economic significance, such as columbite-tantalite (tantalum and niobium minerals), tin (Sn) (cassiterite), lithium (Li) (ceramic-grade spodumene and petalite), rubidium (Rb) (lepidolite and K-feldspar), and cesium (Cs) (pollucite), collectively known as rare elements, strategic and energetic metals (Selway et al., 2005).   Two families of rare-element pegmatites are common in the Superior Province:

•
LCT enriched, and niobium-yttrium-fluorine (Nb-Y-F or NYF) enriched.  LCT pegmatites are associated with S-type, peraluminous (aluminum-rich), quartz-rich granites referred to as two-mica granites.  S-type granites crystallize from a magma produced by partial melting of pre-existing sedimentary source rock.  They are characterized by the presence of biotite and muscovite, and the absence of hornblende.

•
NYF pegmatites are enriched in rare earth elements (REE), uranium and thorium, in addition to Nb, Y, and F, and are associated with A-type, subaluminous to metaluminous (aluminum-poor), quartz-poor granites or syenites (Černý, 1991).

Figure 6‑12 summarises the chemical evolution of lithium-rich pegmatites with distance from the granitic source (London, 2008).

North American Lithium DFS Technical Report Summary – Quebec, Canada
6.4.2	La Corne Pluton Rare-Element Pegmatites

Rare-element pegmatites associated with the La Corne pluton are LCT pegmatites, because they are enriched in Li and Ta, and they are associated with the S-type La Corne pluton, i.e., biotite to two-mica to muscovite monzogranite.  The La Corne pluton is the fertile parental granite from which the pegmatites were derived.  The presence of garnet, molybdenite, columbite-tantalite and sphalerite in the muscovite monzogranite indicates that the La Corne pluton is fertile granite rather than barren granite (Mulja et al. 1995a).

Rare-earth pegmatites are regionally zoned from the La Corne pluton outwards: beryl pegmatites to spodumene-beryl pegmatites, spodumene-bearing pegmatites to molybdenite-bearing albitite to molybdenite-quartz veins.  Rare-element pegmatites share characteristics with other pegmatites in the Superior Province:

•	They are located within the Abitibi Greenstone Belt, near the contact with the Pontiac sub province. Many pegmatites are less than 2.5km SW of the Manneville fault zone.

•	They are genetically related to the fertile La Corne pluton.

•	They are hosted within basaltic lavas of the Kinojevis group.

•	Basaltic lavas have undergone metasomatism, resulting in the formation of Holmquistite at the contact with the La Corne pluton.

•	Spodumene is the main lithium-bearing mineral. Columbite-tantalite is the main tantalum-bearing mineral. Cesium-bearing minerals have not been identified in pegmatites.

•	Columbite-tantalite crystals are found within the albite.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 6‑12 – Chemical evolution of lithium-rich pegmatites over distance (London, 2008)

North American Lithium DFS Technical Report Summary – Quebec, Canada
7.	EXPLORATION

This chapter describes the exploration history of NAL Property.   Information contained in this chapter was first published by Sayona in a NI 43-101 Technical Report titled “Definitive Feasibility Study Report for the North American Lithium Project, La Corne, Quebec, Canada” dated April 20, 2023.

7.1	EXPLORATION DRILLING

Diamond core drilling is the only means of exploration employed at NAL Project for the purpose of the mineral resource estimate (“MRE”).

Exploration drilling programs completed by historical companies (1942 -1985), Canada Lithium Corp. (2009 – 2011) and North American Lithium Corp. (2016 – 2019) and Sayona (2023 – 2024) are summarised in sections 7.1.1 to 7.1.4 below.

The Project database used in the MRE contains information for drillholes completed in 2009, 2010, 2011, 2016, and 2019 programs and drill core resampling in 2022.  Figure 7‑1 shows the location of drill holes incorporated within the MRE.

Exploration drilling was ongoing within the Property during 2023 and 2024, following completion of the MRE. Results of the 2023 and 2024 Programs will be incorporated into a future MRE update.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 7‑1 Property map showing location of drill holes incorporated within the MRE

7.1.1	Historical

Exploration drilling was undertaken on the Property by several companies between 1942 and 1985.  These holes were not employed in the MRE.

North American Lithium DFS Technical Report Summary – Quebec, Canada
7.1.2	Canada Lithium Corp. (2009 – 2011)

Canada Lithium Corp. completed exploration drilling programs in 2009, 2010 and 2011. Metallurgical and geotechnical drilling was also completed over several years. Drilling programs are summarized in Table 7‑1.

Table 7‑1: Summary of Canada Lithium Corp. drillholes

Year	Period	No. of Holes	Meters	Comments
2008	June	8	Unknown	Metallurgical samples
2009	October-December	38	9,646	Twinning and infill
2009-10	December-January	67	1,010	Metallurgical samples
2010	April-June	45	6,938	Infill and extension
2011	June-August	63	12,003	Infill and extension
Total		221	29,597

The 2009 drilling program comprised 38 NQ-sized diamond drillholes and one wedge (9,646m).  Nine holes were abandoned and redrilled (470m) because of technical difficulties.   Holes were drilled on eight sections intersecting spodumene-bearing pegmatite dykes perpendicular to strike.

The 2010 drilling program comprised 45 NQ-sized diamond drill holes (6,938m).  Eight geotechnical drillholes were also completed.  Holes were drilled on 15 sections intersecting spodumene-bearing pegmatite dykes perpendicular to strike.

The 2011 drilling program comprised 63 NQ-sized diamond drillholes (12,003m). Holes were drilled on 14 sections intersecting spodumene-bearing pegmatite dykes perpendicular to strike.

7.1.3	North American Lithium Corp. (2016 – 2019)

North American Lithium Corp. completed programs of exploration and resource definition drilling in 2016 and 2019 (Table 7‑2).

Table 7‑2: Summary of North American Lithium Corp holes

Year	Period	No. of Holes	Meters	Comments
2016	October-December	46	8,911	Infill and extension
2019	May-July	42	11,487	Infill and extension
Total		88	20,398

North American Lithium DFS Technical Report Summary – Quebec, Canada
The 2016 drilling program comprised 46 NQ-sized diamond drillholes, including four redrills (8,911m).  The holes were drilled on nine sections targeting the Naud pegmatite dyke, a new body of mineralisation first encountered during pit excavations in 2012-2014, and on thirteen sections targeting pegmatite dyke extensions on the eastern fringe of the deposit (Figure 7‑2).  Most holes intersected spodumene-bearing pegmatite except for two drillholes designed as condemnation drillholes placed to test the southernmost portion of the system under a waste pile on the southern edge of the pit.  The holes were drilled on bearings of 45°, perpendicular to the strike of the spodumene-bearing pegmatite dykes.

The 2019 drilling program comprised 42 NQ-sized diamond drillholes (11,487m).  A total of 3,976 samples totalling 4,471 m, were collected, but only 308 samples were analysed due to financial constraints. The holes were intended to delineate Phase 2 of the open pit.

In each of the 2016 and 2019 programs there were no drilling, sampling or recovery factors encountered that materially impacted the accuracy and reliability of the results.

Figure 7‑2 Infill and extension drilling program (late 2016)

7.1.4	Sayona (2022 – 2024)

Sayona completed no exploration drilling in 2022. A program of sampling of historical drill core was completed in 2022, as described in Section 8.1.4.  Exploration drilling was ongoing within the Property

North American Lithium DFS Technical Report Summary – Quebec, Canada
during 2023 and 2024, following completion of the MRE (Table 7‑3). Results of the 2023 and 2024 Programs will be incorporated into a future MRE update.

Table 7‑3: Summary of Sayona drill holes completed in 2023 and 2024

Year	Period	No. of Holes	Meters
2023	1 January -31 December	172	45,535
2024	1 January – 30 June	29	9,282
Total		201	54,817

7.2	DRILLING PROCEDURES

Diamond drill cores are NQ diameter (47.6 mm) and HQ diameter (63.5mm).  Core recovery for all drilling programs is reported to be excellent, typically exceeding 95%.

7.2.1	Collar Surveys

Canada Lithium Corp. and North American Lithium Corp. employed similar methods for all drill collar surveys. Casings were left in place and capped to support future downhole testing or drill extensions. GPS coordinates for all collar locations were recorded and incorporated into the exploration grid.   J.L. Corriveau & Associates carried out all land surveys. The Project database was established in UTM coordinates (NAD 83 Zone 18).

7.2.2	Downhole Surveys

Canada Lithium Corp. and North American Lithium Corp. employed similar methods for downhole surveying. In 2009, Major Drilling used a Reflex EZ-Shot and Orbit utilised a Flexit single shot. In 2010 to 2012, all drilling contractors employed a Reflex EZ-Shot.

In 2016, drilling contractors employed Flexit testing instrument with downhole measurements every 15m whilst drilling. After completing each hole, Multishot tests were performed every 3m down the hole. Recorded measurements included depth, azimuth (magnetic north), inclination, magnetic tool face angle, magnetic field strength and temperature.

North American Lithium DFS Technical Report Summary – Quebec, Canada
7.3	CORE LOGGING PROCEDURES

Historical

Historical records pre-1985 contain no information concerning drill core logging practises.

Canada Lithium Corp. (2009 – 2011)

Core logging procedures employed by Canadian Lithium Corp. are summarised in Table 7‑4.

Table 7‑4: Summary of Canadian Lithium Corp. core logging procedures

Year	Description
2009
•
Sample security and chain of custody commenced with removal of core from the core tube and boxing of drill core at the drill site.
•
Core was placed in wooden boxes, sealed with lids, and secured with plastic straps. I
•
Core was transported from the drill site to CLQ’s core facility in Val-d’Or, either by the drill contractor or CLQ personnel.
•
At the core facility, core was washed, photographed, and logged before sampling.
•
Core logging was performed by consulting geologists, including one responsible for overseeing the 2009 on-site drilling program.
•
Geological and geotechnical data were recorded directly into Coreview v.5.0.0 software (Visidata Pty Ltd.), with nightly exports and backups to a secure data server.

2010
•
Canada Lithium Corp. established a new core facility in Val-d’Or, relocating all logging, sawing, and storage equipment to that location.
•
Logging and sampling process was overseen by a senior geologist, with two other geologists handling the logging.
•
Logging followed protocols of the 2009 program.

2011
•
The core shack in Val-d’Or was used for the 2011 program, with all logging conducted at that facility.
•
Core from the 2011 program, previously stored with earlier samples at the C-Lab core storage in Val-d’Or, was moved to NAL’s core storage facilities at the mine site.
•
Logging followed protocols of the 2009 and 2011 programs.

North American Lithium DFS Technical Report Summary – Quebec, Canada
North American Lithium Corp. (2016 – 2019)

Core logging procedures employed by North American Lithium Corp. are summarised in Table 7‑5.  Figure 7‑3 and Figure 7‑4 show core logging and storage facilities.

Table 7‑5: Summary of North American Lithium Corp. core logging procedures

Year	Description
2016
•
North American Lithium Corp. rented well-equipped core logging and sampling facilities from Royal Nickel Corporation (RNC), a local company with a regional base of operations.
•
Core samples were placed in wooden boxes, respecting the drilling sequence, with wooden markers indicating depth.
•
Once filled, lids were sealed on the boxes, which contractors then delivered to North American Lithium Corp. personnel for transportation to the core shack located at Amos.
•
The RNC core shack in Amos was utilized during the 2016 drilling program and all logging and sawing of core was completed at this facility.
•
All core from the 2016 program is now stored at the mine site, along with core from previous years that was brought back from the C-Lab core storage facility located in Val-d’Or.
•
The 2016 logging was supervised by the chief geologist for North American Lithium Corp.
•
Logging was completed by two independent contract geologists using the Geotic data recording software.
•
Protocols for the logging used in 2016 were consistent with the 2009, 2010 and 2011 programs but they were more systematic and uniform, having adopted MERN geological rock coding.
•
Photographs of the core were taken systematically after core boxes were opened and laid out on the platform and, prior to any marking or cutting taking place,
•
Rock quality designation (RQD) measurements were generally taken at regular intervals of 6 m, with the fracturing and recovery data being recorded.
•
Once geologists had logged and sampled the drill core, boxes were brought back to the mine site for long-term storage on sheltered racks.

2019
•
Core samples were placed in wooden boxes, respecting the drilling sequence, with wooden markers indicating depth.  Once filled, lids were sealed on the boxes, which contractors then delivered to North American Lithium Corp. personnel.
•
Logging was supervised by the chief geologist for North American Lithium Corp.
•
Logging was completed by independent contract geologists using the Geotic data recording software.
•
Photographs of the core were taken systematically after core boxes were opened and laid out on the platform and prior to any marking or cutting,
•
RQD measurements were generally taken at regular intervals of 6 m, with the fracturing and recovery data being recorded.
•
Geologists logged core on benches set up outside at mines’ core storage area.
•
Once geologists had logged and sampled core, boxes were placed on sheltered racks.
•
Logging protocols were consistent overall with the 2016 program.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 7‑3:  Core logging facilities at RNC exploration office in Amos (35km from site)

Figure 7‑4:  Core storage sheds and facilities at the NAL’s mine site

North American Lithium DFS Technical Report Summary – Quebec, Canada
Sayona (2022 – 2024)

Core logging procedures employed by Sayona are summarised in Table 7‑6.  Results of the 2023 and 2024 Programs will be incorporated into a future MRE update.

Table 7‑6: Summary of Sayona core logging procedures

Year	Description
2022 to 2024
•
Exploration drill core was logged geologically and geotechnically.
•
Photographs of wet core were taken systematically after core boxes were opened and laid out on the platform and, prior to any marking or cutting taking place.
•
Rock quality designation (RQD) measurements were collected at regular intervals of 0.6m, with the fracturing and recovery data being recorded.
•
Geological logging recorded qualitative descriptions of lithology, alteration, mineralization, veining and structure.
•
Logging also includes measurement of core recovery and RQD.
•
Geological logging of recovered drill core visually identified pegmatites and its constituent mineralogy to determine the intervals for sampling.

North American Lithium DFS Technical Report Summary – Quebec, Canada
8.	SAMPLE PREPARATION, ANALYSES AND SECURITY

This section outlines Sayona’s sample preparation, analysis, and security procedures pertaining to preparation of the MRE.   Information contained in this chapter was previously published by Sayona in a NI 43-101 Technical Report titled “Definitive Feasibility Study Report for the North American Lithium Project, La Corne, Quebec, Canada” dated April 20, 2023.

8.1	SAMPLE PREPARATION METHODS

Historical

Historical records pre-1985 contain no information concerning the sampling methods employed for drill core sampling, nor the analytical techniques used to determine Li2O content.

A review of historical drill logs indicates that sample intervals varied from around 3 cm to 31 m, with an average interval of about 2.4 m. Assay values for %Li2O are noted either typed or handwritten on the drill logs, but no original assay certificates are available to verify these grades. A total of 806 assays are reported across 61 surface drillholes, with some reported grades possibly being composites. Information on grades for the underground drilling is not available.

Canada Lithium Corp. (2009 - 2011)

Sample preparation procedures employed by Canadian Lithium Corp. are summarised in Table 8‑1.

Table 8‑1: Summary of Canada Lithium Corp. sample preparation methods

Year	Description
2009
•
A total of 2,342 core samples were collected from 38 drillholes.
•
Core samples were sawn in half; one half of the sampled interval was submitted for analysis and the remainder was retained in the core box for reference and future testing and/or verification.
•
The nominal sample interval was 1 m, or less, if the pegmatite was less than 1m in width.
•
Lengths were adjusted as necessary to reflect geological and/or mineralization contacts.
•
Pegmatite veins that were 0.4m to 1m in thickness were also sampled if spodumene was visible.
•
Longer sample lengths were taken of strongly sheared core or sections with poor core recoveries.
•
After cutting, the core samples were sealed with a plastic cable tie in labelled plastic bags with their corresponding sample tag.
•
The plastic sample bags were placed in large rice sacks and secured with tape and a plastic cable tie for shipping to the laboratory.  The drillhole and sample numbers were also labelled on the outside of each rice sack and checked against the contents, prior to sealing the sacks.
•
Standards and blanks were inserted into the sample sequence prior to shipping.
•
Samples from individual holes constitute individual batches of samples sent to the laboratory.

2010
•
A total of 1,454 core samples were collected from 41 drillholes.
•
Core samples were sawn in half.  One half of the sampled interval was submitted for lithium analysis.
•
The nominal sample interval was 1m with more than 99.7% of the samples being 1m or less.  Lengths were adjusted as necessary to reflect geological and/or mineralization contacts.

North American Lithium DFS Technical Report Summary – Quebec, Canada

•
After cutting, the core samples were sealed with a plastic cable tie in labelled plastic bags with their corresponding sample tag.
•
The plastic sample bags were placed in large rice sacks and secured with tape and a plastic cable tie for shipping to the laboratory.  The drillhole and sample numbers were also labelled on the outside of each rice sack and checked against the contents, prior to sealing the sacks.
•
Standards and blanks were inserted into the sample sequence prior to shipping.
•
Samples from individual holes constitute individual batches of samples sent to the laboratory.
•
In 2010, due to a change of primary laboratory, samples were delivered by Canada Lithium Corp. personnel to the ALS Laboratory Group (ALS) preparation facility in Val-d’Or.

2011
•
A total of 3,167 core samples were collected from 53 drillholes.
•
The core shack in Val-d’Or was utilized during the 2011 program and all the sawing of core was completed at this facility.
•
All the core from the 2011 program that was stored with the previous years’ core at the C-Lab core storage facility in Val d’Or has now been transferred to NAL’s core storage facilities at the mine site.
•
The 2011 sampling was supervised by M.E. Lavery, P. Geo., and sampling was completed by two independent contract geologists.
•
The same protocols for core cutting and sampling used in the 2009 and 2010 drill programs were used in 2011.  Core samples were sawn in half.  One half of the sampled interval was submitted for lithium analysis.
•
The nominal sample interval was 1m with more than 93% of the samples being 1m or less.
•
Lengths were adjusted as necessary to reflect geological and/or mineralization contacts, which created samples of less than 1m in length.
•
In 2011, samples were delivered by Canada Lithium Corp. personnel to the ALS facility in Val-d’Or and the samples were then shipped to ALS facilities in either Timmins or Thunder Bay for preparation.
•
Prepared samples were shipped to Vancouver, British Columbia, for analysis.

North American Lithium Corp. (2016 - 2019)

Sample preparation procedures employed by North American Lithium Corp. are summarised in Table 8‑2.

Table 8‑2: Summary of North American Lithium Corp. sample preparation methods

Year	Description
2016
•
A total of 2,367 core samples were collected from 46 completed drillholes.
•
The 2016 sampling was supervised by the chief geologist for North American Lithium Corp.
•
Sampling was completed by two independent contract geologists.
•
Protocols for the core cutting and sampling that were used in 2016 were consistent with the 2009 and 2010 drill programs.
•
Chosen core samples were always sawn in half, with one half of the sample interval submitted for lithium analysis and the remainder kept for future testing and/or reference.
•
The nominal sample interval was 1 m. Lengths were adjusted as necessary to reflect geological and/or mineralization contacts, which created the samples of less than 1m length.
•
Sample tags were fixed to core boxes.
•
To better quantify the background values, samples of the host rocks that were immediately adjacent to the contact with pegmatite dykes were collected systematically, as samples separate from the pegmatite.
•
Samples were delivered by North American Lithium Corp. personnel to the Techni-Lab SGB (ActLabs) laboratory facility in Sainte-Germaine-Boulé, Québec, for sample preparation and primary analysis.  Coarse rejects were returned to the mine site for storage and reference, while the ALS Laboratory Group of Vancouver, British Columbia, was contracted for duplicate analyses of chosen pulp and rejects.

2019
•
A total of 3,976 core samples were collected from 37 drillholes.
•
Protocols for the core cutting and sampling that were used in 2019 were consistent with the 2016 drill program.
•
Sampling was completed by independent contract geologists.
•
Chosen core samples were always sawn in half, with one half of the sample interval submitted for lithium analysis and the remainder kept for future testing and/or reference.  The nominal sample interval was 1 m. Lengths were adjusted as necessary to reflect geological and/or mineralization contacts, which created the samples of less than 1m length.
•
Samples were delivered by North American Lithium Corp. personnel to the ActLabs laboratory facility in Sainte-Germaine-Boulé, Québec, for sample preparation and primary analysis.
•
Coarse rejects were returned to the mine site for storage and reference.
•
ALS of Vancouver, British Columbia, was contracted for duplicate analyses of chosen pulp and rejects.
•
Due to financial constraints, not all pegmatite intervals were sampled in 2019.  These samples were sampled in 2022 (see section below).

North American Lithium DFS Technical Report Summary – Quebec, Canada
Sayona (2022)

Sayona completed a sampling program of historical core in 2022 with objectives to:

•	Sample intervals falling within modelled pegmatite dykes. In most instances the core was previously described as pegmatite but had not been sampled.

•	Sample all pegmatite, granodiorite, volcanics and gabbro lithologies to obtain a valid Fe content database.

•	Sample all pegmatite, granodiorite, volcanics and gabbro lithologies to obtain a valid density database.

Sample preparation procedures employed by Sayona are summarised in Table 8‑3.

Table 8‑3: Summary of Sayona sample preparation methods

Year	Description
2022
•
A total of 574 core samples were collected from 129 drillholes for Li2O % and Fe % analysis.
•
A total of 600 core samples were collected from 97 drillholes for density measurements.
•
Selected core samples were always split in half, with one half of the sample interval submitted for lithium, iron and density analysis, and the remainder kept for future testing and/or reference.
•
Lengths were adjusted as necessary to reflect geological and/or mineralization contacts.
•
Samples were delivered by Sayona personnel to SGS Laboratories, for sample preparation and primary analysis.
•
Coarse rejects were returned to the mine site for storage and reference.

8.2	ANALYTICAL LABORATORY PROCEDURES

SGS, an independent laboratory not affiliated with Sayona, was responsible for analysing the samples collected by Sayona during 2022.   Preparation of samples was performed at the SGS Lakefield site, Ontario.  Samples were sent to SGS Burnaby site, British Columbia for assaying.

Samples were analysed using a four-acid digestion with ICP-AES finish, Na2O2 Fusion and HNO3 to determine %Li and Fe% content of the pulverized core samples.  Coarse rejects and pulps were returned to the NAL mine site for storage and reference.

Sample density measurements were also performed at SGS Laboratories.  Specific gravity measurements were determined by the water immersion method. Samples were weighed in air and then placed in a basket suspended in water and weighed again. The samples were not waxed or sealed; however, the natural voids were not considered to be a significant issue with respect to density determination.

8.3	QA/QC (ANALYTICAL) PROCEDURES

According to previous NAL reports, QA / QC data were collected during 2016 and 2019 drill programs. However, the raw data were not available for this report.  QA / QC results below pertain to Sayona’s 2022 sampling program.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Certified reference materials (standards)

A total of five low-grade (A), five medium grade (B), five high-grade (C) and five very high-grade (D) standards were submitted during the 2022 sampling program as part of the QA / QC procedure. Results are summarized below.

Using the determined standard A low value of 0.488% Li2O, with an SD of 0.009% Li2O, all samples were within the tolerance specification.  A control chart was not generated, as five samples do not constitute a large enough sample population to accurately chart the statistics.

The determined standard B medium value of 1.03% Li2O, with an SD of 0.003% Li2O was used.  A control chart was not generated, as five samples do not constitute a large enough sample population to accurately chart the statistics.

The determined standard C high-grade value of 1.52% Li2O, with a standard deviation of 0.016% Li2O was used.  A control chart was not generated, as five samples do not constitute a large enough sample population to accurately chart the statistics.

The determined standard D very high-grade value of 2.21.03% Li2O, with a standard deviation of 0.034% Li2O was used.  A control chart was not generated, as five samples do not constitute a large enough sample population to accurately chart the statistics.

Blank Samples

A total of twelve blank samples were dispersed throughout the sample stream during the 2022 sampling program.  All samples returned values at or below detection limit.  A control chart was not generated, as five samples do not constitute a large enough sample population to accurately chart the statistics.

8.4	QUALIFIED PERSON’S OPINION

In the Qualified Person’s opinion, the methods used for sample preparation and analysis provide sufficiently reliable results for application in the Project database and use in the estimation of mineral resources.  Chain of custody systems appear adequate to ensure sample security and transfer.

North American Lithium DFS Technical Report Summary – Quebec, Canada

9.	DATA VERIFICATION

This chapter describes the data verification process for NAL Property.   Information contained in this chapter was previously published by Sayona in a NI 43-101 Technical Report titled “Definitive Feasibility Study Report for the North American Lithium Project, La Corne, Quebec, Canada” dated April 20, 2023.

9.1	PROJECT DATABASE VALIDATION

The Project database used in the MRE includes information for drillholes collected during 2009, 2010, 2011, 2016, 2019 and 2022 programs.

9.1.1	Drillhole Locations

For the 2016 and 2019 surface drilling programs, all drill collars were surveyed in real time kinematic mode (RTK) by external surveyors.  Drillhole locations from the Project database were compared with data provided by the surveyors for 100% of both programs.  No discrepancies were noted.

9.1.2	Downhole Surveys

Downhole surveys contained in the Project database were examined for consistency.  Suspected false measurements were identified by NAL geologists were validated in Excel and visually in Leapfrog.  Measurements that were either visually or statistically incorrect were removed from the Project database.

9.1.3	Assay Certificates

ActLab provided copies of original assay certificates for verification.  SGS and ALS certificates were provided by Sayona in pdf and csv format.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 9‑1 shows the percentages of certificates received.

Approximately 90% of the assay results for drillholes completed after 2011 were validated.  Data for older programs was validated in previous technical reports.  Assays recorded in the Project database were compared to the original certificates from the different laboratories and no significant discrepancies were noted.

In the assay table, the Li2O calculated field gave a priority 1 to a Li2O (%) result.  In priority 2, a result of Li (%) was multiplied by 2.153 to obtain a Li2O (%) value.  In priority 3, a Li (ppm) result was multiplied by 0.0002153 to obtain the Li2O (%) value.  Values below the detection limits were set to half the detection limit in the Project database.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 9‑1: Percentage of certificates received by drilling programs

Program	% of received certificates
2009	1%
2010	6%
2011	0%
2016	86%
2019	92%
Environment	14%
Géotechnique-2017	0%
Jourdan	0%
LV	0%
SB-LB-E-CL-S Divers	0%
Total	38%
Recent data	90%

9.2	SITE VISIT

A site visit was completed on July 18 and July 25, 2022, by personnel engaged in the preparation of the MRE, as previously published by Sayona in a NI 43-101 Technical Report titled “Definitive Feasibility Study Report for the North American Lithium Project (dated April 14, 2023.

The site visit included a field tour of the main geological features visible in the current open pit (Figure 9‑1), a tour of the core storage facility (Figure 9‑2), visual inspections of drill cores (Figure 9‑3), and discussions with geologists and engineers of Sayona.

Selected drillhole collars in the field were also validated.  The site visits also included a review of the sampling and assay procedures, QA/QC program, downhole survey methodologies, and the descriptions of lithologies, alteration and structures (Figure 9‑3).

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 9‑1 – View of the open pit visited during the site tour

Figure 9‑2 – Core storage facility at the Project site

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 9‑3 – Core review at the core storage facility

9.2.1	Drilling and Sampling Procedure Validation

Drill core inspection and discussions were completed with on-site geologists to confirm that drilling and sampling procedures were generally well applied.

Several sections of mineralised cores were reviewed while visiting the Project.  All core boxes were labelled and properly stored outside.  Sample tags were present in the boxes, and it was possible to validate sample numbers and confirm the presence of mineralisation in witness half-core samples from the mineralised zones (Figure 9‑3).

Drilling was not underway during the site visits, it was however possible to follow the entire path of drill core from drill rig to logging and sampling to the laboratory to Project database by reviewing historical reports.  Some historical drill collars were surveyed by a handheld GPS and compared to the Project database.  No issues were noted.

North American Lithium DFS Technical Report Summary – Quebec, Canada
9.2.2	Log and Core Box Validation

During the site visit, visual inspections of drill core were completed for eleven discrete geological intervals in drillholes completed during 2009, 2010, 2011, 2016 and 2019 (Table 9‑2).  Core boxes were withdrawn from the core rack and laid on the ground to review the selected intervals.

Table 9‑2: Geological intervals inspected during site visit

BHID	Depth (m)
	From	To
QL-S09-016	260	323
QL-S09-027	392	435
QL-S10-009	130	210
Ql-S10-048	75	170
QL-S11-06	163	177
QL-S11-08	9	86
QL-S11-45	84	126
NAL-16-045	84	160
NAL-19-034	156	216
NAL-19-037	257	345

9.2.3	Validation of Sample Preparation, Analytical, QA/QC and Security Procedures

Discussions were held with on-site personnel to confirm that the sample preparation, analytical, QA / QC and sample security procedures are adequately applied.

A visual inspection of several sections of core boxes confirmed that all core boxes were labelled and properly stored.  Sample tags were present in the boxes, and it was possible to validate sample numbers and visually confirm the presence of spodumene mineralisation in the remaining half-core.

9.3	QUALIFIED PERSON’S OPINION

It is the QP’s opinion that the drilling, sampling and assaying protocols in place are adequate. The Project database provided by Sayona is of good overall quality and suitable for use in the estimation of mineral resources.

North American Lithium DFS Technical Report Summary – Quebec, Canada
10.	MINERAL PROCESSING AND METALLURGICAL TESTING

10.1	INTRODUCTION

This chapter summarizes testwork results, plant operating data, and other relevant information that has led to the identification of process improvement opportunities and form the basis for process design for the North American Lithium spodumene concentrator.

In recent history, the NAL concentrator operated from March 2013 to September 2014 (Québec Lithium Inc.), and June 2017 to March 2019 (North American Lithium Inc.).

Extensive metallurgical testwork has been undertaken on ore from the NAL deposit since 2008.  More recent testwork has focused on the impact of host rock type and the impact of dilution on metallurgical performance.

Historical metallurgical testwork for the Authier Project was undertaken as part of feasibility studies undertaken for the mine and concentrator project in 2018 and 2019.

Recent metallurgical testing has investigated the processing of blended feed combining NAL and Authier ore.

10.2	NORTH AMERICAN LITHIUM – HISTORICAL PROCESS PLANT OPERATIONS

10.2.1	Québec Lithium Concentrator Operations 2013-2014

The Québec Lithium Project operated from March 2013 until September 2014.  The concentrator never reached nameplate capacity and was unable to produce chemical grade spodumene concentrate.

The major issue encountered during operation was higher than expected dilution from the mine.  The waste rock contained iron-bearing silicate minerals that could not be adequately rejected in the concentrator flowsheet.  The result was the production of low-grade spodumene concentrate (ca. 3% to 4% Li2O) with high iron concentrations (ca. 2% to 3% Fe).

Process plant design was based on testwork operated on samples with little to no dilution.  During operation, typical levels of dilution in run of mine (ROM) ore were roughly 20%.

Major process plant deficiencies that limited throughput and concentrate quality included:

•	Higher than anticipated dilution in ROM ore.
•	Design flaws in the crushing circuit (e.g., materials handling issues, material freezing, inadequate dust collection).
•	Limited buffer capacity in the crushed ore silo.

North American Lithium DFS Technical Report Summary – Quebec, Canada
•	Inadequate iron-bearing mineral rejection in the flowsheet;
•	Inadequate high-intensity conditioning ahead of flotation.

10.2.2	North American Lithium – Operations 2017-2019

Prior to NAL concentrator restart in 2017, several plant upgrades were implemented including:

•	Installation of a secondary optical near-infrared (NIR) ore sorter;
•	Modifications to the crushed ore silo;
•	Installation of a wet high-intensity magnetic separator (WHIMS) ahead of the flotation circuit;
•	Modifications to the high-intensity conditioning tank.

The NAL concentrator operated from June 2017 until March 2019.  The concentrator never reached nameplate capacity and typically produced spodumene concentrate ranging in grade from 5.5% to 6.0% Li2O.

Figure 10‑1 shows monthly spodumene concentrate production.  During 2018 and 2019, monthly production ranged from roughly 4,500 t to 13,250 t.  At the time, nameplate capacity was roughly 15,900 t of 5.8% Li2O concentrate.

Figure 10‑2 shows monthly averages of spodumene concentrate lithia (Li2O) and iron grades and lithium recovery.  After initial plant start-up in 2017, concentrate grades ranged from 5.4% to 6.0% Li2O and from 0.9% to 1.6% Fe.  Lithium recovery ranged from roughly 55% to 70% for the same period.

Several plant improvement projects were identified which would be required to reach plant nameplate capacity and ensure production of chemical grade spodumene concentrate:

•	Modifications to the primary crusher dump hopper and feeder.
•	Improvements in the crushing circuit (e.g., materials handling, dust collection).
•	Increased crushed ore buffer capacity.
•	Installation of a third ore sorter (in parallel to the existing secondary sorter); Increased screening capacity in the ball mill circuit.
•	Improved magnetic separation (installation of a low-intensity magnetic separator (LIMS) and a second WHIMS).
•	Installation of a new high-intensity conditioning tank ahead of flotation.
•	Increase spodumene concentrate filter capacity.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 10‑1 – Monthly spodumene concentrate production

Figure 10‑2 – Concentrate grade and lithium recovery (monthly averages)

North American Lithium DFS Technical Report Summary – Quebec, Canada
10.3	METALLURGICAL LABORATORY TESTWORK PROGRAM

10.3.1	North American Lithium Testwork Review

A large number of metallurgical studies have been undertaken on samples from the NAL deposit since 2008.  In 2008, SGS Canada Inc., in Lakefield, Ontario operated a development testwork program which included a flotation pilot plant.  Variability testwork was undertaken to evaluate the impact of head grades on performance.  The testwork was used to produce engineering data for plant design and produce marketing samples.

Two composite samples were used for a series of grindability tests.  Dense media separation (DMS) and batch flotation tests were undertaken.  During the initial feasibility study, further batch-scale optimization tests were carried out as well as locked-cycle flotation tests and pilot-scale tests.  Testwork results are documented in the NI 43-101 Prefeasibility Technical Report (2010) and the updated Feasibility Technical Report (2011).  The process flowsheet was developed based on projected recoveries that were determined from the testwork program and a plant throughput of 3,800 tpd (rod mill feed).

It should be noted that all tests carried out during the prefeasibility and feasibility studies were conducted on relatively clean pegmatite ore with little ore dilution.  There were indications in early testing that ore dilution may negatively impact flotation performance; however, the extent of ore dilution was not well defined, and its impact was not thoroughly tested.  The use of optical ore sorting to remove waste material in the crushing circuit was investigated during the feasibility study but was not tested and was not included in the final feasibility study flowsheet.

Optical ore sorting was tested during detailed engineering and an optical ore sorter was installed after plant start-up to sort +3” material after primary crushing and screening.  The ore sorter did not operate in the winter months and only operated for a short period before the plant was put on care and maintenance in 2014.  A second ore sorter was installed prior to plant restart in 2017.

WHIMS tests were carried out on the final flotation concentrate during prefeasibility and feasibility study testwork.  WHIMS was performed to lower iron content of the final concentrate to meet concentrate specifications.  During testing, relatively clean pegmatite ore (low levels of dilution) was tested.  As such, iron was present in the spodumene crystal structure and WHIMS was not effective.  As a result, WHIMS was not included in the original flowsheet.

The NAL pegmatite dykes are hosted in two host rock types: granodiorite or volcanics.  Mine operations since 2013 have primarily focused on the granodiorite zones.  The two host rock types have differences in terms of mineralogy, specifically related to presence of iron-bearing silicate minerals.  Table 10‑1 and Table 10‑2 show examples host rock mineralogy and elemental composition from testwork undertaken in 2022.  The analyses show magnesio-hornblende concentrations to be significantly higher in the basalt sample (53.2%) as compared to the granodiorite sample (11.4%).  Iron concentration in the volcanics sample was 9.72% as compared to 2.87% in the granodiorite sample.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑1 – Example mineralogy of NAL host rock types

Mineral	Granodiorite	Volcanics
	wt %
Albite	50.8	23.8
Magnesio-hornblende	11.4	53.2
Quartz	14.4	1.0
Microcline	9.6	0.9
Chlorite	1.6	2.6
Muscovite	3.4	4.5
Holmquistite	4.3	5.6
Biotite	2.7	1.7
Diopside	1.7	6.2
Rutile	0.1	0.5
Total	100	100

Table 10‑2 – Example assays of NAL host rock types

Component	Granodiorite	Volcanics
	wt %
Li	0.1	0.1
Li2O	0.2	0.2
Al	8.7	5.8
Ca	3.3	7.3
Fe	2.9	9.7
Na	3.4	1.9
K	2.0	0.6
Mg	1.4	4.9
Mn	1.4	0.2
Si	29.7	23.7

Two process plant upgrades have been executed to reject iron-bearing silicate minerals in the flowsheet.  The first is the installation of a third ore sorter in the crushing circuit to reject host rock dilution.  Work is ongoing to improve the efficacy of the ore sorting system.  The second is the installation of a second WHIMS in the flowsheet to further reject iron-bearing silicate minerals prior to flotation.  A LIMS was also installed ahead of the WHIMS units to remove abraded steel from the mills, which has a negative impact on WHIMS performance.  The metallurgical testing focused on controlling iron in the flowsheet using WHIMS and the effect of the quantity and type of host rock dilution.

10.3.2	Optical Ore Sorting Test Program – 2011

In 2011, during detailed engineering, optical sorting tests were undertaken at the TOMRA (previously Commodas Ultrasort GmbH) test facility in Wedel, Germany, using commercial-scale optical sorting units.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The material provided for the test program was a mixture of pegmatite, granodiorite, and basalt.  Figure 10‑3 shows example images of the three rock types tested.

Figure 10‑3 – Ore sorting test program material (pegmatite upper left, granodiorite upper right, basalt lower)

The material provided was screened into four size fractions: -60 mm / + 40 mm, -40 mm / +20 mm, -20 mm / +12 mm, and -12 mm / +8 mm.  Each size fraction was tested with 20% and 40% waste of either granodiorite or basalt and was tested with a range of sorting parameters.  The sorting parameters can be set to minimize loss of lithium or maximize rejection of waste.  These tests demonstrated waste rejection rates as high as 95% with corresponding lithium loss of 6% or less.  Example images of sorted products from the testwork are shown in Figure 10‑4.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 10‑4 – Example images of sorted products

10.3.3	Historical Plant Operating Data – 2014

Initially, WHIMS testing was carried out at the process plant using lab scale equipment (Eriez model L-20 WHIMS).  Tests were carried out on the de-sliming cyclone underflow feeding the flotation circuit and on the spodumene concentrate product.  The objective was to remove amphiboles (hornblende) either from the flotation feed or the concentrate.  Figure 10‑5 shows the magnetic and non-magnetic fractions when the WHIMS unit was operated at 8,000 gauss (G) on the de-sliming cyclone underflow.

Figure 10‑5 – Magnetic and non-magnetic fractions from test conducted at 8,000 gauss

The tests were also run on a range of magnetic intensities.  Visually, the best results on the cyclone underflow appeared to be at about 12,000 G. Vendor testing was subsequently undertaken.  A WHIMS

North American Lithium DFS Technical Report Summary – Quebec, Canada
(Eriez WHIMS SSS-I-3000 1.0-1.3 T) was installed in the NAL process plant in 2016-17.  The WHIMS is located ahead of spodumene conditioning in the flowsheet.

10.4	NAL 2016 RE-START METALLURGICAL TESTING

In 2016, a testwork program was undertaken at SGS Canada Inc. in Lakefield, Ontario.  The program included:

•	Hardness characterization of pegmatite, granodiorite, basalt, and composite samples.
•	WHIMS testing on pegmatite samples with varying levels of dilution containing granodiorite or basalt host rock.
•	Flotation tests on samples processed through the WHIMS unit.

The results of the grindability tests showed that the Bond work indices of the sample mixtures and in-situ samples were all below the work indices used in the 2012 design criteria for sizing of the rod and ball mills.  Therefore, the presence of mine dilution should not negatively impact the mill throughput capacity.

For the WHIMS testing, the magnetic intensity was varied between 5,000 G and 15,000 G for various mixtures of pegmatite ore with granodiorite or basalt.  Results indicated that the ideal magnetic intensity to reject iron, while minimizing lithium loss, was in the range of 10,000 G to 13,000 G.

Figure 10‑6 shows iron rejection and lithium loss to the magnetic concentrate at various magnetic intensities for an ore sample containing 10% granodiorite (left) and 10% basalt (right).  Related to the host rock composition and mineralogy, magnetic separation performance is quite different in the two samples.  At 12,000 G, both samples show roughly 4.8% lithium loss with the granodiorite sample showing 47% iron rejection and the basalt sample showing 80% rejection.  The feed grades of the granodiorite and basalt samples were 1.16% Li2O and 0.95% Fe2O3, and 1.20% Li2O and 1.74% Fe2O3, respectively.

Batch flotation tests were undertaken on the non-magnetic fractions after magnetic separation at 15,000 G.  Figure 10‑7 shows the grade-recovery curves for the optimized conditions for test F3 (pegmatite with 10% basalt) and test F4 (pegmatite with 10% granodiorite).  Spodumene flotation was operated at pH 8.5 using 675 g/t of FA-2 collector with a rougher-scavenger and three stages of cleaning.  The final spodumene concentrates assayed between 1.05% and 1.10% Fe2O3.  Lithium recovery at 6% Li2O ranged from roughly 80% to 83% (interpolated).

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 10‑6 – Iron rejection and Li loss to magnetic concentrate for pegmatite with 10% granodiorite (left) and 10% basalt (right)

Figure 10‑7 – Optimized flotation test results

North American Lithium DFS Technical Report Summary – Quebec, Canada
10.5	AUTHIER METALLURGICAL TESTWORK REVIEW

10.5.1	Historical Authier Testwork

Initial testwork on the Authier deposit was undertaken by the Québec Department of Natural Resources in 1969.  Flotation tests were carried out on a bulk composite sample prepared from split drill core.  Results confirmed the ore was amenable to concentration by flotation and the tests produced spodumene concentrates assaying between 5.13% and 5.81% Li2O with lithium recovery ranging from 67% to 82%.

In 1991, Raymor Resources Ltd. conducted bench-scale metallurgical testing on mineralized pegmatite samples from the Property.  An 18.3 kg sample grading 1.66% Li2O was tested at the Centre de Recherche Minérale (CRM, now COREM) in Québec City.  The testwork produced a spodumene concentrate grading 6.30% Li2O with lithium recovery of 73%.

In 1997, Raymor Resources Ltd. completed testing at CRM on two samples from a pegmatite dyke on the Property:

1)	18 t sample grading 1.32% Li2O and
2)	12 t grading 1.10% Li2O.

Metallurgical testing on the first sample produced a concentrate grading 5.61% Li2O with 61% lithium recovery.  Magnetic separation was used in the testing to remove iron-bearing silicate minerals.  The second sample returned a final concentrate grade of 5.16% Li2O with 58% recovery.

In 1999, metallurgical testing was conducted at COREM on a 40-t mineralized pegmatite sample from the main intrusion at the Authier property.  The testing program was conducted as part of a prefeasibility study.  Results showed spodumene concentrate grades ranging from 5.78% to 5.89% Li2O with lithium recoveries ranging from 68% to 70% from a sample with head grade of 1.14% Li2O.  A sample with head grade of 1.35% Li2O produced a 5.96% Li2O concentrate at 75% recovery.

Glen Eagle Resources Inc. undertook a testing program in 2012 on a 270 kg sample as part of a Preliminary Economic Assessment (PEA) of the Project.  Batch testwork produced a concentrate grading 6.09% Li2O with 88% lithium recovery after two stages of cleaning (without the use of mica pre-flotation).  After four stages of cleaning and passing the concentrate through a WHIMS at 15,000 G a concentrate grading 6.44% Li2O was produced at 85% recovery.

In 2016, Sayona Québec completed a metallurgical testing program using drill core from 23 historical holes totaling 430 kg, representing the entire deposit geometry (including 5% mine ore dilution).  Concentrate grades varied from 5.38% to 6.05% Li2O with a lithium recovery ranging from 71% to 79%.  Results indicated that ore dilution had a negative impact on flotation performance.

North American Lithium DFS Technical Report Summary – Quebec, Canada
In 2017, two representative samples were prepared, and flotation testing was undertaken to examine the impact of the presence of dilution material and the use of site water.  Testwork demonstrated the ability to produce concentrate grading 6.0% Li2O with lithium recovery greater than 80%.

The majority of the testing for the Project has focused on spodumene recovery by froth flotation.  Recently (2016-17), Sayona Quebec performed several heavy-liquid separation (HLS) test programs to assess the viability of producing a coarse spodumene concentrate using dense media separation.  Testwork and economic analysis showed that dense media separation was not a viable process option for the Authier deposit.

Table 10‑3 gives an overview of recent metallurgical testing programs operated by SGS Canada Inc. at their facilities in Lakefield, Ontario.

Figure 10‑8 shows the locations in the pit from which the historical metallurgical testing samples were taken.

Table 10‑3 – Recent Authier metallurgical testing programs

Year	Owner	Sample Size	Testwork
2,012	Glen Eagle	270 kg	Flotation testing
2,016	Sayona Québec	430 kg	HLS and flotation testing
2,017		52 kg	HLS and flotation testing
		66 kg sample	HLS and flotation testing
		120 kg sample	HLS
2,018		5 t sample	Pilot plant program
2,019		Pilot plant sample	Batch optimization testing

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 10‑8 – Drillhole locations for the various metallurgical testing samples

10.5.2	Feasibility-level Authier Testwork (2018)

A pilot plant testwork program was undertaken in 2018 at SGS Canada Inc. as part of the feasibility study.  The aim of the testwork was to confirm the spodumene concentration flowsheet, operational parameters, efficiencies, and consumptions.  Roughly 5 t of drill core was used to prepare two composite samples representing:

1)	years 0-5, and
2)	years 5+ of operation.

Testwork included batch, locked cycle, and continuous piloting.

10.5.2.1.1	Feed Characterization

Chemical analysis of the two composite pilot plant feed samples is shown in Table 10‑4.  The head grades of the two composite samples were 1.01% Li2O and 1.03% Li2O, respectively.  The only significant differences in chemical composition were slightly elevated concentrations of iron and magnesium in Composite 1.  Samples of each composite were analyzed by X-ray diffraction (XRD).  Results of semi-quantitative mineralogical analysis are shown in Table 10‑5.  Feldspars (albite and microcline), quartz and

North American Lithium DFS Technical Report Summary – Quebec, Canada
spodumene are the major constituents in the samples.  The presence of hornblende/ clinochlore and elevated concentrations of biotite in Composite 1 correspond to elevated concentrations of iron and magnesium in the sample Table 10‑4.

Table 10‑4 – Chemical compositions of the pilot plant feed samples

Analysis	Composite 1	Composite 2
	Years 0-5	Years 5+
Li	0.5	0.5
Li2O	1.0	1.0
SiO2	73.5	74.9
Al2O3	15.6	15.6
Fe2O3	0.8	0.6
MgO	0.4	0.1
CaO	0.3	0.2
Na2O	4.7	4.6
K2O	2.7	3.0
P2O5	0.0	0.0
MnO	0.1	0.1
Cr2O3	0.0	0.0
sg	2.7	2.7

Table 10‑5 – Semi-quantitative XRD results (Rietveld analysis)

Mineral	Composite 1	Composite 2
	wt %
Albite	36.2	33.9
Quartz	31.1	34.8
Spodumene	11.3	9.7
Microcline	9.6	11.0
Muscovite	4.0	9.3
Hornblende	3.4	-
Biotite	1.6	1.2
Clinochlore	2.7	-
Total	100	100

10.5.2.1.2	Grindability

Table 10‑6 summarizes the grindability testwork results obtained during the pilot plant program.  Bond low-energy impact crushing work index (CWI) ranged from 12.1 kWh/t to 19.5 kWh/t (moderately soft to medium range).  Bond ball mill work index (BWI) ranged from 12.7 kWh/t to 15.8 kWh/t with an average of 14.6 kWh/t, ranking the samples as moderately soft to moderately hard.  The abrasion index (AI) ranged

North American Lithium DFS Technical Report Summary – Quebec, Canada
from 0.806 g to 1.009 g.  The material tested was highly abrasive and fell in the 95-98th percentile in the SGS abrasion index database.

Table 10‑6 – Summary of grindability results

Sample	Hole no.	CWI	BWI	AI
		(kWh/t)	(kWh/t)	(g)
1	AL-17-034 47-49 m	13.0	12.7	0.912
2	AL-17-034 54-56 m	14.7	14.5	0.806
3	AL-17-037 167-171 m	12.1	15.8	0.953
4	AL-17-036 81-83 m	15.8	15.8	1.009
5	AL-17-036 102-104 m	19.5	15.2	1.005
6	AL-17-038 53-54 m	15.0	14.9	0.962
PP1	Composite 1 - Yr 0-5	-	13.7	-
PP2	Composite 2 - Yr 5+	-	14.1	-

10.5.2.1.3	Bench-scale Flotation Tests

Over forty bench-scale batch flotation tests were operated to confirm and optimize the flowsheet and reagent schemes prior to piloting.  Batch tests were undertaken on each composite and included: stage-grinding, magnetic separation (5,000 G and 10,000 G), de-sliming, mica flotation, and spodumene flotation.  The batch tests investigated a number of variables (e.g., feed particle size, flowsheet configuration, reagents schemes, spodumene conditioning) to optimize metallurgical performance.  The optimized flowsheet that was developed, which was used in tests F37 to F43, is presented in Figure 10‑9.

North American Lithium DFS Technical Report Summary – Quebec, Canada

1
80 Mesh Screen
Stage-Grinding
High Density Scrubbing
De-Sliming Cyclone 1
2
Mag Sep 5k and 10k Gauss
3
Mica Conditioning
Mica Rougher Flotation
Mica Scavenger Flotation
4
High Density Scrubbing
De-Sliming Cyclone 2
5
High Density Conditioning
Spod. Ro. Flotation
High Density Conditioning
Spod. Ro. Scav. Flotation
7
6
1st Cleaner
8
2nd Cleaner
3rd Cleaner
9
Product Legend
1 Crushed Feed
2 Slimes 1
3 WHIMS Mag Conc
4 Mica Conc.
5 Slimes 2
6 Li Ro Scav Conc
7 Li Ro Scav Tails
8 Li Cleaner Tails
9 Li Final Conc.

Figure 10‑9 – Optimized batch flowsheet

For the optimized tests, sub-samples of Composite 1 or 2 were stage-ground to 100% passing 180 µm.  The stage-ground feed was scrubbed in a Denver D12 4 L flotation cell for 3 min.  The scrubbed material

North American Lithium DFS Technical Report Summary – Quebec, Canada
was de-slimed by settling and decanting in a cylinder.  De-slimed material was processed through an Eriez model L-4-20 laboratory-scale WHIMS.  The material was processed sequentially at 5,000 G and 10,000 G.

The non-magnetic material was transferred to a 4 L Denver D12 flotation cell for mica conditioning.  Sodium hydroxide (NaOH) was added to raise the pH to ~10.5 and Armac T (mica collector) and methyl isobutyl carbinol (MIBC) were added.  Mica rougher and scavenger flotation was performed, and products were filtered and dried.

The mica scavenger tailings were scrubbed at high density (~65% w/w solids) in a Denver D12 flotation machine for ten minutes.  The scrubbed material was de-slimed by settling and decanting.

The de-slimed material was conditioned in a 4 L Denver D12 flotation cell at a pulp density of roughly 65% w/w solids.  Sylfat FA-2 (spodumene collector) was added and the slurry and conditioned for five minutes.  Rougher and scavenger flotation were undertaken followed by three stages of cleaning.  pH was controlled at 8.5 with soda ash (Na2CO3) addition.

Reagent dosages for the optimized batch tests operated on Composite 1 or Composite 2 are shown in Table 10‑7.  Armac T dosage ranged from 100 g/t to 110 g/t and FA-2 dosage ranged from 780 g/t to 1,080 g/t.  The feed samples for the tests shown in Table 10‑7 were stage-ground to 100% passing 180 µm.

Table 10‑7 – Reagent dosages for selected batch tests

Feed	Test	Dosage (g/t)
		NaOH	Na2CO3	Armac T	F100	FA-2	Na Silicate
Composite 1	F34	250	300	110	250	1,080	0
	F37	388	150	110	250	1,080	0
	F40	312	125	110	250	780	0
Composite 2	F30	275	175	100	250	1,080	25
	F42	375	162	110	250	980	0
	F43	450	512	110	250	980	0

Figure 10‑10 shows the grade-recovery curves for selected batch tests.  The results show that 80% lithium recovery was achieved at a concentrate grade of 6.0% Li2O for both composite samples.  Iron concentrations in the spodumene concentrate ranged from 1.0% to 1.6% Fe2O3.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 10‑10 – Batch test grade-recovery curves

10.5.2.1.4	Locked Cycle Tests

A locked-cycle test was performed on each composite sample.  The conditions for the tests were based on batch tests F41 and F43.  The flowsheet for the locked-cycle tests in shown in Figure 10‑11.  Feed samples were stage-ground to 100% passing 180 µm.  Reagent dosages for the tests are given in Table 10‑8.  The only differences in the test conditions were the slight increase in Armac T dosage from 110 g/t (Composite 1) to 120 g/t (Composite 2) and the addition of MIBC (10 g/t) ahead of mica flotation for Composite 2.

Locked-cycle flotation test results on Composite 1 and Composite 2 showed an average concentrate grade of 5.85% Li2O at 84% lithium recovery, and 5.86% Li2O at 83% recovery, respectively.  Iron concentration in the spodumene concentrate was 1.81% Fe2O3 for Composite 1 and 1.09% Fe2O3 for Composite 2.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 10‑11 – Locked-cycle flowsheet (Composite 1)

Table 10‑8 – Reagent dosages for the locked-cycle batch tests

Feed	Dosage (g/t)
	NaOH	Na2CO3	Armac T	MIBC	F100	FA-2
Composite 1	150	600	110	0	250	1,035
Composite 2	150	600	120	10	250	1,035

North American Lithium DFS Technical Report Summary – Quebec, Canada
10.5.2.1.5	Continuous Pilot Plant

The concentrator pilot plant was operated by SGS in a series of 13 campaigns during April 2018.  Three feed samples were tested: a low-grade commissioning sample, Composite 1 and Composite 2.  The commissioning sample was initially fed to the pilot plant to confirm mechanical reliability, robust operating procedures, and analytical laboratory capabilities.  Once commissioning was complete, the two composite pilot plant samples were processed through the plant.  The plant operated for over 100 h and processed over 5 t of feed material.  The flowsheet for continuous pilot plant testing campaign PP06 is shown in Figure 10‑12.  The circuit was fed at a rate of 50 kg/h of crushed ore (-3.36 mm) to a rod mill in closed-circuit with a 180 µm vibrating screen.  The flowsheet included: grinding, multiple stages of de-sliming, magnetic separation, mica flotation, and spodumene flotation.

Reagent dosages for the optimized pilot plant campaigns are shown in Table 10‑9.  For the optimized conditions, Armac T dosage ranged from 112 g/t to 220 g/t and FA-2 dosage ranged from 656 g/t to 1,106 g/t.

Pilot plant mass balance data was reconciled using Bilmat software.  For the optimized flowsheets, pilot plant operation on Composite 1 produced concentrate ranging from 5.9% to 6.0% Li2O with recoveries ranging from 67% to 71%.  Fe2O3 content in the spodumene concentrates ranged from 1.70% to 1.89%.  For Composite 2, the concentrate grade ranged from 5.8% to 6.2% Li2O with lithium recovery from 73% to 79%.  Fe2O3 content in the spodumene concentrates ranged from 0.96% to 1.16%.  Continuous pilot plant operation produced roughly 400 kg of spodumene concentrate.

Historical Authier testwork results were used for plant design in the 2018 feasibility study and 2019 updated feasibility study for the Project.

Table 10‑9 – Reagent dosages for selected pilot plant tests

Test	Feed	P80 (µm)	Dosage (g/t)
			Na2CO3	Armac T	MIBC	F100	FA-2
PP-11S	Composite 1	188	576	130	21	254	693
PP-11F		188	576	130	21	254	693
PP-12F		189	543	220	21	266	656
PP06	Composite 2	180	402	112	19	242	1,065
PP-07S1		182	600	121	19	264	1,106
PP-07S2		182	600	212	19	264	1,106

North American Lithium DFS Technical Report Summary – Quebec, Canada

Crushed
Feed
-3.36 mm
Screen
180 µm
Cyclone #1
LIMS
Magnetic
Separation
Tails
WHIMS
50 kg/h
Rod Mill
Tails
Desliming
Cyclone #2
Tails
Cyclone #3
De-sliming
Cyclone #4
Mica
Conditioning
Mica
Flotation
Mica Conc
(Tails)
High-Density
Scrubbing
Thickener
Tails
65 wt% solids
High-Density
Conditioning
Rougher Tails
1st Cleaner Tails
Spodumene
Flotation
2nd Cleaner Tails
Filtration
Spodumene
Concentrate

Figure 10‑12 – Pilot plant flowsheet (PP-06)

North American Lithium DFS Technical Report Summary – Quebec, Canada
10.6	BLENDED ORE (NAL AND AUTHIER) TESTWORK REVIEW

10.6.1	Preliminary Testwork (2019)

Initial testwork on blended NAL and Authier samples was undertaken in 2019 at SGS Canada Inc. in Lakefield, Ontario.  The Authier sample tested was material from the 2018 pilot plant and was a blend of Composite 1 and Composite 2 material.  The NAL samples (pegmatite, granodiorite and volcanics) were hand-picked from ROM stockpiles located at the NAL site in November 2019.

The blend ratio tested was 75% NAL ore and 25% Authier ore.  Based on historical data, dilution in the NAL mine plan was expected to be roughly 18%.  By contrast, and due to the nature of the deposit and the mining strategy, the Authier mine plan was expected to include less than 5% dilution in ROM ore.

Assays of the various feed samples are shown in Table 10‑10.  The Authier pegmatite sample had a grade of 1.05% Li2O.  The NAL pegmatite sample was high-grade at 1.57% Li2O.  The NAL granodiorite (4.1% Fe2O3) and the volcanics samples (13.1% Fe2O3) had relatively high iron content as compared to the pegmatite samples (0.82% and 0.49%, respectively).  Table 10‑11 shows the composition of the feed blends tested.

Test procedures included: crushing, grinding, de-sliming, WHIMS and spodumene flotation.  Reagent dosages were chosen based on historical testwork and NAL operating experience.

Figure 10‑13 shows the grade-recovery curves for the four tests.  Figure 10‑14 shows the relationship between Fe2O3 and Li2O concentrations in the concentrates.

For test F3, the concentrate produced from the blended sample containing basalt was unable to achieve 6% Li2O (5.87% Li2O at 80% recovery).  The final concentrate also contained a relatively high level of iron (1.96% Fe2O3).  Results for test F4 showed that the concentrate produced from the blended sample containing granodiorite achieved 6% Li2O at 85% recovery.  Iron levels in the final concentrate were slightly high at 1.33% Fe2O3.

Test F5 on NAL pegmatite (no dilution) performed well, achieving 6% Li2O at roughly 90% recovery.  Iron in the 6% Li2O concentrate was roughly 1.2% Fe2O3.  Test F6 on a blend of Authier and NAL pegmatite (no dilution) performed well, achieving 6% Li2O at roughly 90% recovery.  Iron in the 6% Li2O concentrate was roughly 1.2% Fe2O3.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑10 – Assays of ore samples tested

Analysis	Authier	NAL
	Composite	Pegmatite	Granodiorite	Volcanics
Li	0.49	0.73	0.14	0.09
Li2O	1.05	1.57	0.30	0.19
SiO2	73.50	74.00	62.70	48.90
Al2O3	15.60	15.70	16.70	8.95
Fe2O3	0.82	0.49	4.10	13.10
MgO	0.26	0.02	2.30	11.80
CaO	0.21	0.24	4.59	10.50
Na2O	4.75	3.39	4.48	1.46
K2O	2.80	2.33	2.24	1.23

Figure 10‑13 – Grade – recovery curves

The pegmatite sample tested from NAL was relatively high-grade compared to the expected life-of-mine average.  All samples tested produced concentrate with Fe2O3 concentrations exceeding 1%.  The sample tested containing basalt produced a concentrate of 5.87% Li2O (slightly below 6%), which contained a relatively high concentration of iron (1.96% Fe2O3).

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑11 – Overview of feed samples tested

Test	Authier	NAL
	Composite	Pegmatite	Granodiorite	Volcanics
Composition, %
F3	25	67.5	-	7.5
F4	25	67.5	7.5	-
F5	-	100.0	-	-
F6	25	75.0	-	-

Figure 10‑14 – Fe2O3 vs. Li2O in the concentrate

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑12 – Final spodumene concentrate grade (3-stages of cleaning)

Test	Li2O	Fe2O3
	%
F3	5.87	1.96
F4	6.05	1.33
F5	6.54	1.29
F6	6.24	1.18

10.6.1.1	Prefeasibility study testwork (2021-22)

Testwork on blended NAL and Authier ore was undertaken in 2021-22 at SGS Canada Inc. in Lakefield, Ontario.  Both samples were selected from drill core.  The main objectives of the testwork were:

•	To test a blended feed sample (64% NAL and 36% Authier).
•	Test the impact of basalt waste rock dilution on performance.
•	Examine the impact of two-stages of WHIMS on concentrate quality.

Pegmatite and host rock samples were analyzed separately.  Table 10‑13 and Table 10‑14 show assays and mineralogy of the components.

Table 10‑13 – Assays of the pegmatite and host rock samples

Component	NAL			Authier
	Pegmatite	Basalt	Granodiorite	Pegmatite	Basalt
	Composition, wt %
Li	0.67	0.08	0.11	0.68	0.10
Li2O	1.44	0.17	0.24	1.46	0.22
Al	8.42	5.77	8.73	8.42	9.21
Ca	0.23	7.29	3.32	0.12	3.51
Fe	0.15	9.72	2.87	0.26	7.76
Na	3.32	1.92	3.41	3.23	3.30
K	2.16	0.62	2.00	2.40	0.59
Mg	0.02	4.94	1.39	0.04	5.62
Mn	0.10	0.16	0.05	0.09	0.22
Si	34.20	23.70	29.70	34.50	22.20

Based on previous studies and NAL operational data, the NAL testwork feed sample comprised 10% basalt dilution (to simulate feed to the mill after ore sorting).  The feed samples were blended at a ratio of 64% NAL ore and 36% Authier ore (to simulate rod mill feed).  Table 10‑15 shows the assays of the blended ore sample.  The feed grade of the blended sample was 1.14% Li2O and 1.56% Fe2O3.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The samples were stage-crushed and stage-ground to a target P80 of 200 µm.  The samples were scrubbed and de-slimed, underwent WHIMS, de-slimed and conditioned prior to spodumene rougher and scavenger flotation followed by three stages of cleaning.  The testwork was designed to mimic the NAL flowsheet.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑16 shows reagent dosages for the optimized tests.  For the optimized tests, FA-2 fatty acid collector dosage ranged from 780 g/t to 1,080 g/t.

Figure 10‑15 shows the grade-recovery curves for the three optimized tests.  Final spodumene concentrate grades in the three tests were roughly 6% Li2O.  Lithium recovery ranged from 60% to 66%.

Table 10‑14 – Mineralogy of the pegmatite and host rock samples

Mineral	NAL			Authier
	Pegmatite	Basalt	Granodiorite	Pegmatite	Basalt
	Composition, wt %
Albite	39.50	23.80	50.80	37.40	40.00
Magnesio-hornblende	-	53.20	11.40	-	36.80
Quartz	25.10	1.00	14.40	26.70	-
Microcline	12.40	0.90	9.60	11.50	-
Chlorite	-	2.60	1.60	-	15.90
Muscovite	3.00	4.50	3.40	4.50	4.10
Holmquistite	-	5.60	4.30	-	-
Biotite	0.80	1.70	2.70	0.90	0.90
Diopside	-	6.20	1.70	-	0.40
Rutile	-	0.50	0.10	-	0.30
Calcite	0.50	-	-	0.50	-
Beryl	0.20	-	-	0.20	-
Total	100	100	100	100	100

Table 10‑15 – Blended ore assays

Component	NAL/Authier Blend
Composition, %
Li	0.53
Li2O	1.14
Al2O3	15.40
CaO	0.98
Fe2O3	1.56
Na2O	4.40
K2O	2.51
MgO	0.73
MnO	0.15
SiO2	72.50

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑16 – Reagent dosages for optimized tests

Test	P100 (µm)	Dosage (g/t)
		Na2CO3	NaOH	F100	F220	FA-2
F6	300	225	75	250	-	780
F9	300	225	75	250	-	1,080
F16	300	201	75	-	250	780

Figure 10‑15 – Grade – recovery curves

Table 10‑17 shows the final concentrate grades which ranged from 6.01% to 6.05% Li2O and 0.78% to 1.05% Fe2O3.

Table 10‑17 – Final spodumene concentrate assays

Test	Li2O	Fe2O3
	%
F6	6.01	1.05
F9	6.01	0.98
F16	6.05	0.78

North American Lithium DFS Technical Report Summary – Quebec, Canada
Figure 10‑16 compares the performance of the WHIMS when processing ore containing basalt versus granodiorite host rock (10% dilution in all tests shown).  The data points are taken from several testwork programs on NAL ore and blended ore.  The results show higher mass pulls, iron rejection and lithium losses for the basalt tests.  This is due to the higher concentrations of iron-bearing silicate minerals in the basalt samples.

Figure 10‑16 – Comparison of WHIMS performance with basalt vs. granodiorite host rock

10.6.1.2	Tailings Filtration

The target moisture content that forms the basis of assessment and filter sizing was 15%.  During the test program, the effects of cake thickness and drying time on filter cake moisture and the production rate were examined.

In 2022, ten pressure filtration tests were conducted by Pocock Laboratories on combined tailings samples.  Two pressure filtration methods were tested:

1)	air blowing only and
2)	membrane squeeze with air blow.

The design conditions simulated the filtration of tailings with an average 56% solids feed density.

The pressure for all ten air blow procedures was maintained at 552 kPa.  However, combined tailings material in four out of ten tests were subjected to an additional pressure of 690 kPa for the initial membrane squeeze procedure, which was raised to 1,600 kPa for the final 30 seconds of air blow.

The test results and the simulations yielded the production of a tailings cake with satisfactory discharge as well as stacking properties reaching their target values in a cycle time that would require one operating and one stand-by pressure filter configuration, the specifications for which are provided in Chapter 14.

North American Lithium DFS Technical Report Summary – Quebec, Canada
10.6.1.3	Feasibility Study Testwork (2022-23)

Testwork on blended NAL and Authier ore was undertaken in 2022-23 at SGS Canada Inc. in Lakefield, Ontario.  Two composite and five variability samples were tested.  The main objectives of the testwork were to:

•	Test blended feed samples (64% NAL and 36% Authier).
•	Test the impact of granodiorite, gabbro, and volcanics waste rock dilution on metallurgical performance.
•	Mimic the NAL flowsheet.

10.6.1.4	Composite Samples

The NAL pegmatite sample was collected in 2022 by operations geologists from run-of-mine ore remaining in the pit from previous mining operations in 2019.  The material was selected to represent average-grade material.  The NAL volcanics and granodiorite samples used were material remaining from the PFS testwork program.  The Authier pegmatite sample was taken from a test pit onsite.  The Authier host rock (ultramafic) sample was from the PFS testwork program.

Pegmatite and host rock samples were analyzed separately.  Table 10‑18 and Table 10‑19 show assays and mineralogy of the components.  The NAL and Authier pegmatite samples graded 1.12% and 1.05% Li2O, respectively.  The host rock samples contained low levels of lithium, ranging from 0.17% to 0.24% Li2O.  A major difference between the host rock samples was the varying iron concentrations which ranged from 4.10% to 13.9% Fe2O3.

Table 10‑18 – Composite sample assays of the pegmatite and host rock samples

Component	NAL			Authier
	Pegmatite	Volcanics	Granodiorite	Pegmatite	Ultramafic
	Composition, wt %
Li	0.52	0.08	0.11	0.49	0.10
Li2O	1.12	0.17	0.24	1.05	0.22
Al2O3	15.60	10.90	16.49	15.60	17.40
CaO	0.37	10.20	4.65	0.14	4.91
Fe2O3	0.32	13.90	4.10	0.42	11.10
Na2O	4.57	2.59	4.60	4.42	4.45
K2O	2.61	0.75	2.41	2.86	0.71
MgO	0.05	8.19	2.31	0.05	9.32
MnO	0.10	0.21	0.06	0.13	0.28
SiO2	74.30	50.10	63.50	74.40	47.50

North American Lithium DFS Technical Report Summary – Quebec, Canada
The NAL and Authier pegmatite samples contained 14.7% and 12,9% spodumene.  The major difference between the host rock types was the varying amounts of magnesio-hornblende which ranged from 11.4% to 53.2%.  The volcanics and granodiorite samples contained holmquistite which correlates with the presence of lithium in the samples.

Table 10‑19 – Mineralogy of the pegmatite and host rock samples

Mineral	NAL			Authier
	Pegmatite	Volcanics	Granodiorite	Pegmatite	Ultramafic
	Composition, wt %
Spodumene	14.7	-	-	12.9	-
Albite	38.8	23.8	50.8	38.5	40.0
Magnesio-hornblende	-	53.2	11.4	-	36.8
Quartz	27.9	1.0	14.4	29.3	-
Microcline	15.8	0.9	9.6	15.2	-
Chlorite	-	2.6	1.6	-	15.9
Muscovite	2.2	4.5	3.4	3.6	4.1
Holmquistite	-	5.6	4.3	-	-
Biotite	-	1.7	2.7	-	0.9
Diopside	-	6.2	1.7	-	0.4
Rutile	-	0.5	0.1	-	0.3
Petalite	0.4	-	-	0.5	-
Total	100	100	100	100	100

The samples were blended at a ratio of 64% NAL ore and 36% Authier ore (to simulate rod mill feed composition).  Based on previous studies, mine plans, and NAL operational data, the NAL testwork feed samples comprised 9% dilution (medium dilution).  The Authier portion of the sample contained 1.7% dilution.  Two samples were prepared, one containing volcanics and one containing granodiorite.  Table 10‑20 shows the assays of the blended composite samples.  The feed grade of composite 1 (volcanics) was 1.12% Li2O and 1.29% Fe2O3, and composite 2 (granodiorite) was 1.12% Li2O and 0.68% Fe2O3.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑20 – Blended feed assays

Component	Composite 1 (Volcanics)	Composite 2 (Granodiorite)
	Composition, %
Li	0.5	0.5
Li2O	1.1	1.1
Al2O3	15.2	15.7
CaO	0.9	0.6
Fe2O3	1.3	0.7
Na2O	4.4	4.6
K2O	2.6	2.8
MgO	0.6	0.3
MnO	0.6	0.3
SiO2	72.5	73.4

10.6.1.5	Variability Samples

Five variability samples were selected from NAL drill core samples (quarter core).  The samples were selected to represent early years of production (years 1-10) and to include each major type of host rock (i.e., granodiorite, gabbro and volcanics).  Table 10‑21 gives a brief description of each of the five variability samples.  Pegmatite and host rock samples from each drillhole were grouped separately.  Pegmatite and host rock sample composites were analyzed for chemical composition and mineralogy.

Table 10‑22 shows the chemical composition of the pegmatite and host rock for each variability sample.  Pegmatite grades ranged from 0.88% to 1.25% Li2O and from 0.15% to 0.79% Fe2O3.  Host rock sample grades ranged from 0.19% to 0.47% Li2O and from 4.1% to 12.1% Fe2O3.

Spodumene content of the pegmatite samples ranged from 10.8% to 15.4%.  Muscovite content ranged from 2.0% to 4.5%.  Low levels of spodumene are seen in the host rock samples (1.1% to 2.4%).  Holmquistite is present in all host rock samples ranging from 2.0% to 6.8%.  Large variations in magnesio-hornblende content (3.3% to 63.2%) can be seen in the various host rock types.

Similar to the composite samples, NAL variability testwork feed samples comprised 9% dilution while the Authier portion (composite samples) contained 1.7% dilution.  The samples were blended at a ratio of 64% NAL ore and 36% Authier ore (to simulate rod mill feed composition).

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑21 – Variability sample description

Variability Sample	Years of Production	Host Rock Type	Hole ID	Dykes
1.0	Years 1-2	Volcanics / Granodiorite	NAL-19-008	B
			NAL-19-008	N
			NAL-19-019	B
			NAL-19-023	B2
2.0	Years 1-2	Granodiorite	NAL-16-005	CT_S-K
			NAL-16-012	CT_S-K
			NAL-16-028	CT_K
			NAL-19-010	B2
3.0	Years 3-5	Volcanics / Granodiorite	NAL-16-035	P
			NAL-16-036	N
			NAL-19-020	B
			NAL-19-026	B
4.0	Years 3-5	Gabbro	NAL-19-011	CT_V2
			NAL-19-031	N2
			NAL-19-034	CT_V2
			NAL-19-036	CT_S-K
5.0	Years 5-10	Gabbro / Granodiorite	NAL-19-021	A
			NAL-19-024	B
			NAL-19-036	CT_V

Table 10‑22 – NAL Variability sample assays: pegmatite and host rock

Component	Pegmatite Composition, wt %					Host Rock, Composition, wt %
	Var 1	Var 2	Var 3	Var 4	Var 5	Var 1	Var 2	Var 3	Var 4	Var 5
Li	0.57	0.41	0.57	0.50	0.58	0.14	0.10	0.22	0.09	0.15
Li2O	1.23	0.88	1.23	1.08	1.25	0.30	0.21	0.47	0.19	0.32
Al2O3	15.50	15.80	15.70	14.90	15.30	15.30	16.40	14.00	8.80	8.90
CaO	0.38	0.86	0.48	0.39	0.36	8.40	4.41	7.67	12.10	11.80
Fe2O3	0.15	0.79	0.28	0.26	0.23	8.24	4.11	9.70	11.90	11.20
Na2O	4.79	4.85	4.79	4.50	4.38	2.54	4.45	2.99	1.51	1.62
K2O	1.95	2.70	2.22	2.49	2.45	1.07	2.36	1.44	0.72	0.65
MgO	0.04	0.40	0.12	0.11	0.10	5.49	2.32	6.50	9.89	9.69
MnO	0.15	0.10	0.16	0.16	0.16	0.17	0.08	0.17	0.20	0.19
SiO2	74.90	72.60	73.40	75.60	75.40	55.50	62.70	53.90	52.10	52.70

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑23 – NAL Variability sample mineralogy: pegmatite and host rock

Mineral	Pegmatite Composition, wt %					Host Rock Composition, wt %
	Var 1	Var 2	Var 3	Var 4	Var 5	Var 1	Var 2	Var 3	Var 4	Var 5
Spodumene	14.7	10.8	15.4	13.5	14.9	2.1	1.1	2.4	1.3	2.4
Quartz	29.3	24.1	27.6	30.4	30.3	10.0	13.4	4.5	5.2	6.1
Plagioclase	42.3	45.7	43.3	40.8	39.2	36.5	47.7	36.6	14.1	19.8
Magnesio-hornblende	-	0.8	-	-	-	24.5	3.3	26.3	63.2	47.3
K-feldspar	10.4	11.9	10.4	13.1	13.1	1.5	10.5	2.4	1.8	2.0
Phlogopite	-	-	-	-	-	7.5	6.6	9.1	3.4	3.5
Epidote	-	-	-	-	-	4.9	4.7	4.8	3.3	5.9
Holmquistite	-	0.7	-	-	-	3.8	3.9	6.8	2.0	4.5
Muscovite	2.0	4.5	3.3	2.2	2.4	-	-	-	-	-
Diopside	-	-	-	-	-	4.2	2.9	2.5	2.7	3.3
Clinochlore	-	1.3	-	-	-	1.7	3.0	1.9	0.8	1.3
Schorl	1.3	-	-	-	-	1.9	1.9	0.9	1.0	1.3
Other	-	0.2	-	-	-	1.0	0.4	1.0	1.0	1.9
Total	100	100	100	100	100	100	100	100	100	100

Table 10‑24 – NAL blended variability sample assays

Component	Composition, wt %
	Var 1	Var 2	Var 3	Var 4	Var 5
Li	0.52	0.46	0.52	0.48	0.53
Li2O	1.12	0.99	1.12	1.03	1.14
Al2O3	15.60	15.70	15.60	14.00	15.60
CaO	0.81	0.84	0.83	0.97	0.68
Fe2O3	0.81	0.93	1.05	1.13	0.95
Na2O	4.51	4.67	4.56	4.32	4.54
K2O	2.20	2.73	2.39	2.41	2.67
MgO	0.43	0.46	0.52	0.65	0.36
MnO	0.15	0.10	0.15	0.15	0.16
SiO2	73.70	72.20	72.30	69.60	73.40

10.6.1.6	Composite Sample Testwork Results

The composite samples were stage-crushed and stage-ground to P100 values between 212 µm and 300 µm.  The samples were scrubbed and de-slimed, underwent two stages of magnetic separation (WHIMS), de-slimed and conditioned prior to batch spodumene rougher and scavenger flotation followed by three stages of cleaning.  The batch tests were designed to mimic the NAL flowsheet with recent 2023 circuit modifications.

Initial testwork examined the impact of grind size on flotation performance.  Samples were stage-ground and screened.  Tests were operated on each composite at -300 µm (tests F2 and F5) and -250 µm (tests

North American Lithium DFS Technical Report Summary – Quebec, Canada
F7 and F8) as shown in Figure 10‑17.  The finer grind (-250 µm) showed improved performance.  Based on the results, all further testing was undertaken at a grind size of -250 µm.  Tests were operated with a 250 g/t dosage of F220 dispersant and total dosage of FA-2 collector of 780 g/t.

Figure 10‑17 – Composite samples – Effect of grind size

Tests were undertaken to examine the effect of collector dosage of flotation performance.  Figure 10‑18 shows an example for composite 1.  Tests were undertaken using 680 g/t, 780 g/t and 980 g/t of FA-2 collector.  There was a slight improvement in performance at the highest collector dosage.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 10‑18 – Effect of collector (FA-2) dosage on flotation performance

Tests were undertaken to examine the impact of host rock dilution on flotation performance.  The amount of NAL volcanics (host rock) included in the feed sample was varied: low (4.5%), medium (9%), and high (11%).  Figure 10‑19 shows grade-recovery curves for the three batch flotation tests.  The low dilution sample showed the best performance which was largely attributed to lower lithium losses during magnetic separation (5.8% lithium loss as compared to 8.5% and 8.6% for the medium and high dilution samples, respectively).  Table 10‑25 shows final spodumene concentrate assays for the tests.  The low dilution sample showed the highest lithia grade and lowest iron content.

Table 10‑25 – Final spodumene concentrate assays

Test	Li2O	Fe2O3
	%
F22 (Low Dilution)	5.58	1.26
F11 (Medium Dilution)	5.27	1.76
F23 (High Dilution)	5.30	1.43

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 10‑19 – Example of the impact of dilution on flotation performance

10.6.1.7	Variability Sample Testwork Results

The variability samples were tested using the same flowsheet (mimicking the NAL flowsheet) as the composite samples.  All variability tests were operated under the same conditions as shown in Table 10‑26.  Table 10‑25 shows final concentrate assays for each test.  For variability samples 1, 3, 4, and 5 grades ranged from 5.47% to 6.03% Li2O, and from 0.92% to 1.19% Fe2O3.  Final lithium recovery for these samples ranged from 77.6% to 82.3%.  Variability sample 2 performed poorly and only achieved 4.80% Li2O and 1.87% Fe2O3 with lithium recovery of 72.2%.  Further testing is planned for variability sample 2 to investigate the impact of finer grind size and varying collector dosage.

Table 10‑26 – Variability test conditions

Test	P100 (µm)	Dosage (g/t)
		Na2CO3	NaOH	F220	FA-2
Variability	250	88	200	250	780

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 10‑20 – Example of the impact of dilution on flotation performance

Table 10‑27 – Final spodumene concentrate assays

Variability Sample	Li2O	Fe2O3
	%
1 (grano./volcanics)	5.47	1.19
2 (grano.)	4.80	1.87
3 (grano./volcanics)	5.60	0.98
4 (gabbro)	5.73	1.05
5 (gabbro)	6.03	0.92

10.6.1.8	Testwork Analysis

Optimized testwork data was selected and analyzed to support the process mass balance.  The majority of the tests selected to be used in the analysis were from the DFS testwork program (one test from the PFS testwork program was included).  All tests analyzed were from testing on composite samples.  Table 10‑28 outlines the testwork conditions for the optimized tests.  Two fatty acid collectors were tests: Sylfat FA-2 and Arrmaz Custofloat 7080.  Custofloat 7080 is currently being employed at the NAL concentrator.  All tests were operated with two stages of wet high-intensity magnetic separation at 13,000 gauss.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 10‑28 – Testwork conditions

Test	P100 (µm)	Dosage (g/t)
		Na2CO3	NaOH	F100	F220	FA-2	CF 7080
F7 (DFS)	250	250	NM	0	250	780	0
F8 (DFS)	250	200	NM	0	250	780	0
F18 (DFS)	250	200	88	0	250	0	780
F19 (DFS)	250	200	88	0	250	0	780
F21 (DFS)	250	200	88	0	250	780	0
F22 (DFS)	250	200	88	0	250	780	0
F23 (DFS)	250	188	88	0	250	780	0
F24 (DFS)	250	225	100	0	250	0	780
F9 (PFS)	300	225	75	250	0	1,080	0
NM = Not Measured

Table 10‑28 shows the grade-recovery data point for the selected tests.  The red curve is the correlation through all the datapoints which was used to support the recovery assumptions in the process mass balance (see Chapter 14).

Figure 10‑21 – Testwork analysis: grade-recovery correlation

North American Lithium DFS Technical Report Summary – Quebec, Canada
10.7	QUALIFIED PERSON’S OPINION

The QP is of the opinion that the feasibility-level testwork performed and methodologies applied are relevant and of adequate nature for the treatment of both NAL and Authier ore at the NAL treatment plant.

North American Lithium DFS Technical Report Summary – Quebec, Canada
11.	MINERAL RESOURCE ESTIMATES

This chapter describes the process and results of the mineral resource estimate for the NAL Property.  Information contained in this chapter was previously published by Sayona in a NI 43-101 Technical Report titled “Definitive Feasibility Study Report for the North American Lithium Project, dated April 14, 2023.

11.1	METHODOLOGY

The MRE occupies an area spanning 1,600m along strike, 900m in width and 900m depth (Figure 11‑1).

Figure 11‑1:  MRE mineralized zone locations

The 3D geological wireframes, mineralised intercepts, composites, block modelling, interpolation, classification, and reporting were all constructed using Seequent Leapfrog Geo™ and Leapfrog Edge™ version 2022.1. Statistical studies were undertaken using Excel and Snowden Supervisor version 8.14

North American Lithium DFS Technical Report Summary – Quebec, Canada
(Supervisor).  Deswik version 2022.2 was used for the pit shell optimization and potentially mineable stopes used to constrain the mineral resources.

The methodology for completing the MRE included the following steps:

•	Compilation and validation of the diamond drill hole data to build a Project database.

•	3D interpretation and modelling.

•	Drillholes intercept and capture of samples within domains.

•	Basic statistics and composite generation for each pegmatite zone.

•	Capping analysis.

•	Geostatistical analysis including variography.

•	Block modelling and grade interpolation using dynamic anisotropy.

•	Density coding in the block model.

•	Iron content coding in the block model.

•	Block model validation.

•	Removal of mined volumes.

•	Mineral resource classification.

•	Determining reasonable prospects for eventual economic extraction.

•	Preparation of a mineral resource statement.

11.2	PROJECT DATABASE

The Project database comprises 600 surface-collared and 652 underground-collared diamond drillholes (DDH) with a cumulative length of 119,328m (Figure 11‑2).  A subset of 247 drill holes was used for the MRE.  Table 11‑1 shows available drilling data, and the drilling data subsequently employed in the MRE.  The last drillhole included in the Project database is hole NAL-19-038.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 11‑2 – 3D view looking north showing pegmatite dykes and drillhole locations

Table 11‑1: Drilling data used in the geological model and current MRE

Available Data				Data Used in the New Model
Drilling Type	Number of Holes	Program		Grade Interpolation
Underground	652	Historical	→	0
Surface	21	Historical Jourdan		0
	81	Historical (LV)	→	0
	119	Historical (SB-LB-E-CL-S)	→	0
	53	Environment and GT	→	11
	39	2,009	→	38
	51	2,010	→	51
	63	2,011	→	63
	50	2,016	→	46
	22	Geotech 2017	→	0
	59	Pit limits 2018	→	0
	42	2,019	→	38
Total	1,232		→	247

North American Lithium DFS Technical Report Summary – Quebec, Canada
11.3	GEOLOGICAL INTERPRETATION AND DOMAINING

A three-dimensional interpretation of pegmatite dykes was developed using lithology information contained in the Project database (Figure 11‑3).  A total of 49 pegmatite wireframes (domains) were created.  Other lithology wireframes were developed for granodiorite, volcanic rocks and gabbro (Figure 11‑4).

Historical mining voids from past production work are included in the model (Figure 11‑5).  The location, dimensions and content of the historical void shapes are not sufficiently precise, therefore their location and volume were adapted and slightly modified to fit the pegmatite domains.

Figure 11‑3 – 3D Interpretation of pegmatite domains

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 11‑4 – Lithology model for volcanics, granodiorite and gabbro

.

Figure 11‑5 – Historical mining voids adjusted to fit pegmatite domains, shown with semi-transparent pegmatite domains

North American Lithium DFS Technical Report Summary – Quebec, Canada
11.4	EXPLORATORY DATA ANALYSIS

11.4.1	Raw Assays

All raw assay data intersecting mineralised pegmatite domains were assigned individual mineralisation codes using Leapfrog Geo™.

A total of 8,093 records of Li2O assays with an average sample length of 0.88m were used in the MRE.  Grade varies from 0.001% to 3.81% Li2O with a global average of 0.93% Li2O.  Table 11‑2 summarizes the basic statistics for the raw assays for each of the 49 mineralised zones.

Table 11‑2:  Raw data statistics – Li2O

Zone	Field	# of Samples	Minimum	Maximum	Mean	Variance	COV
A	Length (m)	611	0.01	1.50	0.90	0.10	0.35
	Li2O (%)	611	0.00	3.06	1.24	0.40	0.61
A1	Length (m)	181	0.01	1.50	0.84	0.12	0.41
	Li2O (%)	181	0.00	2.76	0.93	0.45	0.80
A2	Length (m)	68	0.01	3.12	0.69	0.25	0.72
	Li2O (%)	68	0.00	2.01	0.79	0.44	0.99
A3	Length (m)	24	0.02	1.15	0.84	0.07	0.33
	Li2O (%)	24	0.00	2.37	1.30	0.29	0.53
B	Length (m)	1,060	0.01	4.30	0.99	0.10	0.33
	Li2O (%)	1,060	0.00	3.60	1.25	0.44	0.58
B1	Length (m)	482	0.01	1.50	1.01	0.12	0.34
	Li2O (%)	482	0.00	3.21	1.08	0.53	0.73
B2	Length (m)	68	0.01	1.50	0.82	0.13	0.44
	Li2O (%)	68	0.00	2.69	0.81	0.46	0.97
B3	Length (m)	26	0.01	1.45	0.70	0.20	0.63
	Li2O (%)	26	0.00	1.87	0.91	0.39	1.05
BN	Length (m)	69	0.03	1.10	0.75	0.06	0.32
	Li2O (%)	69	0.00	2.82	0.75	0.45	0.87
C	Length (m)	348	0.01	1.70	1.08	0.11	0.31
	Li2O (%)	348	0.00	2.95	1.45	0.36	0.48
CT_D	Length (m)	58	0.14	1.40	0.74	0.06	0.33
	Li2O (%)	58	0.00	2.34	1.07	0.49	0.72
CT_D2	Length (m)	112	0.01	1.15	0.75	0.09	0.40
	Li2O (%)	112	0.00	2.37	0.72	0.41	0.98
CT_D3	Length (m)	44	0.01	1.05	0.73	0.06	0.34
	Li2O (%)	44	0.00	2.43	0.90	0.52	0.89
CT_D33	Length (m)	27	0.01	4.12	1.10	1.15	0.98
	Li2O (%)	27	0.00	2.37	0.69	0.69	1.01
CT_DD	Length (m)	56	0.15	1.05	0.77	0.06	0.31
	Li2O (%)	56	0.00	2.19	0.84	0.40	0.73
CT_EE	Length (m)	199	0.01	1.40	0.82	0.06	0.31
	Li2O (%)	199	0.00	3.81	1.07	0.50	0.72
CT_EEE	Length (m)	17	0.02	4.98	1.04	1.17	1.04
	Li2O (%)	17	0.00	2.22	0.51	0.46	1.22
CT_K	Length (m)	117	0.05	4.70	0.79	0.20	0.56
	Li2O (%)	117	0.00	2.80	0.83	0.55	0.85
CT_NAUD	Length (m)	86	0.30	1.25	0.83	0.05	0.26
	Li2O (%)	86	0.03	3.55	1.43	0.43	0.49
CT_S	Length (m)	114	0.01	1.56	0.67	0.13	0.55

North American Lithium DFS Technical Report Summary – Quebec, Canada
Zone	Field	# of Samples	Minimum	Maximum	Mean	Variance	COV
	Li2O (%)	114	0.00	2.37	1.00	0.56	0.99
CT_S-K	Length (m)	712	0.01	4.50	0.83	0.09	0.37
	Li2O (%)	712	0.00	3.60	1.20	0.47	0.65
CT_T	Length (m)	123	0.01	4.80	0.76	0.25	0.65
	Li2O (%)	123	0.00	2.40	0.82	0.39	0.87
CT_U	Length (m)	262	0.01	1.20	0.72	0.11	0.46
	Li2O (%)	262	0.00	3.38	0.99	0.48	0.85
CT_V	Length (m)	255	0.01	7.37	0.87	0.30	0.62
	Li2O (%)	255	0.00	2.72	0.98	0.48	0.80
CT_V2	Length (m)	149	0.01	1.50	0.91	0.11	0.37
	Li2O (%)	149	0.00	2.76	1.24	0.43	0.63
D	Length (m)	36	0.50	1.20	0.89	0.04	0.22
	Li2O (%)	36	0.00	1.83	0.25	0.23	1.70
D1	Length (m)	53	0.30	1.10	0.74	0.04	0.27
	Li2O (%)	53	0.01	1.57	0.36	0.20	1.29
K	Length (m)	55	0.01	1.50	0.93	0.14	0.41
	Li2O (%)	55	0.00	3.05	1.02	0.54	0.85
M	Length (m)	68	0.01	1.55	0.79	0.14	0.47
	Li2O (%)	68	0.00	1.53	0.42	0.25	1.34
N	Length (m)	365	0.01	16.30	0.87	0.73	0.98
	Li2O (%)	365	0.00	2.45	0.65	0.40	0.96
N1	Length (m)	24	0.01	1.10	0.81	0.07	0.33
	Li2O (%)	24	0.00	1.21	0.22	0.12	1.65
N2	Length (m)	27	0.01	1.50	0.97	0.19	0.45
	Li2O (%)	27	0.00	2.48	0.72	0.37	0.96
NAUD2	Length (m)	10	0.50	1.00	0.77	0.04	0.25
	Li2O (%)	10	0.03	2.39	1.17	0.52	0.67
NAUD3_test	Length (m)	125	0.01	1.30	0.72	0.10	0.44
	Li2O (%)	125	0.00	2.22	0.81	0.37	0.90
NAUD4	Length (m)	45	0.01	1.05	0.66	0.07	0.39
	Li2O (%)	45	0.00	2.05	0.79	0.49	1.02
O	Length (m)	86	0.02	1.75	0.80	0.07	0.34
	Li2O (%)	86	0.00	2.28	0.67	0.41	1.00
P	Length (m)	243	0.01	1.50	0.90	0.10	0.36
	Li2O (%)	243	0.00	2.80	0.91	0.49	0.84
P1	Length (m)	95	0.01	1.50	0.86	0.16	0.47
	Li2O (%)	95	0.00	2.04	0.50	0.34	1.25
Q	Length (m)	742	0.01	1.80	1.02	0.15	0.37
	Li2O (%)	742	0.00	3.56	1.18	0.48	0.67
Q1	Length (m)	33	0.02	1.45	1.06	0.18	0.40
	Li2O (%)	33	0.00	2.53	1.44	0.33	0.49
Q2	Length (m)	35	0.01	1.50	0.98	0.08	0.29
	Li2O (%)	35	0.00	2.24	0.82	0.40	0.81
Q3	Length (m)	60	0.01	1.50	1.01	0.21	0.45
	Li2O (%)	60	0.00	2.41	1.16	0.48	0.74
Q4	Length (m)	19	0.15	1.90	1.14	0.12	0.31
	Li2O (%)	19	0.00	2.15	1.18	0.54	0.67
R	Length (m)	248	0.01	1.50	1.17	0.10	0.27
	Li2O (%)	248	0.00	3.02	1.23	0.44	0.58
R2	Length (m)	16	0.70	1.40	1.09	0.04	0.18
	Li2O (%)	16	0.74	2.44	1.62	0.30	0.32
Z	Length (m)	200	0.01	1.65	1.01	0.15	0.39
	Li2O (%)	200	0.00	2.71	1.01	0.54	0.81
Z1	Length (m)	147	0.03	7.80	1.09	0.47	0.63
	Li2O (%)	147	0.00	2.70	1.07	0.50	0.73
Z2	Length (m)	56	0.03	1.50	1.00	0.15	0.39
	Li2O (%)	56	0.00	2.41	0.88	0.38	0.82
Z3	Length (m)	37	0.10	1.50	0.83	0.13	0.44
	Li2O (%)	37	0.00	2.37	0.48	0.38	1.41

North American Lithium DFS Technical Report Summary – Quebec, Canada
11.4.2	Compositing

Compositing of drillhole samples was conducted to homogenize the Project database to remove any bias associated with sample length.  The compositing length was determined after consideration of original sample length statistics and other factors.

A total of 5,540 composites were generated in pegmatite domains with a length of 1.5m, ranging from 0.003m to 1.5m when necessary.  Figure 11‑6 shows the distribution of the length before and after compositing.

Compositing was completed within each pegmatite domain and composite samples do not cross domain boundaries.  Table 11‑3 shows composite statistics within the pegmatite domains used for estimation.

Figure 11‑6 – Distribution of the length before (left) and after (right) compositing

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 11‑3:  Composite data statistics used for estimation – Li2O

Zone	Field	# of Samples	Minimum	Maximum	Mean	Variance	COV
A	Length (m)	394	0.02	1.50	1.39	0.10	0.23
	Li2O (%)	394	0.00	2.65	1.19	0.33	0.48
A1	Length (m)	125	0.03	1.50	1.23	0.21	0.38
	Li2O (%)	125	0.00	2.73	0.88	0.34	0.67
A2	Length (m)	44	0.05	1.50	1.09	0.27	0.48
	Li2O (%)	44	0.00	1.85	0.69	0.37	0.88
A3	Length (m)	15	0.52	1.50	1.34	0.09	0.22
	Li2O (%)	15	0.39	2.00	1.27	0.21	0.36
B	Length (m)	754	0.02	1.50	1.39	0.10	0.23
	Li2O (%)	754	0.00	3.54	1.21	0.37	0.50
B1	Length (m)	354	0.04	1.50	1.37	0.11	0.24
	Li2O (%)	354	0.00	3.01	1.05	0.45	0.64
B2	Length (m)	44	0.30	1.50	1.26	0.13	0.29
	Li2O (%)	44	0.00	2.12	0.72	0.37	0.84
B3	Length (m)	16	0.25	1.50	1.15	0.23	0.41
	Li2O (%)	16	0.01	1.87	0.93	0.33	0.62
BN	Length (m)	42	0.20	1.50	1.23	0.20	0.36
	Li2O (%)	42	0.01	1.89	0.72	0.33	0.80
C	Length (m)	267	0.05	1.50	1.40	0.09	0.21
	Li2O (%)	267	0.02	2.68	1.41	0.31	0.39
CT_D	Length (m)	34	0.01	1.50	1.26	0.19	0.35
	Li2O (%)	34	0.00	1.98	1.02	0.36	0.59
CT_D2	Length (m)	65	0.15	1.50	1.29	0.13	0.28
	Li2O (%)	65	0.02	2.10	0.71	0.32	0.80
CT_D3	Length (m)	27	0.05	1.50	1.19	0.22	0.40
	Li2O (%)	27	0.01	2.41	0.92	0.39	0.68
CT_D33	Length (m)	33	0.15	1.50	1.31	0.14	0.29
	Li2O (%)	33	0.01	1.79	0.81	0.35	0.73
CT_DD	Length (m)	122	0.10	1.50	1.34	0.14	0.28
	Li2O (%)	122	0.01	3.13	1.04	0.39	0.61
CT_EE	Length (m)	14	0.15	1.50	1.08	0.24	0.45
	Li2O (%)	14	0.00	1.63	0.62	0.38	1.00
CT_EEE	Length (m)	76	0.10	1.50	1.18	0.20	0.38
	Li2O (%)	76	0.00	1.92	0.79	0.39	0.80
CT_K	Length (m)	52	0.40	1.50	1.38	0.10	0.23
	Li2O (%)	52	0.14	2.66	1.38	0.26	0.37
CT_NAUD	Length (m)	68	0.02	1.50	1.12	0.22	0.42
	Li2O (%)	68	0.00	2.23	0.91	0.48	0.76
CT_S	Length (m)	434	0.08	1.50	1.36	0.11	0.25
	Li2O (%)	434	0.00	2.48	1.17	0.38	0.53
CT_S-K	Length (m)	76	0.07	1.50	1.23	0.18	0.34
	Li2O (%)	76	0.00	1.96	0.80	0.29	0.67
CT_T	Length (m)	152	0.03	1.50	1.28	0.17	0.33
	Li2O (%)	152	0.00	3.38	0.97	0.38	0.64
CT_U	Length (m)	171	0.03	1.50	1.28	0.17	0.32
	Li2O (%)	171	0.00	2.26	0.93	0.38	0.66
CT_V	Length (m)	104	0.03	1.50	1.30	0.17	0.32
	Li2O (%)	104	0.02	2.61	1.16	0.36	0.51
CT_V2	Length (m)	14	0.06	1.50	1.27	0.22	0.37
	Li2O (%)	14	0.01	2.06	1.09	0.49	0.64
D	Length (m)	25	0.25	1.50	1.27	0.12	0.27
	Li2O (%)	25	0.00	1.83	0.31	0.28	1.74
D1	Length (m)	32	0.05	1.50	1.23	0.18	0.34
	Li2O (%)	32	0.01	1.29	0.32	0.13	1.12
K	Length (m)	40	0.10	1.50	1.28	0.18	0.33
	Li2O (%)	40	0.01	2.39	0.95	0.41	0.67
M	Length (m)	48	0.05	1.50	1.11	0.26	0.46
	Li2O (%)	48	0.00	1.53	0.40	0.21	1.15

North American Lithium DFS Technical Report Summary – Quebec, Canada
Zone	Field	# of Samples	Minimum	Maximum	Mean	Variance	COV
N	Length (m)	236	0.05	1.50	1.32	0.14	0.29
	Li2O (%)	236	0.00	2.21	0.64	0.32	0.88
N1	Length (m)	17	0.04	1.50	1.15	0.30	0.48
	Li2O (%)	17	0.00	0.90	0.19	0.06	1.29
N2	Length (m)	21	0.30	1.50	1.25	0.18	0.34
	Li2O (%)	21	0.07	1.76	0.73	0.30	0.76
NAUD2	Length (m)	7	0.55	1.50	1.10	0.17	0.37
	Li2O (%)	7	0.27	2.11	1.09	0.34	0.54
NAUD3_test	Length (m)	76	0.01	1.50	1.21	0.23	0.40
	Li2O (%)	76	0.00	2.12	0.79	0.30	0.70
NAUD4	Length (m)	27	0.30	1.50	1.11	0.18	0.38
	Li2O (%)	27	0.01	1.75	0.72	0.40	0.87
O	Length (m)	59	0.05	1.50	1.16	0.21	0.39
	Li2O (%)	59	0.01	2.05	0.63	0.30	0.87
P	Length (m)	170	0.00	1.50	1.29	0.15	0.30
	Li2O (%)	169	0.00	2.73	0.86	0.40	0.74
P1	Length (m)	69	0.10	1.50	1.18	0.22	0.40
	Li2O (%)	69	0.00	1.88	0.46	0.29	1.17
Q	Length (m)	535	0.10	1.50	1.42	0.07	0.18
	Li2O (%)	535	0.00	2.62	1.15	0.40	0.55
Q1	Length (m)	28	0.25	1.50	1.25	0.16	0.32
	Li2O (%)	28	0.00	2.53	1.43	0.34	0.41
Q2	Length (m)	29	0.10	1.50	1.18	0.26	0.43
	Li2O (%)	29	0.01	2.04	0.78	0.33	0.74
Q3	Length (m)	48	0.10	1.50	1.26	0.20	0.36
	Li2O (%)	48	0.00	2.27	1.09	0.44	0.61
Q4	Length (m)	17	0.20	1.50	1.27	0.15	0.31
	Li2O (%)	17	0.00	2.06	1.25	0.50	0.57
R	Length (m)	212	0.20	1.50	1.37	0.10	0.23
	Li2O (%)	212	0.00	2.58	1.19	0.37	0.51
R2	Length (m)	14	0.15	1.50	1.25	0.23	0.38
	Li2O (%)	14	0.74	2.32	1.55	0.19	0.28
Z	Length (m)	151	0.05	1.50	1.34	0.13	0.27
	Li2O (%)	151	0.01	2.67	0.97	0.46	0.70
Z1	Length (m)	113	0.35	1.50	1.36	0.10	0.23
	Li2O (%)	113	0.00	2.63	1.07	0.39	0.58
Z2	Length (m)	44	0.10	1.50	1.27	0.15	0.30
	Li2O (%)	44	0.00	2.28	0.88	0.30	0.63
Z3	Length (m)	24	0.10	1.50	1.28	0.20	0.35
	Li2O (%)	24	0.00	2.12	0.43	0.31	1.29

11.4.3	Grade Capping

An outlier is an observation that appears to be inconsistent with most of the data in the same statistical population.  It is common practice to statistically examine higher grades within a population and to trim outliers to a lower-grade value, commonly referred to as capping.

Capping analysis was performed by searching for abnormal breaks or changes of slope on the grade distribution probability plot, whilst ensuring that: (A) the coefficient of variation (COV) of the capped data was lower than 2.00; and (B) no more than 10% of total contained metal was enclosed within the first 1% of highest-grade samples.  This analysis was performed on the six main dykes (A, B, B1, CT_S-K, Q and Z).

North American Lithium DFS Technical Report Summary – Quebec, Canada
The study determined that capping is warranted on the entire set of composites at 2.3 Li2O (%) (Figure 11‑7).

.

Figure 11‑7 – Capping analysis for Dyke A; capping at 2.3% Li2O

11.5	DENSITY ESTIMATION

According to previous NAL reports, density measurements were collected from core during past drilling programs.  However, the raw data for these measurements were not available to use for the MRE.

During Sayona’s 2022 sampling program, specific gravity measurements were completed for 600 representative core intervals from 97 drillholes throughout the deposit. Table 11‑4 lists the median values used for each lithology.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 11‑4:  Specific gravity values employed for the MRE

Rock Type	Count	Min (g/cm3)	Max (g/cm3)	Median (g/cm3)
Gabbro	35	2.85	3.20	3.11
Granodiorite	30	2.63	3.16	2.77
Pegmatite	482	2.56	2.93	2.70
Volcanic	53	2.83	3.19	3.01

11.6	GEOSTATISTICS AND GRADE ESTIMATION

11.6.1	Variography

A semi-variogram is used to measure the spatial variability within specific mineralised zones.  Samples collected far apart will typically vary more than samples collected close to each other.  A variogram gives a measure of how much two samples taken from the same mineralised zone will vary in grade depending on the distance and spatial orientation between those samples.

Variography studies were completed for all 49 pegmatite domains in both Leapfrog Edge™ (Figure 11‑8) and Supervisor (Figure 11‑9).  Well-structured variogram models were obtained for 20 pegmatite domains.  These were estimated using ordinary kriging (OK) with Leapfrog Edge™.  The remaining 29 pegmatite domains did not yield well-structured variograms and were therefore estimated using the Inverse Distance Square (ID2) method, also with Leapfrog Edge™.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 11‑8 – Variography study in edge (example from one zone)

North American Lithium DFS Technical Report Summary – Quebec, Canada
.

Figure 11‑9 – Variography study in Supervisor (example from one zone)

Three oriented search ellipsoids were used to select data and interpolate Li2O grades in successively less restrictive passes.  Ellipse sizes and anisotropies were based on variography, drillhole spacing, and pegmatite domain geometry.  The ellipsoids are 40m x 30m x 14 m, 80m x 60m x 28 m, and 160m x 120m x 60m.  A minimum of three and a maximum of 10 composites were selected during interpolation.  A minimum of two holes were required to interpolate during the first two passes (Table 11‑5).

Spatial anisotropy of the pegmatite domains is respected during estimation using the Leapfrog Edge™ Variable Orientation tool.  The Variable Orientation tool uses the central reference plane from each individual pegmatite dyke to select the locally appropriate anisotropy orientation and to orient the search ellipse for selection of composites and determination of kriging weights.  Table 11‑6 shows variogram parameters used for each dyke.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 11‑5:  Search ellipsoids

Pass	Ellipse (m)	Composites	Max per Hole
1	40 x 30 x 14	44,995	2
2	80 x 60 x 28	44,995	2
3	160 x 120 x 60	44,995	None

Table 11‑6: Variogram parameters used for each pegmatite dyke

Dyke	Direction			Nugget	Structure 1				Structure 2
	Dip	Dip Azimuth	Pitch		Sill	Major	Semi-Major	Minor	Sill	Major	Semi-Major	Minor
A	72	229	18	0.12	0.46	89	50	14	0.42	172	133	19
A1	59	221	173	0.15	0.52	33	34	4	0.33	110	88	15
B	50	227	72	0.10	0.66	75	75	12	0.24	162	145	20
B1	52	218	164	0.10	0.20	108	120	25	0.70	184	144	28
C	45	236	62	0.11	0.45	29	32	10	0.44	120	118	11
CT_EE	74	209	16	0.09	0.21	90	14	10	0.70	145	80	11
CT_NAUD	66	221	142	0.19	0.39	58	40	8	0.42	112	92	10
CT_S-K	58	201	117	0.08	0.48	59	91	11	0.44	175	123	12
CT_U	64	202	175	0.08	0.31	20	28	7	0.61	114	55	7
CT_V	59	236	68	0.06	0.60	22	44	11	0.34	57	55	12
D1	69	214	60	0.12	0.50	13	105	11	0.38	105	105	11
K	61	222	72	0.14	0.52	15	5	6	0.34	72	55	6
M	66	225	84	0.10	0.27	120	90	4	0.63	160	150	11
N	67	214	118	0.08	0.47	63	19	6	0.45	126	103	12
O	60	217	28	0.08	0.32	65	50	2	0.60	103	82	7
P	55	223	40	0.08	0.37	103	100	5	0.55	155	142	9
P1	56	222	17	0.12	0.47	43	30	6	0.41	81	50	11
Q	56	217	48	0.12	0.44	57	62	26	0.44	110	77	30
R	54	216	128	0.10	0.56	76	80	6	0.34	145	132	14
Z	50	219	109	0.07	0.59	73	28	14	0.34	76	74	20

11.6.2	Block Model

Block models were generated in Leapfrog Edge™ for each of the wireframed pegmatite domains.  Parent cells of 5m x 5m x 5m were sub-blocked four times in each direction (minimum sub-block of 1.25m in each direction).  Sub-blocks are triggered by the geological model and mining voids, for precise depletion.

Block models include proportional sub-blocks to cover spaces inside the solid boundaries and to honour wireframe volumes.  The size of sub-blocking was chosen to best match the thickness of the pegmatite domains and the complexity of the geological model.  Block model parameters are shown in Table 11‑7.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 11‑7:  Block model parameters used in Leapfrog Edge™

Properties	X (column)	Y (row)	Z (level)
Origin of coordinates	293,200	5,363,800	600
Number of blocks	325	650	150
Block size (m)	5	5	5
Minimum sub-block size(m)	1	1	3
Rotation	-50

11.6.3	Grade Interpolation

Block models were estimated using Ordinary Kriging (OK) and Variable Orientation search algorithms fully implemented in Leapfrog Edge™.  Variable Orientation allows the orientation of the ellipsoid and variograms to be used for each block individually based on local characteristics.  Remaining domains were estimated using Inverse Distance Squared (ID2), also using the Variable Orientation search tool.  ID2 and Nearest-Neighbour (NN) models were produced for validation purposes.

Kriging neighbourhood analysis (KNA) was performed to assist with the selection of the estimation parameters.  KNA provides a quantitative method of testing different estimation parameters, such as block size, number of samples, optimum search radius, and discretization by assessing their impact on the quality of the resultant estimates in terms of kriging efficiency and slope of regression.  This study is dependent on several factors, including the inherent deposit variability, grade continuity, anisotropy, and the data spacing.  The variogram mathematically represents these factors and is critical for a KNA.  Table 11‑8 summarizes the suggested parameters of the KNA analysis.

Table 11‑8:  Summary of the suggested parameters from the KNA analysis

Properties	Global Optimum
Block sizes (m)	5x5x5
Sample ranges	45,061
Search ranges (m)	180, 60, 60
Discretization	3, 3, 3

The interpolation was performed with three search passes.  For instance, the first pass is interpolated using one-time variogram ranges(1x) while two times(2x) is for pass 2 and three times(3x) for pass 3.  A minimum and a maximum number of composites were required in each pass, as well as a maximum number of composites by drillhole to satisfy the estimation criteria, as shown in Table 11‑9.

Hard boundaries were implemented between each pegmatite domain to ensure that grades from adjacent domains were not included during interpolation. Each block was tagged with the pass number corresponding to its estimation. Interpolation was carried out sequentially, domain by domain, and was limited to composites that were uniquely coded for each domain.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Table 11‑9: Summary of parameters used for Li2O grade interpolation

Dyke	Interpolation Method	Pass	Ellipsoid Ranges (m)			Number of Samples		Drillhole Limit
			Max	Inter-mediate	Min	Max	Min	Max Samples/Hole
A	OK	P1	40	30	14	3	10	3
A	OK	P2	80	60	28	3	10	3
A	OK	P3	160	120	60	3	10	-
A1	ID2	P1	40	30	14	3	10	3
A1	ID2	P2	80	60	28	3	10	3
A1	ID2	P3	160	120	60	3	10	-
A1	OK	P1	40	30	14	3	10	3
A1	OK	P2	80	60	28	3	10	3
A1	OK	P3	160	120	60	3	10	-
A2	ID2	P1	40	30	14	3	10	2
A2	ID2	P2	80	60	28	3	10	2
A2	ID2	P3	160	120	60	3	10	-
A2	OK	P1	40	30	14	3	10	2
A2	OK	P2	80	60	28	3	10	2
A2	OK	P3	160	120	60	3	10	-
A3	ID2	P1	40	30	14	3	10	3
A3	ID2	P2	80	60	28	3	10	2
A3	ID2	P3	160	120	60	3	10	-
A3	OK	P1	40	30	14	3	10	2
A3	OK	P2	80	60	28	3	10	2
A3	OK	P3	160	120	60	3	10	-
B	ID2	P1	40	30	14	3	10	3
B	ID2	P2	80	60	28	3	10	3
B	ID2	P3	160	120	60	3	10	-
B	OK	P1	40	30	14	3	10	3
B	OK	P2	80	60	28	3	10	3
B	OK	P3	160	120	60	3	10	-
B1	ID2	P1	40	30	14	3	10	3
B1	ID2	P2	80	60	28	3	10	3
B1	ID2	P3	160	120	60	3	10	-
B1	OK	P1	40	30	14	3	10	3
B1	OK	P2	80	60	28	3	10	3
B1	OK	P3	160	120	60	3	10	-
B2	ID2	P1	40	30	14	3	10	3
B2	ID2	P2	80	60	28	3	10	2
B2	ID2	P3	160	120	60	3	10	-
B2	OK	P1	40	30	14	3	10	2
B2	OK	P2	80	60	28	3	10	2
B2	OK	P3	160	120	60	3	10	-
B3	ID2	P1	40	30	14	3	10	3
B3	ID2	P2	80	60	28	3	10	2
B3	ID2	P3	160	120	60	3	10	-
B3	OK	P1	40	30	14	3	10	2
B3	OK	P2	80	60	28	3	10	2
B3	OK	P3	160	120	60	3	10	-
C	ID2	P1	40	30	14	3	10	3
C	ID2	P2	80	60	28	3	10	3
C	ID2	P3	160	120	60	3	10	-
C	OK	P1	40	30	14	3	10	3
C	OK	P2	80	60	28	3	10	3
C	OK	P3	160	120	60	3	10	-
CT_D	ID2	P1	40	30	14	3	10	3
CT_D	ID2	P2	80	60	28	3	10	2
CT_D	ID2	P3	160	120	60	3	10	-
CT_D	OK	P1	40	30	14	3	10	2

North American Lithium DFS Technical Report Summary – Quebec, Canada
Dyke	Interpolation Method	Pass	Ellipsoid Ranges (m)			Number of Samples		Drillhole Limit
			Max	Inter-mediate	Min	Max	Min	Max Samples/Hole
CT_D	OK	P2	80	60	28	3	10	2
CT_D	OK	P3	160	120	60	3	10	-
CT_D2	ID2	P1	40	30	14	3	10	3
CT_D2	ID2	P2	80	60	28	3	10	2
CT_D2	ID2	P3	160	120	60	3	10	-
CT_D2	OK	P1	40	30	14	3	10	2
CT_D2	OK	P2	80	60	28	3	10	2
CT_D2	OK	P3	160	120	60	3	10	-
CT_D3	ID2	P1	40	30	14	3	10	3
CT_D3	ID2	P2	80	60	28	3	10	2
CT_D3	ID2	P3	160	120	60	3	10	-
CT_D3	OK	P1	40	30	14	3	10	2
CT_D3	OK	P2	80	60	28	3	10	2
CT_D3	OK	P3	160	120	60	3	10	-
CT_DD	ID2	P1	40	30	14	3	10	2
CT_DD	ID2	P2	80	60	28	3	10	2
CT_DD	ID2	P3	160	120	60	3	10	-
CT_DD	OK	P1	40	30	14	3	10	2
CT_DD	OK	P2	80	60	28	3	10	2
CT_DD	OK	P3	160	120	60	3	10	-
CT_EE	ID2	P1	40	30	14	3	10	3
CT_EE	ID2	P2	80	60	28	3	10	3
CT_EE	ID2	P3	160	120	60	3	10	-
CT_EE	OK	P1	40	30	14	3	10	3
CT_EE	OK	P2	80	60	28	3	10	3
CT_EE	OK	P3	160	120	60	3	10	-
CT_K	ID2	P1	40	30	14	3	10	2
CT_K	ID2	P2	80	60	28	3	10	2
CT_K	ID2	P3	160	120	60	3	10	-
CT_K	OK	P1	40	30	14	3	10	2
CT_K	OK	P2	80	60	28	3	10	2
CT_K	OK	P3	160	120	60	3	10	-
CT_NAUD	ID2	P1	40	30	14	3	10	3
CT_NAUD	ID2	P2	80	60	28	3	10	3
CT_NAUD	ID2	P3	160	120	60	3	10	-
CT_NAUD	OK	P1	40	30	14	3	10	3
CT_NAUD	OK	P2	80	60	28	3	10	3
CT_NAUD	OK	P3	160	120	60	3	10	-
CT_S	ID2	P1	40	30	14	3	10	2
CT_S	ID2	P2	80	60	28	3	10	2
CT_S	ID2	P3	160	120	60	3	10	-
CT_S	OK	P1	40	30	14	3	10	2
CT_S	OK	P2	80	60	28	3	10	2
CT_S	OK	P3	160	120	60	3	10	-
CT_S-K	OK	P1	40	30	14	3	10	3
CT_S-K	OK	P2	80	60	28	3	10	3
CT_S-K	OK	P3	160	120	60	3	10	-
CT_T	ID2	P1	40	30	14	3	10	2
CT_T	ID2	P2	80	60	28	3	10	2
CT_T	ID2	P3	160	120	60	3	10	-
CT_T	OK	P1	40	30	14	3	10	2
CT_T	OK	P2	80	60	28	3	10	2
CT_T	OK	P3	160	120	60	3	12	-
CT_U	OK	P1	40	30	14	3	10	3
CT_U	OK	P2	80	60	28	3	10	3
CT_U	OK	P3	160	120	60	3	10	-
CT_V	ID2	P1	40	30	14	3	10	3

North American Lithium DFS Technical Report Summary – Quebec, Canada
Dyke	Interpolation Method	Pass	Ellipsoid Ranges (m)			Number of Samples		Drillhole Limit
			Max	Inter-mediate	Min	Max	Min	Max Samples/Hole
CT_V	ID2	P2	80	60	28	3	10	3
CT_V	ID2	P3	160	120	60	3	10	-
CT_V	OK	P1	40	30	14	3	10	3
CT_V	OK	P2	80	60	28	3	10	3
CT_V	OK	P3	160	120	60	3	10	-
CT_V2	ID2	P1	40	30	14	3	10	2
CT_V2	ID2	P2	80	60	28	3	10	2
CT_V2	ID2	P3	160	120	60	3	10	-
CT_V2	OK	P1	40	30	14	3	10	2
CT_V2	OK	P2	80	60	28	3	10	2
CT_V2	OK	P3	160	120	60	3	10	-
D	ID2	P1	40	30	14	3	10	2
D	ID2	P2	80	60	28	3	10	2
D	ID2	P3	160	120	60	3	10	-
D	OK	P1	40	30	14	3	10	2
D	OK	P2	80	60	28	3	10	2
D	OK	P3	160	120	60	3	10	-
K	OK	P1	40	30	14	3	10	3
K	OK	P2	80	60	28	3	10	3
K	OK	P3	160	120	60	3	10	-
M	ID2	P1	40	30	14	3	10	3
M	ID2	P2	80	60	28	3	10	3
M	ID2	P3	160	120	60	3	10	-
M	OK	P1	40	30	14	3	10	3
M	OK	P2	80	60	28	3	10	3
M	OK	P3	160	120	60	3	10	-
N	ID2	P1	40	30	14	3	10	3
N	ID2	P2	80	60	28	3	10	3
N	ID2	P3	160	120	60	3	10	-
N	OK	P1	40	30	14	3	10	3
N	OK	P2	80	60	28	3	10	3
N	OK	P3	160	120	60	3	10	-
N1	ID2	P1	40	30	14	3	10	2
N1	ID2	P2	80	60	28	3	10	2
N1	ID2	P3	160	120	60	3	10	-
N1	OK	P1	40	30	14	3	10	2
N1	OK	P2	80	60	28	3	10	2
N1	OK	P3	160	120	60	3	10	-
N2	ID2	P1	40	30	14	3	10	2
N2	ID2	P2	80	60	28	3	10	2
N2	ID2	P3	160	120	60	3	10	-
N2	OK	P1	40	30	14	3	10	2
N2	OK	P2	80	60	28	3	10	2
N2	OK	P3	160	120	60	3	10	-
NAUD2	ID2	P1	40	30	14	3	10	2
NAUD2	ID2	P2	80	60	28	3	10	2
NAUD2	ID2	P3	160	120	60	3	10	-
NAUD2	OK	P1	40	30	14	3	10	2
NAUD2	OK	P2	80	60	28	3	10	2
NAUD2	OK	P3	160	120	60	3	10	-
NAUD3_test	ID2	P1	40	30	14	3	10	2
NAUD3_test	ID2	P2	80	60	28	3	10	2
NAUD3_test	ID2	P3	160	120	60	3	10	-
NAUD3_test	OK	P1	40	30	14	3	10	2
NAUD3_test	OK	P2	80	60	28	3	10	2
NAUD3_test	OK	P3	160	120	60	3	10	-
NAUD4	ID2	P1	40	30	14	3	10	2

North American Lithium DFS Technical Report Summary – Quebec, Canada
Dyke	Interpolation Method	Pass	Ellipsoid Ranges (m)			Number of Samples		Drillhole Limit
			Max	Inter-mediate	Min	Max	Min	Max Samples/Hole
NAUD4	ID2	P2	80	60	28	3	10	2
NAUD4	ID2	P3	160	120	60	3	10	-
NAUD4	OK	P1	40	30	14	3	10	2
NAUD4	OK	P2	80	60	28	3	10	2
NAUD4	OK	P3	160	120	60	3	10	-
O	ID2	P1	40	30	14	3	10	3
O	ID2	P2	80	60	28	3	10	3
O	ID2	P3	160	120	60	3	10	-
O	OK	P1	40	30	14	3	10	3
O	OK	P2	80	60	28	3	10	3
O	OK	P3	160	120	60	3	10	-
P	ID2	P1	40	30	14	3	10	3
P	ID2	P2	80	60	28	3	10	3
P	ID2	P3	160	120	60	3	10	-
P	OK	P1	40	30	14	3	10	3
P	OK	P2	80	60	28	3	10	3
P	OK	P3	160	120	60	3	10	-
P1	ID2	P1	40	30	14	3	10	3
P1	ID2	P2	80	60	28	3	10	3
P1	ID2	P3	160	120	60	3	10	-
P1	OK	P1	40	30	14	3	10	3
P1	OK	P2	80	60	28	3	10	3
P1	OK	P3	160	120	60	3	10	-
Q	ID2	P1	40	30	14	3	10	3
Q	ID2	P2	80	60	28	3	10	3
Q	ID2	P3	160	120	60	3	10	-
Q	OK	P1	40	30	14	3	10	3
Q	OK	P2	80	60	28	3	10	3
Q	OK	P3	160	120	60	3	10	-
Q1	ID2	P1	40	30	14	3	10	2
Q1	ID2	P2	80	60	28	3	10	2
Q1	ID2	P3	160	120	60	3	10	-
Q1	OK	P1	40	30	14	3	10	2
Q1	OK	P2	80	60	28	3	10	2
Q1	OK	P3	160	120	60	3	10	-
Q2	ID2	P1	40	30	14	3	10	2
Q2	ID2	P2	80	60	28	3	10	2
Q2	ID2	P3	160	120	60	3	10	-
Q2	OK	P1	40	30	14	3	10	2
Q2	OK	P2	80	60	28	3	10	2
Q2	OK	P3	160	120	60	3	10	-
Q3	ID2	P1	40	30	14	3	10	2
Q3	ID2	P2	80	60	28	3	10	2
Q3	ID2	P3	160	120	60	3	10	-
Q3	OK	P1	40	30	14	3	10	2
Q3	OK	P2	80	60	28	3	10	2
Q3	OK	P3	160	120	60	3	10	-
Q4	ID2	P1	40	30	14	3	10	2
Q4	ID2	P2	80	60	28	3	10	2
Q4	ID2	P3	160	120	60	3	10	-
Q4	OK	P1	40	30	14	3	10	2
Q4	OK	P2	80	60	28	3	10	2
Q4	OK	P3	160	120	60	3	10	-
R	ID2	P1	40	30	14	3	10	3
R	ID2	P2	80	60	28	3	10	3
R	ID2	P3	160	120	60	3	10	-
R	OK	P1	40	30	14	3	10	3

North American Lithium DFS Technical Report Summary – Quebec, Canada
Dyke	Interpolation Method	Pass	Ellipsoid Ranges (m)			Number of Samples		Drillhole Limit
			Max	Inter-mediate	Min	Max	Min	Max Samples/Hole
R	OK	P2	80	60	28	3	10	3
R	OK	P3	160	120	60	3	10	-
R2	ID2	P1	40	30	14	3	10	2
R2	ID2	P2	80	60	28	3	10	2
R2	ID2	P3	160	120	60	3	10	-
R2	OK	P1	40	30	14	3	10	2
R2	OK	P2	80	60	28	3	10	2
R2	OK	P3	160	120	60	3	10	-
Z	ID2	P1	40	30	14	3	10	3
Z	ID2	P2	80	60	28	3	10	3
Z	ID2	P3	160	120	71	3	10	-
Z	OK	P1	40	30	14	3	10	3
Z	OK	P2	80	60	28	3	10	3
Z	OK	P3	160	120	60	3	10	-
Z1	ID2	P1	40	30	14	3	10	2
Z1	ID2	P2	80	60	28	3	10	2
Z1	ID2	P3	160	120	60	3	10	-
Z1	OK	P1	40	30	14	3	10	2
Z1	OK	P2	80	60	28	3	10	2
Z1	OK	P3	160	120	60	3	10	-
Z2	ID2	P1	40	30	14	3	10	2
Z2	ID2	P2	80	60	28	3	10	2
Z2	ID2	P3	160	120	60	3	10	-
Z2	OK	P1	40	30	14	3	10	2
Z2	OK	P2	80	60	28	3	10	2
Z2	OK	P3	160	120	60	3	10	-
Z3	ID2	P1	40	30	14	3	10	2
Z3	ID2	P2	80	60	28	3	10	2
Z3	ID2	P3	160	120	60	3	10	-
Z3	OK	P1	40	30	14	3	10	2
Z3	OK	P2	80	60	28	3	10	2
Z3	OK	P3	160	120	60	3	10	-

11.6.4	Block Model Validation

Validation of the block model was performed using Swath Plots in each of the three block model axes, ID2 and Nearest-Neighbor (NN) grade estimations, global means comparisons, and visual inspection in 3D and along plan views and cross-sections.

11.6.4.1	Visual Inspection

Block model grades were visually compared against drillhole composite grades in cross-section and 3D views.  This visual validation process also included confirming that the proper parameters were selected for the various domains and checks for global and local bias.  The visual comparison shows that the block model is reasonably consistent and correlates well with the primary data without excessive smoothing, as shown in Figure 11‑10.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 11‑10 – Cross-section looking west

11.6.4.2	Swath Plots

Swath plots were generated as part of the block model validation process.  A swath plot is a graphical display of the grade distribution derived from a series of bands (or swaths) generated in several directions throughout the deposit.  Using swath plots, grade variations from the Li2OO_OK model are compared to the distribution of grades interpolated with the Li2O_NN and Li2O_ID2 methods and the composites.  This validation method also works as a visual means to identify possible interpolation bias.  Figure 11‑11 illustrates a swath plot through a single pegmatite domain.  Generally, the grades estimated in the blocks are close to the average grades provided by the data source.  No bias was found in the resource estimate.

North American Lithium DFS Technical Report Summary – Quebec, Canada
.

Figure 11‑11 – Swath plot for mineralized pegmatite dyke A - direction Y

11.6.4.3	Global Comparison

Additional estimations were completed using the NN method to compare with the OK and ID2 block model estimation.  Grade averages for the OK, NN and the ID2 models are tabulated in Table 11‑10.  This comparison did not identify significant issues. As expected, the average grades generated by the NN interpolation methods are close to those reported from the OK/ID2 interpolation.  Block grade averages with OK and ID2 estimates are slightly lower than the composites in some dykes.  It is expected in areas where high-grade composites are clustered, but block estimates receive information from lower grade composites farther away in the search ellipse.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 11‑10:  Comparison of global grades for estimation method by mineralized zones

Zone	Li2O_Composite	Li2O_ID	Li2O_OK	Li2O_NN	Final Grade Estimator Method
	(%)	(%)	(%)	(%)
A	1.19	1.22	1.17	1.12	OK
A1	0.88	1.01	0.99	0.96	OK
A2	0.69	0.73	-	0.80	ID2
A3	1.27	1.27	-	1.28	ID2
B	1.21	1.07	1.23	1.20	OK
B1	1.05	1.01	1.00	1.00	OK
B2	0.72	0.70	-	0.58	ID2
B3	0.93	0.95	-	0.87	ID2
BN	0.72	0.61	-	0.48	ID2
C	1.41	1.45	1.42	1.29	OK
CT_D	1.02	0.87	-	0.83	ID2
Ct_D2	0.71	0.66	-	0.58	ID2
CT_D3	0.92	0.62	-	0.75	ID2
CT_D33	1.09	1.11	-	1.05	ID2
CT_DD	0.81	0.63	-	0.54	ID2
CT_EE	1.04	0.86	0.87	0.88	OK
CT_EEE	0.62	0.83	-	0.85	ID2
CT_K	0.79	0.81	-	0.73	ID2
CT_T	1.38	1.34	1.26	1.10	OK
CT_U	0.91	0.87	-	0.78	ID2
CT_V	1.17	1.20	1.18	1.10	OK
CT_V2	0.80	0.66	-	0.55	ID2
D	0.97	1.00	0.98	0.91	OK
D1	0.93	0.75	0.74	0.71	OK
K	1.16	1.11	-	1.11	ID2
M	0.31	0.20	-	-	ID2
N	0.32	0.24	0.21	0.22	OK
N1	0.95	1.15	0.92	1.00	OK
N2	0.40	0.45	0.43	0.42	OK
N2	0.64	0.51	0.53	0.47	OK
NAUD2	0.19	0.14	-	0.16	ID2
NAUD3_test	0.73	0.81	-	0.84	ID2
NAUD4	1.09	1.01	-	0.95	ID2
O	0.79	0.70	-	0.73	ID2
P	0.72	0.68	-	0.76	ID2
P1	0.63	0.61	0.62	0.57	OK
Q	0.86	0.81	0.79	0.83	OK
Q1	0.46	0.42	0.38	0.38	OK
Q2	1.15	1.08	1.07	1.08	OK
Q3	1.43	1.26	-	1.34	ID2
Q4	0.78	0.90	-	0.75	ID2
R	1.09	1.10	-	1.04	ID2
R2	1.25	1.33	-	1.13	ID2
Z	1.19	1.20	1.19	1.05	OK
Z1	1.55	1.66	-	1.44	ID2
Z2	0.97	0.93	0.89	0.85	OK
Z3	1.07	0.96	-	0.96	ID2

North American Lithium DFS Technical Report Summary – Quebec, Canada
11.7	MINERAL RESOURCE CLASSIFICATION

The MRE includes mineral resources classified as measured, indicated, and inferred categories.  The classification of mineral resources is based on the following criteria:

•	Drill hole spacing,

•	Grade continuity,

•	Geological interpretation, and

•	Proximity to known mineralisation in the current pit.

A final classification was assigned to blocks from a manually smoothed solid designed along the longitudinal section of each pegmatite dyke.

The method used to determine each category is as follows:

Measured -

•	Blocks were classified as measured category if they fell within 10m of the bottom of the current pit surface.
Indicated –

•	Blocks were classified as indicated category when the drill spacing was 80m or better inside of the conceptual resources pit shell.
Inferred –

•	Blocks were classified as inferred category when the drill spacing was 150m or better.
•
A 10m buffer zone was implemented around historical underground voids.  All material inside this buffer zone was at best inferred even if the drill spacing allowed for indicated.  This is to account for the uncertainty associated with the accuracy of historical underground mining voids.

•	Smaller pegmatite dykes defined by limited data were entirely classified as inferred, given that they also met the minimum drillhole spacing of 150m or better.

Figure 11‑12 shows a longitudinal section of the mineral resource classification for one pegmatite dyke

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 11‑12 – Classification distribution on a longitudinal section looking northwest

11.8	RPEEE CONSIDERATION AND CUT-OFF GRADE

To ensure that mineral resource statements for the Property satisfy the Reasonable Prospects for Eventual Economic Extraction (RPEEE) requirement, a number of technical and economic factors were considered in the derivation of the mineral resource Volume used to constrain the mineralization.

Whittle pit shells were used to constrain open-pit sections of the MRE.  Resource-level optimised pit shells and their corresponding cut-off grades were used for the open pit mineral resource statement.  The constraining pit shell was developed using pit slopes of 46 to 53 degrees

Reasonable underground mining shapes were based on minimum width and/or the geometry of the mineralisation.  The solids representing the reasonable mining shapes are based upon contiguous blocks above the cut-off grade.

The MRE has been tabulated using a cut-off grade of 0.60% Li2O for an open-pit mining scenario and 0.60% Li2O for an underground mining scenario based on 5.4% spodumene concentrate selling price of $1,273 USD/t and with mining costs and metallurgical recoveries used to develop the mineral reserves estimate cut-off grades disclosed in Chapter 12.  Table 11‑11 summarizes the values used to determine

North American Lithium DFS Technical Report Summary – Quebec, Canada
the cut-off grades for the MRE.  The COG should be reassessed periodically, considering market conditions and factors such as the price of lithium, exchange rates, mining techniques and associated costs.

Table 11‑11:  Reasonable extraction factors

Cost	Unit	Open Pit	Underground
Mining	CAD/t mined	5.12	100.00
Processing	CAD/t milled	23.44	23.44
Water Treatment	CAD/ t milled	0.18	0.18
Tailings Management Cost	CAD/t milled	2.86	2.86
G&A	CAD/t milled	6.00	6.00
6% Li2O concentrate price	USD/t conc.	1,273	1,273
Concentrate transport	USD/t conc.	118.39	118.39
Exchange rate	USD/CAD	1.32	1.32
Recovery	%	73.60	73.60
Break-even grade	%	0.15	0.62
Cut-off grade applied	%	0.60	0.60

North American Lithium DFS Technical Report Summary – Quebec, Canada
11.9	MINERAL RESOURCE STATEMENT

The mineral resource estimate as of June 30, 2024, exclusive of reserves is shown in Table 11‑12.

Table 11‑12: NAL mineral resource estimate, exclusive of mineral reserves – June 30, 2024

NAL – Total Open Pit and Underground Constrained Mineral Resource Statement
Category	Tonnes (Mt)	Grade (% Li2O)	Cut-Off Grade % Li2O	Met Recovery %
Measured	0.7	1	0.6	73.6
Indicated	6.5	1.15	0.6	73.6
Measured and Indicated	7.3	1.14	0.6	73.6
Inferred	33	1.23	0.6	73.6

1.
The information presented in this table was previously published by Sayona in a NI 43-101 Technical Report titled “Definitive Feasibility Study Report for the North American Lithium Project, La Corne, Quebec, Canada” dated April 20, 2023.

2.	The effective date of the MRE is June 30,2024.
3.	The mineral resource estimate is exclusive of mineral reserves.
4.	Mineral resources are 100% attributable to NAL Property. Sayona has 100% interest in North American Lithium.
5.
These mineral resources are not mineral reserves as they do not have demonstrated economic viability.  The quantity and grade of reported Inferred resources in this MRE are uncertain in nature and there has been insufficient exploration to define these resources as indicated or measured; however, it is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration.

6.
Resources are presented undiluted, pit constrained and within stope shapes, and are considered to have reasonable prospects for eventual economic extraction.  Although the calculated cut-off grade is 0.15% Li2O for open pit, a cut-off grade of 0.60% Li2O was used for the MRE due to processing limitations.  The pit optimization was done using Deswik mining software.  The constraining pit shell was developed using pit slopes of 46 to 53 degrees.  The open-pit cut-off grade and pit optimization were calculated using the following parameters (amongst others): 5.40% Li2O concentrate price = $1,273 USD per tonne; CAD:USD exchange rate = 1.32; Hard Rock and Overburden Mining cost = $5.12/t mined; Mill Recovery of 73.6%; Processing cost = $23.44/t processed; G&A = $6.00/t processed; Transportation cost = $118.39/t conc; Tailing Management Cost = $2.86/t processed, and Water treatment $0.18/t processed. The cut-off grade for underground resources was calculated at 0.62% Li2O but rounded to 0.60% Li2O; it used identical costs and recoveries, except for mining costs being at $100/t. Cut-off grades will be re-evaluated in light of future prevailing market conditions and costs.

7.
The MRE was prepared using Leapfrog Edge™ and is based on 247 surface drillholes.  The Project database was validated before proceeding to the resource estimation.  Grade model resource estimation was interpolated from drillhole data using OK and ID2 interpolation methods within blocks measuring 5m x 5m x 5m in size and subblocks of 1.25 m.

8.	The model comprises 49 mineralized dykes (which have a minimum thickness of 2 m, with rare exceptions between 1.5m and 2m).
9.	High-grade capping was done on the composited assay data. Capping grades was fixed at 2.3% Li2O. A value of zero grade was applied in cases where core was not assayed.
10.
Fixed density values were established on a per unit basis, corresponding to the median of the specific gravity data of each unit ranging from 2.70 g/cm3 to 3.11 g/cm3.  A fixed density of 2.00 t/m3 was assigned to the overburden.

11.
The MRE presented herein is categorized as measured, indicated and inferred resources.  The measured mineral resource is limited to 10m below the current exposed pit.  The indicated mineral resource is defined for blocks that are informed by a minimum of two drillholes where drill spacing is less than 80 m.  The inferred mineral resource is defined where drill spacing is less than 150 m.  Where needed, some materials have been either upgraded or downgraded to avoid isolated blocks and spotted-dog effects.

12.	The number of tonnes (metric) and contained Li2O tonnes were rounded to the nearest hundred thousand.
13.
The QPs are not aware of any known environmental, permitting, legal, title-related, taxation, socio-political, marketing, or other relevant issues that could materially affect the mineral resources estimate other than those disclosed in this report.

North American Lithium DFS Technical Report Summary – Quebec, Canada
11.10	IRON CONTENT IN THE MRE

Iron content (% Fe) can influence metallurgical recovery and the quality of potential spodumene concentrate. As a result, an "Fe" attribute was added to both the blocks and sub-blocks of the resource model. This is especially important when converting mineral resources into mineral reserves. The iron content plays a significant role in subsequent stages of studies, including potential mining sequencing and planning. At the mineral reserves stage, iron will not only come from the pegmatites but also from dilution caused by surrounding host rocks.  A sampling program conducted in 2022 provided precise data for all lithologies. Iron grades were incorporated into the block model using the median values for each lithology.

The median values used for each lithology are shown in Table 11‑13.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 11‑13: Iron content used for MRE

Rock Type	Fe (%)
Gabbro	6.68
Granodiorite	2.30
Pegmatite	0.29
Volcanics	5.72

11.11	UNCERTAINTY

This report considers a variety of factors of uncertainty associated with estimates of inferred, indicated and measured resources on the Property, including:

Reliability of sampling data -

•	Drilling, sampling and assaying protocols employed by Sayona are adequate.

•	The drillhole database provided by Sayona is of good overall quality and suitable for use in the estimation of mineral resources.

Confidence in the modelling of geological and estimation domains -

•
Measured and indicated resources are expected to be defined at a sufficient level of confidence to assume geological and grade continuity between points of observation.  Reviews of three-dimensional models, plans and cross-section in this study validate this to be the case.

•
Lack of evidence for the continuity of pegmatite domains and grades in some areas of the deposit is adequately dealt with the categorisation of resources as inferred.  Inferred resources do not convert to mineral reserves during the reserve estimation process and are treated as waste in mine scheduling and reserve economic calculations.

Potential for iron in internal waste rock to compromise product recovery -

•	Iron content in waste rock continues to be a potential area of uncertainty for processing and product recovery that requires additional drill core sampling and mineralogical studies.

Economic uncertainty associated with the resources –

•
Economic uncertainty is mitigated to a large degree by Sayona’s operating experience at North America Lithium  deposit over many years. Pit optimisation and Cut-off grade assumptions are believed to be appropriate for the purpose of the MRE.

A baseline consideration for all factors of uncertainty is that Sayona owns and operates an existing lithium operation at North American Lithium  mine. Sayona contains extensive experience with the exploration, definition, and conversion of mineral resources to mineral reserves which have been mined profitably.

Sayona continued to undertake exploration drilling on the Property during 2023.  Final results of the new drilling programs were unavailable at the date of this MRE and they will be incorporated in a future

North American Lithium DFS Technical Report Summary – Quebec, Canada
update. There is a reasonable expectation that with additional diamond drilling, resources currently classified as inferred are likely to be upgraded to the indicated category.

11.12	QUALIFIED PERSON’S OPINION

It is the QP’s opinion that the data, model and classification are appropriate for the reported MRE. No technical or economic factors likely to influence the prospect of economic extraction have been identified.

North American Lithium DFS Technical Report Summary – Quebec, Canada
12.	MINERAL RESERVES ESTIMATES

12.1	RESERVE ESTIMATE METHODOLOGY, ASSUMPTIONS, AND PARAMETERS

As described in Chapter 11 of this Report, the structural geology of the Project is quite complex and resembles a narrow vein-style orebody.  A key consideration is the variable width nature of individual dykes.  Structures may vary from less than 2m in width to over 25m in width in the span of 10m or less.  This will lead to considerable changes in the dilution and ore losses both over short and long-term planning horizons.

As an industrial mineral, the specification of the final product must meet relatively tight tolerances for lithium content, i.e., Li2O for concentrate, as well as contaminants, such as iron.  The contaminant grade in the final product is directly linked to the quantity of diluting waste in the Ore feed.  This is precisely why understanding the impacts of the variable dyke geometry on dilution and ore losses is critical.

Dilution is the quantity of non-economically viable material that will be sent to the mill during mining activities.  Ore losses are the quantity of economically viable material that will be sent to the waste rock stockpiles.  Typical causes for dilution and ore losses include blast movement, improper identification of ore and waste zone limits, i.e., grade control, and selectivity limitations of loading equipment.

The mineral reserve estimates were completed via depletion methods, with surveyed topography as at June 30th 2024 used to deplete the topography as at December 31st 2023, the date of the previous mineral reserve estimate. The following paragraphs detail how the previous mineral reserve estimate (December 31st 2023) was calculated.

Practical mining solids across continuous mineralization with a minimum lithium content were generated using Deswik’s Stope Optimizer tool (Deswik.SO). Using Deswik.SO provided an automated method of evaluating on a local scale, whether the combination of a particular dyke width, pegmatite grade and distance to the next dyke, i.e., waste separation, could result in producing a mill feed above the diluted cut-off grade  of 0.60% Li2O. Mineable shapes were created by the tool.  Mineralized material that did not pass this selectivity test was considered as geological ore loss.  The resulting ROM feed is subject to an average LOM dilution of 16%.  It is important to note that these are the LOM averages and will vary over life of mine.  More details are presented in Chapter 13 of this Report.  To account for operational errors, an additional mining ore loss factor of 3% was applied.

Table 7‑1 summarizes the main shape design criteria used as inputs in Deswik.SO.  Figure 12‑1 1illustrates a cross-section of the sub-blocked resource model and the resulting stope shape created in Deswik.  From this, the diluting material along the hanging wall and footwall of the dyke is clearly visible.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 12‑1 – Deswik.SO input parameters

Parameter	Units	Value
Maximum shape width	m	n/a
Minimum shape width	m	2
Shape height	m	10
Shape length	m	10
Minimum waste pillar width	m	3
Footwall dilution	m	1
Hanging wall dilution	m	1
Minimum diluted grade to produce shape	(% Li2O)	1

Figure 12‑1 – Cross section illustrating stope solids in various geological settings

North American Lithium DFS Technical Report Summary – Quebec, Canada
12.2	MINE AND PLANT PRODUCTION SCENARIOS

12.2.1	Pit Optimization Methodology

The purpose of pit optimization is to determine the ultimate pit limits that satisfy one or a range of business objectives.  For NAL, the overall objective was to maximize the net present value (NPV) of the Project.  Pit optimization was carried out on the diluted mining block model described in Section 12.1 of this chapter.  This ensured that the mining selectivity criteria were accounted for in determining the ultimate pit shape.

Pit optimization was completed using the Pseudoflow module within the Deswik mining software package.  inferred and unclassified resources were converted to waste as part of the pit optimization assessment.

The following chapters summarize the pit optimization which was completed as part of the previous reserve estimate (December 31st 2023).

12.2.2	Pit Optimization Parameters

The inputs for the pit optimization process are presented in Table 12‑2.  Overall pit slopes were based on the parameters developed by Golder Associates (Golder) – refer to Chapter 13 for more details – and adjusted after preliminary runs to include allowances for haulage ramps and geotechnical berms.  Revenue factors were applied to evaluate the sensitivity of the pit size versus selling prices, varying from 0.3 to 1.0.

Within a 10m envelope of the old underground workings, the mining costs were inflated by 30% for the pit optimisation.  This accounts for the additional operational delays that result in higher operating costs for mining near and through potential pit voids.  More details with regards to undertaking mining operations in the vicinity of the underground workings can be found in Chapter 13.  Figure 12‑2 illustrates the envelope described above.

A technical memorandum was produced by WSP-Golder on February 8th, 2023, with recommended pit design parameters as well as the minimum setback distance between the edge of the ultimate pit and the Lake Lortie.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 12‑2 – Open pit optimization parameters

Parameters	Unit	Value	Comments
Revenue
Concentrate price	USD/t of conc.	1,273	Preliminary market study from PwC
Concentrate grade	% Li2O	5.4
Transportation cost	CAD/t of conc.	118	Preliminary budgetary quotes
Royalty	N/A
Economics
Currency	CAD	-
Exchange rate	USD/CAD	0.76
Discount rate	%	8
Cost basis
Mining
Mining cost	CAD/t mined	5.12	2022 PFS mining cost and mining contractor costs price-weighted average
Processing & G&A
Cost	CAD/t milled	32.48
Operating Parameters
Ore production	Mtpa	1.0	Average ore production sent to crusher
Overall recovery	%	73.6
Geotechnical parameters
Overburden (IRA)	degree	26.6	Golder-WSP Memo Feb. 2023
Rock (OSA)	degree	45.7, 49.1, 52.6	Golder-WSP Memo Feb. 2023
Limits and constraints
Lease or Claim	Claim		NAL_claims_2023.dxf
Setback from watercourse	m	60	Setback from Lac Lortie limit

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 12‑2 – Cross-section view – 10m envelope surrounding underground workings for pit optimization

12.2.3	Analysis of Pit Optimization Results

As described above, the pit optimization determined the pit shape based on given economic parameters, surface boundaries and pit slopes that results in maximum undiscounted value.  This result, however, is not satisfactory, since it is not practical to assume that mining activities will occur instantaneously.  Furthermore, due to the practical development sequence of open-pit mining, i.e., top down, it is likely that certain waste development costs may be incurred some time before the underlying economic material can be reached.  To assess a more realistic value for a given pit shell, a discounted cash flow analysis is carried out.  At this stage, it is important to note that the cash flows are indicative only and serve for relative comparison of value between various pits.

Table 12‑3 presents the results of the pit optimization in table form, while Table 12‑4 presents the discounted cashflow ranges examined.  Figure 12‑3 presents a portion of this data graphically.  A discount rate of 8% and ROM feed rate of 1.0 Mtpa have been used for the analysis. The values returned by the Pseudoflow do not include capital investments and are only used as a relative indicator of the sensitivity of the Project to changes in costs.

The revenue factor 0.60 pit shell was selected as a guide for the final pit limits.  This selection was based on maximizing project reserves while respecting a relatively high NPV.  The RF0.60 shell contained approximately 23.2 Mt of ROM ore feed and is within 10% of the highest discounted cash flow pit shell.

It is evident that changes to the selling price, evaluated with the revenue factors are the dominant driver of the overall pit size.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The chosen optimized pit shell (red highlight) does not necessarily correspond with the final pit design used in the DFS.  In the case of this specific project, physical and geotechnical limitations due to the old underground workings resulted in a final design with a higher strip ratio and lower ROM ore feed than the optimized shell.

With the exception of the revenue factors, a sensitivity analysis on other parameters was not undertaken.  It is recommended that pit optimization sensitivity be conducted on the following parameters:

1)	Metallurgical recovery.
2)	Overall pit slopes.
3)	Dilution and ore losses.

The mineral reserves are based on an updated concentrator feed strategy that includes ore coming from Sayona’s Authier Project.  Ore coming from the Authier site will be combined with the NAL ore and fed to the crusher at a ratio of 33:67.  The life-of-mine (LOM) production plan has been prepared to reflect the new blending strategy.  The Project LOM plan and subsequent mineral reserves are based on a spodumene concentrate selling price of $1,352 USD/t of concentrate.  The effective date of the mineral reserves estimate is June 30, 2024, and based on an exchange rate of $0.75 USD:$1.00 CAD.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 12‑3 – Pit optimization results (red line is maximum NPV pit, yellow line is RF=1.0 pit)

Revenue Factor	ROM Ore				Waste Rock (Mt)	Strip Ratio	Financial Analysis
	Tonnes	Li2O including	Li2O	Concentrate			Mining	Processing	Tailing	G&A	Revenue	Mine	Un-discounted	NPV
	(Mt)	dilution (%)	(kt)	(Mt) @ 5.4%			Cost (M$)	Cost (M$)	Cost (M$)	(M$)	(M$)	Life (y)	Value (M$)	(M$)
0.100	0.0	1.87	0	0.0	0.0	0.0	0	0	0	0	1	0	1	1
0.125	0.1	1.66	1	0.0	0.0	0.2	0	1	0	0	16	0	14	14
0.150	0.3	1.49	4	0.1	0.2	0.7	2	6	1	2	69	0	58	57
0.175	0.8	1.36	11	0.1	0.8	1.0	8	18	2	5	183	1	150	146
0.200	1.4	1.30	18	0.2	2.0	1.4	17	33	4	8	314	1	252	241
0.225	2.6	1.26	32	0.4	5.9	2.3	43	60	7	15	561	3	435	399
0.250	3.6	1.24	45	0.6	10.0	2.7	70	85	10	22	783	4	596	525
0.275	4.6	1.21	56	0.8	14.3	3.1	97	109	13	28	975	5	728	621
0.300	9.7	1.18	115	1.6	43.3	4.5	272	228	28	58	1 990	10	1,404	1,003
0.325	15.1	1.15	174	2.4	77.9	5.2	477	355	43	91	3 021	15	2,056	1,233
0.350	16.6	1.15	191	2.6	89.2	5.4	542	390	48	100	3 312	17	2,233	1,279
0.375	17.3	1.14	198	2.7	94.5	5.5	573	406	50	104	3 436	18	2,304	1,293
0.400	17.9	1.14	204	2.8	100.0	5.6	604	421	51	108	3 548	18	2,365	1,302
0.425	18.5	1.14	210	2.9	105.2	5.7	633	433	53	111	3 643	19	2,413	1,309
0.450	19.0	1.13	215	2.9	110.3	5.8	662	445	54	114	3 732	19	2,456	1,312
0.475	20.2	1.12	226	3.1	121.7	6	726	472	58	121	3 915	21	2,538	1,313
0.500	21.4	1.11	237	3.2	135.7	6.3	804	501	61	128	4,119	22	2,625	1,313
0.525	22.0	1.11	243	3.3	143.1	6.5	845	516	63	132	4,222	22	2,666	1,310
0.550	22.3	1.10	246	3.4	147.3	6.6	868	523	64	134	4,273	23	2,684	1,308
0.575	22.6	1.10	249	3.4	150.7	6.7	887	529	65	135	4,315	23	2,698	1,306
0.600	23.2	1.09	254	3.5	159.1	6.8	934	545	66	139	4,413	24	2,728	1,298
0.625	23.5	1.09	257	3.5	163.4	6.9	957	551	67	141	4,458	24	2,741	1,295
0.650	24.0	1.09	261	3.6	170.1	7.1	994	562	69	144	4,525	24	2,758	1,288
0.675	24.2	1.09	263	3.6	173.5	7.2	1,012	566	69	145	4,557	25	2,765	1,285
0.700	24.3	1.09	264	3.6	176.3	7.2	1,027	570	70	146	4,581	25	2,769	1,282
0.725	24.4	1.09	265	3.6	178.5	7.3	1,039	573	70	147	4,601	25	2,772	1,279
0.750	24.6	1.08	267	3.6	181.5	7.4	1,055	576	70	148	4,625	25	2,775	1,276
0.775	24.7	1.08	267	3.6	183.2	7.4	1,065	578	71	148	4,638	25	2,777	1,274
0.800	24.8	1.08	269	3.7	186.7	7.5	1,083	582	71	149	4,664	25	2,778	1,269
0.825	25.0	1.08	270	3.7	189.0	7.6	1,096	585	71	150	4,680	25	2,779	1,266
0.850	25.1	1.08	271	3.7	192.9	7.7	1,116	589	72	151	4,707	26	2,779	1,261
0.875	25.4	1.08	273	3.7	198.2	7.8	1,145	595	73	152	4,743	26	2,779	1,254
0.900	25.4	1.08	274	3.7	200.1	7.9	1,155	597	73	153	4,755	26	2,779	1,251
0.925	25.5	1.08	275	3.7	201.9	7.9	1,164	598	73	153	4,766	26	2,778	1,248
0.950	25.6	1.08	275	3.7	202.7	7.9	1,169	599	73	153	4,772	26	2,777	1,247
0.975	25.6	1.08	275	3.8	204.1	8.0	1,176	600	73	154	4,780	26	2,776	1,245
1.000	25.7	1.07	276	3.8	206.4	8.0	1,188	602	74	154	4,793	26	2,774	1,242

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 12‑4 – Discounted cash flows

Revenue Factor	ROM Feed	Li2O Grade	Waste	Overall Stripping Ratio	Best Case	Worst Case	Average
	(Mt)	(% Li2O)	(Mt)		DCF (M$)	DCF (M$)	Case DCF (M$)
0.30	838,894	1.2	560,441	0.7	80,253,966	80,253,966	80,253,966
0.35	1,612,680	1.1	1,594,893	1.0	136,552,113	135,717,199	136,134,656
0.40	3,998,847	1.0	5,597,980	1.4	266,249,048	260,248,729	263,248,889
0.45	6,923,504	1.0	13,150,179	1.9	382,476,806	364,731,378	373,604,092
0.50	9,713,012	1.0	23,515,529	2.4	465,632,281	429,379,945	447,506,113
0.55	20,322,425	1.0	74,712,172	3.7	606,177,791	498,024,835	552,101,313
0.60	30,208,728	1.0	128,895,550	4.3	659,839,788	450,558,671	555,199,229
0.65	33,257,469	1.0	148,349,031	4.5	669,922,463	421,905,915	545,914,189
0.70	34,379,116	1.0	155,936,311	4.5	672,595,760	409,202,802	540,899,281
0.75	35,648,029	1.0	165,593,166	4.6	674,871,968	391,308,014	533,089,991
0.80	37,265,777	1.0	177,881,792	4.8	676,777,819	366,428,378	521,603,098
0.85	38,438,705	0.9	187,022,825	4.9	677,781,193	347,275,422	512,528,307
0.90	39,351,962	0.9	196,497,022	5.0	678,299,028	330,042,716	504,170,872
0.95	39,901,148	0.9	202,277,375	5.1	678,475,377	320,017,684	499,246,530
1.00	40,490,685	0.9	209,022,845	5.2	678,518,112	306,478,365	492,498,238

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 12‑3 – Pit optimization results

12.2.4	Mine Design and Production

12.2.4.1	Resource Block Model

The basis for the mineral reserves estimation is the resource block model prepared by BBA and Mr. Pierre-Luc Richard, from PLR Resources Inc., sub-contracted by BBA, who previously acted as the QP and completed the MRE with an effective date of December 31, 2022.  Parent cells of 5m x 5m x 5m were sub-blocked four times in each direction (minimum sub-block of 1.25m in each direction).  Sub-blocks are triggered by both the geological model and mining voids, for precise depletion.

This model has proportional sub-blocks to cover the spaces inside the solid boundaries.  The size of the sub-blocking was chosen to best match the thickness of the mineralized dykes and the complexity of the geological model.

12.2.4.2	Mining Block Model

A mining block model was created from the resource block model described above.  The purpose of this was to include additional items required for mining engineering activities, and for the application of modifying factors. The resource model was loaded into Deswik software.  The model was supplied with

North American Lithium DFS Technical Report Summary – Quebec, Canada
the 3D wireframes used to define the different lithological zones.  The overburden surface was also provided.

A detailed dilution model was developed and coded into a sub-celled mining block model for mine planning use, as described in more detail in Section 12.1.  This sub-celled model was then regularized to the parent block size of 5m x 5m x 5m with tonnages and grades coded for each material type.  This final regularized mining block model was then exported to MineSight for mine planning purposes.

12.2.4.3	Pit Slope Geotechnical and Hydrogeological Work

12.2.4.3.1	Geotechnical and hydrogeological Study

Geotechnical and hydrogeological studies were carried out by Golder Associates in 2010, 2018 and early 2019.  A final updated geotechnical study was issued in Q2-2023 and an updated hydrogeology study was issued in November 2022.

As part of the NAL DFS, WSP-Golder produced a technical memorandum that includes geotechnical and hydrogeological recommendations regarding the design criteria required for the pit shell distance to be maintained with Lac Lortie.

12.2.4.3.2	Planning Around Underground Workings

Based on the current understanding of the geometries and locations of the existing underground openings in relation to the pit shell, all of these underground openings are contained within the pit shell, i.e., will not intercept the final pit wall. Local modifications to the slope design may be required for safe and stable excavations in areas where stopes intersect the pit wall or floor, or drifts that run parallel to the pit wall.

Historical underground openings will represent an operating hazard, a risk to local bench-scale and multi-bench stability and a potential rockfall hazard, depending on the character of the openings and any backfill.  Systematic investigation and mitigation design will be required to manage these risks for both interim and final pit walls.  Investigation and evaluation of these hazards, and design of mitigation, are currently underway by WSP-Golder for Sayona and will be continued through the operating life of the mine.  Site has developed multiple safe operating procedures (SOPs) to manage the risks associated with mining adjacent to voids.

12.2.4.3.3	Operational Considerations

Good quality operational practices will be essential for the safe development of stable and steep slopes.  The slope design recommendations based on pre-split blasting assume that a workforce and supervisors skilled in implementing effective, controlled blasting and excavation procedures will be available throughout the mining operations.  Optimized controlled blasting designs should be developed early in

North American Lithium DFS Technical Report Summary – Quebec, Canada
the mine life for use on long-term and final slopes.  Blasting experience and trials should be developed and optimized in the interior of the open pit prior to applying it to the final slopes.

12.2.4.4	Pit Design Parameters

The detailed mine design was carried out using the selected pit shell as a guide.  The pit design parameters are detailed on Table 12‑5.  The proposed pit design includes the practical geometry required in a mine, including pit access and haulage ramps to all pit benches, pit slope designs, benching configurations, smoothed pit walls and catch benches.

It was recommended in 2017 that a feasibility-level hydrogeology study be completed to validate designs and to support mine operations.  As mentioned in the previous section, Golder-WSP completed that study in November 2022.

The haulage fleet operated by the mining contractor is using 90t capacity haul trucks in the first four years.  This truck size was used as well for the owner-operated fleet starting in Year 5.  As a result, the haulage ramps and access roads for the ultimate pit have been designed with this in mind.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 12‑6 presents the haul road design parameters.  This is also shown graphically in Figure 12‑4 and Figure 12‑5 for in-pit single- and dual-lane haul ramps, respectively.

Table 12‑5 – Ultimate pit design parameters

Design Sector	Wall Dip Direction		Bench	Catch Bench	Bench Face	Inter-Ramp	Geotechnical
	From	To	Height (m)	Width (m)	Angle (deg)	Angle (deg)	berm interval (m)
Overburden (1)	0	360	NA	9	26.6	NA	NA
South	355	35	20	16	60.0	45.7	120
Northeast	195	270	20	10	65.0	49.1	120
Northwest	35	195	20	10	70.0	52.6	120
Southeast	270	355	20	10	70.0	52.6	120
(1) A 7 to 9m setback considered at bedrock contact, depending on various factors listed in section 2.4.2 of the WSP-Golder memorandum (22515754-166-MTF-RevB).

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 12‑6 – Haul road design criteria

Parameters	Units	Dual Lane	Single Lane	Comments
Reference Haul Truck	-	90T-class	90T-class	Largest haul truck expected for the NAL project
Operating Width	(m)	6.7	6.7	Includes clearance for mirrors and accessories
Running Surface Multiplier	(factor)	3.0	1.9	Minimum value for adequate clearance
Running Surface Width	(m)	20.0	12.5	For temporary and permanent roads
Tire Diameter	(m)	2.7	2.7	For 27.00 R49 tires
Berm Height : Tire Ratio	(ratio)	0.5	0.5	Minimum recommended value
Berm Height	(m)	1.3	1.3	For temporary and permanent roads
Berm slope xH:1V Ratio	(ratio)	1.3H:1.0V	1.3H:1.0V	Angle of Repose 37.5
Berm Width (Top)	(m)	0.5	0.5	Minimum recommended value
Berm Width (Bottom)	(m)	4.0	4.0	For temporary and permanent roads
No. of Berms - Surface Road	(#)	2.0	2.0	Industry standard practice
No. of Berms - Pit Ramp	(#)	1.0	1.0	Industry standard practice
No. of Berms - Pit Slot	(#)	0.0	0.0	Industry standard practice
Ditch Depth	(m)	0.8	0.5	For temporary and permanent roads
Ditch slope xH:1V Ratio	(ratio)	1.0H:1.0V	1.0H:1.0V	Maximum recommended value
Ditch Width (Bottom)	(m)	0.5	0.5	Minimum recommended value
Ditch Width (Top)	(m)	2.0	1.5	For temporary and permanent roads
No. of Ditches - Surface Road	(#)	0.0	0.0	Industry standard practice
No. of Ditches - Pit Ramp	(#)	1.0	1.0	Industry standard practice
No. of Ditches - Pit Slot	(#)	2.0	2.0	Industry standard practice
Overall Width - Surface Road	(m)	28.0	20.5	For temporary and permanent roads
Overall Width - Pit Ramp	(m)	26.0	18.5	For temporary and permanent roads
Overall Width - Pit Slot	(m)	24.0	15.5	For temporary and permanent roads
Maximum Grade - Permanent Road	(%)	10.0	10.0	Maximum recommended value
Maximum Grade - Temporary Road	(%)	12.0	12.0	Maximum recommended value
Haul Road Drainage Crossfall	(%)	2.0	2.0	For temporary and permanent roads

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 12‑4 – Single-lane in-pit haul ramp design

Figure 12‑5 – Dual-lane in-pit haul ramp design

North American Lithium DFS Technical Report Summary – Quebec, Canada
A minimum mining width of 40m has been applied in most areas and 20m in some specific areas.  Working widths are reduced in select instances, such as the final pit benches.  A 60m layback has been considered between the final pit and Lac Lortie.  The pit design is not limited to the existing mining lease boundary.  During the first three years of the LOM, mining will occur within the existing mining lease.  Figure 12‑6 present the final pit design in plan view.  The in-pit haul road has been designed on the hanging wall side of the deposit to maximize ore recovery within the pit shell and to provide access for the final mining pushback.  See Chapter 13 for more details regarding phases design within the ultimate pit.

Figure 12‑6 – Ultimate pit – plan view

12.2.5	Plant Production

For the conversion of mineral resources to mineral reserves, it is necessary to consider and apply a variety of modifying factors.  Those applicable to the Project are discussed in detail below.

North American Lithium DFS Technical Report Summary – Quebec, Canada
12.2.5.1	Metallurgical Recoveries

ROM ore is subject to a variety of metallurgical recovery factors, once feed material enters the crusher.  Metallurgical recovery varies according to the spodumene concentrate grade produced.  Refer to Chapter 10 of this Report for additional details regarding these parameters.

12.2.5.2	Cut-Off Grade

The breakeven cut-off grade (COG) is calculated considering costs for processing, G&A, and other costs related to concentrate production and transport.

Table 12‑7 presents the parameters used to determine the mill COG.  Based on a 5.4% Li2O concentrate selling price of $1,273 USD/t, the COG would be 0.15% Li2O.  However, due to metallurgical recovery limitations, a metallurgical COG of 0.60% Li2O was selected based on iterative analysis and to assure a feed grade that allows a sufficient metallurgical recovery to produce the required spodumene concentrate grade.

Future mine planning work should evaluate the possibility of implementing a variable cut-off grade.  This may prove beneficial with regards to the trade-off between stockpiling / wasting marginal ROM feed, versus blending this with higher-grade ore feed, which could potentially reduce the total material movement required to maximize processing capacity.

Table 12‑7 – COG calculation parameters

Parameter	Units	Value
Recovery	%	73.60
Gross 5.4% Li2O Price	USD/t conc.	1,273.00
Concentrate Transportation Cost	USD/t conc.	88.80
Royalties	USD/t conc.	0.00
Net 5.4% Li2O Selling Price	USD/t conc.	1,184.20
Concentrate Grade	%	5.40
Exchange Rate	USD/CAD	0.76
Processing Cost	CAD/t milled	32.48
G&A Cost	CAD/t milled	6.00
Calculated Cut-Off Grade	% Li2O	0.15
Metallurgical Cut-Off Grade	% Li2O	0.60

12.3	MINERAL RESERVE ESTIMATE

The previous mineral reserves estimate was completed at 31st December 2023, and is based on the block model used to report the mineral resources presented in Chapter 11 of this Report.  For the filing of this S-K 1300 compliant report, the original MRE was reviewed by Tony O’Connell, P.Eng., whom is the

North American Lithium DFS Technical Report Summary – Quebec, Canada
responsible QP for this section of the report. The estimate reserves from December 31st 2023 where then depleted by Tony O’Connell, P. Eng., using surveyed topographic surfaces to calculate the mineral reserve estimates as at June 30th 2024.

The North American Lithium  mineral reserve estimates as at June 30th 2024 are 19.7 Mt of proven and probable mineral reserves at an average grade of 1.08% Li2O, which is comprised of 0.2mt of proven mineral reserves at 1.04% Li2O and 19.6mt of probable mineral reserves at 1.08% Li2O. All proven mineral reserves are ROM pad stocks.

Table 12‑8 summarizes the proven and probable mineral reserves for the Project.  The table shows the Li2O grade as well as the iron content, which is considered a contaminant at the processing plant.

Table 12‑8 – NAL mineral reserve statement at effective date of June 30, 2024 based on USD $1,352/t Li₂O.

North American Lithium Project Mineral Reserve Estimate (0.60% Li2O cut-off grade)
Category	Tonnes (Mt)	Grades (%Li2O)	Cut-off Grade % Li2O	Met Recovery %
Proven Mineral Reserves	0.2	1.04	0.60	73.6
Probable Mineral Reserves	19.6	1.08	0.60	73.6
Total Mineral Reserves	19.7	1.08	0.60	73.6

1.	Mineral reserves are measured as dry tonnes at the crusher above a diluted cut-off grade of 0.60% Li2O.
2.
Mineral reserves result from a positive pre‐tax financial analysis based on a variable 5.4% to 5.82% Li2O spodumene concentrate average selling price of US$1,352/t and an exchange rate of 0.75 US$:1.00 C$.  The selected optimized pit shell is based on a revenue factor of 0.6 applied to a base case selling price of US$1,352/tonne of concentrate.

3.	Topographic surface as of June 30, 2024, was used to adjust from December 31, 2023.
4.	The reference point of the mineral reserves Estimate is the NAL crusher feed.
5.
In-situ mineral resources are converted to mineral reserves based on pit optimization, pit design, mine scheduling and the application of modifying factors, all of which support a positive LOM cash flow model.  According to SEC Definition Standards on mineral resources and reserves, inferred resources cannot be converted to mineral reserves.

6.	The waste and overburden to ore ratio (strip ratio) is 8.3.
7.	The mineral reserves for the Project was originally estimated by Mélissa Jarry, P.Eng. OIQ #5020768, and subsequently reviewed by Tony O’Connell, P.Eng., who serves as the QP under S-K §229.1300.
8.	Mineral reserves are valid as of June 30, 2024.
9.	Totals may not add up due to the rounding of significant figures.

The mineral reserves are based on a concentrator feed strategy that includes ore coming from Sayona Quebec’s Authier Project.  Ore coming from the Authier site will be combined with the NAL ore and fed to the crusher.  The life-of-mine (LOM) production plan has been prepared to reflect the blending strategy of 67% NAL: 33% Authier. The Project LOM plan and subsequent mineral reserves are based on a spodumene concentrate selling price of $1,352 USD/t of concentrate.  The effective date of the mineral reserves estimate is June 30, 2024, and based on an exchange rate of $0.75 USD:$1.00 CAD.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Development of the LOM plan included pit optimization, pit design, mine scheduling and the application of modifying factors to the measured and indicated portion of the in-situ mineral resource.  Tonnages and grades are reported as run of mine (ROM) feed at the crusher and are inclusive of mining dilution, geological losses, and operational mining loss factors.

12.4	PERMITTING & ENVIRONMENTAL CONSTRAINTS

As a brownfield site, it was necessary to consider a range of existing permitting and environmental constraints already in place.  This is necessary to ensure consistency with permit applications currently at the review / approval stage with government agencies.

A list of the main permitting and environmental constraints considered for mine planning are presented in Table 12‑9.  Note that this list is not exhaustive; however, it presents those items of greatest potential impact.

Table 12‑9 – Environmental and permitting constraints affecting mineral reserves

Constraint	Type	Description / constraint
Mining lease	Permitting	The mining operation footprint stays inside the mining lease for the first 3 years of the LOM plan only. It is assumed that a new mining lease will be obtained by 2026.
ROM ore throughput	Permitting	4,200 tpd measured at the entrance to the rod mill
Open pit offset from Lac Lortie	Environmental/ Geotechnical	Minimum 60m set-back from Lac Lortie

12.5	ASSUMPTIONS AND RESERVE ESTIMATE RISKS

The mineral reserve estimate has changed since the previous estimate published as at December 31st 2023, with 650kt of total reserves mined since the previous estimate.

The author is of the opinion that no other known risks, including legal, political, or environmental, would materially affect potential development of the mineral reserves, except for those already discussed in this report.

North American Lithium DFS Technical Report Summary – Quebec, Canada
13.	MINING METHODS

The Project will be mined using a conventional open-pit drill-blast-load-haul cycle, with a 10m bench height, for delivery of run-of-mine (ROM) ore from the open pit to the crusher.  The Project has been operational since November 2022 using the same mining practices.  Historical underground openings are within the proposed open pit and mining in these areas will take place in the near term, necessitating particular consideration in detailed mine planning and operations.

13.1	MINE DESIGN

13.1.1	Pit Phasing Strategy

To maximize the Project net present value (NPV), a series of six mining phases were developed, including the ultimate pit design.  A set of pit shells were obtained from the optimization process inside the ultimate pit design, and they were used as a basis to guide the designs of the phases.  Special attention was given to the historical underground openings when setting the physical limits for every phase, resulting in phase limits not precisely following the pit optimization shells.  Additional care was taken to ensure that phase walls do not intersect these old workings.  These phase designs were developed to define the mining sequence.  The following criteria were used in the mine phase designs:

•	Minimum mining width of 60m considered between phases on the surface and 40m at the phase bottoms;
•	The Phase 1 design corresponds to the continuation of the previous mining operations in the southeastern part of the pit. In 2019, that area had already been mined to elevation 360 m;
•	Ease of access to different mining areas;
•	Mining and processing production rate;
•	Physical constraints posed by historical underground workings.

Internal pit walls (i.e. pit walls that do not correspond to the ultimate pit) have been designed with single 20m bench heights and 15m catch bench widths, which will allow for shallower interim slopes.

The mining phases are presented in Figure 13‑1 to Figure 13‑6.  Phase 1 is located in the South-East area of the ultimate pit and aligns with the actual mined out limits of previous mining operations, which is already mined down to 360m elevation.  The final elevation for Phase 1 is 310 m. Phase 2 is located in the Northwest area of the pit, and the final elevation is 340 m.  Phase 3 will connect Phases 1 and 2 in the central area of the ultimate pit, with the final elevation for this phase being 370 m.  Phase 4 will mine through the historical underground openings and in the western part of the ultimate pit.  In Phase 5, the Eastern area of the ultimate pit will be mined to the 350m elevation.  Phase 6 corresponds to the ultimate pit design and all remaining material.  The material quantities for each phase are presented in Table 13‑1.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 13‑1 – Material quantities by phase1

Quantities	Units	Total	Phase 1	Phase 2	Phase 3	Phase 4	Phase 5	Phase 6
Total In-Pit	(Mt)	201.00	8.00	8.80	10.30	58.90	20.80	94.20
Waste Rock	(Mt)	172.30	6.60	5.60	8.90	51.80	18.70	80.70
Overburden	(Mt)	7.10	0.30	1.70	0.50	3.00	1.50	0.10
ROM Ore	(Mt)	21.60	1.10	1.40	0.90	4.20	0.60	13.40
Lithium Grade	(% Li2O)	1.08	1.10	1.14	0.99	1.09	0.82	1.09
Iron Grade	(% Fe)	0.79	0.64	1.07	0.88	1.03	1.15	0.67
Strip Ratio	(twaste : tore)	8.30	6.40	5.10	10.70	13.00	36.70	6.00
[1]	Totals may not add up due to rounding.

Figure 13‑1 – Isometric view of Phase 1

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 13‑2 – Isometric view of Phase 2

Figure 13‑3 – Isometric view of Phase 3

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 13‑4 – Isometric view of Phase 4

Figure 13‑5 – Isometric view of Phase 5

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 13‑6 – Isometric view of Phase 6

13.1.2	LOM Production Plan

The key highlights of the LOM plan are summarized as follows:

•	Mine life of 20 years ending in 2042,
•	An overall strip ratio of 8.3, evolving over the years.
•	Total material movement peaking at 19.5 Mt in 2025 and then decreasing gradually until 2049,
•	At the beginning of July 2024, a total of 588 000 tonnes at an average grade of 0.88% Li2O was stockpiled on the crusher pad,
•	Crusher feed grade fluctuates from 0.88% Li2O to 1.25% Li2O on a yearly basis over the LOM (except last year), reaching its maximum value in Year 2038.

A summary of the LOM plan is presented in Table 13‑2 and Figure 13‑7 below.  This summary details the LOM plan for the NAL operation only and excludes the crusher feed portion from the Authier Lithium operation that will start in July 2025.  The Authier Lithium ore will be delivered to the NAL ROM Pad.

Views representing x`xthe zones mined per period are presented in Figure 13‑8 to Figure 13‑14, with the areas being mined during that period shown in blue.  The elevations of main work areas are also visible on the figures.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 13‑2 – LOM production plan and material movement

Physicals	Units	Production											LOM
		2023	2024	2025	2026	2027	2028	2029	2030	2031-2035	2036-2040	2041-2042
Total moved (Expit + Rehandle)	(Mt)	13.3	18.3	19.5	17.2	15.7	15.9	15.2	15.9	46.5	25.4	3.7	207.5
Total Expit	(Mt)	13.3	18.2	19.2	15.0	15.6	15.8	15.0	15.9	46.1	24.4	2.5	201.0
Expit waste rock	(Mt)	9.2	15.3	17.5	13.4	13.5	13.3	14.1	14.8	40.3	19.2	1.6	172.3
Expit overburden	(Mt)	2.7	1.0	0.6	0.6	0.6	1.6	0.0	0.0	0.0	0.0	0.0	7.1
Expit ore to ROMPad	(Mt)	1.1	1.6	1.0	0.9	1.1	0.9	0.8	1.1	4.8	4.2	0.7	18.2
Expit ore to stockpile	(Mt)	0.3	0.3	0.1	0.0	0.4	0.0	0.1	0.1	1.0	1.0	0.1	3.4
Stripping Ratio	(twaste:tRoM)	8.7	8.8	15.8	14.5	9.5	16.6	16.0	12.5	7.0	3.7	1.9	8.3
Total expit ore	(Mt)	1.4	1.9	1.1	1.0	1.5	0.9	0.9	1.2	5.8	5.2	0.8	21.6
Expit ore lithium grade	(% Li2O)	1.1	1.1	1.0	1.0	1.1	1.2	1.0	1.0	1.0	1.1	1.3	1.1
Expit ore iron grade	(% Fe)	1.1	0.8	1.0	1.0	1.0	1.0	0.9	0.7	0.7	0.7	0.5	0.8
Rehandle
Reclaim from stockpile	(Mt)	0	78,153	315,015	134,182	165	154,668	211,885	1,458	399,621	971,876	1,236,951	3,503,975
Reclaim lithium grade	(% Li2O)	0.00%	0.78%	0.70%	0.59%	0.68%	1.06%	0.91%	0.57%	0.76%	1.01%	0.76%	0.84%
Reclaim iron grade	(%Fe)	0.00%	0.55%	0.67%	0.86%	1.49%	0.82%	0.91%	1.07%	0.75%	0.58%	0.67%	0.71%
Processing
Total crusher feed [1]	(Mt)	1.1	1.6	1.4	1.1	1.1	1.1	1.1	1.1	5.2	5.2	2.0	21.7
Crusher feed lithium grade	(% Li2O)	1.2	1.1	1.0	1.0	1.2	1.2	1.0	1.0	1.1	1.1	0.9	1.1
Crusher feed iron grade	(% Fe)	1.0	0.8	0.9	0.9	1.0	1.0	0.9	0.7	0.7	0.7	0.6	0.8
Total rod mill feed	(Mt)	944,691	1,425,690	1,173,601	912,442	912,442	912,442	912,442	912,442	4,562,210	4,542,210	1,761,757	18,972,369
Rod mill lithium grade	(% Li2O)	1.26	1.22	1.05	1.06	1.33	1.27	1.05	1.13	1.15	1.22	0.99	1.16

North American Lithium DFS Technical Report Summary – Quebec, Canada

Total Material Expit
Tonnage (t)
Stripping ratio
Expit Waste Rock
Expit Overburden
Expit Ore to Crusher
Expit Ore to Stockpile
Stripping Ratio

Crusher and Rod Mill Feed
Tonnage (t)
Grade (%)
Total Ore to Crusher
Total Ore to Rod Mill
Ore Grade to Crusher
Ore Grade to Rod Mill

Total Material by phase
Tonnage (t)
Phase 1
Phase 2
Phase 3
Phase 4
Phase 5
Phase 6

Expit Ore by Phase
Tonnage (t)
Phase 1
Phase 2
Phase 3
Phase 4
Phase 5
Phase 6

Figure 13‑7 – LOM summary

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 13‑8 – 2023 mined area isometric view

Figure 13‑9 – 2024 mined areas isometric view

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 13‑10 – 2025 mined areas isometric view

Figure 13‑11 – 2030 mined areas isometric view

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 13‑12 – 2035 mined areas isometric view

Figure 13‑13 – 2040 mined areas isometric view

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 13‑14 – Ultimate Pit isometric view

Waste storage facilities have been designed to contain the waste rock and overburden material that will be mined over the LOM.  These facilities are described in further detail in Chapter 15.

13.2	GEOTECHNICAL AND HYDROLOGICAL CONSIDERATIONS

Geotechnical studies have been completed by WSP-Golder to support mine operations.

Water inflow and pumping requirements have been established and need to be consistently updated as the pit progresses.

North American Lithium DFS Technical Report Summary – Quebec, Canada
13.3	MINE OPERATING STRATEGY

To achieve minimal mining dilution and ore losses, mining operations must follow specific procedures, depending on the dyke width and physical properties.  Some details are provided below.

Typical blast patterns for pre-split, ore material and waste rock material are described in Table 13‑3 and are currently implemented on site.  Blasting parameters will constantly be adjusted as mining progresses in the pit according to the geomechanical properties of the rock and dyke configuration.  Pre-split is undertaken on ultimate pit walls, using prepackaged emulsion.  Pre-split holes are drilled on double bench height (20m) and have 89 mm diameter.

Chapter 15 (Section 15.10.2) describes how explosives products and accessories are brought on site and stored in the explosives magazines.  The explosives will be loaded in the holes by the blasting contractor.  Approximately 3.1 kt of explosives will be used on average every year.

Blast patterns are designed and sequenced to blast in a direction parallel to the dykes, as presented in Figure 13‑15 and Table 13‑4.

Waste rock material is excavated in 10m benches, while ore is mined on flitches of 5m or less, where operational considerations allow.

Table 13‑3 – Typical blast patterns

Description	Units	Pre-Split	Ore pattern	Waste pattern
Bench Height	m	20.0	10.0	10.0
Hole Diameter	mm	89.0	114.0	171.0
Hole length	m	22.0	11.0	11.0
Burden	m	-	3.3	4.8
Spacing	m	1.5	3.3	4.8
Collar	m	-	2.5	3.5
Sub-drilling	m	0.0	1.0	1.0
Powder Factor	kg/m3	-	0.4	0.3

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 13‑15 – Section view of mining method

13.4	MINING FLEET AND MANNING

13.4.1	Mine Equipment and Operations

Mining will be conducted by a mining contractor for the first four (4) years of operation, and then by Sayona Quebec’s operations team and equipment fleet.  The mining contractor is responsible for providing and maintaining all equipment required to supply ROM ore to the crusher.

Table 13‑4 describes the main mining equipment types and sizes that are planned, with their peak requirements.  An additional fleet may be added or modified by the contractor, as needed, to support operations.  Pumping is carried out using diesel pumps, HDPE piping and generators.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Table 13‑4 – Mining equipment description and maximum number of units

Equipment Type	Description	Peak Requirement
Mining truck	Payload 92 t	16.0
Hydraulic excavator	Bucket payload – 5 m3	1.0
Hydraulic excavator	Bucket payload – 6.7 m3	5.0
Hydraulic excavator	Bucket payload – 11 m3	1.0
Production drill	DTH – 4” to 7” hole size	3.0
Track Dozer	Net Power – 197 kW	1.0
Track Dozer	Net Power – 265 kW	2.0
Road grader	Net Power – 216 kW	1.0
Utility Excavator	Net Power – 308 kW	1.0
Wheel Dozer	Net Power – 249 HP	1.0
Water Truck/Sand spreader	Capacity – 80 000L	1.0
Wheel Loader	Bucket payload – 7.8 m3	1.0
Fuel & Lube Truck	n/a	1.0
Service Truck	n/a	1.0
Pick-Up Trucks	n/a	12.0
Tower Lights	n/a	8.0

13.4.2	Mine Personnel Requirements

The mining contractor is responsible for providing all personnel required to carry out mining activities such as drilling, blasting, loading, and hauling material, for the four-year duration of its contract with the mine.  Mining contractor personnel includes superintendents, mine supervisors, operators, drill-and-blast personnel, maintenance supervisors and mechanics.  Starting in 2027, these positions will be filled by Sayona Quebec’s team.

Sayona Quebec’s team will consist of technical services and management personnel for the duration of the entire operation.  Key positions for the geology, mine engineering and administrative staff positions have already been filled.  As of 2027, Sayona will hire the entire mining operations staff and personnel to operate the open pit, Including the maintenance and supervisory roles.

During the LOM, the mine personnel requirement is estimated to reach a peak of 121 employees in the years 2027 to 2030, including 65 employees for operations, 36 for maintenance and 20 for technical services.

North American Lithium DFS Technical Report Summary – Quebec, Canada
13.5	MINE PLAN AND SCHEDULE

As presented in Table 13-2, the current life-of-mine (LOM) mining schedule for the Project developed by BBA uses phases, stockpiles, and waste dumps designs.  The LOM plan was developed using MinePlan Schedule Optimizer (MPSO).  The key constraints and objectives considered for the LOM are summarized as follows:

•	Starting date of LOM plan: January 1, 2023.

•	The ROM supply from NAL will be 4,200 tpd until the Authier Lithium project starts producing and transporting ROM ore.

•	Maximum annual mining capacity of 20 Mt.

•	Maximum bench sinking rate of eight (8) 10m benches per phase per year.

•	Maximum ore stockpiling capacity:

o	Low grade (LG, 0.60% Li2O to 0.80% Li2O) stockpile: 700,000 tonnes.

o	ROM pad (ROMPad) area (>0.80% Li2O): 300,000 tonnes.

•	It is considered that all ore is either:

o	dumped on the ROM Pad and rehandled for blending purposes to feed to the crusher.

o	stockpiled on the LG stockpile to be reclaimed later.

As of June 30, 2024, there are no substantial changes to these constraints and objectives.

North American Lithium DFS Technical Report Summary – Quebec, Canada
14.	PROCESSING AND RECOVERY METHODS

The recovery methods for the Project were established based on the existing plant, historical operational data, metallurgical testwork as described in Chapter 10, and equipment information from suppliers.  Process improvements to the North American Lithium flowsheet are based on the operational and metallurgical reviews of the past process plant operation and testwork data.  The work completed established the design basis of the plant, capital costs, and operating costs that were developed in this Feasibility Study.

14.1	PROCESS DESIGN CRITERIA

After having been placed on care and maintenance in early 2019, NAL recently restarted concentrator operations in Q1 2023.  The plant will initially process lithium-bearing pegmatite ore from the NAL mine.  When the Authier mine comes into operation in 2025, the NAL concentrator will process a blend of ore from the NAL deposit and the Authier mine to produce a spodumene concentrate ranging in grade from 5.40 to 5.82% Li2O.

The run of mine (ROM) ore from Authier will be transported to NAL and processed through the NAL mill during the 18 years of Authier mine operation.  During the Authier life of mine (LOM), the NAL crushing plant will be fed based on a 33% Authier / 67% NAL blend ratio.

Several process improvements were incorporated into the crushing plant and concentrator flowsheets in the past year with the objectives of increasing throughput and ensuring production of high quality spodumene concentrate.  Modifications to the plant include:

•	Modifications to the dump pocket and installation of an apron feeder ahead of the primary crusher;

•	The addition of an optical sorter in parallel to the existing secondary sorter;

•	The installation of two additional stack sizer screens;

•	The addition of a low-intensity magnetic separator (LIMS) prior to wet high-intensity magnetic separation (WHIMS);

•	The addition of a second WHIMS in series with the existing unit prior to flotation;

•	Upgrading the existing high-density/intensity conditioning tank;

•	Installing a higher capacity spodumene concentrate filter.

•	The addition of a crushed ore storage dome to increase ore retention capacity. The crushed ore pile feeds the rod mill feed conveyor during periods of crushing circuit maintenance.

The concentrator has achieved the targeted throughput of 3,800 tpd (rod mill feed) required to meet startup completion.  Average production of 3900 tpd and availability in excess of 91% over the 3rd quarter was achieved.  Only material from NAL has been processed in the mill.  The concentrator already has the

North American Lithium DFS Technical Report Summary – Quebec, Canada
operation permits for a throughput of 3,800 tpd and procedures for increasing their mill throughput operating authorization to a maximum of 4,500 tpd is underway.

The current mass balance is based on nominal rod mill feed of 175 tph or 4,200 tpd.  This will lead to a design production of 184,511 tpy (dry) of spodumene concentrate at 5.82% Li2O.

In the first four years of operation, the plant targets a concentrate grade of 5.40% Li2O increasing in 2027 where it is planned to reach the design grade of 5.82%.  Table 14‑1 presents the summary of concentrate grades and recoveries over the LOM.

Table 14‑1 – Grade and recoveries over LOM

Year	Concentrate Grade (% Li2O)	Recovery (% Li2O)
2023-2026	5.4	72.0
(Avg. NAL only and NAL/Authier blend)
2027-2042	5.8	66.3
Total (avg.)	5.7	67.4

Concentrate is trucked to Val-d’Or and then transloaded onto rail cars.  From Val-d’Or, concentrate is railed to the Port of Québec, then off-loaded and stored prior to being loaded into sea vessels.

At design condition, the crushing plant targets 1.557 Mtpy of ROM ore and the concentrator 1.426 Mtpy of ore, or the equivalent of a daily maximum throughput of 4,200 tpd rod mill feed at 93% availability.  The optical sorters are targeted to reject approximately 131,707 tpy of material.  The crushing circuit availability is 65%.  At an average design crusher feed head grade of 1.04% Li2O, concentrate production is estimated at 184,511 tpy at 5.82 % Li2O, equivalent to 22.65 tph.  The lithium recovery is estimated at 66.3%.  Optical sorters are not yet performing to design with improvements still in progress.

14.2	PROCESS FLOWSHEET AND DESCRIPTION

14.2.1	Concentrator Production Schedule

The mines are scheduled to produce an average rate of 4,588 tpd of blended ore, composed of 33% Authier ore and 67% NAL ore.  The crushing and sorting area of the plant, which includes primary, secondary, and tertiary crushing and screening, as well as ore sorting, is designed to operate with an availability of 65%.  From the crushed ore storage silo, 4,200 tpd at 93% plant availability are then fed to the concentrator, which includes grinding mills (one rod mill and one ball mill), desliming, magnetic separation and flotation circuits, which make up the concentrator portion of the plant.  The concentrator operates on a 24-hour per day and 7 days per week basis.

North American Lithium DFS Technical Report Summary – Quebec, Canada

For the crushing plant and concentrator, operation crews work on the basis of 12-hour shifts.  There are four shift crews rotating on a 7-day (on/off) schedule.  The remaining process plant maintenance personnel work 8-hour shifts on a 5:2 (on/off) basis.

14.2.2	Concentrator Operating Design Parameters

Table 14‑2 presents an overview of the main design criteria factors employed.

Table 14‑2 – General process design criteria – concentrator

Criterion	Unit	Value
General Design Data
Process Plant Operating Lifetime	y	20
Crushing Plant Availability	%	65
Crushing Operating Hours Per Year	h	5,694
Concentrator Availability	%	93
Concentrator Operating Hours Per Year	h	8,147
Total ROM Mine Feed	tpy	1,557,397
Total Concentrate Production	tpy	184,511
Concentrate Design Grade	% Li2O	5.82
Lithium Recovery Data
Overall Crushing and Sorting Lithium Recovery (A)%		96.5
Ore Sorting Waste Rejection	%	50.0
Desliming and WHIMS Lithium Recovery (B)%		88.5
Flotation Lithium Recovery (C)%		77.6
Overall Lithium Recovery (Concentrator) (A×B×C)%		66.3
Crushing Plant Feed
ROM Dilution	%	10.1
ROM Mine Grade (excluding dilution)	% Li2O	1.15
ROM Mine Grade (including dilution)	% Li2O	1.04
Feed Tonnage	tph	274
Concentrator Feed
Ore Feed to Rod Mill	tph	175
Ore Feed to Rod Mill Per Year	tpy	1,425,690
Rod Mill Feed Grade	% Li2O	1.10
Concentrate Production
Concentrate Production	tph	22.65
Concentrate Grade (target)	% Li2O	5.82
Concentrate Iron Content (target)	% Fe	< 1.00
Concentrate Humidity	% H2O	8

North American Lithium DFS Technical Report Summary – Quebec, Canada
14.2.3	Concentrator Facilities Description

The NAL process facilities are comprised of:

•	A crushing circuit, incorporating primary, secondary, and tertiary crushers with primary and secondary screens and ore sorting.

•	A grinding circuit, combining a rod mill in open circuit and a ball mill in closed circuit.

•	Attrition scrubbing and desliming.

•	Magnetic separation, combining a LIMS and two WHIMS in series.

•	A flotation circuit, which is comprised of rougher and scavenger cells, followed by three stages of cleaning.

Figure 14‑1 is a simplified process flow diagram of the concentrator facilities.  The following sections describe the flowsheet in more detail.

Figure 14‑1 – Simplified process flowsheet – concentrator

North American Lithium DFS Technical Report Summary – Quebec, Canada
14.2.3.1	Primary Crushing

The primary crushing system includes an apron feeder to the jaw crusher.  The apron feeder is sized at 6,100 mm × 1,219 mm for a daily throughput of 4,588 tpd.  The crusher selection is based upon a feed size of 309 mm and a product (P80) of 94 mm, with an expected utilization of 65%.  The jaw crusher is equipped with a 149 kW motor.

14.2.3.2	Secondary Crushing

A two-deck vibrating screen, with a nominal feed size (F80) of 94 mm, receives the jaw crusher product.  The top deck opening is 75 mm, and the bottom deck opening is 20 mm.  The top deck oversize, with P80 of 119 mm, is directed to the primary ore sorter and the bottom deck oversize, with P80 of 59 mm, is directed to the two secondary ore sorters.  The screen undersize, with P80 of 13 mm, will go directly to the tertiary crusher; the accepted material from the primary and secondary sorting will report to the secondary crusher.

The primary and secondary ore sorters receive feed with a Li2O grade of 1.04%.  All three sorters have a waste rejection estimated at 50% and will upgrade the ore to approximately 1.10% Li2O.  The reject grade is estimated at 0.43% Li2O. As mentioned previously the ore-sorting system is still undergoing refinement to achieve these targets.

The secondary cone crusher product (P80 of 24 mm) is fed to the secondary vibrating screen.  The screen has three decks and divides the feed into an oversize that reports to the tertiary crusher, and undersize that is sent to the fine ore storage silo that supplies the grinding circuit.

The tertiary short-head cone crusher reduces the feed from the screen oversize to a product size P80 of approximately 9 mm that is then sent to the fine ore storage silo.

The crushing circuit lithium recovery, including sorting, is 95.6%.

14.2.3.3	Grinding

The grinding circuit consists of an open-circuit rod mill followed by a ball mill in closed circuit with stack sizer screens.  The rod mill has an installed power of 970 kW, reducing the feed from a P80 of 13,000 µm to 1,050 µm, with a nominal feed rate of 4,200 tpd.  The product of the rod mill is sent to six stack sizer screens, which divide the stream into an oversized product having a P80 of 970 µm, which is discharged to the ball mill, and an undersized product having a P80 of 200 µm, which is discharged to desliming.  The ball mill reduces the screen oversize and then sends the product back to the screens for classification.

North American Lithium DFS Technical Report Summary – Quebec, Canada
14.2.3.4	Desliming and WHIMS Circuit

The undersize from the grinding area screens is sent to the first stage of desliming, which consists of 17 operating cyclones plus two on stand-by.  The overflow cut size (D50) of the cyclones is 10 µm.  The cyclone underflow passes through an intermediate stage of attrition scrubbers to clean the mineral surfaces, before the second stage of desliming cyclones.  There are six attrition scrubbers, each with a volume of 13 m3; the retention time is approximately 16 minutes with a nominal flowrate of 206 m3/h.  The attrition scrubber discharge is processed in a LIMS unit to remove ball mill chips.  By removing the ball mill chips, the risk of clogging the two WHIMS downstream is mitigated.  A density meter is included to control the process water addition to the pump box feeding the LIMS.  Slurry density is adjusted based on the incoming flow to ensure the LIMS is operated at its most efficient volumetric capacity.  The feed is diluted to a slurry density of approximately 29% (w/w).  One double-drum counter-rotation wet LIMS is in place to handle the throughput.  Each unit provides a magnetic field strength of 950 gauss.  The non-magnetic slurry stream from the LIMS reports to two identical 13,000 gauss WHIMS units in series, where iron-bearing silicate minerals  is rejected to the magnetics stream.  The magnetic waste stream from each WHIMS is sent directly to the tailings thickener.  The non-magnetic concentrate is sent towards the second stage of desliming cyclones, which consists of eight operating cyclones plus two kept on stand-by.  The cyclone overflow, at a target density of 2.85%, is returned to the first stage of desliming.  The cyclone underflow proceeds to the flotation circuit at a solids density of approximately 55%.  The lithium recovery is 88.5% from the desliming and WHIMS circuit.

14.2.3.5	Flotation Circuit

The deslimed stream is conditioned in a high-density conditioning tank through intense mixing and the addition of chemical reagents.  The retention time is 16.4 minutes with a nominal slurry flowrate of 176 m³/h.  The conditioned ore is floated to produce a spodumene concentrate containing at least 5.82% Li2O after three stages of cleaning.

A rougher dilution tank is used after the high-density conditioning tank dilutes the slurry to a solids density of 32% prior to entering the rougher cell bank, which consists of three 30 m3 tank cells.

Rougher flotation is followed by scavenger flotation, consisting of three 30 m3 flotation cells.  The concentrate is sent to a 3-stage flotation cleaning circuit.  The rougher scavenger tailings will be collected in a pump box and pumped to the tailings cyclone.

The first cleaners consist of 18 conventional, flotation cells, each with a capacity of 8.5 m3.  A nominal slurry feed rate of 200 m3/h is fed through the first cleaners.  The first cleaner concentrate reports to the second stage of the cleaning circuit.  The first cleaner tailings is collected in a pump box and pumped to the tailings cyclone.

The second cleaners consist of 13 conventional, flotation cells, each with a capacity of 5.1 m3.  The tailings from the second stage cleaner circuit are recirculated to the first cleaners.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The third cleaners consist of 19 conventional cells, each with a capacity of 2.8 m3.  The tailings from the third bank are recycled to the second cleaner circuit.  The concentrate grade is expected to be 5.82% Li2O.  The recovery of lithium in the flotation circuit is estimated to be 77.6%.

The third cleaner concentrate is sent to a concentrate storage tank, equipped with an agitator, where it is stored before it is dewatered using a belt filter, recovering a concentrate with a moisture content of approximately 8% by weight.  The spodumene concentrate is sent to a concentrate storage dome prior to being loaded onto trucks and transported for sale.

14.2.3.6	Tailings Disposal and Management

The tailings from the spodumene concentrator is collected in the final tailings tank prior to reporting to the tailings pond.  The scavenger and first cleaner tailings are pumped to a dewatering cyclone.  The dewatering cyclone underflow, containing 117 tph solids at a solids density of 48.9%, reports directly to the final tailings tank at a flow rate of 167 m3/h.  The dewatering tailings cyclone overflow is combined with the first desliming cyclone residue, LIMS rejects and WHIMS rejects, and is pumped to an 18.3m diameter, steel-constructed thickener.  The thickener underflow, containing 34.8 tph solids at a solids density of 50%, will be pumped to the final tailings tank at a flow rate of 47.7 m3/h.  The tailings thickener overflow is returned to the process water tank.

14.2.3.7	Tailings Filtration (2025)

Tailings from the final tailings tank are pumped to the agitated filter feed tank, which acts as a buffer between the lithium recovery process and the tailings filtration circuit.  The slurry is then pumped to the tailings filter presses.  The filtration plant consists of two recessed plate filter presses (one in operation, one on standby).  The presses operate in a cycle consisting of filter closing and clamping, filter feed and compacting, blowing of the cake, cake discharge, and finally filter cleaning.

The filters bring the moisture content of the filter cake below 15%.  Filtrate and wash water are collected and pumped to a clarifier.  Part of the clarifier overflow is sent to a buffer tank that feeds a multi-media filter to be re-used as filter wash water and gland seal water in a closed loop, while the excess is sent to the process water tank.

The filter cake is dropped onto an underlying conveyor, sending the material to the tailings discharge conveyor.  The discharge conveyor extends outside the plant building to stockpile the tailings.  Tailings are then loaded onto trucks and transported to the dry tailings facility.

14.2.4	Concentrator Consumables

The main consumables for the concentrator are the grinding media and liners for the two mills as well as the reagents used in the flotation circuit and thickener.

North American Lithium DFS Technical Report Summary – Quebec, Canada
All process reagents are contained in a separate area within the process plant building to prevent any contamination of any surrounding areas in case of a spill.  Safety showers are provided in the different reagent mixing and utilization areas in case of contact with the reagents.  Grinding media will be stored in pits located indoors and near their points of use.

The primary reagents used in the process include collector, dispersant, soda ash and flocculant.  Consumption rates are mostly based upon results from flotation testwork.

Table 14‑3 and Table 14‑4 list all reagents, media, areas of usage and their purpose.

Table 14‑3 – Concentrator reagents

Reagent	Area	Use	Consumption (tpy)
Collector (Custofloat 7080)	Rougher and Scavenger Flotation	Collecting agent	1,118
Dispersant (F220)	Attrition scrubber cleaner flotation (1st, 2nd, 3rd stages)	Prevent fine particle aggregation	354
Soda ash (Na2CO3)	High density conditioning tank	pH control	181
Flocculant (Flomin 920)	Thickener	Flocculate solids to assist in solid/liquid separation	61

Table 14‑4 – Grinding media

Media	Area	Consumption (tpy)
Rods (75 mm diameter)	Rod mill	949
Balls (50 mm diameter)	Ball mill	849

The collector reagent (Custofloat 7080) is delivered in 20 t tanker trucks.  The collector is added to the high-density conditioning tank, the scavenger dilution tank and the third cleaners for use in the rougher and scavenger flotation circuits.

The dispersant reagent (F220) is delivered in solid form in bulk bags of 600 kg.  The dispersant is put in solution in the dispersant mixing tank.  It is primarily added to the attrition scrubber and the second and third cleaners.

The soda ash is delivered bulk in a powder form, unloaded to a storage silo.  Two mixing tanks (one operating, one stand-by in alternance) produce a soda ash solution to be used for pH control in the high-density conditioning tank.

The flocculant is received in solid form in 25 kg bags.  The flocculant is first pre-mixed with fresh water in the flocculant mixing tank.  The mixing tank is paired with a distribution tank that holds the pre-mixed solution.  An in-line mixer is used to further dilute the flocculant solution prior to reaching the addition point.  It is added to the tailings thickener feed box.

North American Lithium DFS Technical Report Summary – Quebec, Canada
14.2.5	Concentrator Process Water

The tailings thickener overflow is recovered and used as process water.  Make-up water will be required to ensure the process plant requirement.  For this study, the make-up water source is assumed to be returning from the tailings pond.

14.2.6	Concentrator Personnel

A total of 86 employees are required in the concentrator (28 salaried staff and 58 hourly workers) assuming management, operations, and maintenance functions.

Table 14‑5 and

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 14‑6 present the salaried and the hourly manpower requirements, respectively, for the concentrator.  These values are specified by NAL as their staffing plan for the plant restart.

Table 14‑5 – Concentrator salaried manpower

Position	Number of Employees
General Manager	1
Chief Metallurgist	1
General Foreman	1
General Operations Foreman	1
Administrative Assistant	1
Supervisor – Operation	4
Supervisor – Mechanical	1
Supervisor – Electrical	1
Engineering and Operations Director	1
Optimization Director	1
Project and Improvement Coordinator	1
Engineering Coordinator	1
Technician – Metallurgy	1
Technician – Process	2
Engineer – Mechanical	1
Engineer – Electrical	1
Medium term Planning Engineer	1
Senior Mechanical Engineer	1
Senior Metallurgist	3
Plant Planner	1
Junior Engineer	1
Plant Technical Expert	1
Total – Salaried	28

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 14‑6 – Concentrator hourly manpower

Position	Number of Employees
Control Room Operator	4
Crushing Operator	4
Crushing Operator Assistant	7
Grinding Operator	4
Grinding Utilities Operator	3
Flotation Operator	4
Flotation Operator Assistant	4
Concentrator Samplers	3
Mechanical Maintenance Lead	2
Mechanic	15
Electrical Technician	6
Building Maintenance Operator	1
Piping Operator	1
Total – Hourly	58

14.2.7	Utilities

14.2.7.1	Electricity

The electricity to the concentrator is supplied by Hydro-Québec, a government owned and operated utility.

14.2.7.2	Fuel – Natural Gas

The plant is currently heated with propane gas.  A natural gas supply pipeline to the plant site was installed in 2014 by Énergir but the connection to the site has yet to be completed.

The nominal natural gas consumption for heating the crusher building is 52,470 m3/month.  The natural gas pipeline tie-in is possible with Énergir, a natural gas distributor in Québec, for an assured supply of 3,400 m3/h. This is the maximum that can be secured by the distribution system. Negotiations are currently underway to finalize this implementation.

Peak winter loads are expected to exceed the assured supply.  Énergir has indicated that they are investigating ways to expand the network’s capacity.  Should the network expansion not materialize, peak loads could be satisfied by adding a LNG make-up system or by segregating loads and running part of the plant, especially heating, off the existing propane supply.

North American Lithium DFS Technical Report Summary – Quebec, Canada
14.3	PRODUCTS AND RECOVERIES

The NAL concentrator was restarted in Q1 2023 on NAL ore, with a 6-month ramp-up period to achieve the initial targeted throughput of 3,800 tpd (rod mill feed) and treating NAL ore which has now been achieved.  The Authier mine is scheduled to come into operation in 2025, and the NAL concentrator will then process a blend of NAL ore and Authier ore.  The concentrator already has the operation permits for a throughput of 3,800 tpd and procedures for increasing their mill throughput operating authorization to a maximum of 4,500 tpd is underway.

The current mass balance is based on nominal rod mill feed of 175 tph or 4,200 tpd.  This will lead to a design production of 184,511 tpy (dry) of spodumene concentrate at 5.82% Li2O.

In the first four years of operation, the plant targets a concentrate grade of 5.40% Li2O and then, in 2027, it will reach the design grade of 5.82%. Table 14‑7 presents the summary of concentrate grades and recoveries over the LOM.

Table 14‑7 – Grade and recoveries over LOM

Year	Concentrate Grade (% Li2O)	Recovery (% Li2O)
2023-2026	5.4	72.0
(Avg. NAL only and NAL/Authier blend)
2027-2042	5.8	66.3
Total (avg.)	5.7	67.4

14.4	RECOMMENDATIONS

Testwork on blended composite and variability samples was undertaken to support the DFS process design.  Testwork has shown that metallurgical performance is strongly influenced by grind size, host rock type, and lithia and iron grades in the run-of-mine ore.  For this reason, attention should be made to manage ROM feed grade fluctuations to allow stable operation of the process plant.  The following should be considered:

•	Further metallurgical testwork are recommended such as:

o
Assessment of the impact of dilution and head grade on metallurgical performance.  More detailed variability (Authier and NAL ore) testwork should be performed to produce a recovery model based on feed characteristics.

o	Mineralogy and liberation analysis should be completed around the flotation circuit to investigate potential optimization opportunities.

North American Lithium DFS Technical Report Summary – Quebec, Canada
•
Testwork showed metallurgical performance is strongly sensitive to grind size.  High attention should be given to the operation of crushing and grinding circuits to ensure optimal grind size is achieved.

•
The mine plan showed variability in iron content of the ROM material.  An operational strategy should be developed for ore sorter and WHIMS operation to minimize lithium losses while attaining the desired concentrate quality.

•	Continue filtration testing to confirm the design of the tailings filtration plant. Optimize the filter plant layout based on the selected technology.

•	Review the marketability and pricing of lower spodumene concentrate grades.

•	Review the impact of lower spodumene concentrate grade targets on lithia recovery in the process plant, as a lower grade concentrate will assist efforts for increasing lithia recovery.

North American Lithium DFS Technical Report Summary – Quebec, Canada
15.	INFRASTRUCTURE

The North American Lithium  property is located 60km to the north of the city of Val-d’Or and 35km to the southeast of the city of Amos.  The Project is readily accessible by the national highway and a high-quality rural road network.

The current site infrastructure includes:

•	Open pit.

•	Processing plant and ROM ore pad.

•	Waste rock and overburden storage areas.

•	Conventional tailings pond (TSF-1).

•	Administration facility, including offices and personnel changing area (dry).

•	Workshop, tire change, warehouse, and storage areas.

•	Fuel, lube, and oil storage facility.

•
Reticulated services, including power, lighting and communications, raw water and clean water for fire protection, process water and potable water, potable water treatment plant, sewage collection, treatment, and disposal.

•	Crushed ore dome.

•	Access roads.

•	Water management infrastructures.

Figure 15‑1 shows the overall site layout and offers a general overhead view of existing and new infrastructure required to manage mine waste and impacted water.  The figure represents the planned infrastructure at the end of the current life-of-mine plan.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 15‑1 – NAL project site layout at end of life of mine

15.1	ACCESS ROADS

15.1.1	Public Roads

The site can be accessed by existing public roads, Route 111, and Route du Lithium from the municipality of Barraute, 17.2km away, via chemin du Mont-Vidéo and Route du Lithium.

From Route du Lithium, there are multiple small access roads that can lead into the pit area.  These access roads have been blocked and their access will be controlled during blasting operations.

North American Lithium DFS Technical Report Summary – Quebec, Canada
15.1.2	Site Roads

Existing roads connect the various site service buildings and provide passage for heavy trucks between the pit, the crusher, the waste rock dumps, and the truck maintenance shop.

15.1.3	Private Radio Antenna

A private radio antenna (telecom tower) is currently operated on an adjacent property (lot 6,242,657), located along and south of the Route du Lithium and northwest of the NAL mine site.  The antenna is owned by Radio Nord Communications Inc. (RNC Media), which has legal surface rights for industrial activities through a public land lease contract with Ministry of Energy and Natural Resources (MERN, now MRNF).

An agreement has been concluded between NAL and RNC Media in regard to the construction of infrastructures related to WRP-3.  A segment of the peripheral drainage ditch, northwest of WRP-3, and a short access trail to basin BO-12, will encroach on the RNC Media site.  The terms and conditions of the agreement include site access protocols, health and safety aspects, maintenance of infrastructures, and site restoration at the end of the life of mine (LOM).

15.1.4	Rail

The main Canadian National (CN) railway line runs through Barraute, a CN section town, and passes approximately 11km to the north of the Property.  A spur line serviced the Property during the period of historic production, but all tracks were removed after Québec Lithium Corporation ceased operations in 1965.  The rail right-of-way has since become overgrown, but the rail bed is still in excellent shape.

15.2	ELECTRICAL POWER SUPPLY AND DISTRIBUTION

15.2.1	Site Electrical Utility Supply

Power for the Project is taken at 120 kV from transmission line No. 1301, running between the Figuery and Val-d’Or substations, which is owned by the provincial utility company, Hydro Québec.  This transmission line runs on the west side of the Project site and the spur feeding the plant is approximately 600m long.

15.2.2	Site Electrical Distribution

The electrical power demand of the Project is approximately 11.4 MW.  The plant's outdoor substation steps down the incoming voltage to 13.8 kV, which is used to power up the different transformers, all located indoors, further stepping down the voltage to 4.16 kV and 600 V, two voltage levels at which

North American Lithium DFS Technical Report Summary – Quebec, Canada
process equipment is operated.  Sayona Quebec is in the process of purchasing a new larger 120/13.8 kV transformer to meet future needs and improve reliability.

The power distribution to the process equipment is through armored cables installed in cable trays.

15.2.3	Emergency Power Supply

In the event of a power failure, emergency power for operating critical equipment is provided by a single 4.16 kV, 1,400 kW emergency stand-by generator.  The generator is connected to the main 4.16 kV switchgear to back feed the 13.8 kV switchgear during emergency operations.  This configuration allows emergency power to be routed to any load in the plant.  All switching is done manually, with interlocks in place to prevent unsafe operations.

15.3	FUEL STORAGE

There are two fuel stations at the site:

•	A gasoline station near the garage with a 2,359 L capacity tank dedicated to light vehicles.

•	A three-tank diesel station for heavy equipment located near the pit operations. The capacity of each tank is 50,000 L.

15.4	NATURAL GAS AND PROPANE

Propane tanks are located in two areas on the site:

•	A station near the plant at the south side with two tanks of 2,000 L each. This station is used to heat a part of the plant.

•	A station on the west side of the plant with two tanks of 50,000 L each. This station is used to heat a part of the plant and the kiln when running.

A 30km natural gas line was built while the Project was under CLQ; natural gas can be supplied from Énergir’s Abitibi network.  The line runs to the site but the tie-in has not been done at this point.  Énergir and Sayona are still in discussions on finalizing the connection with the site.  The expected annual supply is 25.4 Mm3 at a delivery pressure of 490 kPa with the maximum flow limited to 3,400 m3/h in the wintertime.

North American Lithium DFS Technical Report Summary – Quebec, Canada
15.5	WATER SUPPLY

15.5.1	Water Reclaim System

The Project has no infrastructure in place to draw water from any external source for processing purposes.  Groundwater and run-off from the mine pit will be recovered for use as fresh water in the process plant.  Water from rain or other sources is recovered and sent to the TSF-1.  Surface runoff from WRP-2 is sent to a distinct sedimentation basin.  All water used in the concentrator is recycled internally or is reclaimed from the TSF-1, whose levels must be managed seasonally.

15.5.2	Water for Fire Protection

Water for fire protection is stored in the lower section of the process water tank.  Water pumps feed the process plant fire water ring main and also supply fire water hydrants at the mine garage and at the administration building.  Exterior sections of the fire water piping are buried below the frost line to prevent freezing.

15.5.3	Potable Water

Potable water is supplied by a contractor who is responsible for managing bottled water supplies.

15.5.4	Sewage and Waste

A complete sewage water plant with two septic tanks (20 m3 and 10 m3) were installed at the west end of the main building in the summer of 2022.  These units will treat the wastewater from the concentrator, the new dry house, the main building, and the garage.  The drain water is being discharged into a septic field.

15.6	TAILINGS STORAGE

15.6.1	Tailings Management Strategy

The restart of operations at the NAL site by Sayona Quebec includes utilizing the existing TSF-1 that has capacity to 2029 (after raising the embankment).  Also, the previous NAL operators included a secondary transformation process to make lithium carbonate, which generated additional residues, and is not part of current plans.

For TSF-2, Sayona Quebec has looked for a facility that can manage tailings produced at the concentrator and the possibility to store waste rock from the mine as well.  The disposal strategy consists of using waste

North American Lithium DFS Technical Report Summary – Quebec, Canada
rock to construct peripheral berms and peripheral roads, thus confining filtered tailings within the waste rock cell.

The TSF-2 capacity can accommodate 25 years of production i.e. the remainder of the life of mine..

15.6.2	Tailings Storage Facility No. 2 (TSF-2)

The new facility will be located to the west of the current TSF-1.  The chosen location was optimized by consultancy BBA to respect the maximum elevation constraints of 479 m, which required a slight modification to the original footprint proposed by Sayona Quebec.  The volume of waste rock to be stored in the facility needed to be adjusted in consideration of the optimization of the pit shell and the maximum capacity of WRP-3.

The proposed final layout of TSF-2 is shown in Figure 15‑2, which also shows the original footprint overlain onto the final configuration.  The original selection of the proposed location has been defined as per the following steps:

•
Analysis of site characteristics based on aerial photos, LIDAR information, and regional land use information, which includes the identification of existing infrastructure such as electric lines, roads, forestry domains, and natural water bodies.

•	Volumetric compliance for tailings and waste rock placement; and

•	Preliminary analysis of the environmental and social constraints of the selected deposition storage facility footprints.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 15‑2 – Tailings Storage Facility No. 2 (TSF-2) layout

15.6.2.1	Tailings Storage Facility Design

The following standards and regulations were used for the design of the new TSF-2 and WRP-3, as well as all their related water management structures:

•	Directive 019 specific to the mining industry in Québec.

•	Metal and Diamond Mining Effluent Regulations (MDMER) in Canada.

•	Loi sur la sécurité des barrages (The Dam Safety Law applied in Québec) (LSB) and the associated regulation (RSB).

•	The Dam Safety Guideline produced by the Canadian Dam Association (2007).

•	Manuel de conception des ponceaux (MTQ, 2004).

•	Règlement sur la santé et la sécurité du travail dans les mines, Loi sur la santé et la sécurité du travail – Québec (2014) (Québec health and safety regulations).

•	The Québec and/or the Canadian Legal framework applied to the environment and water sectors.

The typical cross-section of tailings and waste rock is presented in Figure 15‑3.  Berms will be built to confine tailings within the surrounding waste rock.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The deposition strategy for waste rock is planned to have sufficient available space in the cells to manage future tailings.  Tailings will be transported by truck from the filter plant to the co-disposal storage facility.

Figure 15‑3 – General cross-section of the tailings and waste rock facility

All the waste rock and filtered tailings will be contained in this co-disposal storage facility, which was designed with the following parameters:

•	Rock perimeter berm final crest (7m).

•	Final overall slope angle (2.5H:1V).

•	Height difference between tailings and waste rock (10m).

•	Ramp width, 12.0 m, or 20.1 m, depending on the mining truck to be used. This is to be defined at a later stage of the Project.

•	Access ramp maximum slope (10%).

•	Dry tailings density (1.6 t/m³).

•	Waste rock and tailings are considered NPAG and non-leachable.

•	In-place waste rock density in the waste pile (2.3 t/m3).

•	This pile has a footprint of approximately 90 ha and a maximum height of ±85 m.

summarizes the total volumes of waste rock and filtered tailings to manage and the associated capacity of the co-disposal storage facility for the 20-year LOM.  Waste rock quantities were obtained from information based on the LOM and mining plans.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Stability analysis has been performed in both static and pseudo-static conditions for three critical sections selected for the NAL facility, including:

•	Critical TSF-2 sections.

•	Waste rock and both tailings storage facilities water management basins BO-13 and BO-12 for both critical cut and dyke sections.

A geotechnical campaign has been ongoing for all new waste rock, tailings, and water management infrastructures for the NAL site. Until the geotechnical work has been completed in detail, there is uncertainty in the design assumptions that could result in changes to the footprint, fill volumes, strength and cost.

Based on the geotechnical campaign results completed in late 2022 / early 2023, the previously designed waste rock and overburden piles were analyzed, necessary modifications have been made to conform with the regulatory regulations. The validity of these assumptions needs to be addressed by the more recent geotechnical tests.

An assessment of the proposed facility stability was conducted. The obtained factors of safety show that the stability of TSF-2 and basins BO-12 and BO-13 in the proposed configurations meet the design criteria specified in MERN (2017), now MRNF and Directive 019 (MDDEP 2012), now MELCCFP, within the context of this study.

The handling of all waste material for TSF-2 is likely to be conducted using trucks.  Filtered tailings will be transported from the filter plant to the TSF-2.  The CAPEX and OPEX related to the transportation and disposal of waste rock and tailings have been included in the mining cost estimate.

15.6.3	Waste Rock Pile 3 and Overburden Stockpiles

The mining site currently includes one existing waste rock storage area named Waste Rock Pile 2 (WRP-2) and will include an additional waste rock disposal area in the future (WRP-3).  In the short term WRP-2 will need to be expanded to meet the LOM needs.  The permitting process is currently ongoing for this expansion while the WRP-3 is in final approval.

For overburden piles, the situation is similar.  There is an existing pile nearby the open pit area named Overburden Pile 1 (OBP-1) and an additional pile (OBP-2) will be located near TSF-1.  The Overburden Pile 1 will need to be expanded as well as the overburden quantity has increased with the DFS pit design. An issue of ferrous water leaching has emerged since its creation. More investigations are being carried out to control this water. This issue is included in the OBP-2 project.

Geotechnical slope stability recommendations were provider by Golder. Current pile designs were adjusted according to the recommendations included in this report and the ongoing geotechnical campaign data.  This report recommended subsequent additional site characterization to validate geotechnical parameters for waste rock pile 2 which are being addressed by the ongoing geotechnical

North American Lithium DFS Technical Report Summary – Quebec, Canada
campaign.  The geometry of the piles and design parameters could be modified according to the final results of this campaign.

A swell factor of 30% was considered for waste rock and 20% for overburden material to calculate pile storage requirements.  Note that these swell factors represent material once placed and consolidated on the pile.

The waste rock material not used for construction will mainly be stored in two separate piles as well as in the TSF-2 dykes.  The final raise for TSF-1 will also use waste material for its construction.  Plan views of the waste rock and overburden piles are presented in Figure 15‑4.  The overburden material will be contained in the pile shown to the South-West of the pit in Figure 15‑1.

Overburden material will be stored in the actual pile located southwest of the pit (OBP-1) and in a second pile (OBP-2) which will be located on the north side of TSF-1.  OBP-1 has been partially filled during previous operations and was adjusted to have 3m high benches and 3m berms, peaking at a maximum elevation of 445 m, which results in a remaining storage capacity of 0.8 Mm3 (considering end of March 2023 survey).  The second overburden pile has a capacity of approximately 0.15 Mm3.  As the total volume of overburden to be mined from the pit is approximately 3.9 Mm3 according to the geological model (including a swell factor of 20%), the exceeding volume will be used for progressive reclamation purposes or stored in WRP-3, in the case where there would be material left.  Another option being considered is to expand the current OBP-1.  Permitting requirements are currently being assessed for this expansion.  The geological contact between rock and overburden precision does not allow for precise volume calculation which means the total overburden volume might be over-estimated.

Whereas the required total storage capacity of approximately 83 Mm3 is required, permitting efforts continue to allow for the required storage.  Many possibilities are currently being evaluated and permitted to increase the total waste storage capacity, notably a possible extension to WRP-2 and WRP-3, depending on the environmental constraints.

North American Lithium DFS Technical Report Summary – Quebec, Canada
15.7	SITE WATER MANAGEMENT

15.7.1	Water Management Strategy

The general water management strategy developed for the Project aims to:

•	Divert off-site, all non-contact water from non-perturbed areas surrounding the site.

•	Manage by draining, conveying, and containing runoff from surface infrastructure from the mill and waste (tailings and waste rock) management areas as well as underground water.

•	Recycle a maximum of the mine site water from runoff, process, and groundwater for water supply purposes.

•	For TSS sedimentation, retain water in ponds prior to treatment for release to the environment.

•	Treat all contaminated water before releasing it to the environment.

The Water Management Plan (WMP) address the management of runoff water that has been in contact with the mine site as well as the clean water that flows through the Project site.  The WMP update includes the tailings and waste rock storage facility runoff water, which represents a major addition in impacted surface area to the Project.  Runoff water and underground water from the open pit are also collected.  The domestic water is collected, and an appropriate treatment system is to be provided.

In preparing the WMP, priority was given to minimizing the impacted areas that generate contact water, to reduce the water volumes that will be managed.  On the other hand, reclaim of contact water is prioritized to maximize the re-utilization ratio. Particular consideration was given to water management based on watersheds.

The WMP mitigates the volume of contact water inflows to be managed on-site by diverting clean water to the environment.

15.7.2	Watersheds

The Project’s watersheds have been delineated to perform the design of ditches and basins.  Figure 15‑4 and Figure 15‑5 show the watersheds of the mine site in their current and updated conditions.  Topographic information was gathered from Données Québec.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 15‑4 – Project watersheds under present conditions

15.7.3	Basins and Ditches Design Criteria

The design criteria applying to the ditches of TSF-2 and WRP-3 are presented below and are based on a design rainfall of a 100-year recurrence as per Directive 019.  The discharge was increased by 18% to consider the impact of climate change:

•	Minimum depth (1.0m).

•	Minimum base width (1.0m).

•	Minimum freeboard (0.3m).

•	Minimum longitudinal slope (0.001 m/m).

•	Minimum velocity (0.5 m/s).

•	Lateral slopes are defined according to the natural terrain.

•	Riprap was defined according to water velocities observed at each ditch.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The design criteria applying to the storage capacity of the BO-13 water retention basin is the following: this basin must be capable of managing a 24 h rainfall with a recurrence of 100-year, combined with a 100-year recurrence snowmelt, as per Directive 019 (MDDELCC, 2012), given that the waste and tailings are not acid generating and not leachable.

For basin BO-12, as it has been designed as a sedimentation basin, the design criteria are related to the residence time.  The only contaminant targeted is the Total Suspended Solids (TSS) parameter.  BO-12 should be capable of decanting soil particles of 0.1 mm diameter or higher for the 100-year, 24-hour, runoff event.  The minimum hydraulic retention time has been established at 12 h.  BO-13 and BO-12 are related to WRP#3.

For water management basins where retaining structures are considered, an emergency spillway and exit channel must be able to safely discharge the most severe flooding event.  This is the probable Maximum Flood (PMF) as specified in Directive 019.  Furthermore, freeboard requirements are as stipulated by Directive 019 (section 2.9.3.1) and the CDA guidelines.  At this stage of the Project, it is proposed that the dykes must be designed to have a freeboard of at least 1.0 m, measured between the impermeable dam crest, i.e. elevation of the membrane anchor and not that of the running course, and the maximum water level during the Environmental Design Flood (EDF) event.

15.7.4	Sediment Basins

Based on the design criteria and the water management approach previously described, the environmental design flood was established.

Two new basins, BO-12 and BO-13 will be required to manage runoff water from TSF-2 and WRP-3 areas; BO-13 has been designed with a storage capacity of 100,000 m³, while BO-12 has a capacity of 74,000 m³.  As designed, these two additional basins will ensure compliance for the LOM of the newly developed areas.  The BO-13 basin capacity has taken into consideration that during the spring melt period, 0.15 m³/s of water will be pumped from the basin to the process water basin for further management and treatment if required.  Otherwise, water can be released to an associated effluent to the basin BO-13 if environmental criteria are met without additional chemical treatment than physical settling.

Basin volumes will be attained partially through excavation and partially through the construction of dams.  Dam height has been limited to roughly 6.0 m.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 15‑5 – Project watersheds in updated conditions

15.7.5	Pumping System

A total of three new pumping stations around TSF-2 are required over the life of the Project for runoff and exfiltration management: two at the south end and one at the north end of the facility.  At each pumping point, a surge pump basin has been designed.  All pumped water will be transferred to the BO-13 basin.  The hydrotechnical parameters of the pumping basins are presented in Table 15‑1.

Table 15‑1 – Typical dimensions of pumping basins

Basin designation	Basin	Freeboard	Pumping	Pumping
	volume (m3)	(m)	Requirement (m³/s)	Line Length (m)
North	4,000	1	0.050	310
Southwest	7,200	1	0.080	1,270
Southeast	6,600	1	0.080	1,470

North American Lithium DFS Technical Report Summary – Quebec, Canada
15.7.6	Wastewater Treatment

All solid waste coming from the NAL mine and mill are considered to be non-acid generating and non-leaching.  As such, a conventional sedimentation and physical-chemical treatment approach can be considered for the treatment of TSS.  A water treatment facility may be required for this Project depending upon the availability of spare capacity of the reverse-osmosis treatment system that is currently installed.  An additional design capacity of 0.15 m3/s, assuming 24-h operation, with 90% availability has been estimated in the design of basin BO-13.  This capacity is assumed to be available with the reverse osmosis (RO) unit currently in place.  The reverse-osmosis treatment system was not evaluated as part of this study.

BO-12 has been designed as a sedimentation basin for water management of WRP-3.  As such, no additional treatment has been planned.  However, in the event that the water quality does not meet the required effluent criteria, additional water treatment infrastructure would be required.

Figure 15‑6 – Flow Diagram at NAL site – current operating conditions

North American Lithium DFS Technical Report Summary – Quebec, Canada
15.7.7	Climate Change Adaptation

In general, the consequences of climate change represent a new risk that needs to be addressed in water management plans and for the design of the water management infrastructure, e.g., basins and ditches; mitigation and adaptation measures must be considered.

The climate change risk was analyzed based on available scientific data, including recommendations put forward by the OURANOS consortium for the province of Québec.  According to the simulations performed by OURANOS for the Abitibi region, assuming Val d’Or as a reference station, the projections (2041-2070 horizons) for climate change in terms of temperature increase and precipitation are based on a ‘high level of greenhouse gas emissions’ scenario (50th percentile) and shown in Table 15‑2.

Table 15‑2 – OURANOS projections for temperature and precipitation

Mean Temperature	Projected variation (oC)	Relative variation in Temperature	Mean Precipitation	Projected variation (mm)	Relative variation (%)
Annual	+3.2 (02.0)	260	Annual	+85 (900)	9.4
Winter	+3.8 ( -14.0)	73	Winter	+30 (161)	18.6
Spring	+2.6 (01.4)	285	Spring	+32 (188)	17.1
Summer	+3.1 (16.3)	119	Summer	-05 (295)	-15.3
Autumn	+2.9 (04.2)	169	Autumn	+25 (261)	9.6
Note: variation is relative to the reference period 1981-2010

For the Project, the design for water collecting ditches has assumed an increase of 18% of the Intensity Duration-Frequency values that are available for the Amos weather station (Environment Canada).  To manage the risk of an increase in runoff water volumes, the water treatment design capacity was increased by 10%.  Also, to manage the risk, the mine pit was considered as a buffer in case of an extreme precipitation event beyond the design criteria.  It is understood that during extreme events, the operations (in the pit) will be temporarily suspended.

15.7.8	Uncertainties

The existing water treatment capacity (Reverse Osmosis) could be limited given that for the design of the new basins BO-12, BO-13, it was assumed that only TSS are the only potential contaminant.  If the settlement capacities of BO-12 and BO-13 basins are not appropriate for finer TSS or for additional contaminants, use of some additives to enhance the settlement or use of auxiliary treatment units is recommended.  Exfiltration of ferrous water coming from OBP-1 could require technological adjustments to control this water. Operational monitoring programs will detect this requirement and provide opportunity to take mitigating actions.

North American Lithium DFS Technical Report Summary – Quebec, Canada
15.8	COMMUNICATIONS

On-site communications consist of interconnected, pole-mounted fiber optic cables linking the various infrastructure buildings.

The plant is equipped with communication fire wall protection, Ethernet switches and telephone server, Internet web server for the personnel’s computer network, and a camera server for monitoring the plant and operations.

15.9	SECURITY AND ACCESS POINT

Site access is through a guard/security house located at the entrance to the site on the main access road.  The guard house is a prefabricated building with separate entrance and exit doors.  Parking bays for trucks and visitors’ reception are provided next to the guard house.

15.10	ON-SITE INFRASTRUCTURE

15.10.1	Non-mineral Waste Management

General, green, and regulated waste will be sorted, stored, and disposed of according to the regulations and good practices.  Bins are labelled for sorting.  Two categories are defined: hazardous waste and non-hazardous waste.

For the non-hazardous waste, recyclable materials are collected and sent to a subcontractor for recycling, while non-recyclable materials are sent to the landfill site.

All categories of hazardous waste are collected by a licensed contractor and managed according to the regulations.

15.10.2	Explosives Magazines

Two explosives magazines will be managed on-site by the explosives provider.  The first is the cap magazine that will house priming explosives such as detonators, and the second explosive magazine will contain boosters and pre-shear explosives.

The magazines are to be strategically located in a fenced and gated area just outside of the mine site.  As the proposed main supplier of explosives is located in close proximity to the mine, magazine capacities will be kept at a minimum.

North American Lithium DFS Technical Report Summary – Quebec, Canada
15.10.3	Administration Office

The administration building accommodates senior staff, including the general manager, human resources, health & safety, environment, geology, mining, procurement, and accounting, but excludes process plant personnel.  In addition to the offices, the prefabricated wood frame building includes facilities such as lunchrooms, toilets, print rooms, conference rooms, etc.  All workstations are provided with basic furnishings, internet, and telephone connections.  Potable water is supplied to the kitchen and drinking fountains.  Power outlets are provided in all rooms.

15.10.4	Mine Workshop

The mine workshop is attached to the administration building and is a prefabricated structure, constructed of light steel, that was brought to site and erected.  The garage has two service bays and a warehouse area, all of which are currently used by the mining contractor.  Expansion plans have been prepared.

15.10.5	Process Plant Building

The crushing building is a steel structure with an approximate surface of 300 m2 that houses a three-stage crushing circuit.

The process plant building is a steel structured building with aluminum siding with an approximate surface area of just under 8,000 m2.  The building, which has a height of about 26 m, houses the concentrator, including ball mill and rod mill, ore sorters, flotation, and WHIMS.  There are dedicated areas for offices, a control room, and electrical room, as well as the analytical laboratory.  The building has some overhead cranes for service and maintenance.  A tailings filtration plant is located close to the tailings management facility (TMF).

15.10.6	Assay Lab

The plant laboratories, metallurgical and analytical, are located inside the concentrator building.  The metallurgical lab is fully equipped to operate bench scale flotation tests.  The analytical laboratory is split into three sections, comprising a sample preparation room, a wet lab, and an instrument lab.  The approximate surface area of each section is 49 m2.  The analytical laboratory includes sample preparation equipment and analytical equipment, including ICP-EOS and Flame AA for elemental analyses.  The analytical lab treats geological, grade control, and plant metallurgical samples.

NAL owns the laboratories and all installed equipment.  As described in Chapter 18, NAL sub-contracts the operation of the analytical lab to a specialized and certified contractor.

North American Lithium DFS Technical Report Summary – Quebec, Canada
15.10.7	Filtration building

The new filter plant will be located adjacent to the TSF-2.  The filter plant will be designed to have the capacity to treat 164 tph of pegmatite ore tailings.  A pipeline will connect the spodumene concentrator to the tailings filtration plant.  The filter plant will include the following major equipment: one tailings filter feed tank, two 23.5m x 4.2m x 5.3m recessed plate filter presses, one filtrate tank, one filtrate clarifier, and one multimedia filter.

North American Lithium DFS Technical Report Summary – Quebec, Canada
16.	MARKET STUDIES AND CONTRACTS

Portions of this section have been adapted from the “Lithium Forecast Report” prepared by Benchmark Materials for Sayona Quebec dated Quarter 2, 2024. The author believes that the information in this study is still relevant for this report.

16.1	MARKET BALANCE

Lithium prices declined sharply in 2023, due to a combination of lower than expected EV sales, build-up of in-process inventories and rising supply, which created an oversupplied market. Furthermore, macroeconomic factors such as persistent inflation in several major economies and lower end-consumer confidence, fueled a negative sentiment in the market.

In 2024, prices levelled off during the first half of the year. However, oversupply in China has been exerting continued downward pressure on prices. Forecast higher demand in the second half of the year, particularly in Q3, will establish support levels for prices.

Overall, supply is projected to grow by 24% in 2024, while demand is expected to grow at a faster pace of 31% thereby creating a nearly-balanced market for the year.

In 2025, prices are expected to remain subdued as an oversupplied market emerges from increasing supply in several countries. Although demand is projected to grow by approximately 23% in 2025, this increase will not be sufficient to counterbalance supply growth of nearly 32%, resulting in an oversupplied market of 121kt LCE.

Electric vehicle (EV) sales in 2025 are anticipated to surpass the 23 million units mark for the first time, reflecting 27% year-on-year growth and representing nearly 5 million additional vehicles sold.

As shown in Figure 16‑1, the lithium market is projected to enter a deficit from 2030 onwards. From this point onwards there is an ever-growing deficit which will lead to either demand destruction or yet-to-be identified new supply coming online to bridge the supply gap.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 16‑1 – Lithium market balance forecast 2026 - 2040

It is forecast that the emerging deficit will push up lithium carbonate prices to a peak level in 2030 before prices retreat to the long-term incentive price by 2034. These prices will be sufficient to incentivize new supply to catch up with demand.

16.2	DEMAND FORECAST

Global lithium demand is forecast to increase from 877kt LCE in 2023 to 1,147kt LCE in 2024. The largest growth in lithium demand is expected to come from EVs, with demand from this sector expected to grow by 32% to 788 kt LCE in 2024.

There has been a large shift in the source of the battery-related lithium demand. In 2015, portables made up the largest share with 54% of the market demand, 34kt LCE. Over the last few years, this has shifted from 22% in 2020 to an expected 5% battery-related market share in 2024.

EVs now have the majority share of lithium battery demand, and total lithium demand. In 2024 it is expected that they will have a 79% market share of lithium battery demand. This is up from 44% in 2015, and 73% in 2020.

Glass & ceramics are expected to have the largest share of industrial lithium demand. Adding lithium lowers the melting point of the glass and can allow for the conservation of energy usage. It can also increase ceramic body strength and is used in glazes to brighten the color. The grade of lithium needed for industry is lower than that for batteries, being ~99% with battery grade tending to be >99.5% for lithium carbonate.

Lithium demand is projected to reach 2.8 Mt LCE by 2030, representing a substantial increase of 172% (approximately 1.75Mt LCE) from 2024 levels. The primary catalyst for this growth is the burgeoning battery demand, driven by larger battery pack sizes and a significant rise in EV sales. This shift is markedly

North American Lithium DFS Technical Report Summary – Quebec, Canada
increasing the market share of batteries compared to industrial demand. In 2020, battery demand constituted around 60% of total lithium demand. This dominance is anticipated to rise to 85% by 2024 and further to 95% from 2035 onwards.

The penetration rate of electric vehicles is expected to accelerate significantly, growing from 22% in 2024 to nearly 49% by 2030. Looking further ahead, the EV penetration rate is forecasted to surpass three-quarters of the global total by 2040, with over 81 million vehicles sold, compared to 18 million this year. Despite lower-than-expected demand, EV sales this year are projected to rise by 4 million units compared to 2023. For 2025, a 31% increase in demand compared to 2024 is forecast.

Consequently, a compound annual growth rate (CAGR) of 11% in lithium demand from 2024 to 2040 is forecasted.

In addition to EVs, the Energy Storage System (ESS) sector is also expected to drive significant demand for lithium. This sector is forecast to more than double by 2030, although it will still only account for approximately 12% of total battery demand.

16.3	SUPPLY FORECAST

In 2024, global lithium supply is expected to surpass 1 million tonnes LCE for the first time, with a forecast of 1.2Mt LCE in 2024. In 2024, 10 new projects and 7 expansions are forecast to come online, with total supply rising by 228kt LCE. The majority of new supply is expected to be from hard rock sources.

Sinomine’s Bikita project is expected to have the largest growth in terms of LCE tonnage from 2023 – 2024. The project had a petalite expansion and spodumene line come online in 2023. Bikita’s production is forecast to be 66.5kt LCE in 2026, thereby making it Africa’s largest lithium-producing mine.

 In 2024, an expansion project at the Huaqiao Dagang Porcelain lepidolite mine will add 25kt LCE to annual production. The project is expected to produce 50kt LCE by 2027.

Sigma’s Grota do Cirlio spodumene project in Brazil, is expected to ramp up in 2024 after starting operations in 2023. This project is forecasted to have its Phase 2 expansion operational by 2026, adding 67kt LCE of capacity.

Zhejiang Huayou’s Arcadia project started operating in 2023 and is expected to ramp up to full production by 2027 to 45kt LCE. Arcadia is forecasted to be Zimbabwe’s second-largest-producing lithium mine in 2024, after Bikita.

SQM’s Salar de Atacama, the second biggest lithium operation in the world after Greenbushes, is expected to increase output by 20kt LCE this year.

In China, brine operations are concentrated in Qinghai province, with a few direct lithium extraction (DLE) projects under development in Tibet. Lithium chemical supply from brine is expected to grow from 100kt in 2024 to 193 kt LCE in 2028, accounting for 36% of total lithium supply from China.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Chinese producers have long relied on imported minerals, but domestic mined production is growing to meet the conversion demand. Overall mineral supply is forecast to reach 341kt LCE in 2028, representing a 139% increase from 2024. By 2028, mica production is expected to contribute 46% to the domestic lithium supply in China.

16.4	PRODUCT PRICING

In 2021 Sayona Quebec and Piedmont Lithium entered into an offtake agreement where Piedmont holds the right to purchase the greater of 50% of spodumene concentrate for 113,000 tpa from North American Lithium at a floor price of $500 /t and a ceiling price of $900 /t (6.0% Li2O equivalent).

For purposes of financial modeling and the Technical Report Summary sales from 2023 to 2026 are based on the greater of 113 kt of spodumene concentrate or 50% of spodumene concentrate sales at the Piedmont Lithium contract price and the remaining concentrate sales at BMI Q4 2024 spodumene market prices.  From 2027 onwards, the entire concentrate sales are settled at BMI Q4 2024 spodumene market prices, given the ongoing efforts and high confidence in restructuring the current contract with Piedmont. In the event that the current offtake agreement continues past 2027, the operation generates substantial cashflows and post-tax NPV (8%).

For the contracted volume to Piedmont Lithium, a price of $810 USD/t (from the reference of $900 USD/t @ 6.0% Li2O to adjusted value of $810 USD/t assuming 5.4% Li2O and applied 10% price discount) assumed over 2023-26, while the remainder of the concentrate production uses market prices.  From 2027 and beyond, Sayona Quebec is reverting back to market prices for the entire production as it seeks to pursue a lithium transformation project on-site, leveraging prior investments, in line with its commitments with the Government of Québec related to its acquisition of NAL.

Forecast lithium product sale prices calculated by BMI are shown in Figure 16‑2.  The average sale price of 6% spodumene concentrate is approximately US$1,860/t between 2026 and 2040.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 16‑2 – Lithium products price forecast 2026-2040

16.5	CONTRACT SALES

Piedmont entered into a purchase agreement with Sayona Québec for the purchase of 50% of the production or 113,000 t (dry) of spodumene concentrate per year, containing 6.0% Li2O grade with less than 1.5% Fe2O3 (dry basis) and less than 12.0% total moisture.

With regards to the remaining spodumene volume projected at 113,000 t (dry), Sayona Québec is currently exploring the most advantageous commercial options to commercialize its share of the spodumene production.

16.6	PACKAGING AND TRANSPORTATION

Spodumene concentrate is bulked transported by truck from the NAL mill to a rail trans boarding facility in Val-d’Or were concentrate is transferred into mineral covered railcar gondolas and then shipped on CN’s mainline to the Québec City port. The total LOM transport and logistics costs are at $133.92 CAD/t transported (wet basis).

16.7	RISKS AND UNCERTAINTIES

It is anticipated that starting in 2030, lithium supply is projected to fall short of demand.

North American Lithium DFS Technical Report Summary – Quebec, Canada
17.	ENVIRONMENTAL STUDIES, PERMITTING, SOCIAL OR COMMUNITY IMPACTS

The Project is operational and all steps for obtaining the necessary permits from federal and provincial regulatory authorities have been completed to accommodate operations.

Submissions for additional authorizations have also been sent to the concerned agencies for new infrastructure which will be required in the short and medium term.  Strong planning of long-term development authorization is in progress to ensure continuous operation while site expansion.

Over the past few years, several environmental studies were conducted, and regulatory monitoring of operations was instituted. Since the restart of operation, the site is staffed with a complete environmental team that ensure compliance, regulatory and site activities monitoring as per required.

17.1	ENVIRONMENTAL BASELINE AND IMPACT STUDIES

17.1.1	Physical Environment

17.1.1.1	Climate

The Val-d’Or area experiences a subarctic continental sub-humid climate, characterized by short, cool summers and long, cold winters.  The nearest weather monitoring station with data on climate normals maintained by Environment Canada (climat.meteo.gc.ca) is the Val D’or station, approximately 40km south of the Property.  Data obtained from the Val-d’Or weather station, located 40km to the south, between 1991 and 2020 indicates that the average daily temperature for January was -16.3 °C and the daily average temperature in July was 17.7 °C.  The record low during this period was -42.7 °C, and the record high was 36.1 °C.

The total average annual precipitation at Val D’or is 868mm, with peak rainfall occurring during September (102mm average), July (101 mm average) and August (93mm average).  Snowfall is light to moderate from October to April, with an annual average of 228 cm.

17.1.1.2	Topography

The regional study zone is located in the physical geography unit of the region’s lower plateau, called the Bas-Plateau de l’Abitibi.  The slightly hilly relief was molded and smoothed out somewhat by the introduction of thick clay deposits from the Ojibway-Barlow Lake vestiges.  The site also has a few broken-up strips of rocky cliffs that cut across the clay plain, including Mont Vidéo, a hill that rises to 470m (m.a.s.l.).  The other hills are between 420m and 450m high, and the lowlands have an average altitude of around 360 m.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The Property contains small hills and is located at a mean elevation of 400 masl, but the topography is generally flat with swamps, sand plains and an esker along its edge.

17.1.1.3	Geology

The study zone lies within the Superior Province of the Canadian Shield.  The rocks in this zone date back to the Archean era. The batholith consists of several parallel dykes, ranging from pegmatite to spodumene, feldspar and quartz.  These dykes are nearly 3km long and run northwest/southeast.  They are present to a maximum depth of 260 m, are very continuous and contain a uniformly distributed spodumene mineralization.

17.1.1.4	Geomorphology

The glacial footprint of the existing landscape is the one left by the last glacier in the region, nearly 9,000 years ago.  A key feature of the last deglaciation in Abitibi-Témiscamingue is the development of the Harricana till.  This till delineates the convergence of the Hudson and the Nouveau-Québec glaciers.  Several major fluvio-glacial deposits, e.g., eskers and spreads, emerged during the glacial retreat.

The local study zone is essentially characterized by the presence of a continuous cover till, generally over 1m in thickness, over the pit and the mining complex.  The existing till has an average permeability and can be considered a discontinuous aquifer, enabling the flow of groundwater.

17.1.1.5	Hydrography

Three lakes – Roy, Legendre and Lortie – are the main bodies of water near the Project, as shown in Figure 17‑1 Lac Lortie, located north of the planned pit, is an isolated lake with no surface outlet.  The Hydrological Atlas of Canada indicates that it drains northwest, into the Landrienne River basin.  The Harricana till is located at the Continental Divide, between the waters flowing towards the Landrienne River, a Harricana River tributary, and the Barraute Stream, a Laflamme River tributary.

The Project is located at the head of the sub-watersheds of the Laflamme, Fiedmont and Landrienne Rivers.  The concentrator and tailings site are in the Fiedmont River sub-basin, the area of waste rock accumulation is in the Landrienne River basin, and the pit is at the intersection of the three sub-watersheds.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 17‑1 – Location of lakes around NAL operations

17.1.1.6	Background Surface Water Quality

As part of the Environmental and Social Impact Assessment (ESIA), two characterization campaigns of the surface water and sediment quality were conducted in 2009 and 2010.  The quality of the surface water of the three local lakes and three nameless streams was analyzed and compared to known quality criteria.  Globally, the environmental protection criteria for the analyzed substances were rarely exceeded.  Some

North American Lithium DFS Technical Report Summary – Quebec, Canada
exceedances have been observed for fluoride, total phosphorus, pH, aluminum, iron, manganese, and mercury.

Carried out by the site environmental team, a surface water monitoring program is done yearly to ensure continuous monitoring of surface water quality around the site.

Background Sediment Quality

The stations for which a sediment quality analysis was performed are the same as those used for the water quality assessments.  The substances analyzed in the sediments include metals and organic compounds, such as oils, greases, and aliphatic hydrocarbons (C10–C50). The second campaign also included an analysis of polychlorinated biphenyls (PCBs).  The Lac Lortie station contains more aluminum, lithium, potassium, sodium, and zinc than other stations.  Petroleum hydrocarbons were detected but no PCBs were detected.  Some exceedances of criteria have been observed for cadmium, arsenic, mercury, lead, and zinc.

17.1.1.7	Hydrogeology

Approximately twenty borings were initially used to identify the hydrogeological properties of the rock and establish site piezometry.  Two surveys were also conducted in the superficial deposits north of Lac Lortie.  The surveys performed on the site identified different hydrogeological units, based on sectors.  A horizon of waste matter (i.e. tailings and waste rock) from prior mining activities lies north of the pit.

The flow of groundwater into the superficial deposits and the rock occurs in several directions, primarily following the topography.  Within the mining complex zone, groundwater flows east and south, however flow is southwards adjacent to the tailings site.  In the pit area, which is at a higher elevation, the water flows in all directions.  Importantly, no hydraulic connection was identified between Lac Lortie and the aquifers in the pit zone.

There is no overall catchment structure near the study zone.  Moreover, there are no reported shafts over a 1km radius around the local study zone.  There are individual catchment structures at the edge of Lac Legendre as well as in the Mont Vidéo sector.  However, the planned mining facilities are located beyond the minimum regulatory distances that must be complied with to ensure the protection of existing catchment structures.

17.1.1.8	Groundwater Quality

The quality of the groundwater is very good and only two exceedances of criteria for iron and nickel have been observed in ESIA baseline studies.  Groundwater monitoring is performed on a regulatory basis, twice a year, covering the whole site area. With a few exceptions, the groundwater on the property is of the calcic bicarbonate type, representative of water in the recharge zone.

North American Lithium DFS Technical Report Summary – Quebec, Canada
17.1.2	Biological Environment

17.1.2.1	Vegetation

The regional study zone is located within the western balsam fir-yellow birch bioclimatic domain.  The forest landscape is dominated by stands of pine and white spruce, intermingling with white birch trees.

The regional study zone includes several open environments, e.g., farmer’s fields, non-forest wetlands, recent logging areas, etc., but is nonetheless primarily comprised of forest.  Conifer stands predominate, followed by mixed stands.  Hardwood or deciduous stands are less frequent and consist almost solely of young stands or trees undergoing regeneration.  The numerous disturbances of the late ‘70s, e.g., epidemics, logging, plantations, and windfall, all resulted in major occurrences of these types of stands.

According to the Centre de données sur le patrimoine naturel du Québec (CDPNQ), the sector concerned by the Project does not include any plant species designated as threatened, vulnerable or likely to be thus designated.  Any special-status species have been observed in the ESIA baseline studies.

The sector contains no exceptional forest ecosystems (EFEs), forest stands with a phytosociological interest or biological refuges.  Furthermore, the past few years have seen considerable logging activity.

17.1.2.2	Wetlands

There are numerous forest wetlands in the deciduous or mixed stands, or in areas where trees were recently felled.  These zones are characterized by hydric and sub-hydric drainage.  The area also has non-forest wetlands consisting of alder groves and stripped wetlands.

17.1.2.3	Aquatic Fauna

17.1.2.3.1	Fish fauna and aquatic habitats

Overall, the quality of the fish habitats is very poor, which is due to the homogeneity of the aquatic habitats, very low flow rates that are intermittent or below ground with numerous obstacles preventing fish.  According to the Ministère des Resources naturelles et des Forêts (MRNF formerly MERN), there may be up to 49 fish species in the Abitibi-Témiscamingue watercourses; with 15 of these species having already been identified in the sectors surrounding the Operation.

Through samplings, nine species of fish were confirmed as present in the inventoried bodies of water, specifically lake cisco, brook stickleback, lake whitefish, goldeye, monkfish, white sucker, pearl dace, brook trout and yellow perch.  In addition to the species identified, the MRNF noted the presence of three other species in the area’s lakes; they are the brown bullhead (Ameiurus nebulosus), the northern pike (Esox lucius) and the walleye (Sander vitreus), which are all found in Lac Legendre.  None of these species has a special status, be it provincial or federal.

North American Lithium DFS Technical Report Summary – Quebec, Canada
17.1.2.3.2	Herpetofauna

The various inventories conducted made it possible to confirm the presence of three amphibian species: the green frog (Lithobates clamitans), wood frog (Lithobates sylvaticus) and American toad (Anaxyrus americanus).  However, two of the reptiles which have special status: the wood turtle (Glyptemys insculpta) and the common snapping turtle (Chelydra serpentina) have not been observed.

17.1.2.3.3	Avian fauna

Avian fauna inventories were conducted as part of the ESIA to specifically establish the possible presence of special-status species.  While the targeted special-status species were not observed (the short-eared owl (Asio flammeus), the olive-sided flycatcher (Contopus borealis), the rusty blackbird (Euphagus carolinus) and the bobolink (Dolichonyx oryzivorus)), other such species were identified in the study zone.  These species, which could be designated threatened or vulnerable, are the Canada warbler (Wilsonia canadensis) and the common nighthawk (Chordeiles minor).

17.1.2.3.4	Mammals

The local study zone could be a habitat for a wide variety of mammals.  The large animals most likely to be found are the moose (Alces americanus) and the brown bear (Ursus americanus).  The presence of white-tailed deer (Odocoileus virginianus) is unlikely.

The site zone potentially includes 13 species of small mammals and five species of bats, five of which could be designated threatened or vulnerable.  The small mammals in this latter group are the rock vole (Microtus chrotorrhinus) and the southern bog lemming (Synaptomys cooperi), while the bats are the silver-haired bat (Lasionycteris noctivagans), the eastern red bat (Lasiurus borealis) and the hoary bat (Lasiurus cinereus).

While the sub-sections for the different animal groups indicate the possible presence of a few special-status species, the information obtained from the CDPNQ reveals that no threatened or vulnerable faunal species, or faunal species likely to be designated as such, were identified in the site zone.

17.1.3	Social Considerations

17.1.3.1	Territory Use

The Operation is situated in the administrative region of Abitibi Témiscamingue (08), within the boundaries of the Abitibi RCM. All planned mining infrastructure for the Operation are within the municipality of La Corne.

The lands included in the regional study zone mostly comprise Crown land, hence a territory under the administrative responsibility of the MRNF.  In addition, the public territory of the regional study zone is

North American Lithium DFS Technical Report Summary – Quebec, Canada
comprised of Category III lands under the James Bay and Northern Québec Agreement (JBNQA). This means that the First Nations people in the territory retain fishing, hunting, and trapping rights, without being subject to permitting requirements, catch limits or specific periods, during which these activities are allowed, all contingent on any potential conservation principles.

Of the nine major land uses for the territory identified in the Abitibi RCM’s territory development and activities plan (SAD), eight concern the regional study zone:

•	agriculture,

•	forestry,

•	agroforestry,

•	agricultural,

•	urban,

•	recreational,

•	conservation, and

•	resorts.

Most of the territory in the regional and local study zones are part of a zone designated for forestry use.  In the local study zone, there is a recreational use zone around Lac Roy and Lac Lortie as well as Mont Vidéo.  It is interesting to note that a zone for resorts is located on the shores of Lac Legendre.

17.1.3.2	Development and Activities

As regards the major activities included in the SAD, the Abitibi RCM wants to ensure available space for the development of various types of industries, while protecting the existing environment and activities.  The need to minimize the impact of mining activities on nearby sectors, protect the aquifers, including those of the Harricana till, ensure adequate protection for the various natural environments and their elements of interest, and promote the integrated enhancement of forest resources should be highlighted.

17.1.3.3	Land Use

The three municipalities included in the regional study zone are characterized by a low land use density.  The residential environment is concentrated in urban sectors, all of which are less than 15km from the Project site.  There are no landholdings on the planned site of the Project infrastructure.  However, two groupings of private, resort-type homes are located nearby at Lac Legendre and Mont Vidéo.

17.1.3.4	Public Utilities Infrastructure

With respect to transport infrastructure, the regional sector includes a section of provincial route 111, which links Val-d’Or and Amos (blue line in Figure 17‑2), and runs through La Corne. Two regional routes also pass through the zone: route 386, between Landrienne and Amos(purple line in Figure 17‑2), and

North American Lithium DFS Technical Report Summary – Quebec, Canada
route 397, between Barraute and Val-d’Or (red line in Figure 17‑2).  The Abitibi RCM’s electricity network is managed by Hydro-Québec and a 120 kV power line crosses the site.

Amos
Landrienne
Saint-Marc-de-Figuery
Barraute
NAL
La Corne
a Motte
109
117
Malartic
Halet
117
Val-d'Or

Figure 17‑2 – Provincial and regional routes around NAL operations

North American Lithium DFS Technical Report Summary – Quebec, Canada
The recreational or leisure network includes numerous snowmobile trails and a few quad trails, which are currently being developed.  The Abitibi RCM’s electricity network is managed by Hydro-Québec and a 120 kV power line crosses the site.

17.1.3.5	Recreation and Tourism Activities

The Centre de plein air du Mont-Vidéo, an outdoor recreation center, is located approximately 2km to the east of the Project.  This complex includes a downhill skiing center, snowshoe, and cross-country ski trails, hiking and mountain bike trails, a campsite with a beach on the shore of Lac Roy and a number of summer camps.  Fishing and hunting, in turn, are regularly practiced throughout the region.

17.1.3.6	Forestry and Agricultural Activities

Selected areas of Crown land within the regional study zone are subject to forest logging rights, i.e., guarantee of supply. The study zone is included in the common area of UAF 084-51 and 086-51.  The primary holders of forest rights in these areas are two companies: Matériaux Blanchet Inc. and Scierie Landrienne Inc.  As for the agricultural activities in the study zone, these are mainly concentrated in the urban regions near Landrienne, La Corne and Barraute.  There are no agricultural zones designated as protected under the Act respecting the preservation of agricultural land and agricultural activities on the site dedicated to Project infrastructure.

17.1.3.7	Aboriginal Populations

The Project site is situated at the boundary of the First Nations communities of Lac Simon and Pikogan.

17.1.3.8	Archeological and Heritage Potential

While there are no known archeological sites within the boundaries of the regional study zone, two studies on the area’s archeological potential have been carried out, with the goal being to adequately evaluate the probability of prehistorical and historical human occupation.  These studies indicated the presence of two 25m shorelines encircling Lac Roy and Lac Lortie having a strong archeological potential.  Current plans do not include any structures in these particular zones.  There is no specific potential in any other part of the site.

North American Lithium DFS Technical Report Summary – Quebec, Canada
17.2	PROJECT PERMITTING

Sayona has restarted mining and ore treatment at NAL in accordance with existing approvals by provincial and federal authorities.  The concentrator has approval for throughput of 4,500 tpd.

At the federal level, the impact study of the initial work was carried out through the Canadian Environment Assessment Agency (“CEAA”) under the Canadian Environmental Assessment Act. The CEAA issued a Study Report in February 2018. Authorization process was completed in 2022.

At the provincial level, permits have been obtained for most project components.  Some original permits were transferred to North American Lithium following acquisition of the site in 2017. Sayona acquired the rights on NAL, including all permits and authorizations following acquisition in 2021.

17.2.1	Ministry of Environment, Fight Against Climate Change, Fauna, and Parks (MELCCFP)

Existing permits

•	Open pit mine.

•	Spodumene concentrate mill.

•	Lithium carbonate refinery.

•	Tailings management area no. 1.

•	Process water pond.

•	Industrial wastewater treatment plant.

•	Waste rock dump no. 2.

•	Waste rock dump no. 3.

•	Overburden dump no. 1.

•	Overburden dump no. 2.

Ongoing permitting activities

The permitting process is well advanced for additional Project components or modification of existing authorizations:

•	Waste rock dump no. 3, including modification to water management and access road.

•	Extension of waste rock dump no. 2.

•	These permits are expected to be obtained in 2024. Storage on authorized waste dumps will be carried out until obtainment of new waste dump permit.

North American Lithium DFS Technical Report Summary – Quebec, Canada
•	The permitting process is ongoing for additional Project components or modification of existing authorization, including:

o	Tailings management area no. 1 increase storage capacity, expected in 2025.

o	Pit extension approval within mining lease expected in 2025.

o	Tailings management area no. 2. The permit is not required before the end of 2027 and final approval is expected in 2027.

o	The permitting process is about to start for the low-grade pile, new water basin. The final approval is expected in 2027.

17.2.2	Ministry of Natural Resources and Forests (MRNF) - Lands Sector

Various land occupation leases have been obtained from MRNF, including the leases for the industrial sector, the current waste stockpile #2, including the proposed extension, and the waste stockpile #3.

17.2.3	Ministry of Natural Resources and Forests (MRNF) - Forestry Sector

Permits for tree cutting will be required for new infrastructures development such as tailings facilities no.2 or pit extension and obtained as request by the site development project timing.

17.2.4	Department of Fisheries and Oceans of Canada (DFO)

Due to federal regulation changes, request for approval by the Department of Fisheries and Oceans of Canada (DFO) has been approved in December 2022.  Any changes to the Project that could increase the total impact on fish habitats will require a modification to existing DFO approval.

In order to allow the extension of certain infrastructures such as the waste dump #2, new requests for modifications to the DFO are in progress and will be received in the coming weeks.

17.3	OTHER ENVIRONMENTAL CONCERNS

17.3.1	Waste Rock, Tailings and Water Management

In 2012, a geochemical characterization of a combined tailings sample, i.e., tailings from spodumene concentrate production and tailings from lithium carbonate production, was carried out by Golder Associates.  Metals content measurements, static Acid Rock Drainage (ARD) testing and Metals Leaching (ML) static testing have been carried out on solid samples and the liquid fraction of tailings pulp.

The results showed that combined tailings are not ARD.  However, leaching tests and liquid fraction analysis showed that low pH as well as copper, lithium, zinc, sodium, and sulphate concentrations could be a concern.  Therefore, a liner has been installed under tailings management area no. 1.

North American Lithium DFS Technical Report Summary – Quebec, Canada
At the end of 2017 and the beginning of 2018, only seven samples of tailings produced from spodumene concentrate production had been analyzed.  The results showed that tailings from spodumene concentrate production are neither ARD, nor ML.

Whereas the geochemical test was previously relevant, it no longer represents the tailings management approach going forward.  The current plan is to have only spodumene tailings.  The geochemical characteristics of these tailings need to be evaluated on their own.  This would remain consistent, going forward, even if carbonate tailings are to be produced at some point.  The plan would be to keep such tailings separate from the spodumene tailings.

Tests on waste rock were conducted as part of a geochemical study performed by Golder Consulting.  A total of 65 samples from six different overburden areas were analyzed for their metal contents, ARD potential, and ML potential.  A complementary geochemical study was conducted at Unité de Recherche et de Service en Technologie Minérales (URSTM) in 2013. Column testing was also carried out on four samples representing the main waste rock lithologies.

Results from the geochemical studies showed that waste rock is neither ARD, nor ML; therefore, no special requirements are required by the Ministère de l’Environnement, de la Lutte contre les changements climatiques, de la Faune et des Parcs (MELCCFP formerly MELCC) for stockpiling and water management.  In fact, the MELCCFP also allows use of waste rock for construction purposes, e.g., road, lay-down areas, etc.

17.3.2	Regulatory Context

17.3.2.1	Provincial Procedure for Environmental Impact Assessment

The Project is subject to Québec’s Environment Quality Act (EQA, c. Q-2).  Under this act, projects requiring environmental impact studies are identified in the Regulation Respecting Environmental Impact Assessment and Review (Q-2, r. 23).  At the time that the Project was authorized, only mining projects having an ore processing capacity of over 7,000 tpd were subject to the provincial impact assessment procedure.

Although this regulation has since been revised and stipulates that mining projects at an ore processing capacity at or above 2,000 tpd (section no. 8) are now subject to this procedure, the Project has already been authorized by the Québec government and its expansion does not make it subject to the environmental impact assessment procedure, except if the project trigger an increase of more than 50% of authorized area. Other new permits will be required (see Section 0).

North American Lithium DFS Technical Report Summary – Quebec, Canada
17.3.2.2	Federal Procedure for Environmental Impact Assessment

The impact study of the initial project was submitted in February 2013 to the Canadian Environment Assessment Agency (CEAA) under the Canadian Environmental Assessment Act (S.C. 1992, c. 37).  The CEAA issued a Study Report in February 2018 presenting the Agency requirements for atmospheric environment, water quality, fish and fish habitats, birds, and bird habitats as well as traditional land and resources use.

As per the Physical Activities Regulations (SOR/2019-285), the Project would be subjected to the new Impact Assessment Act (S.C. 2019, c. 28, s. 1) procedure if the expansion of the Project results in an increase in the area of mining operations of 50% or more and the total ore input capacity reaches 5,000 t/day or more after the expansion. Both conditions have to be triggered to be subjected to this procedure.

An increase of less than 50% of industrial capacity even if the capacity exceeds 5000 tpd will not trigger the federal procedure. Thus, with an authorized capacity of 4500 tpd (current authorized capacity), an increase of less than 6,750 tpd will not trigger the federal process.

17.3.2.3	Laws and Regulations for Environmental Impact Assessment

The Project is subject to a number of provincial, federal and, in some cases, municipal regulations.  Main laws and regulations that are applicable are listed in Table 17‑1.

Table 17‑1 – Provincial and federal acts and regulations

Acts and Regulations
Provincial
Environment Quality Act (c. Q-2)
Regulation respecting the application of section 32 of the Environmental Quality Act (Q-2, r. 2)
Regulation respecting the supervision of activities with respect to their impact on the environment (Q-2, r. 17.1)
Regulation respecting the application of the Environment Quality Act (Q-2, r. 3)
Regulation respecting the regulatory scheme applying to activities on the basis of their environmental impact (Q-2, r.23.1)
Design code of a storm water management system eligible for a declaration of compliance (Q-2, r.9.01)
Clean Air Regulation (Q-2, r. 4.1)
Regulation respecting the operation of industrial establishments (Q-2, r. 26.1)
Snow, Road Salt and Abrasives Management Regulation (Q-2, r. 28.2)
Regulation respecting pits and quarries (Q-2, r. 7)
Regulation respecting the declaration of water withdrawals (Q-2, r. 14)
Regulation respecting mandatory reporting of certain emissions of contaminants into the atmosphere (Q-2, r. 15)
Regulation respecting halocarbons (Q-2, r. 29)
Regulation respecting hazardous materials (Q-2, r. 32)
Regulation respecting the reclamation of residual materials (Q-2, r.49)
Regulation respecting activities in wetlands, bodies of water and sensitive areas (Q-2, r.0.1)
Protection policy for lakeshores, riverbanks, littoral Zones and floodplains (Q-2, r. 35)
Water withdrawal and protection regulation (Q-2, r. 35.2)
Land protection and rehabilitation regulation (Q-2, r. 37)
Regulation respecting the charges payable for the use of water (Q-2, r. 42.1)
Directive 019 sur l’industrie minière (2012)

North American Lithium DFS Technical Report Summary – Quebec, Canada
Acts and Regulations
Protection and rehabilitation of contaminated sites policy (1998)
Mining Act (c. M-13.1)
Regulation respecting mineral substances other than petroleum, natural gas and brine (M-13.1, r. 2)
Threatened or Vulnerable Species Act (c. E-12.01)
Regulation respecting threatened or vulnerable wildlife species and their habitats (E-12.01, r. 2)
Regulation respecting threatened or vulnerable plant species and their habitats (E-12.01, r. 3)
Compensation Measures for the Carrying out of Projects Affecting Wetlands or Bodies of Water Act (M-11.4)
Act respecting the conservation of wetlands and bodies of water (2017, chapter 14; Bill 132)
Watercourses Act (c. R-13)
Regulation respecting the water property in the domain of the State (R-13, r. 1)
Conservation and Development of Wildlife Act (c. C-61.1)
Regulation respecting wildlife habitats (C-61.1, r. 18)
Act respecting the lands in the domain of the state (c. T-8.1)
Regulation respecting the sale, lease and granting of immovable rights on lands in the domain of the State (c. T-8.1, r. 7)
Sustainable Forest Development Act (c. A-18.1)
Regulation respecting the sustainable development of forests in the domain of the State (c. A-18.1, r. 0.01)
Regulation respecting forestry permits (c. A-18.1, r. 8.)
Building Act (c. B-1.1)
Safety Code (B-1.1, r. 3)
Construction Code (B-1.1, r. 2)
Explosives Act (c. E-22)
Regulation under the Act respecting explosives (E-22, r. 1)
Cultural Heritage Act (c. P-9.002)
Occupational Health and Safety Act (c. S-2.1)
Regulation respecting occupational health and safety in mines (S-2.1, r. 14)
Highway Safety Code (c. C-24.2)
Transportation of Dangerous Substances Regulation (c. 24.2, r. 43)
Federal
Impact Assessment Act (S.C. 2019, c. 28, s. 1)
Physical Activities Regulations (SOR/2019-285)
Designated Classes of Projects Order (SOR/2019-323)
Information and Management of Time Limits Regulations (SOR/2019-283)
Fisheries Act (R.S.C., 1985, c. F-14)
Authorizations Concerning Fish and Fish Habitat Protection Regulations (SOR/2019-286);
Metal Mining Effluent Regulations (SOR/2002-222)
Canadian Environmental Protection Act (S.C. 1999, c. 33)
PCB Regulations (SOR/2008-273)
Environmental Emergency Regulations, 2019 (SOR/2019-51);
Federal Halocarbon Regulations (SOR/2003-289)
National Pollutant Release Inventory
Species at Risk Act (S.C. 2002, c. 29)
Canadian Wildlife Act (R.S.C., 1985, c. W-9)
Wildlife Area Regulations (C.R.C., c. 1609)
Migratory Birds Convention Act, 1994 (S.C. 1994, c. 22)
Migratory Birds Regulations (C.R.C., c. 1035)
Nuclear Safety and Control Act (S.C., 1997, c. 9)
General Nuclear Safety and Control Regulations (SOR/2000-202)
Nuclear Substances and Radiation Devices Regulations (SOR/2000-207)
Hazardous Products Act (R.S.C., 1985, c. H-3)
Explosives Act (R.S.C., 1985, c. E-17)
Transportation of Dangerous Goods Act (1992)
Transportation of Dangerous Goods Regulations (SOR/2001-286)

North American Lithium DFS Technical Report Summary – Quebec, Canada
17.4	SOCIAL AND COMMUNITY IMPACTS

17.4.1	Consultation Activities

A public communication and consultation program was developed by the Project at the onset of exploration in 2009.  The consultation component consisted of two separate phases; the first one being to provide regional representatives, as well as the general population, with information on the Project, and to invite them to share their concerns and expectations.  The next step, which took place from January to May 2010, consisted of 18 meetings with stakeholders from various groups, i.e., representatives from the government, municipalities, the Council of the Abitibiwinni First Nation of Pikogan, recreational and tourism groups, and the general public.

The second phase of the consultation program was held to notify stakeholders of the Project’s progress and to learn more about regional concerns and expectations.  This second phase was carried out between October 2010 and March 2011.  Thirty or so meetings were held with 27 stakeholder groups and, more specifically, representatives from governments, municipalities, the councils of the Abitibiwinni First Nation of Pikogan and the Anishnabe First Nation of Lac Simon, recreational and tourism groups, local and regional development agencies, environmental groups, and the public. The stakeholders’ concerns were considered during Project planning.

Continuous communication is in place with main stakeholders of the project such as La Corne municipality and First Nations. A working group with 5 citizens from Lac Legendre, the nearest residential area, have been put in place in 2024 to discuss preoccupation about noise, vibration and water quality.

17.4.2	Monitoring Committee

The consultation process notably prompted various changes in the Project.  It also resulted in the creation, in 2011, of a permanent monitoring committee comprised of Abitibi RCM citizens, regional representatives and representatives from the First Nation communities concerned; this committee aimed to ensure follow-up during the Project’s construction, operations and closing phases.  The committee held its first meeting on November 15, 2011, and met regularly thereafter.  Its mission is to act as a liaison between the population and the Project, and thereby favor the maximization of local spin-offs, prevent any possible problems and resolve any emerging issues. The committee also sought to promote a discussion of all questions or problems regarding the Project and its operations with an actual or potential major impact on the community or the living environment.  In this regard, it has served as a tool for easily identifying possible social issues associated with the Project.  It also encourages community members, interest groups and other stakeholders to ask questions, discuss their concerns and share their preoccupations as these arise.  Over 15 meetings have been held since 2012.

Discussions resumed in 2017 with the Lac-Simon and Pikogan communities for the ratification of an Impact Benefit Agreement (IBA).  Several initiatives are planned to maximize socioeconomic benefits for all stakeholders.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Monitoring committee was resumed by Sayona in 2022 with all the stakeholders including First Nations. Four (4) meetings per year are held to discuss and inform stakeholder about the operation, environmental performance and addressing stakeholder preoccupation

17.5	MINE CLOSURE AND RECLAMATION PLAN

As per the provisions of Section 232.1 of the Mining Act (R.S.Q., c.M-13.1), any entity that engages in mining exploration activities must submit a restoration plan for its mining site.  The restoration plan must be prepared according to the specific requirements of the MRNF’s document Guidelines for preparing a mining site rehabilitation plan and general mining site rehabilitation requirements.  Since then, there have been amendments to the Regulation respecting mineral substances other than petroleum, natural gas, and brine (R.S.R.Q. section M-13.1, r.2).  The regulation amendment, which came into force on July 23, 2013, has a direct impact on the calculations for the financial guarantee and payment of the contribution to this guarantee for site restoration once the mining activities have ceased.

The mining company must foresee the costs of restoring the entire site, as well as the costs associated with the closing and rehabilitation of the mining site, necessary for securing the area and returning it to a condition that is deemed compatible with its environment and that satisfies the expectations of the community and the government departments involved.

A closure plan has been sent to MRNF at the beginning of December 2022.  Since then, several exchanges have been made between the NAL team and the ministry and it is anticipated that the closure plan will be accepted, which will ensure that an update of the financial provision will be made. Currently, the amount assessed for closure is CA$36.5m.  The main measures for restoring the mining site will include:

•	Stabilizing the natural water level, following the end of the pumping activities in the pit, at an elevation of around 410 m, which will transform the pit into a body of water.

•	Seeding the slope of the overburden over the entire perimeter of the pit.

•	Building a raised trench to prevent access to the pit.

•	Dismantling the infrastructure of the tailings site, e.g., power line, barge, conduits.

•	Reconfiguring the tailings site spillway so as to accommodate a freshet of 1:1,000 as well as the progressive flow of the runoff, based on the capacity, for receiving this flow, of the watercourses.

•	Comprehensive revegetation of the accumulation sites, i.e., tailings and waste rock, by spreading a layer of overburden and then covering it with topsoil before seeding.

•	Revegetation of the overburden dumps by covering them with topsoil before seeding.

•	For all ponds, breaching the dam and then filling with topsoil before seeding.

•	Demolition and removal of all buildings and other surface infrastructure, including power lines, pipelines, etc.

•	Levelling of the process plant area and landscaping to restore the natural drainage system.

North American Lithium DFS Technical Report Summary – Quebec, Canada
•	Revegetation of the process plant area by scarification, then covering it with topsoil before seeding.

•
Management of the matter generated during the dismantling of the facilities, by applying the principles of reduction, reuse, recycling, and reclamation and, if necessary, elimination of matter at authorized sites, according to the degree of contamination.

•
Execution of a land characterization study to identify the presence of contaminants with concentrations in excess of regulatory values and taking the necessary measures, in compliance with the provisions of the Environment Quality Act and the Land Protection and Rehabilitation Regulation.

•	Scarification of the roads built by NAL as part of the mining activities, restoring of the natural drainage and seeding.

Some of the restoration works will be carried out during the mining operations, with the balance done at the end of the mine life. The implementation of the proposed environmental monitoring program will allow for demonstrating that the restoration works have achieved their goals.

17.5.1	Financial Commitment for Mine Closure

As part of approvals for the site restoration plan, the MRNF issued to the previous owners of the Project a schedule for providing the financial guarantees (i.e. closure bond, needed to cover the cost of closure). As of June 20, 2014, the total commitment was estimated by MRNF at $25,608,740.  Sayona Quebec has already filled the guarantee fund for the total estimated cost.

North American Lithium DFS Technical Report Summary – Quebec, Canada
18.	CAPITAL AND OPERATING COSTS

The Project capital and operating costs in this study center around the addition of new infrastructure such as additional dry stack tailings facilities, basins, ditches, and various roads to the existing North American Lithium (NAL) facilities.  These additions are required to achieve the production of approximately 190,000 tpa of spodumene concentrate.  This chapter summarizes the capital and operating cost estimates related to the Project installations.

18.1	SUMMARY OF CAPITAL COST ESTIMATE

For the original DFS, Sayona Quebec engaged BBA to provide estimates supporting various cost portions of the Project and integrate those prepared by Sayona Quebec.  Contributions are listed below (Table 18‑1).  All costs in Canadian dollar (CAD or $).

Table 18‑1 – Capital cost estimate contributors

Scope / Responsibility	Contributor(s)
Concentrator – Incurred and Forecasted CAPEX	BBA
Infrastructure – Estimated CAPEX	BBA
Water Management and Treatment Facilities	BBA
Tailings Management Facilities (TMF)	BBA
Owner’s Costs	Sayona Quebec

The total estimated capital cost (+/-20%) of the Project facilities is estimated at $363.5M which includes a provision of $35M for closure and rehabilitation activities.  These costs are stated in constant dollars as of February 2023.  This section describes the methodologies and basis for the preparation of the capital cost estimate for the pre-production costs (CAPEX).  A breakdown of the capital expenditures is shown in Table 18‑2 with LOM capital expenditure in annual increments shown in Table 18‑3.

Table 18‑2 – Capital costs summary by major area ($M CAD)

Cost Item	CapEx ($M)
Mining Equipment	105.6
Dry Stack Mobile Equipment	19.6
Pre-Approved Projects	26.9
Tailings Filtration Plant and Access Roads	80.6
Various Civil Infrastructure	37.6
Tailings Storage Facilities	53.4
Truck Shop Expansion	4.9
Reclamation & Closure	34.9
Total CAPEX	363.5

North American Lithium DFS Technical Report Summary – Quebec, Canada

Table 18‑3 – Capital costs over LOM ($M CAD)

CAPEX in $M CAD	Total	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042
Mine	109.9	6.3	4.4	0.0	0.4	70.4	2.0	0.0	0.2	0.3	2.3	1.5	8.3	8.2	0.3	0.3	3.0	0.8	1.1	0.0
Concentrator	218.7	72.0	51.3	31.5	11.8	6.0	8.0	0.1	9.8	2.3	6.1	5.7	0.0	2.4	0.0	3.7	1.9	2.3	3.7	0.1
Closure Cost	34.9																				34.9
Total	363.5	78.3	55.7	31.5	12.2	76.4	10.0	0.1	10.0	2.6	8.4	7.2	8.3	10.6	0.3	4.0	4.9	3.1	4.8	0.1	34.9

North American Lithium DFS Technical Report Summary – Quebec, Canada
18.2	MINE CAPITAL EXPENDITURE

18.2.1	Mine Equipment Capital Cost

Since the operation of the mine will be contracted out for the first 4 years, most of the mining equipment will be bought in year five.  The capital costs incurred within the first 4 years amount to $6.9M and consist of a wheel loader for ore re-handling at crusher, a hydraulic excavator for waste stripping, clearing, and grubbing as well as spare parts.  The remaining capital costs amount to $98.7M and consist of mine equipment purchases and replacement, mine dewatering and other minor expenses.  In addition to the mining fleet, the dry stacked tailings require transportation of dry tailings using a fleet consisting of:

•	Two articulated trucks.

•	One wheel loader.

•	One track type tractor.

•	Other: skid steer, pick-up truck, and tower lights.

18.2.2	Mine Development Capital

There is no capital expenditure expected for mine development given that all the preproduction costs for mine development have already been spent prior to the publication of this Technical Report Summary.

18.3	PLANT CAPITAL EXPENDITURE

There is no capital expenditure expected for the processing plant given that all the preproduction costs for processing have already been spent prior to the publication of this Technical Report Summary.

18.4	INFRASTRUCTURE CAPITAL COST

18.4.1	Pre-Approved Projects

At the time of writing this report, the plant commissioning is complete and ramp-up in production to 3,800tpd is underway.  As planned, some elements of the Project approved by Sayona Quebec as part of the NAL restart continue beyond the start of operations.  These projects include the following:

•	Construction and commissioning of the crushed ore dome.

•	Additional main substation transformer.

•	Miscellaneous refurbishing activities.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The estimated value for these projects is inclusive of direct, indirect, related owner’s costs, pre-operational verification, commissioning, operational readiness, and contingencies.

18.4.2	Estimated Projects

A class 3 capital cost estimate according to AACE International was prepared for the tailings filtration plant as well as for the tailings and waste rock storage facilities additions and expansions.  The estimating methodology applied for the development of these cost estimates is described herein.  The truck shop expansion capital cost estimate is based on a reference project for a similar facility.

18.4.3	Direct Costs

Direct costs incorporate all equipment, material and labor costs associated with the physical construction of the permanent facilities, and include:

•	Purchase and installation of bulk materials.

•	Construction labor.

•	Scaffolding.

•	Contractors’ temporary construction facilities, power, and water.

•	General construction equipment, e.g., cranes, excavators, man lifts, tools, etc.

•	Contractors’ labor, including overhead and profit.

18.4.3.1	Mechanical Equipment

Budgetary pricing was obtained for all major mechanical equipment supply.  Installation hours were estimated based on estimator experience from previous projects and engineering input.

18.4.3.2	Bulk Materials

Bulk material estimates were developed from commodity descriptions and engineering generated material take-offs (MTOs).

18.4.3.3	Site Preparation, Earthworks, Roadworks, and Drainage

The estimates for earthworks and roadworks were prepared on the following basis:

•
The existing site drainage system is assumed to have adequate capacity to handle any increases in flow rates resulting from the actual planned work.  Other drainage infrastructure is to be constructed to account for additional waste dumps, pads, and haul road runoff.  Their construction will be sequenced in phases.

•	Site soils are assumed to be non-contaminated.

North American Lithium DFS Technical Report Summary – Quebec, Canada
18.4.3.4	Concrete

The estimates for concrete works were prepared on the following basis:

•	The foundation quantities were calculated based on current knowledge of loads and layout information.

•	Equipment foundations were estimated based on descriptions from loads and dimensions supplied by engineering.

•	Quantities were grouped by foundation elements such as piers, footings, slabs, walls, etc.

•	The unit cost of all concrete includes costs for rebar, formwork installation/stripping, embedded metals, and finishing.

Man-hours for placement and formation of concrete elements were based on quotes and previously obtained information for projects of a similar nature and concrete structure, i.e., slab on grade, footing, elevated slab, etc.

18.4.3.5	Steel work

The estimates for structural steel and miscellaneous steel work and rework were prepared on the following basis:

•	Steel quantities were grouped by steel member density classifications, i.e., industry standard light, medium and heavy categories, as well as quantities for handrail, grating, stairs, etc.

•	Steel quantities include an allowance for connection to structural members, i.e., bolts, lifting lugs, etc.

The structural steel unit costs include material supply, connection design, detailing, fabrication, surface treatment, painting, coating, and delivery to site.  In recent times the steel price has continued a downward trend from the highs of 2021 and is therefore not considered a material risk as has been the case in past projects.

Steel work erection man-hours were based on quotes and historical data from projects of a similar nature.

North American Lithium DFS Technical Report Summary – Quebec, Canada
18.4.3.6	Architectural

The estimates for architectural components were prepared on the following basis:

•	Architectural quantities were grouped by commodity, (i.e.: roofing, siding, partitions, door counts, heating, and lighting, etc.).

•	Architectural quantities include costs for flashing, joint sealing, wall/roof openings, etc.

Quantities for siding and roofing were based on engineering calculations.  Costs of all architectural elements were priced using a database of recent historical costs and recent budgetary quotes.

18.4.3.7	Piping

The estimates for piping works were prepared on the following basis:

•	Pricing was based on recent budgetary quotations for supply of pipe and estimator experience for field installation man-hours.

•	Pricing and installation man-hours were based on medium complexity piping lines, which included an average number of fittings per length of pipe.

•	Estimators provided allowances for valves, painting, tie-ins, flushing and testing of lines.

•	Pipe insulation was priced using a database of recent historical costs as well as recent budgetary quotes.

18.4.3.8	Electrical

The estimates for electrical works were prepared on the following basis:

•	Pricing was based on recent budgetary prices for the supply of electrical equipment as well as all cables.

•	Cable tray pricing was based on recent budgetary prices and historical installation man-hours.

•	Field installation man-hours were estimated from recent projects in Québec and compared against recognized industry standards.

18.4.3.9	Instrumentation and Controls

The estimates for instrumentation and controls were prepared on the following basis:

•	Pricing was based on recent budgetary prices for the supply of instrumentation equipment as well as all cables.

•	Field installation man-hours were estimated from recent projects in Québec and compared against recognized industry standards.

North American Lithium DFS Technical Report Summary – Quebec, Canada
18.4.3.10	Pricing Sources

Pricing came from one of the following categories:

•	Bid contract proposals.

•	Fixed price quotations for equipment.

•	Budgetary quotations from reputable sellers.

•	Database of historical data.

•	Allowance: estimator-generated with engineering feedback.

18.4.3.11	Design Growth

Design growth is development in engineering quantities in the detailed engineering (FEL-4) phase of a project and is seen in virtually every project during execution.

Table 18‑4 shows the quantity growth factors applied to the engineered quantities.

Table 18‑4 – Design growth

Discipline	Design Growth
Excavation volumes	15%
Backfill volumes	20%
Concrete	7.5%
Structural Steel	10%
Piping	10%
Instrument Wire and Cable	15%

18.4.3.12	Labor

Direct field labor is a combination of the skilled and unskilled labor required to install permanent equipment and bulk materials on site.  Direct field installation man-hours were developed using estimated unit man-hours for each commodity, multiplied by the final quantity.  Adjustments to standard man-hours were made using productivity factors to reflect the specific conditions at the Project site, such as climate, physical extent of the site, working schedule, industrial environment, etc.  Two different labor rates per discipline were considered in response to the mix of greenfield and brownfield works at the site.

The ‘all-in’ labor rates used in the estimate were calculated from first principles based on Québec collective agreements ending in 2025.  The base labor rates reflect 50 working hours per week, based on 10 hours per day and 5 days per week. The base labor rates included the following wage-related components:

•	Base wage rates.

North American Lithium DFS Technical Report Summary – Quebec, Canada
•	Medical, vacation benefits.

•	Pension.

In addition, the following contractor overhead costs were included in the all-inclusive labor rate:

•	Small tools and consumables.

•	General construction equipment (man lifts, boom trucks).

•	Safety.

•	Travel costs.

•	Contractor’s home office costs.

•	Site office operations.

•	Contractors’ site supervision.

•	Contractors’ overhead and profit.

A combined crew rate was developed to account for a 50-hour work week: 10 h/d and 5 d/wk.  The all-inclusive construction labor rates are listed in  Table 18‑5.

Table 18‑5 – Labor rate summary (Phase 2)

Discipline	Rates ($)
Civil Works	$205.20
Concrete Works = Formworks + Reinforcement + Concrete	$135.90
Structural Works = Unload + Shake out / Erect + Plumb	$173.15
Architectural	$134.80
Mechanical	$163.45
Piping	$154.70
Insulation	$127.90
Electrical	$143.70
Automation and Telecommunications	$138.05
Average	$154.20

18.4.3.13	Labor Productivity

The Project is considered to have both a greenfield and a brownfield component, with the greenfield man-hours being reflective of typical northeastern Canada productivity.  The brownfield man-hours calculation was a result of the baseline hours multiplied by a corresponding productivity loss factor reflecting the increased complexity.

Contractor non-direct labor, such as site supervisory and field support staff, is included in the indirect portion of the all-inclusive labor rate.  Table 18‑6 summarizes the greenfield and brownfield labor productivities used for the estimate.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 18‑6 – Labor productivity factors (Phase 2)

Activity	Productivity loss factor
Site Development	1.2
Concrete Works	1.3
Structural Elements	1.3
Architectural Finishes	1.3
Mechanical Components	1.3
Piping and Fittings	1.4
Electrical	1.3
Process Control	1.3
Multidisciplinary	1.3

18.4.4	Indirect Costs

18.4.4.1	EPCM

Costs for EPCM services were factored, a value of 18% was applied for the filtration plant while a value of 10% was applied for the tailings, waste stockpile and water management infrastructure.

18.4.4.2	Temporary Site Costs

Construction infrastructure requirements are considered mostly already existing on-site and, as such, a minimal allowance of 2% of direct costs was applied for temporary site installations.

18.4.4.3	Commissioning Services

Commissioning services include the costs for testing the quality and conformance of final product deliverables.  An allowance was made for the personnel required for this activity and was estimated at 3.5% of equipment supply cost.

18.4.4.4	Vendor Representatives / Technical Assistance

A vendor representation and technical assistance cost allowance, to provide technical support during the commissioning of major equipment, was based on 1.5% of equipment supply costs.

18.4.4.5	Commissioning Spare Parts

Commissioning spare parts are usually included in a list from the client.  In this case, no list was provided; therefore, an allowance of 1.5% of equipment costs.

North American Lithium DFS Technical Report Summary – Quebec, Canada
18.4.4.6	First Fills

An allowance for the first fills was made for all major and secondary equipment.  This includes costs for reagents, oils, and consumables to achieve inventory levels for start-up operations.  This cost was estimated at 1% of equipment costs.

18.4.4.7	Freight

The freight costs for all equipment from a vendor’s warehouse to site are included as a percentage of the total equipment cost.  This was evaluated at 12% of equipment costs, based on the remote location of the site.

18.4.4.8	Owner’s Costs

Owner’s costs are normally provided by the Owner.  In the absence of this information, these costs have been estimated as being 2% of direct costs, which is to cover the Owner’s project management team, plus their expenses during the execution phase.

18.4.4.9	Project Contingency

An allowance of 15% of direct and indirect costs was applied for contingency.  For the filtration plant this represents $9.6M, while it represents $2.5M for the tailings, waste rock and water management infrastructure.

18.4.4.10	Exclusions

The following items are considered excluded from the capital cost estimate:

•	Escalation beyond estimate base date.

•	Taxes and duties.

•	Schedule acceleration or schedule extension costs.

•	Schedule delays and associated costs, such as those caused by:

o	Unexpected site conditions.

o	Unidentified ground conditions.

•	Development fees and approval costs of statutory authorities.

•	Cost of any disruption to normal operations.

•	Foreign currency changes from Project exchange rates.

•	Working and sustaining capital.

•	Force majeure.

•	Permits, i.e., construction and environmental.

•	Event risk.

•	Operator management fees.

North American Lithium DFS Technical Report Summary – Quebec, Canada
•	Costs associated with third party delays.

•	Changes in laws and regulations.

•	Soil decontamination and disposal costs.

•	Technology fees, if any.

18.4.5	Closure and Rehabilitation

Closure and rehabilitation costs include a post-closure monitoring/inspection program, engineering, contracts, supervision, reporting, removal of Project infrastructure, (i.e., ponds, buildings, electrical poles, tanks, roads, etc.), and site restoration activities as per the Project site restoration plan submitted to governmental agencies.  Reclamation and closure costs for the Project have been evaluated to be $34.9M.

18.5	SUMMARY OF OPERATING COST ESTIMATE

The operating cost estimate was based on Q1 2023 assumptions.  The estimate has an accuracy of ±15-15% and does not include any contingency.  Mining, process, and tailings management are generally itemized in detail; however, General and Administration (G&A) items, such as training, are calculated estimates and have been included as an allowance.  Many items of the operating cost estimate are based on firm supply quotations, budgetary quotations, NAL supplied costs and allowances based on in-house data.  The overall estimate combined inputs from BBA and Sayona Quebec.

Costs are based on the mineral reserve estimate and LOM plan, presented in chapters 15 and 16 respectively.

All mine site staff and administration personnel will work 10-hour shifts on a 4 on / 3 off basis.  Contracted mine operations will work 12-hour shifts.  For the processing plant, operations crews will work two 12-hour shifts.  There will be four shift crews rotating on a 7 on / 7 off schedule.  The most process plant maintenance personnel will work 8-hour shifts on a 5 on / 2 off basis.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 18‑7 – NAL operating costs per year ($M CAD)

Operating Costs - $M CAD	Total	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042
Ore from Authier	1120.0	0.0	0.0	30.3	63.1	71.0	64.8	64.6	64.6	64.7	63.6	62.8	63.5	63.2	62.8	65.2	63.4	62.9	63.0	62.8	63.5
Mining Costs	956.1	79.1	86.0	95.9	71.5	67.8	52.7	52.5	57.5	53.6	37.8	42.4	39.7	33.6	33.0	34.9	25.8	30.4	29.7	21.0	11.0
Processing Costs	829.2	26.6	43.9	42.2	42.3	47.2	42.1	42.4	42.7	42.6	42.5	41.7	42.2	41.7	41.4	42.6	41.4	41.8	41.2	41.1	39.5
SG&A	394.7	17.4	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9
Water Treatment	8.6	0.2	0.5	0.4	0.4	0.5	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4
Tailing	79.1	0.0	0.0	2.2	4.4	5.0	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5
Total	3387.7	123.3	150.3	190.9	201.6	211.4	184.4	184.3	189.6	185.7	168.7	171.7	170.2	163.3	162.0	167.5	155.4	159.9	158.7	149.7	138.8

North American Lithium DFS Technical Report Summary – Quebec, Canada
18.6	MINE OPERATING COST

The mine operating costs are based on the mineral reserves estimate and LOM plan, presented respectively in Chapters 12 and 13. General rates used in the estimate are summarized in Table 18‑8. The mine operating expenditures (OPEX) has been estimated based on current contract mining costs at the site for the first 4 years of operations.  In 2027, Sayona Quebec will purchase a mining fleet to begin an owner-operated operation for the remaining LOM.

The LOM OPEX has been estimated based on suppliers’ quotes and/or an internal and historical data.  Table 18‑9 presents the unit mine OPEX over the LOM.

Table 18‑8 – General rate assumptions

Factor	Unit	Value
Mining (Tonnes Ex-pit) – LOM	Mt	201.0
Mining (Ore Tonnes Ex-pit) – LOM	Mt	21.6
Plant Initial Capacity (Rod Mill Feed)	tpd	3,800
Plant Final Capacity (rod mill feed)	tpd	4,200
Mine Life	year	20
Total Mill Feed Tonnage Including Authier	Mt	31.0
LOM Concentrate Production	Mt	3.8
Exchange Rate	US:CAD	0.75
Electricity	$/kWh	0.053
Diesel Fuel	$/L	1.16

Table 18‑9 – Mine operating costs

OPEX	$/t Ex-Pit (CAD)
Mining Contractor *	1.52
Reclaim (ROM Pad only)	0.20
Equipment (parts, repairs, tires and GET tools)	0.84
Fuel	0.56
Salaries	0.97
Blasting	0.34
Services (dewatering, road maintenance, rentals, etc.)	0.32
Total Mine Operating Cost	$4.75
*Cost per tonne provided on total LOM Ex-Pit tonne

The mine operating costs are presented in 2023 constant dollars.  Over the LOM it is anticipated that approximately 116.6 ML of diesel fuel, 6.9 ML/y on average, will be consumed by the mining fleet.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The mining contractor is responsible for providing all personnel for mine operations, maintenance, and related supervision during the first 4 years of operation.  The mine personnel will peak at around 121 employees in Year 2030 with an owner-operated fleet, due to longer haulage distances, which increases the number of trucks.

18.7	PLANT OPERATING COST

The operating cost estimate for the concentrator includes all expenses incurred to operate the processing plant over the 20 years of production at a design crusher throughput of 4,588 tpd, which is the estimated capacity for operation.  The design feed to the concentrator rod mill is 4,200 tpd or 175 tph at 93% plant availability.  The concentrator operating costs are based on the mine plan, as described in Chapter 13, and are estimated to be $837.2M over a mine life of approximately 20 years.  It is expected that 31 Mt of ore (21.7 Mt of ore from NAL and 9.3 Mt ore from Authier) will be processed during this time, producing approximately 3.8 Mt of spodumene concentrate.  The average operating cost of the concentrator over the life of the mine is estimated to be $27.00/t of ore crushed ($220.26/t concentrate).

A breakdown of the concentrator operating costs is contained in Table 18‑ and Figure 18‑1.  Water treatment costs include the treatment of process water by multimedia filters.  Treatment costs for water released to the environment are not included in the concentrator operating costs.

Table 18‑10 – Concentrator operating costs

Sector	LOM ($M)	Average Annual ($M)	Cost per Tonne Crushed ($/t)	Cost per Tonne Concentrate ($/t)	Concentrator OPEX (%)
Reagents	156.5	7.9	5.05	41.16	18.7%
Consumables	126.3	6.4	4.07	33.23	15.1%
Grinding Media	89.6	4.5	2.89	23.57	10.7%
Personnel	283.6	14.3	9.15	74.63	33.9%
Staff and Labour	269.2	13.6	8.68	70.82	32.2%
Contractors	14.5	0.7	0.47	3.81	1.7%
Water Treatment	8.8	0.4	0.28	2.31	1.1%
Utilities	120.9	6.1	3.9	31.8	14.4%
Power	119.3	6	3.85	31.39	14.2%
Fuel (Natural Gas)	1.6	0.1	0.05	0.41	0.2%
Laboratory	51.5	2.6	1.66	13.56	6.2%
Total	837.2	42.2	27.00	220.26	100%

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 18‑1 – Concentrator operating costs

18.7.1	Personnel

A total of 86 employees, (28 salaried and 58 hourly rate) are required to operate the concentrator.  These employees consist of management, operations and maintenance personnel.  These employees make up the personnel list as presented in Chapter 14.  Salaries, benefits, and bonuses were provided by NAL.  Some salaried personal costs are included in G&A costs.  The estimated personnel cost, excluding the portion attributed to G&A, represents approximately 34% of the total concentrator operating cost at $9.15/t crushed ore ($74.63/t concentrate).

18.7.2	Power

The power demand estimate for the concentrator is based on historic values from site operation plus power demand determined for additional equipment required in the NAL processing plant.  The power demand for the concentrator is approximately 15.56 MW and the estimated annual energy consumption is 111.46 GWh.  The electrical power of the process plant represents approximately 14% of the total operating costs for the concentrator at $3.85/t crushed ore ($31.39/t concentrate).  The largest power consumers within the concentrator are the crushers, rod, and ball mills.

18.7.3	Grinding Media

The consumption rates for the grinding media were calculated using Bond’s correlations, which give the wear rate in pounds of metal wear per kilowatt-hour (lb/kWh) of energy used in the comminution process.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The input data considered the abrasion index (which was determined from test work), the nominal throughput and the nominal power draw of each mill.  The wear and annual media consumption rates for each type are presented in Table 18‑11.

Table 18‑11 – Average LOM media wear and consumption rates

Media Type	Wear Rate (lb/kWh)	Annual Consumption (tonnes)
Rod Mill – steel rods	0.306	949
Ball Mill – steel balls	0.282	849

Grinding media represents approximately 10.7% of the total operating cost for the concentrator at $2.89/t crushed ore ($23.57/t concentrate).

18.7.3.1	Reagents

The reagent consumptions were estimated based on testwork, industrial references and historical plant consumptions from 2023.

The reagent unit costs ($/t reagent) were established through recent vendor quotations and comparison to prices at reference sites and include delivery to site.  The reagents represent approximately 18.7% of the total concentrator operating costs at $5.05/t crushed ore ($41.16/t concentrate).

18.7.3.2	Equipment consumables

The replacement costs for major equipment consumables, such as crushing and grinding equipment’s wear parts and liners, screen decks, filter cloths and ore sorter spares, were calculated based on recommended change-out schedules, budgetary quotations, and BBA’s internal database.   A 5% allocation for other maintenance costs is also included.

Equipment consumables represent approximately 15.1% of the total concentrator operating costs at $4.07/t crushed ore ($33.23/t concentrate).

18.7.3.3	Laboratory

Laboratory costs include a fixed price for labor as well as a variable cost for analytical tests and testwork to be completed.  The laboratory cost represents approximately 6.2% of the total concentrator operating costs at $1.66/t crushed ore ($13.56/t concentrate).

North American Lithium DFS Technical Report Summary – Quebec, Canada
18.7.3.4	Contractors

Contractor assistance will be required to support NAL during operation of the concentrator.  Contractor costs were provided by NAL.  Contractors represent 1.7% of the total operating cost for the concentrator at $0.47/t crushed ore ($3.81/t concentrate).

18.7.3.5	Fuel

Initially the Project will use propane and natural gas, when the concentrator plant is in operation, to heat the crusher and concentrator buildings.  The total fuel costs for the concentrator are estimated at approximately 0.2% of the total operating costs at $0.05/t crushed ore ($0.41/t concentrate).

18.7.3.6	Water Treatment and Tailings Management

A portion of the process water will be treated by multimedia filters and will service the requirements for reagents preparation and equipment gland seals.  Water treatment costs for the concentrator do not cover the treatment of water rejected to the environment nor tailings pond water.  Water treatment represents 1.1% of the total operating cost for the concentrator at $0.28/t crushed ore ($2.31/t concentrate).

The environmental discharge water treatment operating costs were estimated and are based on operating a rented water treatment plant, which can be expanded as required to meet annual water treatment requirements.  This includes the costs to rent, operate and maintain a reverse osmosis water treatment plant.  Based on the preliminary water balance, it is expected that approximately 1.3M m3 of clean water will be discharged from the TMF water treatment plant to the environment at the peak of Project operations.  The tailings operating cost is presented in Table 18‑12 and its breakdown in Figure 18-2.

Table 18‑12 – Tailings operating costs

Tailings OPEX	$M (LOM)	$/t (wet) tailings
Parts & Repair	33.8	0.9
Fluids and Fuel	23.7	0.6
Labour (Maintenance)	15.5	0.4
Labour (Operator)	42.8	1.1
Total	115.8	3.0

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 18‑2 – Tailings operating cost breakdown

18.8	G&A

General and Administration(G&A) costs are expenses not directly related to the production of goods and encompass items not included in the mining, processing, refining, water treatment and transportation costs of the Project.  G&A costs for the operations phase were established by Sayona Quebec based on their current knowledge of the site costs and the proposed operational structure.  Costs were estimated by area and include provisions for business sustainability, finance, environment and permitting, human resources, procurement, training, health, safety, security, technology, supply chain, site administration and general management.  The G&A costs are estimated to be $22.4M annually over the mine’s planned 20 years of operation.

18.9	PRODUCT TRANSPORT AND LOGISTICS

The transport and logistics costs for shipping the primary products, i.e., spodumene concentrate over the LOM were estimated.  Spodumene concentrate will be bulked transported by truck from the mill to a rail trans boarding facility in Val-d’Or were concentrated will be transferred into a mineral covered railcar gondolas and then shipped on CN’s mainline to the Québec City port.

The transport and logistics fees were evaluated based on typical industry bulk transport terms, budgetary quotations, BBA’s in-house database and information provided by NAL.  Total LOM transport costs are estimated to be $135.3M or approximately $30M/y for the first 4 years.  Since Sayona Quebec plans to transform spodumene at its on-site carbonate plant from 2027, supply chain will be re-engineered to transport carbonate in bulk bags.

North American Lithium DFS Technical Report Summary – Quebec, Canada
19.	ECONOMIC ANALYSIS

The economic/financial assessment of the Project was carried out using a discounted cash flow approach on a pre-tax and after-tax basis, based on lithium forecasts in U.S. currency and cost estimates in Canadian currency.  An exchange rate of $0.75 USD to $1.00 CAD was assumed to convert USD market price projections and particular components of the initial capital cost estimates into CAD.  No provision was made for the effects of inflation as real prices and costs were used in the financial projections.  Current Canadian tax regulations were applied to assess the corporate tax liabilities, while the most recent provincial regulations were applied to assess the Québec mining tax liabilities.

Cash inflows consist of annual revenue projections and cash outflows consist of capital expenditures, including sustaining capital costs, operating costs, and taxes.  These are subtracted from the inflows to arrive at the annual cash flow projections.  To reflect the time value of money, unlevered free cash flow (UFCF) projections are discounted back to January 2023 using a discount rate of 8%.

The internal rate of return (IRR) on total investment was calculated based on 100% equity financing.  The IRR is defined as the discount rate that results in a NPV equal to zero.  The Project’s payback period, which does not consider the time value of money, is calculated as the time required to achieve positive cumulative cash flow.  Furthermore, an after-tax sensitivity analysis has been performed to assess the impact of variations in spodumene concentrate prices, USD:CAD exchange rate, operating costs, project capital costs and sustaining costs on IRR and NPV at different discount rates, i.e. 0%, 5%, 8%, 10%, and 12%.

The economic analysis presented in this section contains forward-looking information regarding the mineral resource estimates, commodity prices, exchange rates, proposed mine production plan, projected recovery rates, operating costs, construction costs and the project schedule.  The results of the economic analysis are subject to several known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those presented here.

19.1	ECONOMIC INPUTS, ASSUMPTIONS & KEY METRICS

The financial analysis was performed using the following assumptions and basis:

•	The economic analysis has been done on a Project basis and does not take into consideration the timing of capital outlays that were completed prior to the date of this Report.

•
The financial analysis was based on the mineral reserves presented in Chapter 12, the mine and process plan and assumptions detailed in Chapters 13 and 14, the marketing assumptions in Chapter 16, the capital and operating costs estimated in Chapter 18 and by taking into consideration key Project milestones as detailed in Chapter 21.

North American Lithium DFS Technical Report Summary – Quebec, Canada
•	The analysis was performed based on calendar years, unless specified otherwise. The fiscal years begin on January 1st and end on December 31st.

•	Commercial production of spodumene concentrate is scheduled to begin in the second quarter (Q2) of 2023 model Year 1.

•
Exchange rates: An exchange rate of $0.75 USD to $1.00 CAD was used to convert the USD market price projections into Canadian currency.  The sensitivity of the base case financial results to variations in the exchange rate was examined.  Those cost components, which include U.S. content originally converted to Canadian currency using the base case exchange rate, were adjusted accordingly.

•	Discount rate: A discount rate of 8% has been applied for the NPV calculation.

•
The long-term prices of spodumene concentrate were estimated based on market studies, discussions with experts and recent lithium price forecasts (Chapter 16) and Piedmont contract prices.  Revenue up to fiscal year 2026 is based on 50% of the concentrate sales at average benchmarked spodumene market prices and the remaining 50% of concentrate sales to the Piedmont Lithium contract price.

•	Selling costs are the transport and logistics costs of the concentrate to the Quebec City port facility.

•	The products are sold in batches of 30kt. The 30kt shipment intervals were used for Sayona Quebec to accumulate sufficient inventory to achieve a full boatload for shipping cost efficiency.

•	Class specific capital cost allowance rates are used for the purpose of determining the allowable taxable income.

•	The financial analysis was performed on proven and probable mineral reserves as outlined in this Report.

•	Tonnes of concentrate are presented as dry tonnes.

•	Discounting starts on January 1st, 2023.

•	Authier ore is purchased at $120 CAD/t.

•	All costs and sales are presented in constant Q1-2023 CAD, with no inflation or escalation factors considered.

•	All related payments and disbursements incurred prior to the end of Q2-2023 are considered as sunk costs.

•	Royalties: North American Lithium is not subject to royalty payments.

•	The accuracy of this CAPEX estimate has been assessed at ±20%.

This financial analysis was performed on both a pre-tax basis and an after-tax basis with the assistance of an external tax consultant. The general assumptions and key outcomes of the financial model are summarized in Table 19‑1.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 19‑1 – NAL operation including Authier ore supply – financial analysis summary

Metrics	Unit	Value
Life of Mine	year	20
Processing: Average Annual Ore Feed to Plant	Mtpa	1.4
Mining: Total Material Mined	Mt	201.1
LOM - Mill daily throughput	tonne/day	4,200
Years 1-4 average[1] concentrate production	tonne	226,000
After year 5 to end of LOM average[2] concentrate production	tonne	185,814
LOM average annual concentrate production	tonne	190,039
Years 1-4 recovery[3]	%	70.2
Years 5-20 recovery[3]	%	66.3
Average LOM recovery	%	67.4
Average Blended Crusher Feed Grade	% Li2O	1.0
Average LOM strip ratio	waste: ore	8.3
LOM Spodumene Concentrate Market Price	USD/t	1,352
CAD / US$ assumption	CAD / USD	0.75
5 years Cumulative FCF	$ million	1,005
Project Total LOM Capital Cost	$ million	363.5
Total Net Revenue	$ million	6,818
Project EBITDA	$ million	3,318
Mining cost	$/t mined	4.75
Milling cost	$/t milled	27
AISC	$/t conc	987
Total Cash Cost	$/t conc	817
Pre‐Tax Net Present Value (NPV)	$ million	2,001
Pre‐Tax Internal Rate of Return (IRR)%		4,701
Discount Rate	%	8
Pre‐Tax Project payback period	year	N/A
After‐tax NPV	$ million	1,367
After‐tax payback period	year	N/A
After‐tax IRR	%	2,545
Notes:
2. Excluding ramp up time of 6 months. Producing spodumene concentrate @ 5.4%

Key outcomes of the North American Lithium Definitive Feasibility Study  include an estimated pre‐tax NPV of $2,001 million (8% discount rate) and a pre‐tax IRR of 4,701%.  The Life of mine is 20 years, based on an estimated proven and probable mineral reserves of 21.7 Mt @ 1.08% Li2O (proven reserve 0.7 Mt @ 1.24% Li2O and probable reserve 21.0 Mt @ 1.08% Li2O) for NAL and the inclusion of the Authier Lithium Project’s proven and probable mineral reserves. Table 19‑2 shows cashflows over the LOM for the NAL Project.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Table 19‑2 – NAL operation including Authier ore supply – cashflow over LOM

Detailed Period	Total	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042
NAL - Production Summary
Waste Rock (Mt)	172.5	9.2	15.3	17.5	13.4	13.5	13.3	14.1	14.8	12.2	7.1	8.8	7.2	5.1	4.7	5.2	2.4	3.8	3.2	1.6	0.1
Overburden (Mt)	4.5	1.0	0.6	0.7	0.6	1.6	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
ROM (Ore to Plant (Mt)	21.6	1.1	1.6	1.4	1.1	1.1	1.0	1.0	1.1	1.1	1.1	1.0	1.0	1.0	1.0	1.1	1.0	1.0	1.0	1.0	0.9
Stripping Ratio	8.2	9.3	9.9	13.0	12.7	13.7	13.3	14.1	13.5	11.1	6.5	8.8	7.2	5.1	4.7	4.7	2.4	3.8	3.2	1.6	0.1
Ore From Authier (Mt)	8.5				0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5
Operating Costs - CAD $M	Total	2023.0	2024.0	2025.0	2026.0	2027.0	2028.0	2029.0	2030.0	2031.0	2032.0	2033.0	2034.0	2035.0	2036.0	2037.0	2038.0	2039.0	2040.0	2041.0	2042.0
Ore from Authier	1119.8			30.3	63.1	71.0	64.8	64.6	64.6	64.7	63.6	62.8	63.5	63.2	62.8	65.2	63.4	62.9	63.0	62.8	63.5
Mining Costs	955.9	79.1	86.0	95.9	71.5	67.8	52.7	52.5	57.5	53.6	37.8	42.4	39.7	33.6	33.0	34.9	25.8	30.4	29.7	21.0	11.0
Processing Costs	829.1	26.6	43.9	42.2	42.3	47.2	42.1	42.4	42.7	42.6	42.5	41.7	42.2	41.7	41.4	42.6	41.4	41.8	41.2	41.1	39.5
SG&A	395.5	17.4	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9	19.9
Water Treatment	8.0	0.2	0.5	0.4	0.4	0.5	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4
Tailing	79.1	0.0	0.0	2.2	4.4	5.0	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5	4.5
Total	3387.4	123.3	150.3	190.9	201.6	211.4	184.4	184.3	189.6	185.7	168.7	171.7	170.2	163.3	162.0	167.5	155.4	159.9	158.7	149.7	138.8
Capital - CAD $M
Mine	109.9	6.3	4.4	0.0	0.4	70.5	2.0	0.0	0.2	0.3	2.3	1.5	8.3	8.2	0.3	0.3	3.0	0.8	1.1	0.0
Concentrator	218.7	72.0	51.3	31.5	11.8	6.0	8.0	0.1	9.8	2.3	6.1	5.7	0.0	2.4	0.0	3.7	1.9	2.3	3.7	0.1
Closure Cost	34.9																				34.9
Total	363.5	78.3	55.7	31.5	12.2	76.5	10.0	0.1	10.0	2.7	8.4	7.1	8.3	10.6	0.3	4.0	4.9	3.2	4.8	0.1	34.9
Revenues - CAD $M
Net Revenues	6817.7	553.0	918.2	401.7	340.4	450.2	405.3	325.7	323.4	299.0	297.6	245.5	245.0	249.5	236.3	258.3	271.1	257.2	277.1	254.8	208.6

North American Lithium DFS Technical Report Summary – Quebec, Canada
19.2	PRODUCTS CONSIDERED IN THE CASH FLOW ANALYSIS

19.2.1	Spodumene Concentrate Production

The run‐of‐mine ore from Authier will be transported to the NAL site where it will be blended with the NAL ore material using a ratio of 33% Authier / 67% NAL, and then fed to the primary crusher.

NAL and Authier mines will produce a total of 3.8 Mt of spodumene concentrate, which is approximately 190 kt per year over the life of mine (LOM).  Figure 19‑1 presents the expected concentrate production of the NAL concentrator.  The production levels and mill feed by source are detailed in Figure 19‑2.

Figure 19‑1 – Production of spodumene concentrate of the LOM

Figure 19‑2 – NAL open pit production profile and Authier ore supply

North American Lithium DFS Technical Report Summary – Quebec, Canada
19.3	TAXES, ROYALTIES AND OTHER FEES

19.3.1	Royalties

There are no royalties associated with the Project.

19.3.2	Working Capital

The change in working capital is included in the calculation of both the pre-tax and post-tax cashflow.  The major categories of working capital are:

•	Accounts receivable.

•	Accounts payable.

•	Deferred revenue.

•	Inventory.

Net Cash Flow (NCF) projections presume that NAL sells spodumene in batches of 30,000 dry tonnes, which impacts working capital and, by extension, the timing of cash flows.

19.3.3	Salvage Value

Salvage value has not been applied in the financial model.

19.3.4	Taxation

The Project is subject to three levels of taxation: federal corporate income tax, provincial corporate income tax, and provincial mining taxes.  NAL compiled the taxation calculations for the Project with assistance from third-party taxation experts; however, this information has not been verified by the authors.

The federal and provincial (Québec) corporate income tax rates currently applicable over the operating life of the Project are 15.0% and 11.5% of taxable corporate income, respectively.  The marginal tax rates applicable under the Mining Tax Act in Québec are 16%, 22% and 28% of taxable income and are dependent on the profit margin.  It has been assumed that the 20% processing allowance rate associated with transformation of the mine product to a more advanced stage within the province would be applicable in this instance.

The tax calculations are based on the following key assumptions:

North American Lithium DFS Technical Report Summary – Quebec, Canada
•
The Project is held 100% by a corporate entity carrying on its activities solely in La Corne, Québec, and the after-tax analysis does not attempt to reflect any future changes in corporate structure or property ownership.

•	Financing is with 100% equity and, therefore, does not consider interest and financing expenses.

•	Tax legislation, i.e., federal, provincial, and mining, will apply up to the end of the period covered by the calculations as currently enacted and considering currently proposed legislation.

•	NAL is entitled to claim the full amount of $80 million for the purpose of the provincial reduced minimum mining tax rate of 1%.

•	Actual taxes payable will be affected by corporate activities, including tax loss carryforwards from prior investment losses at NAL.

19.4	CONTRACTS

According to BMI, starting in 2028, lithium supply is projected to fall short of demand.  Lithium market demand is expected to grow largely due to the increase in battery production on a global standpoint.  Lithium hydroxide demand is expected to increase at a more robust growth rate than lithium carbonate to reach 58% of aggregate demand by 2040.  Raw material supply is projected to be led by spodumene (hard rock) and brine while recycling will gradually occupy a significant market share of supply by 2040 (33%).  Spodumene and lithium carbonate prices are expected to reach their highest price in 2024 and decline gradually to reach a steady state by 2033 of $1,050 USD/t of spodumene and $20,750 USD/t of lithium carbonate.

In 2021 Sayona Quebec and Piedmont Lithium entered into an offtake agreement where Piedmont holds the right to purchase the greater of 50% of spodumene concentrate for 113,000 tpy from North American Lithium at a floor price of $500 /t and a ceiling price of $900 /t (6.0% Li2O equivalent) on a life-of-mine basis.

For purposes of financial modeling and the Technical Report Summary sales from 2023 to 2026 are based on the greater of 113 kt of spodumene concentrate or 50% of spodumene concentrate sales at the Piedmont Lithium contract price and the remaining concentrate sales at BMI Q4 2022 spodumene market prices.  From 2027 onwards, the entire concentrate sales are settled at BMI Q4 2022 spodumene market prices .

For the contracted volume to Piedmont Lithium, a price of $810 USD/t (from the reference of $900 USD/t @ 6.0% Li2O to adjusted value of $810 USD/t assuming 5.4% Li2O and applied 10% price discount from $900 USD/t for lower grade) assumed over 2023-26, while the remainder of the concentrate production uses market prices.  From 2027 and beyond, Sayona Quebec is reverting back to market prices for the entire production as it seeks to pursue a lithium transformation project on-site, leveraging prior investments, in line with its commitments with the Government of Québec related to its acquisition of NAL.

North American Lithium DFS Technical Report Summary – Quebec, Canada
The construction or completion of conversion facilities owned by Sayona Quebec remains subject to the approval of both Sayona and Piedmont and therefore the associated pricing assumptions used in this TRS for Piedmont’s allocation of spodumene concentrate should be considered illustrative only.

19.5	INDICATIVE ECONOMICS, BASE CASE SENSITIVITY ANALYSIS

19.5.1	Positive Financials

The DFS financial analysis has demonstrated that the NAL project is financially robust.  The DFS’ NPV and IRR were calculated based on the production of spodumene concentrate at a grade of 5.4% Li2O over the first four years of production, then at 5.82% for the following 16 years.  Table 19-1 provides a summary of the financial analysis, which demonstrates that the NAL project is economically viable.  Key outcomes of the DFS include an estimated pre‐tax 100% equity NPV of $2,001 million (8% discount rate), a pre‐tax IRR of 4,701%.

19.5.2	Sensitivity Analysis

The results of the sensitivity analyses are detailed in Figure 19‑3 and Figure 19‑4.  The key outcome is the sensitivity to revenue (spodumene ore price) which is greater than both OPEX and CAPEX.  Open pit mining operations such as the NAL operation is generally more susceptible to fluctuations in ore prices, therefore the result is not unusual.  The upside however is that the project is very robust regarding pricing, providing a long‐term stable platform to deliver strong cashflows and shareholder returns.  The spodumene grade is also a significant factor of the project as the grade is directly tied to the revenue.

North American Lithium DFS Technical Report Summary – Quebec, Canada

Figure 19‑3 – Average annual spodumene price sensitivities

Figure 19‑4 – DFS sensitivity analysis on NPV @ 8%

North American Lithium DFS Technical Report Summary – Quebec, Canada
Post‐Tax NPV sensitivities range from ‐30% to +30% to show the impact of the NPV outputs at an 8% discount rate.  Complementing the Post‐Tax NPV sensitivities is the Post‐Tax IRR graph, which shows the overall project impact at these sensitivity ranges.

The Post‐Tax sensitivity analysis shows that exchange rate, spodumene price, spodumene concentrate grade and by association spodumene concentrate tonnage have the largest impact on NPV.

19.6	ALTERNATIVE CASES / SENSITIVITY MODELS

No alternative financial cases have been considered for this study.

North American Lithium DFS Technical Report Summary – Quebec, Canada
20.	ADJACENT PROPERTIES

The North American Lithium Property is surrounded by active claims that cover more than a dozen known lithium occurrences located between Lac La Motte and Lac Roy.  Figure 20‑1 shows the location of metallic deposits and showings in the area.  The green dots are occurrences of lithium (from the Québec MRNF Sigeom Interactive database, 2012).  It should be noted that the following information is not necessarily indicative of the mineralization on the Property that is the subject of this Technical Report.

Figure 20‑1 – Local metallic deposits and showings

North American Lithium DFS Technical Report Summary – Quebec, Canada
There are also past producing mines in addition to that of the Project, as listed below:

•	Preissac Moly: operated an underground mine and produced 2,235,880 t grading 0.19% Mo and 0.03% Bi from 1943 to 1944 and 1962 to 1971 (MRNFQ Report DPV 619).

•	Cadillac Moly: operated an underground mine and produced 1,761,000 t grading 0.83% Mo, 0.04% Bi and 0.45 g/t Ag from 1965 to 1970 (MRNFQ Report DV-85-08).

•	Lacorne Moly: operated an underground mine and produced 3,828,844 t grading 0.33% Mo and 0.04% Bi from 1954 to 1972 (MRNFQ Report GM 28882).

Figure 20‑2 shows a map of adjacent claims to NAL.  Several of the companies are exploring for lithium.  Owners of adjacent properties include Entreprises Minières Globex Inc, First Energy Metals Limited, Glenn Griesbach, Frédéric Bergeron, Musk Metals Corp., Mine Abcourt Inc., and Ressources Jourdan Inc.

Figure 20‑2 – Claim map of adjacent properties (Supplied by Sayona, March 27, 2023).

North American Lithium DFS Technical Report Summary – Quebec, Canada
21.	OTHER RELEVANT DATA AND INFORMATION

In 2021, Sayona Quebec acquired the former North American Lithium Project, including a concentrator and facilities for making lithium carbonate, after the previous owners had ceased their operations following bankruptcy in 2019. From 2019 to September 2022, the mine and process plant were placed into care and maintenance.  From October 2022 up to March 2023 the following items have been undertaken:

•	improvements and construction of infrastructure aimed to increase processing plant capacity,

•	the restarting of mining operations, and

•	the recommissioning of the plant.

•	Ramp-up of the plant to above 3800 tpd

The preliminary Project execution strategy for the remaining activity, construct of tailings storage facility #2, is described in the following chapters.

21.1	EXECUTION PLAN

The execution plan and strategy described below focuses on the main remaining Project: implementation a dry stacking tailings management facility (TSF-2) including tailings filtration plant.

21.1.1	Additional Waste and Tailings Management Facilities

The work to be undertaken to move from a wet tailings concept to a dry stacking tailings storage for the second tailings facility is broken down as per the following items:

•	Dry-stacked tailings area (TSF-2).

•	Tailings filter plant.

•	Access roads.

•	Associated water management infrastructures.

21.1.1.1	Dry-stacked Tailings Management Facility (TSF-2)

The existing tailings management facility, designed to receive wet tailings, will be used to store the tailings produced by the process plant until the tailings filter plant and TSF-2 are commissioned.  Permitting for TSF-2 will be launched in 2024 and the construction is expected to be completed for the initial requirement from April to October 2025.

North American Lithium DFS Technical Report Summary – Quebec, Canada
21.1.1.2	Tailings Filter Plant

Detailed engineering for the filter plant is planned to commence in December 2024.

21.1.1.3	Roads

Roads linking the TSF-2 and the open pit will be built in parallel with the TSF-2 once the permit is obtained.  Construction of these roads will ensure that mine trucks can deliver waste rock to the TSF-2 to build up its dykes.

21.1.1.4	Water Management

The design of the network of ditches, basins and ponds required to control water on the mine site will be updated to incorporate the new facilities and roads.

21.1.2	Project Organization Going Forward

The selected execution model for the Project is an integrated team of engineering and project management consultants led by Sayona Quebec.

21.1.2.1	Engineering & Procurement

Specialized firms will be selected based on their cost, reliability, safety performance and expertise.  The firm will develop their designs under Sayona Quebec’s supervision.  The procurement process will have engineering firms issue bid requests, analyze the received bids, technically and commercially, and issue a recommendation for purchase to Sayona Quebec, which will place the purchase orders and contracts.

21.1.2.2	Project Controls

An independent project control team will be mobilized to monitor the budget, schedule, change control and prepare monthly status reports.

21.1.2.3	Construction Management

A construction management team is responsible for the technical and administrative management of contractors and contracts on-site.  This team’s primary mission will be to ensure the correctness of the work carried out in relation to the plans and specifications, as well as a harmonious and safe coordination with the operations activities of the plant.  The management of the material received at site is their responsibility.

North American Lithium DFS Technical Report Summary – Quebec, Canada
21.1.2.4	POV and Commissioning

Pre-operational verification (POV), or cold commissioning, will begin as soon as some systems are mechanically complete.

21.1.2.5	Operations

While completing the filtration plant, Sayona Quebec will hire and train additional operators and maintenance personnel to take over these systems upon transfer from construction to operation.

21.2	PROJECT RISKS

The most significant internal project risks, potential impacts and possible mitigation approaches that could affect the technical and economic outcome of the Project are summarized in Table 21‑1.

External risks are largely beyond the control of the project proponents and are much more difficult to anticipate and mitigate, although, in many instances, some risk reduction can be achieved.  External risks include items such as commodity prices, exchange rates, the political situation in the project region and government legislation.  These external risks are generally applicable to all mining projects.

Table 21‑1 – Internal project risks

Area	Risk and Potential Impact	Possible Mitigation Approach
Geology, Resources
1.      The distribution of iron in the country rock could be improved in the block model as currently averages of a limited number of samples is applied for each lithological units without taking into consideration possible local variations.
A strategic resampling of existing core throughout the deposit could be performed, complete with mineralogical studies.
Open Pit Mining
2.      Historical underground openings will represent an operating hazard, a risk to local bench-scale and multi-bench stability and a potential rockfall hazard, depending on the character of the openings and any backfill.  Systematic investigation and mitigation design will be required to manage these risks for both interim and final pit walls.

Investigation, analysis, and recommendations are currently being prepared by WSP-Golder for Sayona Quebec and a technical memorandum was issued during Q4-2022.
SOP development specifically to address mining in these zones.
Progressive scans to prevent advancing in unknown conditions.

3.      Storage locations for waste rock and overburden piles for the life of mine plan follow the current permitting process, but not all physical permits have been obtained for designed storage location . Also, the current waste storage piles footprint does not cover all waste material storage needs.  Required extensions have been designed with the permitting process started.

Accelerate process to enlarge the footprints of surface rights and obtain permission to enlarge waste rock and overburden storage facilities.  Waste rock pile 2 and 3 footprint can be extended depending on environmental regulations and compensation, respectively.  The overburden pile 1 (OBP-1) can also be extended to the West.  Expansion of this overburden pile is currently in design to proceed with permitting process.

4.      Water inflow and pumping requirements are only developed to a conceptual level and need to be updated according to the Hydrogeology Study update completed by WSP-Golder in December 2022.  Operating costs may increase if additional mine pumping is needed.
Hydrogeological study was completed, and the geotechnical studies are currently ongoing with WSP-Golder to support mine operations.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Area	Risk and Potential Impact	Possible Mitigation Approach
5. The size of the mineral reserve is sensitive to pit slopes, although to a lesser extent than selling prices.
	6. Mining contractor will need to have sufficient equipment and personnel to follow the LOM plan tonnage in 2024 and 2025, where tonnage increases to 19Mt total moved.	Meet with the contractor representatives to ensure they adjust the mining equipment fleet and personnel to the new LOM plan.
Tailings	7. The terrain conditions may necessitate revisions to the structure of the pile, e.g., a lower slope requiring more fill material.
The stratigraphy of the soils presents in the footprint of the adjacent site, particularly along the embankments, should be investigated and better defined.  Based on survey observations, excavation of existing soils and surface drainage measurements may be important.

Management	8. Sequential deposition optimized for short periods could lead to a revision of the stages of pile elevation.	To be evaluated.
Facility	9. A change in the storage quantities or the properties of the tailings to be disposed of could modify the footprint required to store them.	To be evaluated.
10. The existing water treatment capacity (Reverse Osmosis) could be limited given that for the design of the new basins BO-12, BO-13, it was assumed that only TSS are the only potential contaminant.
If the settlement capacities of BO-12 and BO-13 basins are not appropriate for finer TSS or for additional contaminants, use of some adds to enhance the settlement or use of auxiliary treatment units is recommended.

Permitting	11. Inability to start production due to a missing CA approval or renewal. Various permits are currently being authorized and could impact production sequence.	Discussions with governmental instances are ongoing. Critical permits are to be obtained in Q3-Q4 2022.
	12. The TSF-2 site is located within a zone including water streams.	A request for a special environment certification approval to the Ministry of Environment.
Concentrator	13. Limited metallurgical testing on blended feed containing volcanics host rock (ore sorting, magnetic separation, flotation), metallurgical performance may not be achieved.	More detailed variability testing is recommended for the blended ore to better assess the impact of dilution and grade on the metallurgical performance.
	14. High variability in the head grades (lithia and iron content in the run-of-mine ore, resulting in poor product quality.	Implementing an ore stockpiling strategy to ensure a concentrator feed characteristic are understood prior to processing.

15.   Testwork showed that the process performance is sensitive to grind size (ore sorting, magnetic separation, and flotation), under or over crushing and grinding could lead to poor product quality and low recoveries.
Implementing proper procedures and monitoring to operate crushing and grinding circuits in optimum conditions.
16. The potential presence of silica and beryllium in some production areas, due to dust emissions, is identified as a health & safety risk.
All dust collection systems and extraction points are being reviewed and upgraded; must ensure that adequate SOPs, guidelines, and ambient air sampling procedures are in place for ongoing production. Dust collection improvements will be completed, when needed, according to testing results.

	17. Low feed density to tailings thickener leading to insufficient capacity of the equipment.	Implement a water management strategy in operation.
	18. Level of lithium in filtering water requiring additional filters due to increased wash cycle time	Investigate alternate water treatment upstream and downstream of filters.
General	19. A low unemployment rate in the region will increase the difficulty of recruiting qualified personnel; a loss of productivity may result.	NAL has put in place a hiring program to recruit experienced and qualified personnel. A human resources manager is leading the program with the help of an outside firm.

20.   The Abitibi-Temiscamingue region is impacted by low electrical power availability.  For the first phase of the NAL plant, Hydro-Québec (HQ) has an available block of power of 12 MVA for the plant (8.4 to 11.4 MW depending on plant’s power factor).  Beyond this value, a power increase request must be filed with HQ; this will be required for later phases of the Project.

Discussions with Hydro-Québec are ongoing to ensure that electrical requirements are met.  Given the low electrical power availability in the region, capacitor banks will be purchased in 2023 to improve the plant’s power factor.

North American Lithium DFS Technical Report Summary – Quebec, Canada
21.3	PROJECT OPPORTUNITIES

Over the years, the Project has undergone several operational and ownership changes and improvements have been made since the operation was placed in care and maintenance in 2014. The major opportunities that have been identified for the site are summarized in Table 21‑2 excluding those typical to all mining projects, such as changes in product prices, exchange rates, etc.

Table 21‑2 – Project opportunities

Area	Opportunity Explanation	Benefit
Geology and Resource Model	1. Significant resources within the pit-constrained and underground resources have been classified as inferred and has a chance of being upgraded to indicated.	Additional drilling is likely to upgrade inferred resources to indicated.

2.      The calculated open-pit cut-off grade is 0.15% Li2O whereas the mineral resource estimate cut-off grade is 0.60%.  Metallurgists requested the cut-off grade to be 0.60% at a minimum due to metallurgical constraints,
Additional discussions with Metallurgists and mine site geologists and engineers could potentially identify additional materials to be included in a future mineral resource estimate update.
	3. The interpretation of pegmatitic dykes rests on a limited number of intercepts in some areas. These areas were classified as inferred resources.	Infill drilling should be completed to convert inferred resources to indicated in those zones.
	4. The deposit is open in both NW and SE directions as well as at depth. Additional drilling is warranted to explore the full extent of the mineralization.	Additional drilling might add mineral resources.
Open Pit Mining and Reserves	5. The current LOM plan could be further improved with a grade optimization and ore stockpiling strategy, especially with the feed portion coming from Authier.	This strategy will help to optimize the stripping ratio versus ore feed grades.

6.      Based on current modelling efforts, some dykes are too small or narrow to be mined selectively and will be sent directly to waste due to their potential high dilution.  There is an opportunity of including these deposits in the actual mining plan by executing offline sorting.
Higher project revenues due to an increase of available mineral resources.

7.      Steeper slope angles may be feasible by optimizing designs based on the documented geological conditions and performance achieved in the field.  Excellent field performance may warrant increasing the design bench face angle (BFA).
Map the mining faces and keep a log of rock mechanics considerations to validate if steeper angles could be achievable in specific geotechnical sectors.
Concentrator	8. Optimize iron to lithia ratio and limit fluctuation in the ROM to ensure stable operation and allow process optimization.	Increase overall concentrator recovery which would help increase overall project revenues
	9. Investigate alternative tailings treatment strategies (Coarse and fine tailings separately) and technologies (other dewatering systems) to identify the optimum and cost-effective solution.	Reduction in CAPEX and potential savings in OPEX. Increase plant flexibility for operation and maintenance.
Water Management	10. There is an opportunity to combine the existing process plant water treatment area and the proposed site water treatment facilities together.	Simplified and improved operational flexibility. Potential reductions in OPEX/CAPEX.

11.   There is an opportunity to delay the implementation of WRP-3 by as much as 5 years by using the produced waste rock for site construction activities and for construction of the tailings facility retention berms as soon as permits are obtained for those infrastructures.
Delay the construction of BO-12 and associated ditches.
	12. A distance of less than ten kilometers would be necessary to connect the plant operations to an existing rail infrastructure. Feasibility of this option should be further analyzed.	Lower operational costs due to a potential decrease of transport costs.

North American Lithium DFS Technical Report Summary – Quebec, Canada
22.	INTERPRETATION AND CONCLUSIONS

22.1	PROJECT SUMMARY

The original Definitive Feasibility Study (DFS) Report was prepared and compiled by BBA under the supervision of the authors at the request of Sayona Quebec.  This Technical Report Summary provides a summary of the results and findings from each major area of investigation of the DFS to a level that is equivalent and normally expected for a DFS of a resource development project.  Standard industry practices, equipment and process were used within this study.

This Report includes an updated mineral reserve estimate effective as of June 30 2024, which has been calculated via depletion methods from the previous estimate completed in December 2023.

22.1.1	Key Outcomes

Working with key strategic partners and consultants, Sayona Quebec has planned a number of improvements and changes to the Project since it was put on care and maintenance in 2019.  The authors note the following interpretations and conclusions in their respective areas of expertise, based on the review of data available for this Report.

22.2	GEOLOGY AND RESOURCES

22.2.1	Geology

•	The geology and geochemistry of LCT pegmatites is well understood.

•	The geology units on the project are well understood, including the various types of pegmatite dykes.

•	Over 49 spodumene-bearing pegmatite dykes have been identified on the Project.

•
Sayona Quebec conducted a diamond drilling program between April and November 2023 and another program is underway in 2024.  Results from this program are still pending and where not incorporated in this Report. In addition, Sayona Quebec conducted a resampling program in 2022 to improve the geological model, Li2O and Fe grade distribution plus density.

•	Drilling completed on the project by previous operators followed industry best practices.

North American Lithium DFS Technical Report Summary – Quebec, Canada
22.3	MINING AND RESERVES

22.3.1	Reserves

•	The open pit constrained mineral resources estimate excluding reserves, effective as of June 30, 2024, using a cut-off grade of 0.60% Li2O, is reported as:

o	Measured resources of 0.7Mt at 1.00% Li2O,

o	Indicated resources of 6.5Mt at 1.15% Li2O, and

o	Inferred resources of 22Mt at 1.20% Li2O.

•	Additionally, underground mineral resources using a cut-off grade of 0.80% Li2O of 11 Mt at 1.30% Li2O (100% inferred) is also reported.

•
The geological model that underpins the NAL mineral resource estimate was significantly improved since the previous model (McCracken et al, 2022) to reflect the host rock lithologies and the thickness, orientation, as well as lateral and down-dip continuity of the pegmatite dyke swarm.  The enhancements were made possible by the integration of new sampling data, a detailed review of relationships between pegmatites and diluting host rock, and through discussions with internal and external experts.  The model accuracy was also validated against historical mining voids, past production average grades and trends observed in historical grade control data.  The previous geological model, prepared for the NAL Pre-Feasibility Study, used a more generalized approach, modelling “corridors containing pegmatites” rather than pegmatitic dykes, with consideration for up to 20% internal waste.  These corridors are understood to encompass multiple stacked, and/or cross-cutting dykes, intermingled with high-Fe country-rock, devoid of spodumene.  The updated interpretation better reflects the QP’s understanding of the local variation of the dyke swarm.  Internal dilution now represents less than 3% of the mineral resource estimate.  The model refinement for the NAL deposit enabled a more precise segregation between the spodumene-bearing pegmatites, and the high-Fe waste rock.  This, in turn, has the combined effect of reducing the overall in-pit resource tonnage of measured and indicated tonnes (-54%), with a corresponding increase in Li2O grade (+22%).  Importantly, the increased accuracy of model permits greater mining selectivity to be applied, thereby reducing the quantity of waste, and improving metal recovery at the plant.

22.3.2	Mining

•	Mineral reserves, as at June 30th 2024, have been estimated at:

o	Proven reserves of 0.2mt at 1.04% Li2O,

o	Probable reserves of 19.6mt at 1.08% Li2O,

o	Total reserves (proven + probable) of 19.7mt at 1.08% Li2O.

•	A detailed mine plan that provides sufficient ore to support an annual feed rate of approximately 1.1mt at the crusher coming from NAL and 530kt from Authier has been developed.

North American Lithium DFS Technical Report Summary – Quebec, Canada
•	The detailed mine plan includes pit phasing and a dilution model which ensures that potential ROM ore feed respects final product specifications.

•	Development of a life of mine (LOM) plan that results in a positive cash flow for the Project, which permits conversion of resources to reserves.

22.4	METALLURGY AND PROCESSING

North American Lithium restarted in Q1-2023 concentrator operations, which had been on care and maintenance. The concentrator plant will first process ore form the NAL deposit and then, when the Authier Lithium mine comes into operation in 2025, a blend of ore from both deposits will be processed.  The LOM average spodumene concentrate grade is 5.74% Li2O with a 67.4% lithium recovery.

Several upgrades were made to the crushing circuit and concentrator to achieve nameplate capacity and the targeted metallurgical performance.  Those modifications are presented in Table 22‑1.

Table 22‑1 – Major plant upgrades

Major Upgrades	Results
Modifications to the dump pocket and installation of an apron feeder ahead of the primary crusher.	To ensure a stable feed to the primary crusher and to avoid blockage, which frequently occurred in previous operation.
Addition of an optical sorter in parallel to the existing secondary sorter.	Optical sorting is critical to remove waste from the pegmatite ore. In addition to meeting capacity requirements, the addition of a third sorter should allow for higher separation efficiency.
Installation of two additional stack sizer screens.
Testwork showed metallurgical performance is strongly sensitive to grind size.  Historical data showed low rod mill power draws and screen overloading, resulting in high bypass of fines to the ball mill, which leads to a reduction in grinding rates.  The addition of the two new screens will provide better separation.

Addition of a low-intensity magnetic separator (LIMS) prior to wet high-intensity magnetic separation (WHIMS). There was no LIMS in the previous flowsheet.	The LIMS removes grinding media chips to protect the downstream WHIMS.
Addition of a second WHIMS in series with the existing unit prior to flotation.	Magnetic separation is a critical step in the process to reject iron-bearing silicate minerals. A second WHIMS will allow for higher removal of iron-bearing minerals prior to flotation.
Upgrade of the existing high-density conditioning tank.	Improve conditioning, thus flotation efficiency.
Installation of a higher capacity spodumene concentrate filter.	Increased concentrate filtration capacity to meet throughput requirements.
Addition of a crushed ore storage dome	An increase in ore retention capacity with the crushed ore pile feeding the rod mill feed conveyor during periods of crushing circuit maintenance.

Based on the testwork and proposed flowsheet, the design Project metallurgical recoveries at 5.82% Li2O concentrate grade are as presented in Table 22‑2.

North American Lithium DFS Technical Report Summary – Quebec, Canada
 Table 22‑2 – Projected metallurgical recoveries

Lithium Recovery Data
Criterion	Unit	Value
Overall Crushing and Sorting Lithium Recovery (A)%		96.5
Ore Sorting Waste Rejection	%	50.0
Desliming and WHIMS Lithium Recovery (B)%		88.5
Flotation Lithium Recovery (C)%		77.6
Overall Lithium Recovery (Concentrator) (AxBxC)%		66.3

22.5	INFRASTRUCTURE AND WATER MANAGEMENT

•
The tailings and water management are based on a strategy of placing conventional spodumene tailings in Tailings Storage Facility 1 (TSF-1) until 2030.  The plan is then to convert to a dry stack facility to the West of TSF1 (TSF-2).  The TSF-2 site still needs to be permitted.  It will be built as a co-deposition facility whereby compacted tailings are confined within a waste rock confinement berm.

•	Water management focused on water diversion, where possible. Water management infrastructure will be phased in as required.

22.6	MARKET STUDIES

For the purpose of this Project and financial modelling, sales up to and including 2026 are based on the greater of 113 kt of spodumene concentrate or 50% of spodumene concentrate sales at the Piedmont Lithium contract price and the remaining concentrate sales at BMI Q4 2022 spodumene market prices.  From 2027 onwards, the entire concentrate sales are settled at BMI Q4 2022 spodumene market prices.

For the contracted volume to Piedmont Lithium Inc, a price of $810 USD/t (from the reference of $900 USD/t @ 6.0% Li2O to adjusted value of $810 USD/t assuming 5.4% Li2O and applied 10% price discount from $900 USD/T for lower grade) assumed up to and including 2026, while the remainder of the concentrate production uses market prices.  From 2027 and beyond, Sayona Quebe is reverting back to market prices for the entire production as it seeks to pursue a lithium transformation project on-site, leveraging prior investments, in line with its commitments with the Government of Québec related to its acquisition of NAL.

North American Lithium DFS Technical Report Summary – Quebec, Canada
22.7	PROJECT COSTS AND FINANCIAL EVALUATION

22.7.1	Capital Costs

The total capital expenditure (CAPEX) proposed for the project is estimated at $363.5M CAD, inclusive of owners’ costs, indirect costs and contingencies.  The present costs estimate pertaining to this study qualifies as Class 3 –feasibility study estimate, as per AACE recommended practice R.P.47R-11.  The accuracy of this CAPEX estimate has been assessed at ±20%.

The CAPEX estimate includes all the direct and indirect project costs, complete with the associated contingency.  The estimating methods include quotations from vendors and suppliers specifically sought for this project, approximate quantities and unit rates sourced from quotations and historic projects and allowances based on past projects.  A summary of the capital expenditure distribution is shown in Table 22‑3 below, in Canadian dollars.

Table 22‑3 – NAL CAPEX Summary

Cost Item	Capital Expenditures ($M)
Mining Equipment	105.6
Dry Stack Mobile Equipment	19.6
Pre-Approved Projects	26.9
Tailings Filtration Plant and access Roads	80.6
Various Civil Infrastructures	37.6
Tailings Storage Facilities	53.4
Truck Shop Expansion	4.9
Reclamation & Closure	34.9
Total CAPEX	363.5

North American Lithium DFS Technical Report Summary – Quebec, Canada
22.7.2	Operating Costs

Table 22‑4 and Table 22‑5 are in Canadian dollars.

Table 22‑4 – Operating cost summary by area

Cost Area	LOM (M CAD)	CAD/t Ore	USD/t Ore
Mining	955.73	44.25	33.19
Mineral processing	828.54	38.36	28.77
Water treatment	8.68	0.40	0.30
Tailings management	78.79	3.65	2.74
General and administrative (G&A)	394.65	18.27	13.70
Reclamation bond insurance payment	5.53	0.26	0.19
Total operating costs	2,271.92	105.19	78.90
Ore Transport and Logistics Costs	135.33	6.27	4.70
Total on-site and off-site costs	2,407.25	111.46	83.60
Authier Lithium Ore Purchase	1,114.88	51.62	38.72
Reclamation and closure costs	34.91	1.62	1.21
Total Operating and Other Costs	3,557.04	164.70	123.52

Table 22‑5 – NAL operation including Authier ore supply - financial analysis summary

Item	Unit	Value (US$)	Value (C$)
Mine life	year	20
Strip Ratio	waste t: ore t	8.3
Total NAL Mined Tonnage	Mt	201
Total Crusher Feed Tonnage, including Authier	Mt	31
Total Crusher Feed Grade, including Authier	%	1.04
Revenue
Average Concentrate Selling Price	$/t conc.	1,352	1,803
Exchange Rate	C$:US$	0.75
Selling Cost
Product Transport and Logistic Costs	$/t conc.	26	34
Project Costs
Open Pit Mining	$/t conc.	189	252
Mineral Processing	$/t conc.	164	218
Water Treatment, Management and Tailings	$/t conc.	2	2
General and Administration (G&A)	$/t conc.	78	104
Authier Ore Purchase	$/t conc.	220	293
Project Economics
Gross Revenue	$M	5,114	6,818
Authier Ore Purchased Cost	$M	834	1,114
Total Selling Cost Estimate	$M	98	130
Total Operating Cost Estimate	$M	1,701	2,268
Total Sustaining Capital Cost	$M	281	375
Undiscounted Pre‐Tax Cash Flow	$M	2,225	2,966
Discount Rate	%	8	8
Pre‐tax NPV @ 8%	$M	1,500	2,001

North American Lithium DFS Technical Report Summary – Quebec, Canada
Item	Unit	Value (US$)	Value (C$)
Pre‐tax Internal Rate of Return (IRR)%		4,701	4,701
After‐tax NPV @ 8%	$M	1,026	1,367
After‐tax IRR	%	2,545	2,545
Cash Cost, including Authier ore purchase	$/t conc.	691	817
All‐In Sustaining Costs, excluding Authier	$/t conc.	740	987

22.7.3	Project Economics

Table 22‑5 provides a summary of the financial analysis, which demonstrates that the NAL project is economically viable.

Key outcomes of the North American Lithium Definitive Feasibility Study include an estimated pre‐tax NPV of $2,001 million (8% discount rate) and a pre‐tax IRR of 4,701%.  Life of mine is now 20 years, based on an estimated proven and probable mineral reserves of 21.7 Mt @ 1.08% Li2O (proven reserve 0.7 Mt @ 1.24% Li2O and probable reserve 21.0 Mt @ 1.08% Li2O) for NAL and the inclusion of the Authier Lithium Project’s proven and probable mineral reserves.

Note: All-In Sustaining Costs = Cash Costs + Sustaining Capital + Exploration expenses + G & A expenses.

Summary of the main assumptions:

•	The economic analysis has been done on a Project basis and does not take into consideration the timing of capital outlays that have been completed prior to the date of this Report.

•
The financial analysis was based on the mineral reserves presented in Chapter 12, the mine and process plan and assumptions detailed in Chapters 13 and 14, the marketing assumptions in Chapter 16, the capital and operating costs estimated in Chapter 18 and by taking into consideration key Project milestones as detailed in Chapter 21.

•	The analysis was performed based on fiscal years (FYs) as opposed to calendar years, unless specified otherwise. The fiscal year begins on July 1st and end on June 30th.

•	Commercial production of spodumene concentrate is scheduled to begin in the second quarter (Q2) of 2023 model Year 1.

•
Exchange rates: An exchange rate of $0.75 USD per $1.00 CAD was used to convert the USD market price projections into Canadian currency.  The sensitivity of the base case financial results to variations in the exchange rate was examined.  Those cost components, which include U.S. content originally converted to Canadian currency using the base case exchange rate, were adjusted accordingly.

•	Discount rate: A discount rate of 8% has been applied for the NPV calculation.

•
The long-term prices of spodumene concentrate were estimated based on market studies, discussions with experts, recent lithium price forecasts (Chapter 16) and Piedmont contract prices.  Revenue up to fiscal year 2026 is based on 50% of the concentrate sales at average

North American Lithium DFS Technical Report Summary – Quebec, Canada
benchmarked spodumene market prices and the remaining 50% of concentrate sales to the Piedmont Lithium contract price.

•	Selling costs are the transport and logistics costs of the concentrate to the Quebec City port facility.

•	The products are sold in batches of 30 kt. The 30-kt shipment intervals were used for Sayona Quebec to accumulate sufficient inventory to achieve a full boatload for shipping cost efficiency.

•	Class specific capital cost allowance rates are used for the purpose of determining the allowable taxable income.

•	The financial analysis was performed on proven and probable mineral reserves as outlined in this Report.

•	Tonnes of concentrate are presented as dry tonnes.

•	Discounting starts on January 1, 2023.

•	Authier ore is purchased at $120 CAD/t.

•	All costs and sales are presented in constant Q1-2023 CAD, with no inflation or escalation factors considered.

•	All related payments and disbursements incurred prior to the end of Q2-2023 are considered as sunk costs.

•	Royalties: North American Lithium is not subject to royalty payments.

•	The accuracy of this CAPEX estimate has been assessed at ±20%.

North American Lithium DFS Technical Report Summary – Quebec, Canada
23.	RECOMMENDATIONS

23.1	PROJECT SUMMARY

This Report provides a summary of the results and findings from each major area of investigation to a level that is equivalent and normally expected for a Definitive Feasibility Study of a resource development project.  Standard industry practices, equipment and process were used within this study.

23.2	GEOLOGY AND RESOURCES

The following activities were recommended in the DFS to improve geology and mineral resource estimates.

•	Additional drilling is suggested:

o	Approximately 16,250m to potentially convert material currently classified as inferred resources in the resource pit shell to the indicated category.

o	Approximately 17,500m to explore lateral plausible extensions NW and SE of the current deposit.

•	Shoulder samples and internal samples of waste (granodiorite and volcanics) should be collected and assayed on all future drill programs.

•	Continue to collect bulk density measurements in all rock types, particularly the volcanics and granodiorites.

•	Surface mapping of the pegmatite dykes, particularly in the volcanics, will improve the understanding of the dyke geometry.

•	Where possible, channel samples across the pegmatites in the volcanics should be collected and assayed to support the near surface grade estimation.

•	A thorough grade control program must be implemented and applied during future mine operation.

Sayona carried out a surface drilling campaign on the NAL property during 2023 with a total of 172 holes drilled, totaling over 45,500 meters. The objective of the drilling campaign was to increase the mineral resources on the entire NAL property and more particularly to convert the inferred mineral resources into indicated mineral resources. The results of this campaign have not been incorporated into the resources model as of the effective date of this report.

Sayona's objective is to continue exploration on the entire NAL property with the aim of increasing the mineral resources and reserves.

North American Lithium DFS Technical Report Summary – Quebec, Canada
23.3	MINING AND RESERVES

Conducting the following geotechnical work in the next stage of the Project was recommended as part of the DFS (and are currently ongoing by WSP-Golder):

•
Preparation of a drawing containing the geology draped on the planned pit walls, using the updated pit shell with the angles presented in this Report, to better define the rock mass that will likely be exposed on the walls.

•	Continue updating the limits of the design sectors and define the application of the proposed rock slopes for the updated pit shell.

•	Start to develop a 3D structural model containing the interpretation of the fault intervals from the geotechnical and exploration holes, as well as the mineralized pegmatite dykes.

•	Update the engineering geology model as additional data becomes available prior to mining.

•	Carry out additional direct shear tests on the identified major discontinuity sets, particularly those labelled G_CO1 or M_CO1.

•	Continue to read the installed vibrating wire piezometers to obtain the seasonal variation of groundwater elevations.

•	Installation of additional piezometers may be required for this monitoring to supplement the data from the three units installed during the 2010 geotechnical investigation.

•
Carry out test works and analysis to confirm the actual in-place density of the waste material once deposited on the waste rock piles.  This is to ensure the planned waste rock areas have sufficient capacity.

As mining continues, the risks associated with the uncertainties related to geological structures should be managed by a program of ongoing geotechnical documentation and monitoring, including:

•	Pit documentation during pit development, including geotechnical wall mapping of the exposed rock faces.

•	Slope monitoring, including:

o	Visual inspection.

o	Surface displacement monitoring.

o	Subsurface displacement monitoring.

o	Water-level monitoring and monitoring of piezometric pressures in the NW, N and NE sectors, due to Lac Lortie, settling pond and former tailings basin.

o	Blasting-related monitoring.

Other recommendations as mining continues include:

•	Further optimize the mine plan and detail the mining sequence to mine efficiently around old underground workings.

•	Optimize the crusher feed and adjust mine planning sequence accordingly to maximize the average grade feed with ROM feed coming from Authier and to minimize the iron content in the

North American Lithium DFS Technical Report Summary – Quebec, Canada
feed. Validations with the Processing team on the timeframe within which the feed grade must be constant.

•	Detail the waste deposition sequence to various waste rock piles as well as for site infrastructure construction requirements (site roads, haul roads, pads, and tailings storage facilities).

23.4	METALLURGY AND PROCESSING

Testwork on blended composite and variability samples has shown that metallurgical performance is strongly influenced by grind size, host rock type, and lithia and iron grades in the run-of-mine ore.  For this reason, attention should be made to manage ROM feed grade fluctuations to allow stable operation of the process plant.

The following should be considered:

•	Further metallurgical testwork are recommended such as:

o
Assessment of the impact of dilution and head grade on metallurgical performance.  More detailed variability (Authier and NAL ore) testwork should be performed to produce a recovery model based on feed characteristics.

o	Mineralogy and liberation analysis should be completed around the flotation circuit to investigate potential optimization opportunities.

•
Testwork showed metallurgical performance is strongly sensitive to grind size.  High attention should be given to the operation of crushing and grinding circuits to ensure optimal grind size is achieved.

•
The mine plan showed variability in iron content of the ROM material.  An operational strategy should be developed for ore sorter and WHIMS operation to minimize lithium losses while attaining the desired concentrate quality.

•	Continue filtration testing to confirm the design of the tailings filtration plant. Optimize the filter plant layout based on the selected technology.

23.5	INFRASTRUCTURE

•
It is recommended that the current water treatment system (reverse-osmosis) be evaluated as to its capacity and efficiency of the current water treatment system for use over the larger footprint of the new project.

•
The entrance to the site should be upgraded to allow for a larger turn radius for the vehicles transporting the ore and concentrate.  There will be a considerable increased amount of traffic at this entrance.  Additionally, it is recommended that the existing public gravel road should be upgraded and paved to support the added traffic.

North American Lithium DFS Technical Report Summary – Quebec, Canada
•
Geotechnical investigations should continue and be completed in all proposed infrastructure areas to validate geotechnical assumptions taken during this study.  This will also support detailed engineering.

23.6	ENVIRONMENTAL AND SOCIAL RECOMMENDATIONS

•	It is recommended that geotechnical investigations continue in the area of the waste rock pile no. 2 extension (WRP-2) in support of detailed engineering.

•	At least 3 samples of the hydromet tailings should be tested to determine the optimal degree for compaction and required moisture content (Proctor tests).

•	Samples of hydromet tailings (liquid portion and solid portion) should be subjected to a comprehensive environmental geochemical characterization program.

•	The geochemical characterization of the spodumene tailings should be further explored.

•	Progressive restoration of waste pile #2 should be started soon.

•
Potential areas for waste storage closer to the open-pit location should be reassessed according to environmental constraints since a shorter haul distance for waste and overburden would have a positive impact on costs and greenhouse gas (GHG) emissions.

•	It is recommended to carry out more geochemical characterizations of the tailings generated from the milling of NAL ore plus NAL/Authier ore for spodumene concentrate production only.

•
It would be relevant to carry out a comprehensive environmental characterization of the existing tailings storage facility (TSF-1) in order to develop optimized concepts for its reclamation.  Special attention must be given to the requirements for treatment of contaminated waters still present at the end of operation of the TSF-1.

•
A global water balance must be developed for the entire site, including the new tailings storage facility (TSF-2).  In order to optimize the water management, special attention must be given to the source of waters used for processing (mine water, water from existing TSF and/or from future TSF).

•
It would be relevant to begin revegetation tests on waste rock pile no. 2 (WRP-2) in order to confirm the feasibility of the concept presented in the closure plan for the restoration of waste rock piles.

23.7	PROJECT COSTS AND FINANCIAL EVALUATION

Several items mentioned in the previous chapters will reduce costs and improve the financial position of the deposit. Examples of these items include finding waste storage locations closer to the pit and optimizing the grind size.

North American Lithium DFS Technical Report Summary – Quebec, Canada
24.	REFERENCES

This report was based primarily on the “North American Lithium DFS Technical Report Summary” with an effective date of December 31, 2023. The references provided in that report are itemized in the following chapters.

24.1	GENERAL PROJECT

Agence Canadienne d’Évaluation Environnementale. 2018. Projet de mine de spodumène North American Lithium. Rapport d’étude approfondie. 107 p.

BBA, 2023. Leblanc, I, Piciacchia, L, Quinn, J., Dupéré, M. Updated Definitive Feasibility Study Report for the Authier Lithium Project prepared for Sayona Mining Limited, dated April 14, 2023.

Benchmark Minerals, 2022, Lithium Forecast | Q1 2022 | Benchmark Mineral Intelligence.

Canada Lithium Corp., 2012, Feasibility Study Update – NI 43-101 Technical Report, Québec Lithium Project, La Corne Township, Québec, October, 2012.

Canadian Dam Association, 2013, Application of Dam Safety Guidelines to Mining Dams.

Canadian Dam Association, 2014, Application of Dam Safety Guidelines to Mining Dams.

Environment Canada, 2016, Guidelines for the Assessment of Alternatives for Mine Waste Disposal.

Golder Associates. 2012. Caractérisation géochimique d’échantillons de stériles miniers du projet Québec Lithium. Québec Lithium inc. 9 p. + appendices.

Golder Associates. 2012. Caractérisation géochimique d’échantillons de résidu combiné du projet Québec Lithium. 13 p. + appendices.

Golder, 2017b, Niveau Maximum d’Opération du Parc à Résidus #1 – Phase 1B+.

Hawley, M., Cunning, J., 2017, Guidelines for Mine Waste Dump and Stockpile Design, CRC Press/Balkema.

Kramer, S.L., 1996, Geotechnical Earthquake Engineering, Prentice Hall Inc., Englewood Cliffs, NJ.

Ministère de l’Énergie et des Ressources Naturelles, Direction de la restauration des sites miniers, 2016, Guide de préparation du plan de réaménagement et de restauration des sites miniers au Québec.

Ministère du Développement durable, de l’Environnement et des Parcs, 2012, Directive 019 sur l’industrie minière.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Ministère des Ressources Naturelles, Direction de la restauration des sites miniers, 2014, Approbation de la mise à jour du plan de restauration du site minier Québec Lithium.

SNC, 1974. Surveyer, Nenniger and Chênevert Inc (SNC). Report of Lithium Property, Barraute, Quebec for Sullivan Mining Group, Montreal, Quebec. 63 pp.

URSTM. 2015. Essais cinétiques sur quatre lithologies du projet Québec Lithium. 54 p.

Wood Mackenzie, 2022, Global lithium strategic planning outlook – Q1 2022.

24.2	GEOLOGY AND RESOURCES

Asselin, R., Chief Geologist, 2016, Final – Procédures Forages de Surface 2016, Internal North American Lithium report (in French).

Blanchet, D., Hardie, C., Lavery, M.E., Lemieux, M., Nussipakynova, D., Shannon, J.M., Woodhouse, P., 2011, Feasibility Study Update, NI 43-101 Technical Report, Québec Lithium Project, La Corne Township, Québec, Prepared for Canada Lithium Corp., (pp.164).

Breaks, F.W. and Tindle, A.G,1997, Rare-Metal Exploration Potential of the Separation Lake Area: An Emerging Target for Bikita-Type Mineralization in Superior Province, Northwestern Ontario, Ministry of Energy, Northern Development and Mines Publication OFR5966.

Carrier, A., Kerr-Gilespis, F., 2016, Note technique préliminaire de diligence raisonnable sur la campagne de forage de surface et d’échantillonnage, InnovExplo due diligence report, 10 p. (in French).

Černý, P., 1991, Rare Element Granitic Pegmatites. Part I: Anatomy and Internal Evolution of Pegmatite Deposits, Geoscience Canada, v.18, (pp. 46-67).

Corfu, F.,1993, The evolution of the southern Abitibi greenstone belt in light of precise U-Pb geochronology, Economic Geology (1993) 88 (6): 1323–1340.

Dawson, K.R., 1966, A Comprehensive Study of the Preissac-La Corne Batholith, Abitibi Country, Québec, Geological Survey of Canada, Bulletin 142.

Derry, D.R., 1950, Lithium-bearing Pegmatites in Northern Québec, Economic Geology, v. 45(2), (pp. 95-104).

Feng, R. and Kerrich, R., 1991, Single zircon age constraints on the tectonic juxtaposition of the Archean Abitibi greenstone belt and Pontiac Subprovince, Québec, Canada, Geochimica et Cosmochimica Acta, volume 55 Issue 11.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Gariépy, C. and Allègre, C., 1985, The lead isotope geochemistry and geochronology of late-kinematic intrusives from the Abitibi greenstone belt, and the implications for late Archaean crustal evolution,  Geochimica et Cosmochimica Acta, volume 49 Issue 11.

Hardie, C., Live, P., Palumbo, E., 2016, Technical Report 43-101 on the Pre-Feasibility Study for the Québec Lithium Project, Prepared for Canada Lithium Corp., (pp. 135).

Hardie, C., Stone, M., Lavery M.E., Lemieux, M., Blanchet, D., Woodhouse, P., January 2011, Technical Report NI 43-101 on the Feasibility Study for the Québec Lithium Project, La Corne Township, Québec, Prepared for Canada Lithium Corp., (pp. 146).

Karpoff, B.S., 1955, Pegmatitic Lithium Deposit of the Québec Lithium Corporation, Internal Report of Québec Lithium Corporation.

Karpoff, B.S., 1993, Évaluation Technique de la Propriété Minière Québec Lithium, Internal Report for Cambior Inc. (in French).

Lavery, M.E., Stone, M., November 2010, Technical Report, Québec Lithium Property, La Corne Township, Québec, Prepared for Canada Lithium Corp., (pp. 146).

London, D. 2008, Pegmatites, The Canadian Mineralogist Special Publication 10.

McCracken, T., et al., 2022, Prefeasibility Study Report for the North American Lithium Project, Québec Lithium Property, La Corne, Québec, Canada,  Prepared for Sayona Mining Limited.

Mulja, T., Williams-Jones, A.E., Wood, S.A., Boily, M., 1995, The Rare-Element enriched Monzogranite-Pegmatite-Quartz Vein System in the Preissac-La Corne Batholith, Québec, Geology and Mineralogy, Canadian Mineralogist, v. 33, (pp. 793-815).

Rowe, R.B., 1953, Pegmatitic Beryllium and Lithium Deposits, Preissac-La Corne region, Abitibi County, Québec, Geological Survey of Canada, Paper 53-3.

Selway, J.B., Breaks, F.W., Tindle, A.G., 2005, A Review of Rare-Element (Li-Cs-Ta) Pegmatite Exploration Techniques for the Superior Province, Canada, and Large Worldwide Tantalum Deposits, Exploration and Mining Geology (2005) 14 (1-4): 1–30.

Shannon, J.M., Nussipakynova, D., Pitman, C., 2011, Québec Lithium Property, La Corne Township, Québec, Technical Report for Canada Lithium Corp., Prepared by AMC Mining Consultants (Canada) Ltd., December 5, 2011, (pp. 115).

Steiger, R.H. and Wasserburg, G.J., 1969, Comparative U-Th-Pb systematics in 2.7 × 109yr plutons of different geologic histories, Geochimica et Cosmochimica Acta, Volume 33, Issue 10, Pages 1213-1232.

North American Lithium DFS Technical Report Summary – Quebec, Canada
Stone, M., Ilieva, T., April 2010, Independent Technical Report, Québec Lithium Property, La Corne Township, Québec, Prepared for Canada Lithium Corp. by Caracle Creek International Consulting Inc., (pp. 227).

Stone, M., Selway, J., December 2009, Independent Technical Report, Québec Lithium Property, La Corne Township, Québec, Prepared for Canada Lithium Corp. by Caracle Creek International Consulting Inc., (pp. 132, plus appendices).

Tremblay, L.P., 1950, Fiedmont Map Area, Abitibi County, Québec, Geological Survey of Canada, Memoir 253.

24.3	MINING

Castro, L., El Madani, F., 2010, Feasibility Pit Slope Design – Québec Lithium Open Pit Project - report no. 10-1221-0017-3000-Rev0.

Poniewierski, J., 2017, Pseudoflow Explained - A discussion of Deswik Pseudoflow Pit Optimization in comparison to Whittle LG Pit Optimization, (pp. 4).

Golder Associés Ltée, 2010, Investigation hydrogéologique - Exploitation à ciel ouvert, Québec Lithium - Secteur du Lac Lortie.

Golder Associés Ltée, 2017, Investigation hydrogéologique - Exploitation à ciel ouvert, Québec Lithium - Secteur du Lac Lortie.

Golder Associés Ltée, 2018, Memorandum Technique, TMF Chapter for NI-43101 Update – June 17

Golder Associés Ltée, 2022, Avis Technique – Critères de Conception pour l’Enveloppe de Fosse de Niveau Pré-faisabilité – Site Minier Lithium Amérique du Nord, La Corne, Québec.

WSP Golder, November 2022, Étude hydrogéologique du secteur de la fosse au site minier de Lithium Amérique du Nord, La Corne, Québec

WSP Golder, 2 december 2022, Mise à jour de l’évaluation des piliers de surface de la mine Lithium Amérique du Nord

WSP Golder, february 23, 2023, Revue sommaire de l’enveloppe de fosse du 21 février 2023

WSP Golder, 2023, Memorandum Technique, Préliminaire - Recommandations pour les angles de pentes pour l’étude de faisabilité de la réouverture de la fosse Lithium Amérique du Nord - Lacorne, Québec, Canada

North American Lithium DFS Technical Report Summary – Quebec, Canada
24.4	MINERAL RESOURCES AND METALLURGY

North American Lithium, Rapport de Production (Internal document), June 2017 to March 2019.

Palumbo, E., Hardie, C., 2016, Technical Report on Laboratory Testwork and Operational Issues, Prepared for North American Lithium Inc. by BBA Inc. (Technical Report No. 5939017-000000-49-ERA-0002, Rev 00, December 12, 2016), (pp. 112).

Primero, 2022, North American Lithium Mine - Concentrate Belt Filter Upgrade Study - 24003-REP-PR-001 Rev. C, February 8th, 2022.

SGS Canada Inc., 2010, A Pilot Plant Investigation into the Flotation Recovery of Lithium, Québec Lithium Project, Final Report prepared for Canada Lithium Corp., October 25, 2010.

SGS Canada Inc., 2019, 15818-004A Flot Test NAL-Sayona.

SGS Canada Inc., 2021, 15818-05A Flot Test-Nov. 18.

SGS Canada Inc., 2022, 15818-05A/MI4537-NOV21, Semi-Quantitative X-Ray Diffraction.

SGS Canada Inc., 2022, 15818-05A Flot Test-March 13.

SGS Canada Inc., 2023, 15818-05A Flot Testwork-March 05

Woodhouse, P. et al., 2011, Updated Feasibility Study for the Quebec Lithium Project – Process Section, Prepared for Canada Lithium Corp. by Technology Management Group, (pp. 66).

North American Lithium DFS Technical Report Summary – Quebec, Canada
25.	RELIANCE ON INFORMATION SUPPLIED BY REGISTRANT

25.1	GENERAL

The authors of the original Definitive Feasibility Study (DFS), which the previous TRS was based on, relied upon information provided by experts who were not authors of the Report.  The authors of the various sections of the Report believe that it is reasonable to rely upon these experts, based on the assertion that the experts have the necessary education, professional designation, and related experience on matters relevant to the technical report.

The authors have assumed, and relied on the fact, that all the information and existing technical documents listed in Chapter 24 (References) of this Report are accurate and complete in all material aspects.  While the authors reviewed all the available information presented, we cannot guarantee its accuracy and completeness.  The authors reserve the right, but will not be obligated, to revise the Report and conclusions, if additional information becomes known subsequent to the date of this Report.

The statements and opinions expressed in this document are given in good faith and in the belief that such statements and opinions are neither false, nor misleading at the date of this Report.  A draft copy of the Report has been reviewed for factual errors by Sayona Quebec.  Any changes made because of these reviews did not involve any alteration to the conclusions made.

25.2	MINERAL CLAIMS AND SURFACE RIGHTS

The authors have not independently reviewed ownership of the Project area and any underlying property agreements, mineral claims, surface rights or royalties.  The authors have fully relied upon, and disclaimed responsibility for, information derived from Sayona Quebec.  Refer to Chapter 3 (Property Description and Location) for further information on property ownership and agreements.